UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☒	Filed by a party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12
TABULA RASA HEALTHCARE, INC.
(Name of Registrant as Specified In Its Charter)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required
☐	Fee paid previously with preliminary materials.
☒	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

PRELIMINARY PROXY STATEMENT SUBJECT TO COMPLETION, DATED SEPTEMBER 18, 2023

Tabula Rasa HealthCare, Inc.
228 Strawbridge Drive, Suite 100
Moorestown, NJ 08057

[  ], 2023
Dear Stockholders:
You are cordially invited to attend a special meeting of stockholders (such meeting, including any adjournment or postponement thereof, the “special meeting”) of Tabula Rasa HealthCare, Inc., a Delaware corporation (the “Company”, “we”, “us” or “our”), to be held on [  ], 2023 at [  ], Eastern Time (unless the special meeting is adjourned or postponed). The special meeting will be completely virtual. You will be able to virtually attend and vote at the special meeting by visiting www.virtualshareholdermeeting.com/TRHC2023SM and using the 16-digit control number included in the proxy materials. For purposes of attendance at the special meeting, all references in the enclosed proxy statement to “present” shall mean virtually present or represented by proxy at the special meeting.
As previously announced, on August 5, 2023, the Company entered into an Agreement and Plan of Merger (the “merger agreement”) with Locke Buyer, LLC, a Delaware limited liability company (“Parent”) and an affiliate of Nautic Partners, LLC (“Nautic”), and Locke Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), providing for, subject to the satisfaction or waiver (to the extent permitted by law) of specified conditions, the acquisition of the Company by Parent at a price of $10.50, without interest, per share of common stock, par value $0.0001 per share (“Company common stock”), of the Company issued and outstanding. Subject to the terms and conditions of the merger agreement, Merger Sub will be merged with and into the Company (the “merger”), with the Company surviving the merger as a wholly-owned subsidiary of Parent (the “surviving corporation”). If the merger is consummated, you will be entitled to receive an amount in cash equal to $10.50, without interest and subject to any required withholding taxes, in exchange for each share of Company common stock you own at the effective time of the merger (unless you have properly and validly exercised and do not withdraw your appraisal rights under Section 262 of the General Corporation Law of the State of Delaware).
The board of directors of the Company (the “Board”) has reviewed and considered the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Board unanimously (i) determined and declared that it is advisable and fair to, and in the best interests of, the Company and the Company’s stockholders that the Company enter into the merger agreement and consummate the transactions contemplated by the merger agreement, including the merger, (ii) approved and declared advisable the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the merger, (iii) resolved to recommend that the Company’s stockholders vote to adopt the merger agreement and (iv) directed that the merger agreement be submitted to the Company’s stockholders entitled to vote for adoption.
At the special meeting, you will be asked to consider and vote on (i) a proposal to adopt the merger agreement (the “merger agreement proposal”), (ii) a proposal to approve, by advisory (non-binding) vote, the compensation that may be paid or become payable to the named executive officers of the Company in connection with the consummation of the merger (the “advisory compensation proposal”) and (iii) a proposal to approve any adjournment of the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to adopt the merger agreement (the “adjournment proposal”). The Board recommends you vote “FOR” the merger agreement proposal, “FOR” the advisory compensation proposal and “FOR” the adjournment proposal.
The proxy statement accompanying this letter provides you with more specific information concerning the special meeting, the merger agreement, the merger and the other transactions contemplated by the merger agreement. The proxy statement also describes the actions and determinations of the Board in connection with its evaluation of the merger agreement and the merger. We encourage you to carefully read the accompanying proxy statement and the copy of the merger agreement attached as Annex A thereto, as they contain important information about, among other things, the merger and how it affects you.

Your vote is important regardless of the number of shares of Company common stock that you own. We cannot complete the merger unless the merger agreement proposal is approved by the affirmative vote (in person or by proxy) of the holders of a majority of outstanding shares of Company common stock entitled to vote thereon at the special meeting. Whether or not you plan to attend the special meeting, we want to make sure your shares are represented at the meeting. Please follow the voting instructions provided on the enclosed proxy card to submit your vote.
After reading the accompanying proxy statement, please authorize a proxy to vote your shares of Company common stock by completing, dating, signing and returning your proxy card, grant your proxy electronically over the Internet or telephonically as described in the accompanying proxy statement or vote your shares by attending and voting at the special meeting. Instructions regarding the methods of authorizing your proxy are detailed in the section of the accompanying proxy statement entitled “The Special Meeting—Voting Procedures”. If you attend the special meeting and vote thereat, your vote will revoke any proxy that you have previously submitted. If you hold Company common stock through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your Company common stock. Your bank, broker or other nominee cannot vote on any of the proposals, including the merger agreement proposal, without your instructions. If you have any questions or need assistance voting, please contact our proxy solicitor:
Innisfree M&A Incorporated
501 Madison Avenue, 20th floor
New York, New York 10022
Shareholders may call toll-free: (888) 750-5835
Banks and brokers may call: (212) 750-5833
On behalf of the Board, thank you for your continued support.
By Order of the Board of Directors
Sincerely,

[ ]

MICHAEL PURCELL Independent Chairman of the Board of Directors

[  ], 2023
The merger has not been approved or disapproved by the Securities and Exchange Commission or any state securities commission. Neither the Securities and Exchange Commission nor any state securities commission has passed upon the merits or fairness of the merger or upon the adequacy or accuracy of the information contained in this document or the accompanying proxy statement. Any representation to the contrary is a criminal offense.
The accompanying proxy statement is dated [  ], 2023, and, together with the enclosed form of proxy card, is first being mailed to the Company’s stockholders on or about [  ], 2023.

Tabula Rasa HealthCare, Inc.
228 Strawbridge Drive, Suite 100
Moorestown, NJ 08057
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON [     ], 2023
Notice is hereby given that a special meeting of stockholders (such meeting, including any adjournment or postponement thereof, the “special meeting”) of Tabula Rasa HealthCare, Inc., a Delaware corporation (the “Company”, “we”, “us” or “our”), will be held on [     ], 2023 at [   ] Eastern Time (unless the special meeting is adjourned or postponed). The special meeting will be completely virtual. The Company’s stockholders will be able to virtually attend and vote at the special meeting by visiting www.virtualshareholdermeeting.com/TRHC2023SM and using the 16-digit control number included in the proxy materials. Whether or not you expect to virtually attend the Annual Meeting, please complete, date, sign, and return the proxy card, grant your proxy electronically over the Internet or telephonically as described in the accompanying proxy statement, or vote over the telephone or the Internet as instructed in these materials, as promptly as possible in order to ensure your representation at the special meeting. Even if you have voted by proxy, you may still vote if you virtually attend the special meeting. Please note, however, that if your shares are held of record by a broker, bank, or other nominee and you wish to vote online during the special meeting, you must obtain a 16-digit control number from such organization (typically found on their voting instruction form). For purposes of attendance at the special meeting, all references in the enclosed proxy statement to “present” shall mean virtually present or represented by proxy at the special meeting. The special meeting will be held for the following purposes:
Items of Business:
1. To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of August 5, 2023 (the “merger agreement”), by and among the Company, Locke Buyer, LLC, a Delaware limited liability company (“Parent”) and an affiliate of Nautic Partners, LLC (“Nautic”), and Locke Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), pursuant to which and subject to the terms and conditions thereof, Merger Sub will be merged with and into the Company (the “merger”), with the Company surviving the merger as a wholly-owned subsidiary of Parent (the “surviving corporation”). We refer to this proposal as the “merger agreement proposal”.

2. To consider and vote on a proposal to approve, by advisory (non-binding) vote, the compensation that may be paid or become payable to our named executive officers in connection with the consummation of the merger, which proposal we refer to as the “advisory compensation proposal”.

3. To consider and vote on a proposal to approve any adjournment of the special meeting for the purpose of soliciting additional proxies if there are insufficient votes at the special meeting to adopt the merger agreement, which proposal we refer to as the “adjournment proposal”.

Record Date:
Only the Company’s stockholders of record at the close of business on [    ], 2023—the record date for the special meeting—will be entitled to notice of, and to vote at, the special meeting and any postponement or adjournment thereof.

General:
The merger agreement proposal must be approved by the affirmative vote (in person or by proxy) of the holders of a majority of outstanding shares of Company common stock entitled to vote on the matter. Assuming a quorum is present, if you fail to authorize a proxy to vote your shares of Company common stock or vote at the special meeting, fail to instruct your bank, broker or other nominee on how to vote, or abstain from the merger agreement proposal, it will have the same effect as a vote against the merger agreement proposal. Accordingly, your vote is very important regardless of the number of shares of Company common stock that you own. Whether or not you plan to attend the special meeting, we request that you vote your shares of Company common stock. If you attend the special meeting and you are a Company stockholder of record at the close of business on the record date, you may continue to have your shares of Company common stock voted as instructed in your proxy, or you may withdraw your proxy and vote your shares of Company common stock at the special meeting. If you fail to authorize a proxy to vote your shares of Company common stock or vote at the special meeting, or fail to instruct your broker, bank or other nominee on how to vote, the effect will be that the shares of Company common stock that you own will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” the merger agreement proposal.

The approval of the advisory compensation proposal and the adjournment proposal each requires the affirmative vote (in person or by proxy) of a majority of the votes cast on such proposal. Assuming a quorum is present, if you fail to authorize a proxy to vote your shares of Company common stock or vote at the special meeting, or fail to instruct your bank, broker or other nominee on how to vote, it will have no effect on the outcome of these proposals. Abstentions will not be considered votes cast and therefore will have no effect on the outcome of the advisory compensation proposal or the adjournment proposal. If a quorum is not present or represented at the special meeting, the Chairman of the board of directors of the Company (the “Board”) or the stockholders entitled to vote thereat, present in person or by proxy, may adjourn the special meeting.

For Company stockholders of record, any proxy may be revoked at any time prior to its exercise by delivery of a properly executed, later-dated proxy card, by authorizing your proxy or voting instructions electronically over the Internet or telephonically at a later date than your previously authorized proxy, by submitting a written revocation of your proxy to our Corporate Secretary, or by voting at the special meeting. For Company stockholders that hold their shares in “street name”, you will need to revoke or resubmit your proxy in accordance with the instructions provided by your broker, bank or other nominee. Attendance at the special meeting alone will not be sufficient to revoke a previously authorized proxy.

For more information concerning the special meeting, the merger agreement, the merger and the other transactions contemplated by the merger agreement, please review the accompanying proxy statement and the copy of the merger agreement attached as Annex A thereto.

The Board has reviewed and considered the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Board unanimously (i) determined and declared that it is advisable and fair to, and in the best interests of, the Company and the Company’s stockholders, that the Company enter into the merger agreement and consummate the transactions contemplated by the merger agreement, (ii) approved and declared the advisability of the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the merger, (iii) recommended that the Company’s stockholders entitled to vote adopt the merger agreement and (iv) directed that the merger agreement be submitted to the Company’s stockholders entitled to vote for adoption.

Accordingly, the Board recommends a vote “FOR” the merger agreement proposal, “FOR” the advisory compensation proposal and “FOR” the adjournment proposal.

Whether or not you plan to attend the special meeting, we want to make sure your shares are represented at the meeting. You may cast your vote by authorizing your proxy in advance of the special meeting by internet, telephone or mail. Please sign, date and return, as promptly as possible, the enclosed proxy card in the reply envelope provided or grant your proxy electronically over the Internet or telephonically (in accordance with the instructions detailed in the section of this proxy statement entitled “The Special Meeting—Voting Procedures”). If you attend the special meeting and vote thereat, your vote will revoke any proxy that you have previously submitted. If you hold your shares in “street name”, you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the merger agreement proposal, without your instructions. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote “FOR” the merger agreement proposal, “FOR” the advisory compensation proposal and “FOR” the adjournment proposal.

By Order of the Board of Directors
Sincerely,

[ ]

RICHARD W. REW II Chief Legal Officer and Corporate Secretary

Dated: [ ], 2023

i

ii

iii

TABULA RASA HEALTHCARE, INC.

228 Strawbridge Drive, Suite 100
Moorestown, NJ 08057

SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON [  ], 2023

PROXY STATEMENT
This proxy statement contains information relating to a special meeting of stockholders of Tabula Rasa HealthCare, Inc., a Delaware corporation (the “Company”, “we”, “us” or “our”). All references to “Parent” refer to Locke Buyer, LLC, a Delaware limited liability company and an affiliate of Nautic Partners, LLC (“Nautic”); and all references to “Merger Sub” refer to Locke Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent. In addition, throughout this proxy statement we refer to the Agreement and Plan of Merger, dated as of August 5, 2023, by and among Parent, Merger Sub and the Company as the “merger agreement”.
The special meeting will be held on [  ], 2023 at [  ], Eastern Time (unless the special meeting is postponed or adjourned), in a virtual-only meeting format. The Company’s stockholders will be able to virtually attend and vote at the special meeting by visiting www.virtualshareholdermeeting.com/TRHC2023SM and using the 16-digit control number included in the proxy materials. We are furnishing this proxy statement to holders (“Company stockholders”) of common stock, par value $0.0001 per share, of the Company (“Company common stock”) as part of the solicitation of proxies by the Company’s board, for exercise at the special meeting and at any postponements or adjournments thereof. This proxy statement is dated [  ], 2023 and is first being mailed to Company stockholders on or about [  ], 2023.

SUMMARY
This summary highlights selected information in this proxy statement and may not contain all of the information about the merger agreement, the merger or the other transactions contemplated by the merger agreement that is important to you. We have included page references in parentheses to direct you to more complete descriptions of the topics presented in this summary. You should carefully read this proxy statement in its entirety, including the annexes hereto and the other documents to which we have referred you, for a more complete understanding of the matters being considered at the special meeting, including, without limitation, the merger agreement attached as Annex A to this proxy statement and the voting and support agreement attached as Annex B to this proxy statement. You may obtain, without charge, copies of documents incorporated by reference into this proxy statement by following the instructions under the section of this proxy statement entitled “Where You Can Find Additional Information” beginning on page 105.
The Parties

(page 22)
Tabula Rasa HealthCare, Inc.
The Company is a healthcare technology company advancing the safe use of medications by creating solutions designed to empower pharmacists, providers, and patients to optimize medication regimens, combating medication overload and reducing adverse drug events. The Company’s advanced proprietary technology solutions, including MedWise®, identify causes of and risks for medication-related problems so that healthcare professionals can minimize harm and reduce medication-related risks. The Company’s software and services help drive value-based care by improving patient outcomes and lowering healthcare costs through reduced hospitalizations, emergency department visits, and healthcare utilization. The Company serves a number of different organizations within the healthcare industry, including health plans and at-risk provider groups, the majority of which are organizations with Programs of All-Inclusive Care for the Elderly (“PACE”). The Company’s principal executive offices are located at 228 Strawbridge Drive, Suite 100, Moorestown, New Jersey 08057, and its telephone number is (866) 648-2767. Shares of Company common stock are listed on NASDAQ under the trading symbol “TRHC”.
Locke Buyer, LLC
Parent is a Delaware limited liability company that was formed by Nautic solely for the purpose of entering into the merger agreement and related agreements and consummating the transactions contemplated thereby. Parent has not conducted any business operations other than in connection with its formation and the transactions and related agreements. Upon the consummation of the transactions contemplated by the merger agreement and related agreements, the Company will be a wholly-owned subsidiary of Parent.
The principal executive offices of Parent are located at 50 Kennedy Plaza, 12th Floor, Providence, RI 02903, and its telephone number is (401) 278-6770.
Locke Merger Sub, Inc.
Merger Sub is a Delaware corporation and a wholly-owned subsidiary of Parent that was formed solely for the purpose of entering into the merger agreement and related agreements and consummating the transactions contemplated thereby. Merger Sub has not conducted any business operations other than in connection with its formation and the transactions contemplated by the merger agreement and related agreements. Upon the consummation of the transactions contemplated by the merger agreement and related agreements, Merger Sub will cease to exist.
The principal executive offices of Merger Sub are located at 50 Kennedy Plaza, 12th Floor, Providence, RI 02903, and its telephone number is (401) 278-6770.
The Special Meeting

(page 23)
The special meeting of Company stockholders will be held on [  ], 2023 at [  ], Eastern Time. The special meeting will be completely virtual. The Company’s stockholders will be able to virtually attend and vote at the special meeting by visiting www.virtualshareholdermeeting.com/TRHC2023SM and using the 16-digit control number included in the proxy materials. Please see the section of this proxy statement entitled “The Special Meeting” for additional information on the special meeting, including how to vote your shares of Company common stock.
Record Date and Stockholders Entitled to Vote; Vote Required to Approve Each Proposal

(page 23 and page 24)
Only the Company’s stockholders of record at the close of business on [  ], 2023, the record date for the special meeting, will be entitled to notice of, and to vote at, the special meeting and any postponement or adjournment thereof. As of the close of business on the record date, there were [  ] shares of Company common stock outstanding and entitled to vote. Each Company stockholder is entitled to one vote per share of Company common stock held by such Company stockholder on the record date on each of the proposals presented in this proxy statement.
The approval of the proposal of the Company’s stockholders to adopt the merger agreement (the “merger agreement proposal”) requires the affirmative vote (in person or by proxy) of the holders of a majority of outstanding shares of Company common stock entitled to vote on the matter (the “Company stockholder approval”). Under Delaware law and the merger agreement, the receipt of such required vote is a condition to the consummation of the merger. The approval of the proposal to approve, by advisory (non-binding) vote, the compensation that may be paid or become payable to our named executive officers in connection with the consummation of the merger (the “advisory compensation proposal”) requires the affirmative vote (in person or by proxy) of a majority of the votes cast on such proposal at the special meeting. The approval of the proposal to approve any adjournment of the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the special meeting to adopt the merger agreement (the “adjournment proposal”) requires the affirmative vote (in person or by proxy) of a majority of the votes cast on such proposal at the special meeting (whether or not a quorum is present). Approval of the advisory compensation proposal and the adjournment proposal is not a condition to the consummation of the merger. The vote on each of the advisory compensation proposal and the adjournment proposal is a vote separate and apart from the vote to approve the merger agreement proposal. Accordingly, you may vote to approve the merger agreement proposal and vote not to approve the advisory compensation proposal or the adjournment proposal and vice versa.
Voting by Company Directors, Executive Officers and Principal Securityholders

(page 26)
On August 5, 2023, concurrently with the execution of the merger agreement, Derek C. Schrier, a director of the Company, and Indaba Capital Management, L.P. and IC GP, LLC (collectively, the “Indaba stockholders”), each of which is affiliated with Mr. Schrier and which, as of August 5, 2023, collectively beneficially owned approximately 24.3% of the outstanding shares of Company common stock, entered into a voting and support agreement (the “voting and support agreement”) with the Company and Parent. Pursuant to the voting and support agreement, the Indaba stockholders, solely in their capacity as Company stockholders, have agreed during the term of the voting and support agreement to, among other things, vote all of their shares of Company common stock owned of record or beneficially as of August 5, 2023, and any additional shares of Company common stock that the Indaba stockholders acquire record and/or beneficial ownership of after August 5, 2023, in favor of, among other things, the merger agreement proposal, with certain exceptions. For more information, please see the section of this proxy statement entitled “The Voting and Support Agreement” beginning at page 98.
As of September 6, 2023, the directors and executive officers of the Company beneficially owned in the aggregate 8,337,025 shares of Company common stock, or approximately 30.6% of the outstanding shares of Company common stock as of September 6, 2023. Although none of the directors or executive officers, other than Mr. Schrier, is obligated to vote to approve the merger agreement proposal, we currently expect that each of these individuals will vote all of his or her shares “FOR” each of the proposals to be presented at the special meeting.
The Merger; Certain Effects of the Merger; Consideration To Be Received in the Merger

(page 32, page 60 and page 76)
On August 5, 2023, the Company entered into the merger agreement with Parent and Merger Sub, providing for, subject to the satisfaction or waiver (to the extent permitted by law) of specified conditions, the acquisition of the

Company by Parent at a price of $10.50, without interest, per share of Company common stock issued and outstanding (the “merger consideration”). Subject to the terms and conditions of the merger agreement, Merger Sub will be merged with and into the Company (the “merger”), with the Company surviving the merger as a wholly-owned subsidiary of Parent. A copy of the merger agreement is included as Annex A to this proxy statement.
If the merger is consummated, each share of Company common stock that is issued and outstanding as of immediately prior to the time the merger is consummated (the “effective time”) will be converted automatically into, and will thereafter represent only, the right to receive an amount in cash equal to $10.50 per share, without interest and subject to any applicable withholding taxes, other than shares of Company common stock that are (i) held by the Company as treasury shares immediately prior to the effective time or held by Parent or Merger Sub, which will be canceled and will cease to exist and no consideration will be delivered in exchange therefor (such shares, the “excluded shares”) or (ii) held by Company stockholders who have validly exercised their statutory rights of appraisal under Section 262 (“Section 262”) of the Delaware General Corporation Law (the “DGCL”) (such shares, the “appraisal shares”).
If the merger is consummated, Parent and the Company will cooperate and use reasonable best efforts to cause the Company common stock to be delisted from NASDAQ and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as promptly as reasonably practicable following the effective time, and, accordingly, the Company common stock will no longer be publicly traded.
Background of the Merger

(page 32)
A description of the process we undertook that led to the proposed merger, including our discussions with the representatives of Nautic, is included in this proxy statement under “The Merger—Background of the Merger”.
Recommendation of the Board

(page 47)
The Board has reviewed and considered the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Board unanimously (i) determined and declared that it is advisable and fair to, and in the best interests of, the Company and the stockholders of the Company that the Company enter into the merger agreement and consummate the transactions, including the merger, (ii) approved and declared the advisability of the merger agreement and the consummation of the transactions, including the merger, (iii) directed that the merger agreement be submitted to the Company stockholders for consideration at the special meeting and (iv) recommended that the Company stockholders vote in favor of the adoption of the merger agreement. Accordingly, the Board recommends a vote “FOR” the merger agreement proposal, “FOR” the advisory compensation proposal and “FOR” the adjournment proposal. For a discussion of the factors that the Board considered in determining to recommend the approval of the merger agreement proposal, please see the section of this proxy statement entitled “The Merger—Reasons for the Merger” beginning on page 47.
Prior to the adoption of the merger agreement proposal by the Company stockholders, under certain circumstances, and in compliance with certain obligations contained in the merger agreement, the Board may effect an adverse recommendation change (as defined in the section of this proxy statement entitled “The Merger Agreement—Go Shop; No Solicitation; Change in Board Recommendation”), including by withdrawing or withholding the foregoing recommendation, in response to an intervening event (as defined in the section of this proxy statement entitled “The Merger Agreement—Go Shop; No Solicitation; Change in Board Recommendation”) or in response to a takeover proposal (as defined in the section of this proxy statement entitled “The Merger Agreement—Go Shop; No Solicitation; Change in Board Recommendation”), if the Board complies with certain procedures in the merger agreement.
Opinion of the Company’s Financial Advisor

(page 55)
Goldman Sachs & Co. LLC (“Goldman Sachs”) delivered its opinion to the Board that, as of August 5, 2023, and based upon and subject to the factors and assumptions set forth therein, the $10.50 in cash per share of Company common stock to be paid to the holders (other than Parent and its affiliates) of shares of Company common stock pursuant to the merger agreement was fair from a financial point of view to such holders of shares of Company common stock.

The full text of the written opinion of Goldman Sachs, dated August 5, 2023, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C. Goldman Sachs provided advisory services and its opinion for the information and assistance of the Board in connection with its consideration of the transactions contemplated by the merger agreement. Goldman Sachs’ opinion is not a recommendation as to how any holder of shares of Company common stock should vote with respect to the merger or any other matter.
Pursuant to an engagement letter between the Company and Goldman Sachs, the Company has agreed to pay Goldman Sachs a transaction fee of approximately $16 million, all of which is contingent upon consummation of the merger.
Effects on the Company if the Merger Is Not Consummated

(page 61)
In the event that the Company stockholder approval is not obtained or if the merger is not consummated for any other reason, Company stockholders will not receive any payment for their shares of Company common stock in connection with the merger. Instead, the Company will remain an independent public company, the Company common stock will continue to be listed and traded on NASDAQ, the Company common stock will continue to be registered under the Exchange Act and Company stockholders will continue to own their shares of Company common stock and will continue to be subject to the same general risks and opportunities as they currently are with respect to ownership of the Company common stock.
Under certain circumstances, if the merger agreement is terminated, the Company may be obligated to pay to Parent a $10,570,000 termination fee (the “Company termination fee”) or, if the merger agreement had been terminated prior to the termination of the go-shop period (as defined in the section of this proxy statement entitled “The Merger Agreement—Go Shop; No Solicitation; Change in Board Recommendation”) (or, with respect to an excluded party, the go-shop extension period (if any) (as defined in the section of this proxy statement entitled “The Merger Agreement—Go Shop; No Solicitation; Change in Board Recommendation”)), the Company would have been obligated to pay to Parent a termination fee equal to $5,285,000. Under certain other specified circumstances, Parent will be required to pay the Company a termination fee of $21,140,000 (the “Parent termination fee”). Please see the section of this proxy statement entitled “The Merger Agreement—Termination Fees” beginning on page 95.
Financing of the Merger

(page 61)
The consummation of the merger is not conditioned on Parent’s receipt of any financing. Parent plans to fund the merger consideration with committed equity financing and debt financing, as described below.
Nautic Partners VIII, L.P., Nautic Partners VIII-A, L.P., Nautic Partners IX, L.P., Nautic Partners IX-A, L.P. and Nautic CarepathRx Co-Invest, L.P. (collectively, the “Nautic Funds”), have committed to contribute, directly or indirectly, to Parent, as equity capital, an amount of cash in immediately available funds equal to $321,000,000 (the “equity commitment”), subject to the terms and conditions set forth in the equity commitment letter provided by the Nautic Funds to Parent, dated as of August 5, 2023 (the “equity commitment letter”), which will be used by Parent, together with any third party debt actually funded at the closing of the merger (described below), solely for the purpose of funding, and to the extent necessary to fund, the obligations of Parent pursuant to the merger agreement to pay (i) the aggregate cash payments required thereunder at the closing of the merger, including the aggregate merger consideration (the “closing obligations”) and (ii) all fees and expenses required to be paid by Parent or Merger Sub as set forth in the merger agreement (the “expense obligations” and, together with the closing obligations, the “obligations”).
Additionally, MidCap Financial Trust, acting through such of its affiliates and its and their managed funds and client accounts as it deems appropriate (“MidCap”), Antares Capital LP (“Antares Capital”), Antares Holdings LP (“Antares Holdings” and, together with Antares Capital, “Antares”), SLR Investment Corp. (“SLR”) and Cliffwater Corporate Lending Fund (“Cliffwater” and, together with MidCap, Antares Capital, Antares Holdings and SLR, collectively, the “debt financing sources”) have committed to provide Parent, severally but not jointly, upon the terms and subject to the conditions set forth in the debt commitment letter provided by the debt financing sources to Parent, dated August 5, 2023 (the “debt commitment letter” and, together with the equity commitment letter, the “commitment letters”), debt financing in an aggregate amount of $305,000,000 consisting of a senior secured term loan facility in an aggregate principal amount of $275,000,000 (the “term facility”) and a senior secured revolving credit facility in an aggregate principal amount of $30,000,000 (the “revolving credit facility” and, together with the term facility, the “credit facilities”), which credit facilities may be used (i) in the case of the term facility, to finance the merger, repay all indebtedness for borrowed money outstanding under that certain Credit Agreement, dated as of July 13, 2023 among, inter alia, ExactCare Parent, Inc., as parent guarantor, ECP Holdco, Inc., Exact Care Pharmacy, LLC, and DDCRX, LLC, as borrowers (each, an affiliate of Nautic), and Capital One, National Association, as the administrative agent and (ii) in the case of the revolving credit facility, for working capital and general corporate purposes from and after the closing of the merger, provided that, on the closing date of the merger (the “closing date”), up to $12,500,000 of the revolver may also be used to finance the transactions, finance purchase price adjustments under the merger agreement and cash collateralize letters of credit of the Company or any of its subsidiaries outstanding on the closing date.
Limited Guarantees

(see page 63)
Subject to the terms and conditions set forth in the limited guarantee provided by Nautic Partners VIII, L.P., Nautic Partners VIII-A, L.P., Nautic Partners IX, L.P., Nautic Partners IX-A, L.P., and Nautic CarepathRx Co-Invest, L.P. (collectively, in such capacity, “the “Guarantors”), the Guarantors have guaranteed certain payment obligations of Parent and Merger Sub under the merger agreement, subject to an aggregate maximum cap of $24,140,000 for payment of (i) the Parent termination fee (to the extent payable), (ii) reasonable and documented out-of-pocket costs and expenses of the Company or any of its subsidiaries and their respective representatives in connection with the financing of the merger and (iii) reasonable and documented costs and expenses of the Company in connection with the successful enforcement of the Parent’s obligations to pay the Parent termination fee (collectively, the “guaranteed obligations”).
Interests of the Company’s Directors and Executive Officers in the Merger

(page 68)
The Company’s directors and executive officers have financial interests in the merger that may be different from, or in addition to, the interests of the Company’s stockholders generally. The Board was aware of and considered these interests in reaching the determination to approve the execution, delivery and performance by the Company of the merger agreement and to recommend that Company stockholders approve the merger agreement proposal. These interests may include:
•	the treatment of Company long-term incentive awards provided for under the merger agreement (as described below in “The Merger—Treatment of Company Long-Term Incentive Awards”);
•
beneficial ownership of the Company’s 1.75% Convertible Senior Subordinated Notes due 2026 (the “2026 Convertible Notes”), the holders of which may require the Company to repurchase such notes for cash in connection with a fundamental change such as consummation of the merger;

•	severance and other benefits payable in the case of certain qualifying terminations of employment under the terms of individual agreements or the Company’s benefits program; and
•
continued indemnification and insurance coverage under the merger agreement, the organizational documents of the Company and its subsidiaries and indemnification agreements the Company and any of its subsidiaries has entered into with each of its directors and executive officers.

These interests are described in more detail, and certain of them are quantified, in the section entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 68 of this proxy statement.

Treatment of Company Long-Term Incentive Awards

(page 77)
Unless otherwise agreed between Parent and an individual holder, each long-term incentive award outstanding as of immediately prior to the effective time will be treated as follows:
•
each restricted stock unit that is subject solely to time-based vesting conditions (each, a “Company RSU”), whether vested or unvested, will be canceled and the holder thereof will be entitled to receive an amount in cash equal to the merger consideration multiplied by the number of shares subject to such Company RSU;

•
each share of Company common stock that is subject to vesting, repurchase or forfeiture (each, a “Company Restricted Share”) will vest and be canceled and the holder thereof will be entitled to receive an amount in cash equal to the merger consideration;

•
each restricted stock unit that is subject to both performance-based and time-based vesting conditions (each, a “Company PSU”) that is vested as of immediately prior to the effective time but not yet settled or that automatically vests as a result of the merger in accordance with its terms and without the exercise of discretion (each, a “Vested Company PSU”) will be canceled and the holder thereof will be entitled to receive an amount in cash equal to the merger consideration multiplied by the number of shares subject to such Vested Company PSU;

•	each Company PSU that does not constitute a Vested Company PSU will be forfeited and canceled for no consideration; and
•
each outstanding option to purchase shares of Company common stock (each, a “Company Stock Option”) will be canceled and the holder thereof will be entitled to receive an amount in cash equal to the product of the number of shares of Company common stock subject to such option, multiplied by the excess of the merger consideration over the exercise price per share, provided that any such option with an exercise price per share equal to or greater than the merger consideration will be canceled for no consideration.

With respect to the awards described above, the payments described above will be made, subject to any applicable withholding taxes, as promptly as reasonably practicable following the effective time (and in no event later than the first regularly scheduled payroll date following the effective time).
For more information, please see the section of this proxy statement entitled “The Merger—Treatment of Company Long-Term Incentive Awards” beginning on page 68.
Material U.S. Federal Income Tax Consequences of the Merger

(page 71)
The receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. Generally, for U.S. federal income tax purposes, if you are a holder of common stock who is a U.S. holder (as defined below in the section of this proxy statement entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”), you will recognize capital gain or loss equal to the difference between the amount of cash you receive in the merger and your adjusted tax basis in your shares of common stock converted into cash in the merger. If you are a holder of common stock who is a non-U.S. holder (as defined below in the section of this proxy statement entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”), the merger will generally not be taxable to you under U.S. federal income tax laws unless you have certain connections to the United States or the Company stock constitutes a USRPI (as defined below in the section of this proxy statement entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) and certain other conditions are met.
You should read the section of this proxy statement entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 71 for a more complete discussion of the material U.S. federal income tax consequences of the merger. You should consult your own tax advisor for a full understanding of how the merger will affect your federal, state, local and/or non-U.S. taxes.

Regulatory Approvals in Connection with the Merger

(page 73)
The consummation of the merger is subject to the requirements of and review under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder (the “HSR Act”) and the rules promulgated by the Federal Trade Commission (“FTC”). As described below in the section entitled “—Conditions of the Merger”, the obligations of the parties to effect the merger are subject to, among other things, the applicable waiting period under the HSR Act and any timing agreement entered into with the relevant governmental authority in accordance with the terms described in the section of this proxy statement entitled “The Merger Agreement—Reasonable Best Efforts” having, in each case, expired or been terminated and the receipt of certain other regulatory approvals, including certain state regulatory licenses or permits held by the Company in California, New Mexico and North Carolina. Both the Company and Parent filed their respective Notification and Report Forms with the FTC and the Antitrust Division of the Department of Justice (“DOJ”) on August 18, 2023. The waiting period applicable to the consummation of the merger under the HSR Act is scheduled to expire on September 17, 2023. The Company also submitted the applicable filings and notices in connection with certain state regulatory licenses and permits promptly following the date of the merger agreement.
The merger agreement includes covenants obligating each of the parties to use reasonable best efforts to cause the closing conditions to be satisfied as promptly as reasonably practicable and to take certain actions to resolve objections under any applicable laws.
Appraisal Rights

(page 64)
If the merger is consummated, persons who do not wish to accept the merger consideration are entitled to seek appraisal of their shares of Company common stock under Section 262 and, if all procedures described in Section 262 are strictly complied with, to receive payment in cash for the fair value of their shares of Company common stock exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court of Chancery (the “Delaware Court”), together with interest, if any, to be paid upon the amount determined to be the fair value. The “fair value” of your shares of Company common stock as determined by the Delaware Court may be more or less than, or the same as, the merger consideration that you are otherwise entitled to receive under the merger agreement. These rights are known as “appraisal rights”. This proxy statement serves as a notice of such appraisal rights pursuant to Section 262.
Persons who exercise appraisal rights under Section 262 will not receive the merger consideration they would otherwise be entitled to receive pursuant to the merger agreement. They will instead receive an amount determined to be the “fair value” of their shares of Company common stock following petition to, and an appraisal by, the Delaware Court. Persons considering seeking appraisal should recognize that the fair value of their shares of Company common stock determined under Section 262 could be more than, the same as or less than the merger consideration they would otherwise be entitled to receive pursuant to the merger agreement. Strict compliance with the procedures set forth in Section 262 is required. Failure to comply strictly with all of the procedures set forth in Section 262 may result in the withdrawal, loss or waiver of appraisal rights. Consequently, and in view of the complexity of the provisions of Section 262, persons wishing to exercise appraisal rights are urged to consult their legal and financial advisors before attempting to exercise such rights.
A holder of record or a beneficial owner of shares of Company common stock who (i) continuously holds such shares through the effective time, (ii) has not consented to or otherwise voted in favor of the merger or otherwise withdrawn, lost or waived appraisal rights, (iii) strictly complies with the procedures under Section 262, (iv) does not thereafter withdraw his, her or its demand for appraisal of such shares and (v) in the case of a beneficial owner, a person who (A) reasonably identifies in his, her or its demand the holder of record of the shares for which the demand is made, (B) provides documentary evidence of such beneficial owner’s beneficial ownership and a statement that such documentary evidence is a true and correct copy of what it purports to be and (C) provides an address at which such beneficial owner consents to receive notices given by the Company and to be set forth on the Chancery List (as defined in the section of this proxy statement entitled “The Merger—Appraisal Rights”), will be entitled to receive the fair value of his, her or its shares of Company common stock exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court, together with interest, if any, to be paid upon the amount determined to be the fair value.
A copy of Section 262 may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. The following summary is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Section 262 and any amendments thereto after the date of this proxy statement. Any person who desires to exercise his, her or its appraisal rights should review carefully Section 262 and is urged to consult his, her or its legal and financial advisors before electing or attempting to exercise such rights. For more information, please see the section of this proxy statement entitled “The Merger—Appraisal Rights”.
Go Shop

(page 84)
The merger agreement provided that, from August 5, 2023 until midnight, New York City time, on August 26, 2023 (i.e., one minute after 11:59 p.m., New York City time, on August 25, 2023), the Company and its subsidiaries and their respective representatives were permitted to, directly or indirectly initiate, solicit, facilitate and encourage, whether publicly or otherwise, takeover proposals (as defined in the section of this proxy statement entitled “The Merger Agreement—Go Shop; No Solicitation; Change in Board Recommendation”) (or inquiries, proposals or offers or other efforts or attempts that may reasonably be expected to lead to a takeover proposal), provide access to non-public information concerning the Company or any of its subsidiaries, enter into, engage in and maintain discussions or negotiations with any persons or groups of persons with respect to takeover proposals (or inquiries, proposals or offers or other efforts or attempts that may reasonably be expected to lead to a takeover proposal) and cooperate with or assist or participate in, or facilitate any such inquiries, proposals, offers, efforts, attempts, discussions or negotiations, subject to an acceptable confidentiality agreement (as defined in the section of this proxy statement entitled “The Merger Agreement—Go Shop; No Solicitation; Change in Board Recommendation”).
No Solicitation

(page 84)
Following the go-shop period described above under “—Go Shop”, the merger agreement generally restricts the Company’s ability to directly or indirectly solicit takeover proposals from third parties (including by furnishing non-public information), participate in discussions or negotiations with third parties regarding any takeover proposal, approve or recommend any takeover proposals, submit any takeover proposals for approval of the Company stockholders, waive any standstill or other similar obligation or enter into agreements providing for or relating to any takeover proposal. Under certain circumstances, however, and in compliance with certain obligations contained in the merger agreement, the Company is permitted to engage in negotiations with, and provide information to, third parties that have made an unsolicited takeover proposal upon the Board’s (or an authorized Board committee’s) determination in good faith, after consultation with financial advisors and outside legal counsel, that such takeover proposal constitutes, or could reasonably be expected to result in, a superior proposal (as defined in the section of this proxy statement entitled “The Merger Agreement—Go Shop; No Solicitation; Change in Board Recommendation”) and the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law.

Conditions of the Merger

(page 93)
Each party’s obligations to effect the merger are subject to the satisfaction (or waiver, if permissible under applicable law), on or prior to the closing date, of certain conditions, including:
•
no judgment enacted, promulgated, issued, entered, amended or enforced by any governmental authority of competent jurisdiction or any applicable law in the United States will be in effect enjoining, restraining or otherwise making illegal, preventing or prohibiting the consummation of the merger (the “restraints”);

•
the expiration or early termination of the waiting period (and any extension thereof) applicable to the consummation of the merger under the HSR Act, as well as any timing agreement entered into with the relevant governmental authority, and obtaining certain agreed regulatory consents, approvals or other clearances; and

•	receipt of the Company stockholder approval.
The obligations of Parent and Merger Sub to consummate the merger are subject to the satisfaction (or written waiver by Parent, if permissible under applicable law) on or prior to the closing of the following additional conditions:
•	the truthfulness and correctness of representations and warranties of the Company to the extent specified in the merger agreement, subject to certain materiality qualifications;
•
the Company having complied with or performed, in all material respects, the obligations required to be complied with or performed by the Company and its subsidiaries at or prior to the effective time under the merger agreement; and

•	the absence of any Material Adverse Effect (as defined in the section of this proxy statement entitled “The Merger Agreement—Representations and Warranties”) since August 5, 2023.
The obligation of the Company to consummate the merger is subject to the satisfaction (or written waiver by the Company, if permissible under applicable law) at or prior to the closing of the following additional conditions:
•	the truthfulness and correctness of representations and warranties of Parent and Merger Sub to the extent specified in the merger agreement, subject to certain materiality qualifications; and
•
Parent and Merger Sub having complied with or performed, in all material respects, the obligations required to be complied with or performed by them at or prior to the effective time under the merger agreement.

The consummation of the merger and the transactions is not conditioned upon Parent’s receipt of financing. Each party may waive any of the conditions to its obligations to consummate the merger except where waiver is not permitted by law.
Termination of the Merger Agreement

(page 93)
The merger agreement may be terminated and the transactions abandoned at any time prior to the effective time, whether before or after receipt of the Company stockholder approval, by the mutual written consent of the Company and Parent.
Termination by Either the Company or Parent
In addition, the Company, on the one hand, or Parent, on the other hand, may terminate the merger agreement and abandon the transactions at any time prior to the effective time, whether before or after receipt of the Company stockholder approval, if:
•
the effective time has not occurred on or before February 5, 2024 (the “outside date”); provided that this right to terminate the merger agreement (i) will not be available to any party if the breach by such party of its representations and warranties set forth in the merger agreement or the failure of such party to perform any of its obligations under the merger agreement has been the principal cause of the failure of the effective time to occur on or before such date and (ii) is subject to the proviso described below in the third bullet in the section entitled “—Termination by the Company”;

•
any restraint in the U.S. having the effect set forth in the first bullet described above in the section entitled “—Conditions of the Merger” is in effect and has become final and nonappealable; provided that the party seeking to terminate the merger agreement pursuant to this right to terminate has performed in all material respects its obligations under the merger agreement to prevent the entry of and to remove such restraint in accordance with its obligations under the merger agreement; or

•	the special meeting of Company stockholders (including any adjournments or postponements thereof) has concluded and Company stockholder approval is not obtained.
Termination by Parent
Parent may also terminate the merger agreement and abandon the transactions by written notice to the Company at any time prior to the effective time, whether before or after receipt of the Company stockholder approval, if:
•
the Company has breached any of its representations or warranties or failed to perform or comply with any of its covenants or agreements in the merger agreement, which breach or failure to perform or comply (i) would give rise to the failure of any of the conditions set forth under the fourth and fifth bullets described above in the section entitled “—Conditions of the Merger” and (ii) which is incapable of being cured, or, if capable of being cured by the outside date has not been cured by the earlier of (x) the outside date and (y) the date that is 45 calendar days following receipt by the Company of written notice from Parent identifying such breach or failure to perform or comply and stating Parent’s intention to terminate the merger agreement pursuant to this right to terminate; provided that Parent will not have the right to terminate the merger agreement pursuant to this right to terminate if Parent or Merger Sub is then in breach of any of its representations, warranties, covenants or agreements under the merger agreement and such breach would give rise to the failure of any condition set forth in the first, second, third, fourth, fifth and sixth bullets described above in the section entitled “—Conditions of the Merger”; or

•
the Board or a duly authorized committee thereof will have made an adverse recommendation change; provided that Parent’s right to terminate the merger agreement pursuant to this right to terminate will expire at 5:00 p.m., New York City time, on the fifth business day following the date on which such right to terminate first arose.

Termination by the Company
The Company may also terminate the merger agreement and abandon the transactions by written notice to Parent at any time prior to the effective time, whether before or after receipt of the Company stockholder approval (except as otherwise noted), if:
•
either of Parent or Merger Sub has breached any of its representations or warranties or failed to perform or comply with any of its covenants or agreements in the merger agreement, which breach or failure to perform or comply (i) (A) would give rise to any effect, change, event or occurrence that would prevent or materially delay or materially impair the consummation by Parent or Merger Sub of any of the transactions on a timely basis or the compliance by Parent or Merger Sub with its obligations under the merger agreement, or (B) would give rise to the failure of any of the conditions set forth under the seventh and eighth bullets described above in the section entitled “—Conditions of the Merger” and (ii) which is incapable of being cured, or, if capable of being cured by the outside date, had not been cured by the earlier of (x) the outside date and (y) the date that is 45 calendar days following receipt by Parent of written notice from the Company identifying such breach or failure to perform or comply and stating the Company’s intention to terminate the merger agreement pursuant to this right to terminate; provided that the Company will not have the right to terminate the merger agreement pursuant to this right to terminate if the Company is then in breach of any of its representations, warranties, covenants or agreements under the merger agreement and such breach would give rise to the failure of any condition set forth in the first, second, third, seventh and eighth bullets described above in the section entitled “—Conditions of the Merger”; provided further that the Company will not have the right to terminate the merger agreement pursuant to this right to terminate if the Company is in material breach of the obligations set forth in the section of this proxy statement entitled “The Merger Agreement—Go Shop; No Solicitation; Change in Board Recommendation”);

•
prior to receipt of Company stockholder approval if the Company has received a superior proposal and the Board has authorized the Company to enter into a definitive agreement to consummate a superior proposal

(after complying with the procedures described above in the seventh, eighth and ninth paragraphs and the bullets thereto of the section of this proxy statement entitled “The Merger Agreement—Go Shop; No Solicitation; Change in Board Recommendation”), in order to accept a superior proposal and enter into a Company acquisition agreement substantially concurrently with such termination in accordance with the applicable terms of the merger agreement; provided that prior to or concurrently with (and as a condition to) such termination the Company pays or causes to be paid the applicable termination fee in the manner provided for in the merger agreement; or
•
all of the conditions under the first, second, third, fourth, fifth and sixth bullets described above in the section entitled “—Conditions of the Merger” have been satisfied or waived in writing (to the extent such waiver is permitted by applicable law) (other than those conditions that by their nature are to be satisfied at the closing of the merger), the Company has irrevocably confirmed in writing to Parent that all conditions under the seventh and eighth bullets described above in the section entitled “—Conditions of the Merger” have been satisfied (other than those conditions that by their nature are to be satisfied at the closing of the merger) or that, to the extent permitted by law, it is willing to irrevocably waive to the extent unsatisfied, the merger is required to be consummated, and the Company is ready, willing and able to consummate the merger on the date such notice is delivered and through the end of the next succeeding three business days, and the merger is not consummated within three business days after the later of delivery of such notice to Parent and the date the merger was required to be consummated as described in the section of this proxy statement entitled “The Merger Agreement—Closing and Effective Time of the Merger”) (provided that no party will be permitted to terminate the merger agreement pursuant to the first bullet point described above in the section entitled “—Termination of the Merger Agreement—Termination by Either the Company or Parent” during such three-business-day period).

Termination Fees

(page 95)
The Company will be required to pay to Parent the Company termination fee if:
•
the Company or Parent terminates the merger agreement pursuant to the provisions described in the first or third bullet point described above in the section entitled “—Termination of the Merger Agreement —Termination by Either the Company or Parent” or the first bullet of “—Termination of the Merger Agreement—Termination by Parent”; provided that (i) (A) at the time of termination the Company will not have been entitled to terminate the merger agreement pursuant to the provision described in the third bullet point described above in the section entitled “—Termination of the Merger Agreement—Termination by the Company” and (B) neither Parent nor Merger Sub is then in breach of its representations, warranties, covenants or agreements under the merger agreement that would give rise to the failure of any condition set forth in the first, second, third, fourth, fifth and sixth bullets described above in the section entitled “—Conditions of the Merger” and none of Parent, Merger Sub or any guarantor is then in material breach of its representations, warranties, covenants or agreements under any commitment letter or the guarantee, (ii) a bona fide takeover proposal will have been received by the Company or publicly made, proposed or communicated by a third party after the date of the merger agreement and not publicly withdrawn at least three business days prior to the special meeting of the Company stockholders and (iii) within 12 months of the date the merger agreement is terminated, the Company enters in a definitive agreement with respect to a takeover proposal and such takeover proposal subsequently consummated (regardless of whether such consummation occurs within the 12-month period) or consummates a takeover proposal; provided, that for purposes of clauses (ii) and (iii), the references to “20%” in the definition of “takeover proposal” are deemed to be references to “50%”;

•
Parent terminates the merger agreement pursuant to the provision described in the second bullet point described above in the section entitled “—Termination of the Merger Agreement—Termination by Parent” or the Company terminates the merger agreement pursuant to the provision described in the second bullet point described above in the section entitled “—Termination of the Merger Agreement—Termination by the Company”.

Parent will be required to pay to the Company the Parent termination fee of $21,140,000 if (i) the Company terminates the merger agreement pursuant to the provisions described in the first or third bullet point described above in the section entitled “—Termination of the Merger Agreement—Termination by the Company” or (ii) if Parent

terminates the merger agreement pursuant to the provisions described in the first bullet point described above in the section entitled “—Termination of the Merger Agreement—Termination by Either the Company or Parent” and at such time the Company could have terminated the merger agreement pursuant to the provisions described in the first or third bullet point described above in the section entitled “—Termination of the Merger Agreement—Termination by the Company”.
Current Price of Common Stock
On [  ], 2023 the latest practicable trading day before the filing of this proxy statement, the reported closing price for shares of Company common stock on NASDAQ was $[  ]. You are encouraged to obtain current market quotations for shares of Company common stock in connection with voting your Company common stock.
Additional Information

(page 105)
You can find more information about the Company in the periodic reports and other information we file with the U.S. Securities and Exchange Commission (the “SEC”). Our SEC filings are available over the Internet through the SEC’s web site at www.sec.gov.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER
The following questions and answers are intended to briefly address some commonly asked questions regarding the special meeting, the merger and the merger agreement. These questions and answers may not address all questions that may be important to you. You should read the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.
Q:	Why am I receiving this proxy statement?
A:
On August 5, 2023, the Company entered into the merger agreement with Parent and Merger Sub. Pursuant to the terms of the merger agreement, Merger Sub will be merged with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Parent.

You are receiving this proxy statement in connection with the solicitation of proxies by the Board in favor of the merger agreement proposal and the other matters to be voted on at the special meeting described below under “—What proposals will be considered at the special meeting?”
Q:	As a holder of Company common stock, what will I receive in the merger?
A:
If the merger is consummated, you will be entitled to receive $10.50 in cash, without interest and subject to any applicable withholding taxes, for each share of Company common stock that you own immediately prior to the effective time.

The receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. Please see the section of this proxy statement entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 71 for a more detailed description of the United States federal income tax consequences of the merger. You should consult your own tax advisor for a full understanding of how the merger will affect your federal, state, local and/or non-U.S. taxes.
Q:	When and where is the special meeting of our stockholders?
A:
The special meeting of Company stockholders will be held on [  ], 2023 at [  ], Eastern Time (unless the special meeting is adjourned or postponed). The special meeting will be completely virtual. The Company’s stockholders will be able to virtually attend and vote at the special meeting by visiting www.virtualshareholdermeeting.com/TRHC2023SM and using the 16-digit control number included in the proxy materials. We encourage you to access the special meeting before the start time of [  ], Eastern Time. Please allow ample time to log into the special meeting and test your computer systems.

Q:	Who is entitled to attend and vote at the special meeting?
A:
Only the Company’s stockholders of record at the close of business on [  ], 2023, the record date for the special meeting, will be entitled to notice of, and to vote at, the special meeting and any postponement or adjournment thereof. As of the close of business on the record date, there were [  ] shares of common stock outstanding and entitled to vote. Each Company stockholder is entitled to one vote per share of common stock held by such Company stockholder on the record date on each of the proposals presented in this proxy statement.

If on [  ], 2023, you were a “record” holder of Company common stock (in other words, if you held Company common stock in your own name in the stock register maintained by our transfer agent, Equiniti Trust Co. (“Equiniti”)), then you are a stockholder of record on the record date, and you may vote online during the special meeting, vote by proxy over the telephone, vote by proxy via the internet, or vote by proxy card by completing, signing, dating and mailing the enclosed proxy card in the envelope provided. Whether or not you plan to virtually attend the special meeting, we recommend that you provide voting instructions promptly by proxy to ensure your vote is counted. You may still virtually attend the special meeting and vote online during the special meeting even if you have already voted by proxy.
If on [  ], 2023, you were the beneficial owner of Company common stock held in “street name” (in other words, if your Company common stock is held in the name of your bank, broker or other nominee), you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from the Company. In order to vote, complete and mail the proxy card received from your broker, bank or other nominee to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker. Street name holders may vote online at the special meeting only if they obtain a 16-digit control number from their broker (typically found on their voting instruction form). If you hold your shares in street name and want to participate in the special meeting but did not receive a 16-digit control number, you must contact your broker for instructions to access the meeting.
For additional information on how to vote at the special meeting, please see the section of this proxy statement entitled “The Special Meeting—Voting Procedures” beginning on page 25.
At the special meeting and for 10 days prior to the special meeting, the names of Company stockholders entitled to vote at the special meeting will be available for inspection for any purpose germane to the meeting, between the hours of 9:00 a.m. and 5:00 p.m. Eastern Time, at the Company’s principal executive offices located at 228 Strawbridge Drive, Suite 100, Moorestown, New Jersey 08057, by contacting the Corporate Secretary of the Company.
Q:	How do I virtually attend the special meeting?
A:
The special meeting will be a completely virtual meeting of stockholders and will be conducted via live webcast. You are entitled to attend the special meeting only if you were a stockholder of record or were the beneficial owner of Company common stock held in “street name” at the close of business on [  ], 2023. The Company’s stockholders of record will be able to virtually attend and vote at the special meeting by visiting www.virtualshareholdermeeting.com/TRHC2023SM and using the 16-digit control number included in the proxy materials. Beneficial owners of Company common stock held in “street name” may attend the special meeting, but may vote online at the special meeting only if they obtain a 16-digit control number from their broker (typically found on their voting instruction form). If you hold your shares in street name and want to participate in the special meeting but did not receive a 16-digit control number, you must contact your broker for instructions to access the meeting.

The meeting webcast will begin promptly at [  ] Eastern Time on [  ], 2023. Online access will begin at [  ] Eastern Time, and we encourage you to access the meeting prior to the start time. The virtual meeting platform is fully supported across browsers and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins. We will have technicians ready to assist you with any technical difficulties you may have. You will have the ability to test the systems before the special meeting starts, and a technical support phone number will be provided when the meeting opens.
Q:	What proposals will be considered at the special meeting?
A:	At the special meeting, Company stockholders will be asked to consider and vote on the following proposals:
•	the merger agreement proposal;
•	the advisory compensation proposal; and
•	the adjournment proposal.
Q:	What constitutes a quorum for purposes of the special meeting?
A:
The holders of a majority of all of the outstanding shares of stock entitled to vote at the special meeting, present in person or represented by proxy, constitutes a quorum of Company stockholders for the transaction of business at the special meeting. Virtual attendance at the special meeting constitutes presence in person for quorum purposes at the special meeting. Abstentions will be counted as shares present for the purposes of determining the presence of a quorum. Broker non-votes will not be counted as shares present for purposes of determining the presence of a quorum unless your bank, broker or other nominee has been instructed to vote on at least one of the proposals presented in this proxy statement. If a quorum is not present or represented at the special meeting of the Company stockholders, the chairman of the meeting or the stockholders entitled to vote thereat, present in person or by proxy, may adjourn the special meeting, without notice, if the time and place of the adjourned meeting, if any, are announced at the special meeting at which the adjournment is taken. If, however, the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, we will provide a notice of the adjourned meeting to each Company stockholder of record entitled to vote at the special meeting. In the event that a quorum is not present at the special meeting, or if there are insufficient votes to adopt the merger agreement at the time of the special meeting, we expect that the special meeting will be postponed or adjourned to solicit additional proxies.
Q:	What vote of our stockholders is required to approve each of the proposals?
A:
The approval of the merger agreement proposal requires the affirmative vote (in person or by proxy) of the holders of a majority of outstanding shares of Company common stock entitled to vote on the matter. Under Delaware law and the merger agreement, the receipt of such required vote is a condition to the consummation of the merger. Note that you may vote to approve the merger agreement proposal and vote not to approve the advisory compensation proposal or adjournment proposal and vice versa. Abstentions, failures to vote (including a failure to authorize a proxy to vote on a Company stockholder’s behalf) and broker non-votes will have the same effect as a vote “AGAINST” the merger agreement proposal.

The approval of the advisory compensation proposal requires the affirmative vote (in person or by proxy) of a majority of the votes cast on such proposal at the special meeting. Assuming a quorum is present at the special meeting, abstentions, failures to vote (including a failure to authorize a proxy to vote on a Company stockholder’s behalf) and broker non-votes will have no effect on the outcome of the advisory compensation proposal.
The approval of the adjournment proposal requires the affirmative vote (in person or by proxy) of a majority of the votes cast on such proposal at the special meeting. Assuming a quorum is present at the special meeting, abstentions, failures to vote (including a failure to authorize a proxy to vote on a Company stockholder’s behalf) and broker non-votes will have no effect on the outcome of the adjournment proposal. The Company does not intend to call a vote on this proposal if the merger agreement proposal is approved at the special meeting.
A broker “non-vote” occurs when a bank, broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner, but does have discretionary voting power over other “routine” items and submits votes for those matters. The Company does not expect any broker non-votes at the special meeting because the rules applicable to banks, brokers and other nominees only provide such organization with discretionary authority to vote on proposals that are considered “routine”, whereas each of the proposals to be presented at the special meeting is considered “non-routine”. As a result, no bank, broker or other nominee will be permitted to vote your shares of Company common stock at the special meeting without receiving instructions.
Q:	How does the Board recommend that I vote?
A:	The Board recommends a vote “FOR” the merger agreement proposal, “FOR” the advisory compensation proposal and “FOR” the adjournment proposal.
For a discussion of the factors that the Board considered in determining to recommend the approval of the merger agreement proposal, please see the section of this proxy statement entitled “The Merger—Reasons for the Merger” beginning on page 47.
In addition, in considering the recommendation of the Board with respect to the merger agreement, you should be aware that some of the Company’s directors and executive officers have interests that may be different from, or in addition to, the interests of the Company stockholders generally. Please see the section of this proxy statement entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 68.
Q:	How do the Company’s directors and executive officers intend to vote?
A:
On August 5, 2023, concurrently with the execution of the merger agreement, the Indaba stockholders, each of which is affiliated with Mr. Schrier and which, as of August 5, 2023, collectively beneficially owned approximately 24.3% of the outstanding shares of Company common stock, entered into the voting and support agreement with the Company and Parent. Pursuant to the voting and support agreement, the Indaba stockholders, solely in their capacity as Company stockholders, have agreed during the term of the voting and support agreement to, among other things, vote all of their shares of Company common stock owned of record or beneficially as of August 5, 2023, and any additional shares of Company common stock that the Indaba stockholders acquire record and/or beneficial ownership of after August 5, 2023, in favor of, among other things, the merger agreement proposal, with certain exceptions. For more information, please see the section of this proxy statement entitled “The Voting and Support Agreement” beginning at page 98.
As of September 6, 2023, the directors and executive officers of the Company beneficially owned in the aggregate 8,337,025 shares of Company common stock, or approximately 30.6% of the outstanding shares of Company common stock as of September 6, 2023. Although none of the directors or executive officers, other than Mr. Schrier, is obligated to vote to approve the merger agreement proposal, we currently expect that each of these individuals will vote all of his or her shares “FOR” each of the proposals to be presented at the special meeting.
Q:	Do any of the Company’s directors or executive officers have any interests in the merger that are different from, or in addition to, my interests as a Company stockholder?
A:
In considering the proposals to be voted on at the special meeting of Company stockholders, you should be aware that the Company’s directors and executive officers have financial interests in the merger that may be different from, or in addition to, your interests as a Company stockholder. The members of the Board were aware of and considered these interests in reaching the determination to approve and declare advisable the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the merger, and to recommend that Company stockholders approve the merger agreement proposal. These interests may include:

•
the treatment of Company long-term incentive awards provided for under the merger agreement (as described below in the section of this proxy statement entitled “The Merger—Treatment of Company Long-Term Incentive Awards”);

•
beneficial ownership of 2026 Convertible Notes, the holders of which may require the Company to repurchase such notes for cash in connection with a fundamental change such as consummation of the merger;

•	severance and other benefits payable in the case of certain qualifying terminations of employment under the terms of individual agreements or the Company’s benefits program; and
•
continued indemnification and insurance coverage under the merger agreement, the organizational documents of the Company and its subsidiaries and indemnification agreements the Company and any of its subsidiaries has entered into with each of its directors and executive officers.

These interests are described in more detail, and certain of them are quantified, in the section of this proxy statement entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 68.
Q:	Are any of the Company’s stockholders already committed to vote in favor of the proposals at the special meeting?
A:
Yes. Concurrently with the execution of the merger agreement, on August 5, 2023, the Company and Parent entered into the voting and support agreement with the Indaba stockholders. Pursuant to the voting and support agreement, the Indaba stockholders agreed during the term of the voting and support agreement to, among other things, upon the terms and subject to the conditions therein, vote or cause to be voted all of their respective shares of Company common stock owned of record or beneficially as of August 5, 2023 and any additional shares of Company common stock that the Indaba stockholders acquire record and/or beneficial ownership of after August 5, 2023, including as a result of the settlement or exercise of any 2026 Convertible Notes, in favor of, among other things, the merger agreement proposal. As of August 5, 2023, the Indaba stockholders collectively beneficially owned and were entitled to vote in the aggregate approximately 24.3% of the outstanding shares of Company common stock. For a description of the voting and support agreement, please see the section of this proxy statement entitled “The Voting and Support Agreement” beginning on page 98.

Q:	What happens if I transfer my Company common stock before the special meeting?
A:
The record date for the special meeting is earlier than the date of the special meeting. If you own Company common stock on the record date and transfer your shares after the record date but prior to the special meeting, you will retain your right to vote such shares of Company common stock at the special meeting. However, the right to receive the merger consideration will pass to the person to whom you transferred your shares of Company common stock.

Q:	How do I vote if I am a Company stockholder of record or hold my shares in “street name”?
A:
If you are a Company stockholder of record, you may vote online during the special meeting, vote by proxy over the telephone, vote by proxy via the internet, or vote by proxy card by completing, signing, dating and mailing the enclosed proxy card in the envelope provided. You may still virtually attend the special meeting and vote online during the special meeting even if you have already voted by proxy.

If your shares of Company common stock are held in a stock brokerage account by a bank, broker or other agent as a nominee, you are considered the beneficial owner of shares held in “street name”, and you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from the Company. In order to vote, complete and mail the proxy card received from your broker, bank or other nominee to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker. Street name holders may vote online at the special meeting only if they obtain a 16-digit control number from their broker (typically found on their voting instruction form). If you hold your shares in street name and want to participate in the special meeting but did not receive a 16-digit control number, you must contact your broker for instructions to access the meeting. Without following the voting instructions provided by your broker, your common stock held in “street name” will not be voted, which will have the same effect as a vote “AGAINST” the merger agreement proposal, assuming a quorum is present, and will not have any effect on the advisory compensation proposal and adjournment proposal.
For more detailed instructions on how to vote using one of these methods, please see the section of this proxy statement entitled “The Special Meeting—Voting Procedures” beginning on page 25.
Whether or not you plan to attend the special meeting, we urge you to vote now to ensure your vote is counted. You may still attend the special meeting and vote during the live webcast if you have already voted by proxy.
Q:	What will happen if I abstain from voting or fail to vote on any of the proposals?
A:
The approval of the merger agreement proposal requires the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company common stock entitled to vote on the matter. If you fail to authorize a proxy to vote your shares or to vote at the special meeting, or fail to instruct your broker, bank or other nominee on how to vote, the effect will be that the shares of Company common stock that you own will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” the merger agreement proposal.

The approval of the advisory compensation proposal and the adjournment proposal each requires the affirmative vote (in person or by proxy) of a majority of the votes cast on the proposal. Assuming a quorum is present, if you fail to authorize a proxy to vote your shares or vote at the special meeting, or fail to instruct your bank, broker or other nominee on how to vote, it will have no effect on the outcome of these proposals. Abstentions will not be considered votes cast and therefore will have no effect on the outcome of the advisory compensation proposal or the adjournment proposal.
Q:	What if I return a proxy card or otherwise vote but do not make specific choices?
A:
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares of Company common stock will be voted in accordance with the recommendation of the Company board of directors: “FOR” the merger proposal, “FOR” the advisory compensation proposal and “FOR” the adjournment proposal.

Q:	Can I change my vote after I have delivered my proxy?
A:	Yes. For the Company stockholders of record, any time after you have submitted a proxy card and before the proxy card is exercised, you may revoke or change your vote in one of three ways:
•
you may submit a new proxy card bearing a later date (which automatically revokes the earlier proxy or voting instructions) in accordance with the instructions detailed in the section of this proxy statement entitled “The Special Meeting—Voting Procedures”; or

•	you may submit a written notice of revocation to the Company’s Corporate Secretary at Tabula Rasa HealthCare, Inc., 228 Strawbridge Drive, Suite 100, Moorestown, NJ 08057; or
•	you may attend the special meeting and vote during the live webcast. Attendance at the special meeting will not, in and of itself, constitute revocation of a previously granted proxy.
Please note that if you want to revoke your proxy by sending a new proxy card or a written notice of revocation to the Company, you should ensure that you send your new proxy card or written notice of revocation in sufficient time for it to be received by the Company prior to the special meeting.
If you hold your shares in “street name”, you will need to revoke or resubmit your proxy in accordance with the instructions provided by your broker, bank or other nominee. For more information, please see section of this proxy statement entitled “The Special Meeting—Voting Procedures” beginning on page 25.
Q:	What should I do if I receive more than one set of voting materials?
A:
You may receive more than one set of voting materials, including multiple copies of this proxy statement or multiple proxy or voting instruction cards. For example, if you hold your Company common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold Company common stock. Please submit each proxy and voting instruction card that you receive to ensure that all of your shares of Company common stock are voted.

Q:	If I hold my Company common stock in certificated form, should I send in my stock certificates now?
A:
No. If you hold stock certificates representing shares of Company common stock, you should not send in such certificates at this time. If and when the merger is consummated, each holder of Company common stock, who holds share certificates or book-entry shares not held through the Depository Trust Corporation (“DTC”), entitled to the merger consideration will receive a letter of transmittal and instructions advising such Company stockholder how to surrender its Company common stock in exchange for the merger consideration. You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal. For more information, please see the section of this proxy statement entitled “The Merger Agreement—Payment for Stock”.

Q:	Am I entitled to exercise appraisal rights instead of receiving the merger consideration for my Company common stock?
A:
Yes. Holders of Company common stock are entitled to appraisal rights under Section 262 of the DGCL so long as they take certain actions and meet certain conditions, including that they do not vote (in person or by proxy) in favor of the merger agreement proposal. For more information regarding appraisal rights, please see the section of this proxy statement entitled “The Merger—Appraisal Rights” beginning on page 64. Failure to strictly comply with Section 262 of the DGCL may result in your waiver of, or inability to exercise, appraisal rights.

Q:	When is the merger expected to be consummated?
A:
We currently expect to consummate the merger during the fourth quarter of 2023, subject to receipt of the Company stockholder approval and the required regulatory approvals and the satisfaction or waiver of the other conditions to the merger described in the merger agreement.

Q:	What effect will the merger have on the Company?
A:
If the merger is consummated, Merger Sub will be merged with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Parent. If the merger is consummated, Parent and the

Company shall cooperate and use their respective reasonable best efforts to cause the Company common stock to be delisted from NASDAQ and deregistered under the Exchange Act as promptly as reasonably practicable following the effective time, and, accordingly, the Company’s common stock will no longer be publicly traded.
Q:	What will happen to outstanding Company long-term incentive awards in the merger?
A:	Unless otherwise agreed between Parent and an individual holder, each long-term incentive award outstanding as of immediately prior to the effective time will be treated as follows:
•
each Company RSU (whether vested or unvested) will be canceled and the holder thereof will be entitled to receive an amount in cash equal to the merger consideration multiplied by the number of shares subject to such Company RSU;

•	each Company Restricted Share will vest and be canceled and the holder thereof will be entitled to receive an amount in cash equal to the merger consideration;
•
each Vested Company PSU will be canceled and the holder thereof will be entitled to receive an amount in cash equal to the merger consideration multiplied by the number of shares subject to such Vested Company PSU;

•	each Company PSU that does not constitute a Vested Company PSU will be forfeited and canceled for no consideration; and
•
each Company Stock Option will be canceled and the holder thereof will be entitled to receive an amount in cash equal to the product of the number of shares of Company common stock subject to such option, multiplied by the excess of the merger consideration over the exercise price per share, provided that any such option with an exercise price per share equal to or greater than the merger consideration will be canceled for no consideration.

With respect to the awards described above, the payments described above will be made, subject to any applicable withholding taxes, as promptly as reasonably practicable following the effective time (and in no event later than the first regularly scheduled payroll date following the effective time).
For more information, please see the section of this proxy statement entitled “The Merger—Treatment of Company Long-Term Incentive Awards” beginning on page 68.
Q:	What will happen to the Company’s Employee Stock Purchase Plan (the “ESPP”)?
A:	The ESPP will terminate immediately prior to the closing. No offering period has taken place under the ESPP.
Q:	Is the closing of the merger subject to any conditions?
A:
Yes. The obligations of each of the Company and Parent to effect the merger are subject to the satisfaction or waiver, on or prior to the closing date, of certain conditions, including each of the following:

•	approval by the Company’s stockholders of the merger agreement proposal;
•	the expiration or early termination of the waiting period applicable to the merger under the HSR Act and receipt of certain regulatory consents, approvals or other clearances; and
•
no judgment or order enacted, promulgated, issued, entered, amended or enforced by any governmental authority of competent jurisdiction or any applicable law in the United States may be in effect enjoining, restraining or otherwise making illegal, preventing or prohibiting the consummation of the merger.

In addition, each party’s obligation to effect the merger is subject to, among other things, the accuracy, truthfulness and correctness of certain representations and warranties of the other party, subject to certain materiality qualifications, and the compliance or performance by such other party in all material respects with its obligations required to be complied with or performed at or prior to the effective time.
For more information, please see the section of this proxy statement entitled “The Merger Agreement—Conditions of the Merger” beginning on page 93.

Q:	What happens if the merger is not consummated?
A:
In the event that the Company stockholder approval is not obtained or if the merger is not consummated for any other reason, Company stockholders will not receive any payment for their shares of Company common stock in connection with the merger. Instead, the Company will remain an independent public company, the Company common stock will continue to be listed and traded on NASDAQ, the Company common stock will continue to be registered under the Exchange Act and the Company stockholders will continue to own their shares of Company common stock and will continue to be subject to the same general risks and opportunities as they currently are with respect to ownership of the Company common stock.

Under certain circumstances, the Company will be required to pay Parent a termination fee equal to $10,570,000 and, under certain other circumstances, Parent will be required to pay the Company a termination fee equal to $21,140,000. For more information, please see the section of this proxy statement entitled “The Merger Agreement—Termination Fees” beginning on page 95.
Q:	Does the Company participate in householding?
A:
The SEC has approved rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more of the Company stockholders sharing the same address by delivering a single proxy statement addressed to those Company stockholders. This process, which is commonly referred to as “householding”, potentially means extra convenience for Company stockholders and cost savings for companies.

In order to reduce expenses, we are taking advantage of such SEC rules, unless we have received contrary instructions from one or more of the affected Company stockholders. If you have received notice from your bank, broker or other nominee that they will be “householding” communications to your address, such “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding”, please notify your bank, broker or other nominee and write or call us at the following address or phone number: Tabula Rasa HealthCare, Inc., Attention: Corporate Secretary, 228 Strawbridge Drive, Suite 100, Moorestown, New Jersey 08057, (856) 840-4860. Company stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their banks, brokers or other nominees. We will promptly deliver an additional copy of the proxy statement to any stockholder who so requests.
If you are currently a stockholder sharing an address with another of our stockholders and wish to have your future proxy materials householded, or if your materials are currently householded and you would prefer to receive separate materials in the future, please contact our Corporate Secretary at the above address or telephone number.
Q:	What should I do now?
A:
You should read this proxy statement carefully and in its entirety, including the annexes, and return your completed, signed and dated proxy card(s) by mail in the enclosed postage-paid envelope or submit your voting instructions by telephone or over the internet as soon as possible so that your shares will be voted in accordance with your instructions.

Q:	Who can help answer my questions?
A:	If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact our proxy solicitor:
Innisfree M&A Incorporated
501 Madison Avenue, 20th floor
New York, New York 10022
Shareholders may call toll-free: (888) 750-5835
Banks and brokers may call: (212) 750-5833

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. For these statements, the Company claims the protections of the safe harbor for forward-looking statements contained in such sections. Forward-looking statements are often identified by the use of words such as, but not limited to, “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “will,” “plan,” “project,” “seek,” “should,” “target,” “would,” and similar expressions or variations that are intended to identify forward-looking statements. Forward-looking statements include, without limitation, statements regarding the proposed merger and related matters; the expected timetable for completing the proposed merger; prospective performance and opportunities; general business outlook; filings and approvals relating to the transactions; the ability to complete the transactions considering the various closing conditions; and any assumptions underlying any of the foregoing.
Such forward-looking statements speak only as of the date as of this proxy statement, and are based on the beliefs and assumptions of the Company’s management based on information currently available to management. Such forward-looking statements are and will be, as the case may be, subject to risks, uncertainties and other important factors that may cause the actual results of the Company or its subsidiaries and the timing of certain events to differ materially from any future results expressed or implied by such forward-looking statements.
Factors that could cause or contribute to such differences include but are not limited to the following: (i) the risk that the proposed merger may not be completed in a timely manner or at all; (ii) the failure to receive, on a timely basis or otherwise, the required approval of the proposed merger by the Company’s stockholders; (iii) the possibility that any or all of the various conditions to the consummation of the proposed merger may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals); (iv) the possibility that competing offers or acquisition proposals for the Company will be made; (v) the occurrence of any event, change or other circumstance that could give rise to the termination of the definitive transaction agreement relating to the proposed merger, including in circumstances which would require the Company to pay a termination fee; (vi) the effect of the announcement or pendency of the proposed merger on the Company’s ability to attract, motivate or retain key executives and employees, its ability to maintain relationships with its customers, vendors, service providers and others with whom it does business, or its operating results and business generally; (vii) risks related to the proposed transaction diverting management’s attention from the Company’s ongoing business operations; (viii) the risk of stockholder litigation in connection with the proposed merger, including resulting expense or delay; and (ix) (A) any other risks discussed in Part I, Item 1A, “Risk Factors” in the Company’s most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and (B) other risk factors identified from time to time in other filings with the SEC. Filings with the SEC are available on the SEC’s website at www.sec.gov. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.
Other factors and assumptions not identified above may also affect the forward-looking statements, and these other factors and assumptions may also cause actual results to differ materially from those anticipated in such forward-looking statements.
The Company assumes no obligation to update such statements to reflect actual results, changes in assumptions or changes in other factors affecting such statements, and expressly disclaims any obligation to revise or update publicly any forward-looking statements, except as required by applicable law.

THE PARTIES
Tabula Rasa HealthCare, Inc.
The Company is a healthcare technology company advancing the safe use of medications by creating solutions designed to empower pharmacists, providers, and patients to optimize medication regimens, combating medication overload and reducing adverse drug events. The Company’s advanced proprietary technology solutions, including MedWise®, identify causes of and risks for medication-related problems so that healthcare professionals can minimize harm and reduce medication-related risks. The Company’s software and services help drive value-based care by improving patient outcomes and lowering healthcare costs through reduced hospitalizations, emergency department visits, and healthcare utilization. The Company serves a number of different organizations within the healthcare industry, including health plans and at-risk provider groups, the majority of which are organizations with PACE. The Company’s principal executive offices are located at 228 Strawbridge Drive, Suite 100, Moorestown, New Jersey 08057, and its telephone number is (866) 648-2767. Shares of Company common stock are listed on NASDAQ under the trading symbol “TRHC”.
Locke Buyer, LLC
Parent is a Delaware limited liability company that was formed by Nautic solely for the purpose of entering into the merger agreement and related agreements and consummating the transactions contemplated thereby. Parent has not conducted any business operations other than in connection with its formation and the transactions and related agreements. Upon the consummation of the transactions contemplated by the merger agreement and related agreements, the Company will be a wholly-owned subsidiary of Parent.
The principal executive offices of Parent are located at 50 Kennedy Plaza, 12th Floor, Providence, RI 02903, and its telephone number is (401) 278-6770.
Locke Merger Sub, Inc.
Merger Sub is a Delaware corporation and a wholly-owned subsidiary of Parent that was formed solely for the purpose of entering into the merger agreement and related agreements and consummating the transactions contemplated thereby. Merger Sub has not conducted any business operations other than in connection with its formation and the transactions contemplated by the merger agreement and related agreements. Upon the consummation of the transactions contemplated by the merger agreement and related agreements, Merger Sub will cease to exist.
The principal executive offices of Merger Sub are located at 50 Kennedy Plaza, 12th Floor, Providence, RI 02903, and its telephone number is (401) 278-6770.

THE SPECIAL MEETING
We are furnishing this proxy statement to the holders of Company common stock as part of the solicitation of proxies by the Board for exercise at the special meeting and at any postponements or adjournments thereof.
Date, Time and Place
The special meeting of Company stockholders will be held on [  ], 2023 at [  ], Eastern Time (unless the special meeting is adjourned or postponed). The special meeting will be completely virtual. The Company’s stockholders will be able to virtually attend and vote at the special meeting by visiting virtualshareholdermeeting.com/TRHC2023SM and using the 16-digit control number included in the proxy materials. All stockholders are entitled to attend the special meeting; however, you will only be entitled to vote at the special meeting if you were a stockholder of record at the close of business on [  ], 2023, the record date for the special meeting, or if you were a beneficial owner of Company common stock as of the record date.
Purpose of the Special Meeting
The special meeting is being held for the following purposes:
•	to consider and vote on the merger agreement proposal;
•	to consider and vote on the advisory compensation proposal; and
•	to consider and vote on the adjournment proposal.
A copy of the merger agreement is attached as Annex A to this proxy statement.
Recommendation of the Board
The Board has reviewed and considered the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Board unanimously (i) determined and declared that it is advisable and fair to, and in the best interests of, the Company and the Company’s stockholders, that the Company enter into the merger agreement and consummate the transactions contemplated by the merger agreement, (ii) approved and declared the advisability of the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the merger, (iii) recommended that the Company’s stockholders entitled to vote adopt the merger agreement and (iv) directed that the merger agreement be submitted to the Company’s stockholders entitled to vote for adoption. Accordingly, the Board recommends a vote “FOR” the merger agreement proposal, “FOR” the advisory compensation proposal and “FOR” the adjournment proposal.
For a discussion of the factors that the Board considered in determining to recommend the approval of the merger agreement proposal, please see the section of this proxy statement entitled “The Merger—Reasons for the Merger” beginning on page 47.
Record Date and Stockholders Entitled to Vote
Only the Company’s stockholders of record at the close of business on [  ], 2023, the record date for the special meeting, will be entitled to notice of, and to vote at, the special meeting and any postponement or adjournment thereof. As of the close of business on the record date, there were [  ] shares of Company common stock outstanding and entitled to vote. Each Company stockholder is entitled to one vote per share of Company common stock held by such Company stockholder on the record date on each of the proposals presented in this proxy statement.
At the special meeting and for 10 days prior to the special meeting, the names of Company stockholders entitled to vote at the special meeting will be available for inspection for any purpose germane to the meeting, between the hours of 9:00 a.m. and 5:00 p.m. Eastern Time, at the Company’s principal executive offices located at 228 Strawbridge Drive, Suite 100, Moorestown, New Jersey 08057, by contacting the Corporate Secretary of the Company.
Quorum
The holders of a majority of all of the outstanding shares of stock entitled to vote at the special meeting, present in person or represented by proxy, constitutes a quorum of Company stockholders for the transaction of business at the special meeting. Virtual attendance at the special meeting constitutes presence in person for quorum purposes at the special meeting. Abstentions will be counted as shares present for the purposes of determining the presence of a quorum. Broker non-votes will not be counted as shares present for purposes of determining the presence of a quorum unless your bank, broker or other nominee has been instructed to vote on at least one of the proposals presented in this proxy statement.
If a quorum is not present or represented at the special meeting of the Company stockholders, the chairman of the meeting or the stockholders entitled to vote thereat, present in person or by proxy, may adjourn the special meeting, without notice, if the time and place of the adjourned meeting, if any, are announced at the special meeting at which the adjournment is taken. If, however, the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, we will provide a notice of the adjourned meeting to each Company stockholder of record entitled to vote at the special meeting. In the event that a quorum is not present at the special meeting, or if there are insufficient votes to adopt the merger agreement at the time of the special meeting, we expect that the special meeting will be postponed or adjourned to solicit additional proxies.
Vote Required
Approval of the Merger Agreement Proposal
The approval of the merger agreement proposal requires the affirmative vote (in person or by proxy) of the holders of a majority of outstanding shares of Company common stock entitled to vote on the matter. Under Delaware law and the merger agreement, the receipt of such required vote is a condition to the consummation of the merger. Note that you may vote to approve the merger agreement proposal and vote not to approve the advisory compensation proposal or adjournment proposal and vice versa.
Abstentions, failures to vote (including a failure to authorize a proxy to vote on a Company stockholder’s behalf) and broker non-votes will have the same effect as a vote “AGAINST” the merger agreement proposal.
Approval of the Advisory Compensation Proposal
The approval of the advisory compensation proposal requires the affirmative vote (in person or by proxy) of a majority of the votes cast on such proposal at the special meeting. Assuming a quorum is present at the special meeting, abstentions, failures to vote (including a failure to authorize a proxy to vote on a Company stockholder’s behalf) and broker non-votes will have no effect on the outcome of the advisory compensation proposal.
The vote on the advisory compensation proposal is a vote separate and apart from the vote to approve the merger agreement proposal. Accordingly, you may vote to approve the merger agreement proposal and vote not to approve the advisory compensation proposal and vice versa. In addition, because the vote on the advisory compensation proposal is advisory only, it will not be binding on the Company, the Board, Parent or the surviving corporation. Therefore, because the Company is contractually obligated to pay the compensation that may be paid or become payable to our named executive officers in connection with the consummation of the merger, if the merger is approved by our stockholders, such compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the vote on the advisory compensation proposal.
Approval of the Adjournment Proposal
The approval of the adjournment proposal requires the affirmative vote (in person or by proxy) of a majority of the votes cast on such proposal at the special meeting (whether or not a quorum is present). Assuming a quorum is present at the special meeting, abstentions, failures to vote (including a failure to authorize a proxy to vote on a Company stockholder’s behalf) and broker non-votes will have no effect on the outcome of the adjournment proposal. The Company does not intend to call a vote on this proposal if the merger agreement proposal is approved at the special meeting.
The vote on the adjournment proposal is a vote separate and apart from the vote to approve the merger agreement proposal. Accordingly, you may vote to approve the merger agreement proposal and vote not to approve the adjournment proposal and vice versa.
Approval of the advisory compensation proposal and the adjournment proposal is not a condition to the consummation of the merger.
A broker “non-vote” occurs when a bank, broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner, but does have discretionary voting power over other “routine” items and submits votes for those matters. The Company does not expect any broker non-votes at the special meeting because the rules applicable to banks, brokers and other nominees only provide such organizations with discretionary authority to vote on proposals that are considered “routine”, whereas each of the proposals to be presented at the special meeting is considered “non-routine”. As a result, no bank, broker or other nominee will be permitted to vote your shares of Company common stock at the special meeting without receiving instructions.
Voting Procedures
Whether or not you plan to attend the special meeting and regardless of the number of shares of Company common stock you own, your careful consideration of, and vote on, the merger agreement is important and we encourage you to vote promptly.
If on [  ], 2023, you were a record holder of Company common stock (in other words, you held Company common stock in your own name in the stock register maintained by our transfer agent, Equiniti) and to ensure that your shares of Company common stock are voted at the special meeting, we recommend that you provide voting instructions promptly by proxy, even if you plan to attend the special meeting, using one of the following three methods.
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Voting by Mail: To vote by mail using a proxy card, please complete, sign, date and mail the enclosed proxy card in the envelope provided. If you return your signed proxy card to us before the special meeting, we will vote your shares as you direct. For your mailed proxy card to be counted, we must receive it before [  ] Eastern Time on [  ], 2023.

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Voting by Telephone: To vote by telephone, dial the toll-free number on the enclosed proxy card or voting instruction form using a touch-tone phone and follow the recorded instructions. Have your proxy available when you call. You will be asked to provide the control number from the enclosed proxy card or voting instruction form. Your telephone vote must be received by [  ] Eastern Time on [  ], 2023 to be counted.

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Voting via the Internet: To vote via the internet, go to the website listed on the enclosed proxy card or voting instruction form and follow the on-screen instructions. Your internet vote must be received by [  ] Eastern Time on [  ], 2023 to be counted.

You may also vote by attending the special meeting and voting during the live webcast.
If on [  ], 2023, you were the beneficial owner of Company common stock held in “street name” (in other words, if your Company common stock is held in the name of your bank, broker or other nominee), you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from the Company. In order to vote, complete and mail the proxy card received from your broker, bank or other nominee to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker. Street name holders may vote online at the special meeting only if they obtain a 16-digit control number from their broker (typically found on their voting instruction form). If you hold your shares in street name and want to participate in the special meeting but did not receive a 16-digit control number, you must contact your broker for instructions to access the meeting. Without following the voting instructions provided by your broker, your common stock held in “street name” will not be voted, which will have the same effect as a vote “AGAINST” the merger agreement proposal and will not have any effect on the advisory compensation proposal and adjournment proposal.
For additional questions about the merger, assistance in submitting proxies or voting, or to request additional copies of this proxy statement or the enclosed proxy card, please contact Innisfree M&A Incorporated, which is acting as the Company’s proxy solicitation agent in connection with the merger, toll-free at (888) 750-5835.
How Proxies Are Voted
If you complete and submit your proxy card or voting instructions, the persons named as proxies will follow your instructions. If you are a holder of record and you submit a proxy card or voting instructions but do not direct how to vote on each item, the persons named as proxies therein will vote in favor of the merger agreement proposal, the advisory compensation proposal and the adjournment proposal.

Revocation of Proxies
For Company stockholders of record, any time after you have submitted a proxy card and before the proxy card is exercised, you may revoke or change your vote in one of three ways:
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you may submit a new proxy card bearing a later date (which automatically revokes the earlier proxy or voting instructions) in accordance with the instructions detailed in the section above entitled “—Voting Procedures”;

•	you may submit a written notice of revocation to the Company’s Corporate Secretary at Tabula Rasa HealthCare, Inc., 228 Strawbridge Drive, Suite 100, Moorestown, NJ 08057; or
•	you may attend the special meeting and vote during the live webcast. Attendance at the special meeting will not, in itself, constitute revocation of a previously granted proxy.
Please note that if you want to revoke your proxy by sending a new proxy card or a written notice of revocation to the Company, you should ensure that you send your new proxy card or written notice of revocation in sufficient time for it to be received by the Company prior to the special meeting.
If you hold your shares in “street name”, you will need to revoke or resubmit your proxy in accordance with the instructions provided by your broker, bank or other nominee. If your broker, bank or other nominee allows you to submit a proxy via the internet or by telephone, you may be able to change your vote by submitting a new proxy via the internet or by telephone (or by mail). In order to attend the special meeting and vote during the webcast, which will have the same effect as revoking any previously submitted voting instructions, follow the instructions provided by your broker, bank or other nominee for purposes of attending and participating in the special meeting.
Solicitation of Proxies
The Company will bear the cost of soliciting proxies, including the expense of preparing, printing and distributing this proxy statement. In addition to soliciting proxies by mail, telephone or electronic means, we may request brokers to solicit their customers and will, upon request, reimburse them for the reasonable, out-of-pocket costs of forwarding proxy materials in accordance with customary practice and SEC and NASDAQ regulations. We may also use the services of our directors, officers and other employees to solicit proxies, personally or by telephone, without additional compensation. In addition, the Company has retained Innisfree M&A Incorporated, 501 Madison Avenue, 20th floor; New York, New York 10022, to solicit proxies at a total cost to the Company of approximately $25,000, plus reimbursement of customary out-of-pocket expenses.
Adjournments
If a quorum is not present or represented at the special meeting, the chairman of the meeting or the stockholders entitled to vote thereat, present in person or by proxy, may adjourn the special meeting, without notice, provided that the time and place of the adjourned meeting, if any, are announced at the special meeting at which the adjournment is taken. If, however, the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, we will provide a notice of the adjourned meeting to each Company stockholder of record entitled to vote at the special meeting. In the event that a quorum is not present at the special meeting, or if there are insufficient votes to adopt the merger agreement at the time of the special meeting, we expect that the special meeting will be postponed or adjourned to solicit additional proxies. At any subsequent reconvening of the special meeting at which a quorum is present, any business may be transacted that might have been transacted at the special meeting.
Voting by Company Directors, Executive Officers and Principal Securityholders
On August 5, 2023, concurrently with the execution of the merger agreement, the Indaba stockholders, each of which is affiliated with Mr. Schrier and which, as of August 5, 2023, collectively beneficially owned approximately 24.3% of the outstanding shares of Company common stock, entered into the voting and support agreement with the Company and Parent. Pursuant to the voting and support agreement, the Indaba stockholders, solely in their capacity as Company stockholders, have agreed during the term of the voting and support agreement to, among other things, vote all of their shares of Company common stock owned of record or beneficially as of August 5, 2023, and any additional shares of Company common stock that the Indaba stockholders acquire record and/or beneficial ownership of after August 5, 2023, in favor of, among other things, the merger agreement proposal, with certain exceptions. For more information, please see the section of this proxy statement entitled “The Voting and Support Agreement” beginning at page 98.
As of September 6, 2023, the directors and executive officers of the Company beneficially owned in the aggregate 8,337,025 shares of Company common stock, or approximately 30.6% of the outstanding shares of Company common stock as of September 6, 2023. Although none of the directors or executive officers, other than Mr. Schrier, is obligated to vote to approve the merger agreement proposal, we currently expect that each of these individuals will vote all of his or her shares “FOR” each of the proposals to be presented at the special meeting.
The Company’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of the Company stockholders generally. For more information, please see the section of this proxy statement entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 68.
Appraisal Rights
If the merger is consummated, persons who do not wish to accept the merger consideration are entitled to seek appraisal of their shares of Company common stock under Section 262 and, if all procedures described in Section 262 are strictly complied with, to receive payment in cash for the fair value of their shares of Company common stock exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court, together with interest, if any, to be paid upon the amount determined to be the fair value. The “fair value” of your shares of Company common stock as determined by the Delaware Court may be more or less than, or the same as, the merger consideration that you are otherwise entitled to receive under the merger agreement. These rights are known as “appraisal rights”. This proxy statement serves as a notice of such appraisal rights pursuant to Section 262.
Persons who exercise appraisal rights under Section 262 will not receive the merger consideration they would otherwise be entitled to receive pursuant to the merger agreement. They will instead receive an amount determined to be the “fair value” of their shares of Company common stock following petition to, and an appraisal by, the Delaware Court. Persons considering seeking appraisal should recognize that the fair value of their shares of Company common stock determined under Section 262 could be more than, the same as or less than the merger consideration they would otherwise be entitled to receive pursuant to the merger agreement. Strict compliance with the procedures set forth in Section 262 is required. Failure to comply strictly with all of the procedures set forth in Section 262 may result in the withdrawal, loss or waiver of appraisal rights. Consequently, and in view of the complexity of the provisions of Section 262, persons wishing to exercise appraisal rights are urged to consult their legal and financial advisors before attempting to exercise such rights.
A holder of record or a beneficial owner of shares of Company common stock who (i) continuously holds such shares through the effective time, (ii) has not consented to or otherwise voted in favor of the merger or otherwise withdrawn, lost or waived appraisal rights, (iii) strictly complies with the procedures under Section 262, (iv) does not thereafter withdraw his, her or its demand for appraisal of such shares and (v) in the case of a beneficial owner, a person who (A) reasonably identifies in his, her or its demand the holder of record of the shares for which the demand is made, (B) provides documentary evidence of such beneficial owner’s beneficial ownership and a statement that such documentary evidence is a true and correct copy of what it purports to be and (C) provides an address at which such beneficial owner consents to receive notices given by the Company and to be set forth on the Chancery List (as defined in the section of this proxy statement entitled “The Merger—Appraisal Rights”), will be entitled to receive the fair value of his, her or its shares of Company common stock exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court, together with interest, if any, to be paid upon the amount determined to be the fair value.
A copy of Section 262 may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. The foregoing summary is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Section 262 and any amendments thereto after the date of this proxy statement. Any person who desires to exercise his, her or its appraisal rights should review carefully Section 262 and is urged to consult his, her or its legal and financial advisors before electing or attempting to exercise such rights. For more information, please see the section of this proxy statement entitled “The Merger—Appraisal Rights”.

Other Matters
Pursuant to the DGCL and the Company’s by-laws, only the matters set forth in the notice of special meeting may be brought before the special meeting.
Assistance
If you have any questions or need assistance in completing your proxy card or have questions regarding the special meeting, please contact Innisfree M&A Incorporated, which is acting as the Company’s proxy solicitation agent in connection with the merger, toll free at (888) 750-5835. Brokers may call at (212) 750-5833.

PROPOSAL 1: MERGER AGREEMENT PROPOSAL
We are asking holders of Company common stock to vote on a proposal to adopt the merger agreement. You are urged to carefully read this proxy statement in its entirety for more detailed information concerning the merger and the merger agreement, including the information set forth under the sections of this proxy statement entitled “The Merger” and “The Merger Agreement”. A copy of the merger agreement is attached as Annex A to this proxy statement. Approval of this proposal is a condition to the consummation of the merger. In the event this proposal is not approved, the merger cannot be consummated.
The Board recommends a vote “FOR” the approval of the merger agreement proposal.

PROPOSAL 2: ADVISORY COMPENSATION PROPOSAL
Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Rule 14a-21(c) under the Exchange Act, we are asking holders of Company common stock to approve, by advisory (non-binding) vote, the compensation that may be paid or become payable to our named executive officers in connection with the consummation of the merger. As required by those rules, we ask the holders of Company common stock to vote on the approval of the following resolution:
“RESOLVED, that the compensation that may be paid or become payable to the Company’s named executive officers in connection with the consummation of the merger, as disclosed in the table entitled “Potential Payments to Named Executive Officers”, including the associated narrative discussion, and the agreements, arrangements or understandings pursuant to which such compensation may be paid or become payable, are hereby APPROVED.”
The vote on executive compensation payable in connection with the consummation of the merger is a vote separate and apart from the vote to approve the merger agreement proposal. Accordingly, you may vote to approve the merger agreement proposal and vote not to approve such compensation and vice versa. Because the vote is advisory in nature only, it will not be binding on the Company or the Board; as the Company is contractually obligated to pay such compensation, such compensation will be paid or become payable, subject only to the conditions applicable thereto, if the merger is consummated and regardless of the outcome of the advisory vote.
The Board recommends a vote “FOR” the approval of the advisory compensation proposal.

PROPOSAL 3: ADJOURNMENT PROPOSAL
The special meeting may be adjourned to another time and place to permit further solicitation of proxies, if necessary, to obtain additional votes to approve the merger agreement proposal. The Company currently does not intend to propose adjournment of the special meeting if there are sufficient votes in favor of the merger agreement proposal.
The Company is asking you to authorize the holder of any proxy solicited by the Board to vote in favor of any adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the merger agreement proposal at the time of the special meeting.
The Board recommends a vote “FOR” the approval of the adjournment proposal.

THE MERGER
Overview
The Company is seeking the adoption by the holders of Company common stock of the merger agreement the Company entered into on August 5, 2023 with Parent and Merger Sub. Under the terms of the merger agreement, subject to the satisfaction or (if permissible under applicable law) waiver of specified conditions, Merger Sub will be merged with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Parent. The Board has unanimously approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement and recommends that Company stockholders vote to adopt the merger agreement.
Background of the Merger
The following chronology summarizes key meetings and events that led to the signing of the merger agreement. This chronology does not purport to catalogue every conversation of, by, with or among members of the Board, the Company’s management, the Company’s financial advisors, legal advisors or other representatives, Nautic, CPRx or its financial advisors, legal advisors, affiliates or other representatives or any other person.
As part of their ongoing review of the Company’s business, in concert with the Company’s financial and legal advisors, the Board and the Company’s senior management team periodically review and evaluate the Company’s business and operations, long-term strategy, capital structure and requirements, competitive position, historical performance, future prospects and opportunities to increase stockholder value. These reviews have, from time to time, included discussions as to whether the Company should continue to execute on its strategy as a stand-alone company, consider alternative capital allocation approaches, pursue various acquisitions or divestitures or pursue a sale of the Company, considering whether any such potential alternative would enhance stockholder value along with the potential benefits and risks of any potential alternative.
On March 17, 2022, John Figueroa, the CEO of CPRx Holding Company, LLC (f/k/a CarepathRx Holding Company, LLC) (“CPRx”), a portfolio company of Nautic, had a call with Dr. Calvin Knowlton, the Chief Executive Officer of the Company at such time, during which Mr. Figueroa expressed interest in a potential strategic transaction with the Company.
On March 18, 2022, a representative of Cantor Fitzgerald, L.P. (“Cantor”), who would eventually become Nautic’s financial advisor, had a call with Frank Sparacino, the Senior Vice President, Investor Relations and Corporate Development of the Company, during which Cantor communicated that Nautic and other parties might be interested in a potential transaction involving the Company’s PACE pharmacy business. Mr. Sparacino indicated that the PACE business was unlikely to be sold at that time.
On April 8, 2022, CPRx Holdings, LLC (f/k/a CarepathRx Holdings, LLC), an affiliate and indirect subsidiary of CPRx, and the Company entered into a customary non-disclosure agreement to facilitate the exchange of information in connection with a potential business relationship between the parties.
On April 13, 2022, representatives of CPRx and the Company met in-person at the Company’s offices in New Jersey and continued discussions regarding a potential strategic transaction with the Company.
On May 17 and May 18, 2022, representatives of CPRx and the Company met again in-person at CPRx’s offices in Ohio and continued discussions regarding a potential strategic transaction with the Company.
On May 20, 2022, Indaba Capital Management, L.P. (“Indaba”) and certain of its affiliates filed a Schedule 13G with the SEC disclosing that it had acquired a 14.99% interest in the Company common stock, and on June 1, 2022, Indaba filed a Schedule 13D disclosing a 19.99% interest in the Company common stock. Over the course of the following months, Indaba and the Company communicated telephonically and electronically regarding, among other things, the Company’s corporate governance practices, the Company’s financial performance, Indaba’s equity interest in the Company and its holdings of 2026 Convertible Notes and Indaba’s views on the Company’s strategy, including with respect to the Company’s previously announced plans to sell non-core assets, of which Indaba had expressed support.
On July 2, 2022, the Board, together with members of Company management and representatives of Morgan, Lewis & Bockius LLP (“Morgan Lewis”), legal advisor to the Company, met and discussed, among other items, Dr. C. Knowlton’s conversations with CPRx regarding CPRx’s interest in a potential acquisition of the Company.

On July 7, 2022, A Gordon Tunstall, Lead Independent Director of the Board, and representatives of Nautic, CPRx, Exact Care Pharmacy, LLC, a portfolio company of Nautic, and Cantor met in-person in Philadelphia for a discussion regarding the business. No negotiations with respect to potential transaction terms or price were conducted during this meeting.
On July 11, 2022, the Board, together with members of Company management and representatives of Morgan Lewis, met and discussed, among other items, the status of discussions with CPRx regarding CPRx’s interest in a potential acquisition of the Company. At the meeting, Dr. C. Knowlton provided an update on recent discussions with CPRx, which had communicated to Dr. C. Knowlton that it expected to submit a letter of intent in respect of a potential strategic transaction to acquire the Company.
On July 22, 2022, Indaba filed an amendment to Schedule 13D disclosing it had increased its interest in the Company common stock to 25.00%.
On July 24, 2022, the Board, together with members of Company management and representatives of RBC Capital Markets (“RBC”), the Company’s financial advisor at such time, FGS Global, the Company’s public relations advisor at such time, Morgan Lewis and Carlton Fields LLP (“Carlton Fields”), counsel for certain of the independent directors of the Board, at such time, met to discuss, among other items, the Company’s strategic process to explore a potential sale of non-core assets, as announced during the first quarter of 2022, and recent discussions with Nautic and CPRx.
On July 25, 2022, in response to Indaba’s continued accumulation of Company common stock, and after consultation with its outside financial and legal advisors, the Board unanimously resolved to adopt a limited-duration stockholder rights plan (the “Rights Plan”). As adopted, the Rights Plan would have caused substantial dilution to any person or group who acquired beneficial ownership of more than 10% of the Company common stock without Board approval (or, in the case of Indaba, more than its then-existing stake). The Rights Plan was effective immediately and subject to expiration by its terms on July 25, 2023.
On July 27, 2022, Indaba delivered to the Company a stockholder inspection demand letter pursuant to Section 220 of the DGCL (the “220 Demand Letter”) in order to inspect the Company’s books and records in connection with certain corporate governance matters.
On July 28, 2022, Indaba filed an amendment to Schedule 13D disclosing the 220 Demand Letter and that it had increased its interest in the Company common stock to 25.23% (based on purchases prior to the effectiveness of the Rights Plan).
Also on July 28, 2022, Nautic, together with CPRx, submitted a preliminary, non-binding indication of interest to the Board proposing to acquire all of the outstanding shares of common stock at a price of $5.25 in cash per share, subject to the completion of due diligence, negotiation of definitive transaction documents, investment committee approval and other conditions (the “July 28, 2022 Offer”), including that the offer would not be contingent on obtaining financing. The July 28, 2022 Offer represented a 26% premium to the Company common stock’s closing share price of $4.18 on July 27, 2022, the most recent trading day prior to receipt of the July 28, 2022 Offer. In its letter, Nautic specified that engagement with Indaba would be required given Indaba’s significant shareholdings. As of July 28, 2022, Indaba was not aware of Nautic’s prior discussion with the Board concerning a potential acquisition transaction.
On July 28, 2022, after conversations with members of the Board, a representative of RBC had a call with a representative of Cantor during which the RBC representative communicated that the July 28, 2022 Offer was disappointing and that Nautic would need to provide a substantially higher proposal by Sunday, July 31, 2022 for the Board to consider engaging in discussions.
On July 29, 2022, the Board, together with members of Company management and representatives of RBC and Morgan Lewis, met and discussed, among other items, the July 28, 2022 Offer. At the meeting, representatives of Morgan Lewis reviewed with the Board its fiduciary duties and other legal matters in the context of a review of a potential sale transaction. Representatives of RBC reviewed with the Board the key terms of the July 28, 2022 Offer and provided an update on their recent communications with Cantor and the July 31, 2022 deadline.
On August 1, 2022, Nautic and CPRx submitted to RBC an updated non-binding proposal to acquire all of the outstanding shares of the Company common stock at an increased price of $7.25 in cash per share of common stock, but otherwise on the same terms as the July 28, 2022 Offer (the “August 1, 2022 Offer”). The August 1, 2022 Offer

represented a 63% premium to the Company common stock’s closing share price of $4.45 on July 29, 2022. In connection with its increased offer, Nautic and CPRx requested that the Company enter into an exclusivity agreement with CPRx providing for an exclusivity period through August 31, 2022 to permit Nautic and CPRx to finalize documentation in respect of the transaction.
On August 2, 2022, the Board, together with members of Company management and representatives of RBC and Morgan Lewis, met and discussed, among other items, the August 1, 2022 Offer. Representatives of RBC reviewed with the Board the key terms of the August 1, 2022 Offer, including changes from the July 28, 2022 Offer, and indicated further analysis would be required before RBC could provide a more fulsome assessment of the August 1, 2022 Offer.
On August 5, 2022, the Board, together with members of Company management and representatives of RBC, FGS Global and Morgan Lewis, met to evaluate the August 1, 2022 Offer. At the meeting, representatives of RBC presented materials summarizing the August 1, 2022 Offer, the Company’s historical stock price performance and preliminary benchmarking data. The Board discussed the appropriate counterproposal range with RBC, agreed upon a counterproposal amount of $13.00 per share and directed RBC to communicate the counterproposal to Nautic by August 8, 2022.
On August 7, 2022, a representative of RBC had a call with a representative of Cantor, during which the RBC representative communicated the Board’s counterproposal of $13.00 per share.
On August 8, 2022, a representative of Cantor had a call with a representative of RBC, during which the Cantor representative communicated that Nautic would not accept the Board’s counterproposal of $13.00 per share.
On August 16, 2022, Cantor on behalf of Nautic and CPRx submitted to RBC an updated non-binding proposal to acquire all of the outstanding shares of the Company common stock at an increased price of up to $8.00 in cash per share of common stock, subject to substantially similar conditions as the July 28, 2022 Offer (the “August 16, 2022 Offer”). The August 16, 2022 Offer represented a 51% premium to the Company common stock’s closing share price of $5.31 on August 15, 2022. Cantor on behalf of Nautic and CPRx characterized the August 16, 2022 Offer as their “best offer” and requested that the Company respond by August 23, 2022.
On August 19, 2022, the Board, together with members of Company management and representatives of Morgan Lewis and Carlton Fields, met to discuss engaging in settlement discussions with Indaba with respect to the 220 Demand Letter and related matters. Over the next several weeks, the Company, Indaba and their respective advisors engaged in settlement discussions in relation to such matters.
On August 21, 2022, the Board, together with members of Company management and representatives of RBC and Morgan Lewis, met to discuss the August 16, 2022 Offer. At the meeting, representatives of RBC reviewed with the Board the key terms of the August 16, 2022 Offer. The Board and RBC discussed potential next steps with respect to the August 16, 2022 Offer, including potential market outreach to determine if higher offers may be available.
On August 25, 2022, the Board, together with members of Company management and representatives of Morgan Lewis, met to discuss, among other items, the August 16, 2022 Offer. At the meeting, the Board and Morgan Lewis discussed potential next steps with respect to the August 16, 2022 Offer. Following these discussions, in view of ongoing settlement discussions with Indaba, the Board determined to defer responding to Nautic regarding the August 16, 2022 Offer.
On August 29, 2022, a representative of Cantor communicated to a representative of RBC that Nautic would formally rescind the August 16, 2022 Offer if there was no response. Representatives of RBC suggested the Company was working on a cooperation agreement with Indaba.
On September 13, 2022, the Company entered into a cooperation agreement (the “Cooperation Agreement”) with Indaba pursuant to which, among other things, (a) the 220 Demand Letter was withdrawn, (b) Dr. C. Knowlton and Dr. Orsula Knowlton resigned as Chief Executive Officer of the Company and as Co-President and Chief Marketing & New Business Development Officer of the Company, respectively, and from the Board, (c) Brian W. Adams was appointed as the Company’s Interim Chief Executive Officer, (d) the Board appointed Jonathan D. Schwartz and Derek C. Schrier, Managing Partner and Chief Investment Officer of Indaba, as members of the Board to fill the vacancies created by the resignation of the Drs. Knowlton, (e) Mr. Tunstall stepped down as the Board’s Lead Independent Director and was to resign upon the earlier of (1) the appointment of a third, new independent director designated by Indaba in accordance with the Cooperation Agreement and (2) December 31, 2022, (f) Michael Purcell

was appointed Independent Chair of the Board, and (g) the Company formed a Strategic Review Committee (the “Strategic Review Committee”) comprised of Messrs. Schwartz and Schrier and Dr. Jan Berger to oversee the Company’s then ongoing strategic process relating to the sale of non-core assets of the Company and to explore other value creation opportunities with a view toward maximizing stockholder value, including the discussions with Nautic and delegated such Strategic Review Committee authority to explore such opportunities subject to overall approval by the Board.
On September 14, 2022, Indaba filed an amendment to its Schedule 13D disclosing the Cooperation Agreement and that its ownership had been reduced to a 24.84% interest in the Company common stock.
On September 15, 2022, representatives of Nautic had a call with members of the Strategic Review Committee, during which call representatives of Nautic communicated that Nautic remained interested in acquiring the Company for no more than $8.00 in cash per share of common stock and provided Nautic’s perspective on the potential combination of the Company with certain of Nautic’s portfolio companies following pending divestitures of certain assets and businesses by CPRx.
The Strategic Review Committee did not initiate further discussions with Nautic regarding a potential strategic transaction to acquire the Company at that time.
On September 29, 2022, representatives of Nautic placed another call with members of the Strategic Review Committee, during which representatives of Nautic reiterated Nautic’s interest in acquiring the Company for no more than $8.00 in cash per share of common stock. The Strategic Review Committee did not engage in or arrange for further discussions with Nautic regarding a potential strategic transaction to acquire the Company.
On October 7, 2022, the Strategic Review Committee, together with members of Company management, met and discussed, among other things, the Company’s strategic process relating to a potential sale of non-core assets and the status of discussions with Nautic and whether to re-engage in discussions with Nautic in connection with the Company’s exploration of potential strategic alternatives.
On October 10, 2022, the Board appointed Ronald Mitchell to the Board to fill the vacancy created by the resignation of Mr. Tunstall, who resigned on October 6, 2022 pursuant to the terms of the Cooperation Agreement following notification that Indaba had identified a new independent director consistent with the terms of the Cooperation Agreement. Mr. Mitchell was also appointed to serve on the Board’s Compensation Committee and Strategic Review Committee. In addition, the Board appointed Mr. Purcell to serve on the Strategic Review Committee to fill the vacancy created by the resignation of Mr. Schwartz from the Strategic Review Committee.
On October 27, 2022, representatives of Nautic placed another call to Mr. Schrier, as a member of the Strategic Review Committee, during which representatives of Nautic again reiterated Nautic’s interest in acquiring the Company for no more than $8.00 in cash per share of common stock. Mr. Schrier indicated that the Strategic Review Committee would consider an in-person meeting between representatives of Nautic and members of the Strategic Review Committee and Company management to further discuss Nautic’s interest in a potential strategic transaction to acquire the Company.
On October 31, 2022, the Strategic Review Committee, together with members of Company management and a representative of O’Melveny & Myers LLP (“O’Melveny”), the Company’s legal advisor for the sale of non-core assets, met and discussed, among other things, the Company’s strategic process relating to the potential sale of non-core assets and the status of discussions with Nautic. The Strategic Review Committee discussed the need for the Company to consider engaging additional financial and legal advisors in connection with its exploration of potential strategic alternatives, as well as the Company’s development of an updated long-term financial model.
On November 9, 2022, a member of the Strategic Review Committee had a call with representatives of Nautic, during which call the member of the Strategic Review Committee noted that CPRx had recently completed divesting certain assets and businesses previously indicated by Nautic, and to discuss the potential in-person meeting between Nautic and the Company.
On November 18, 2022, members of the Strategic Review Committee and Company management met in person with representatives of Nautic and CPRx in Cantor’s offices in New York, during which representatives of the Company provided a general update on the Company and representatives of Nautic reviewed Nautic’s latest offer to acquire the Company, and reiterated that Nautic remained interested in acquiring the Company for no more than $8.00 in cash per share of common stock.

On November 22, 2022, the Board met, together, with a representative of Company management and a representative of O’Melveny, and discussed, among other items, the recent work of the Strategic Review Committee in connection with its exploration of potential strategic alternatives, including the recent discussions that members of the Strategic Review Committee and management had with Nautic and the Strategic Review Committee’s ongoing process of identifying potential financial and legal advisors for the Board’s consideration.
On December 19, 2022, the Board, together with members of Company management and a representative of O’Melveny, met to discuss, among other items, the Strategic Review Committee’s recommendations for additional legal and financial advisors in connection with the Company’s exploration of potential strategic alternatives. The Board approved the engagement of Cravath, Swaine & Moore LLP (“Cravath”) as the Company’s legal advisor in connection therewith.
On January 9, 2023, the Board met, together with representatives of Cravath, and discussed the Strategic Review Committee’s recommendation of Goldman Sachs & Co. LLC (“Goldman Sachs”) as the Company’s financial advisor in connection with the Company’s exploration of potential strategic alternatives. Representatives of Cravath gave an overview of the Board’s fiduciary duties in analyzing strategic alternatives and summarized a proposed engagement letter with Goldman Sachs. The Board also received a customary disclosure letter from Goldman Sachs in advance of entering into the engagement letter in respect of certain relationships between Goldman Sachs and the Company and Nautic, its affiliates and certain other related parties. The Board voted to approve the engagement of Goldman Sachs and the Company’s entry into the Goldman Sachs engagement letter, based on Goldman Sachs’ status as an internationally recognized investment firm with substantial experience in similar transactions, including those in the healthcare industry, and familiarity with the Company.
On January 10, 2023, the Company formally engaged Goldman Sachs as financial advisor in connection with the exploration of strategic alternatives and the potential execution of one or more transactions in connection with such review.
On February 8, 2023, Nautic initiated contact with representatives of Goldman Sachs, and communicated Nautic’s interest in a potential acquisition of the Company.
On February 10, 2023, the Strategic Review Committee, together with members of Company management and a representative of O’Melveny, met and discussed, among other things, the Company’s strategic process relating to the sale of non-core assets and recent updates received from representatives of Goldman Sachs. The Strategic Review Committee discussed Nautic’s recent outreach to representatives of Goldman Sachs, who had been directed not to respond to Nautic until authorized to do so by the Strategic Review Committee. The Strategic Review Committee noted that representatives of Goldman Sachs would review certain materials regarding the Company’s capital structure at the next Board meeting.
On February 28, 2023, the Board met, together with members of Company management and representatives of Goldman Sachs and Cravath, to discuss, among other items, capital structure considerations and a potential strategic transaction with Nautic. Representatives of Goldman Sachs reviewed certain materials on, among other things, the Company’s existing capital structure, options to address the 2026 Convertible Notes and timing for any liability management transactions with respect to the 2026 Convertible Notes (Mr. Schrier recused himself for the portion of the meeting relating to the 2026 Convertible Notes). The Board discussed the challenges of refinancing the 2026 Convertible Notes in light of the principal amount outstanding and the risks of significant equity dilution in connection with any transaction to refinance or otherwise extend the maturity of the 2026 Convertible Notes. A representative of Goldman Sachs then updated the Board on its recent communications with Nautic and reviewed its preliminary financial analysis of the Company. The Board and its advisors discussed the communications with Nautic to date, and potential next steps to engage with Nautic, additional potential counterparties regarding a strategic transaction and the process and timing for engaging with additional potential counterparties. Following these discussions, the Board determined to authorize the Strategic Review Committee to coordinate with the Company’s advisors to explore a potential sale of the Company.
On March 7, 2023, the Strategic Review Committee, together with representatives of Goldman Sachs and Cravath, met to discuss the interest expressed by Nautic and options regarding engaging with additional potential counterparties regarding a strategic transaction. Representatives of Goldman Sachs provided, among other things, a review of potential counterparties and a timeline for a process to engage with other potential counterparties.

On March 10, 2023, at the direction of the Strategic Review Committee and the Board, representatives of Goldman Sachs formally contacted Nautic regarding a potential strategic transaction involving the Company and informed Nautic that the Company was interested in engaging in further discussions regarding a potential strategic transaction.
On March 12, 2023, Nautic, together with CPRx, submitted a preliminary, non-binding indication of interest to the Board proposing to acquire all of the outstanding shares of common stock at a price of $8.00 in cash per share (unchanged from the August 16, 2022 Offer), subject to the completion of due diligence, negotiation of definitive transaction documents, investment committee approval and certain other conditions (the “March 12 Offer”), including that the offer would not be contingent on obtaining financing. As with Nautic’s prior proposals, the proposed transaction would result in the acquiror assuming the 2026 Convertible Notes in full, including all risks relating to obligations for payment or redemption thereunder. The March 12 Offer represented a 45% premium to the Company common stock’s closing share price of $5.51 on March 10, 2023, the most recent trading day prior to the March 12 Offer. In its letter, Nautic requested that the Company enter into an exclusivity agreement with CPRx providing for an exclusivity period through April 30.
On March 12 and 15, 2023, members of the Strategic Review Committee, together with representatives of Goldman Sachs and Cravath, had calls and met electronically to discuss the March 12 Offer. At the March 15, 2023 meeting, representatives of Goldman Sachs provided an update on events subsequent to the February 28, 2023 Board meeting and reviewed the March 12 Offer with the Strategic Review Committee. The Strategic Review Committee also discussed the process for engaging with Nautic and other potential counterparties, including the scope of potential counterparties for outreach, and representatives of Goldman Sachs reviewed certain potential counterparties who might have the financial ability to support a transaction with the Company. Following these discussions, the Strategic Review Committee determined to recommend that the Board authorize Goldman Sachs to (a) communicate to Nautic that the Company would be willing to facilitate Nautic’s due diligence with the expectation that Nautic would need to submit a higher proposal in order to continue discussions and (b) initiate contact with a select number of other potential counterparties discussed during such meeting regarding a strategic transaction.
On March 16, 2023, the Board, together with members of Company management and representatives of Morgan Lewis, Goldman Sachs and Cravath, met to evaluate the March 12 Offer and the possibility of initiating a process to explore strategic alternatives with other parties. At the meeting, representatives of Cravath gave an overview of the Board’s fiduciary duties in analyzing strategic alternatives and representatives of Goldman Sachs reviewed with the Board the March 12 Offer, its preliminary financial analysis of the Company and potential options, including confidentially engaging with a targeted set of potential strategic counterparties, which option was recommended by the Strategic Review Committee. The Board considered the risks to the Company and its business inherent in a potential sale process, including: distraction in operating the business; potential market leaks and rumors; potential stock price volatility; potential disruption of existing customer relationships; potential loss of prospective customer deals in the pipeline; and potential challenges relating to employee retention. Representatives of Goldman Sachs reviewed certain potential counterparties who might have the financial ability to support a transaction with the Company. The Board also considered the process for engaging with other potential counterparties and the scope of potential counterparties that may have strategic interest in acquiring the Company and the financial ability to do so. Following these discussions, the Board concluded that, while Nautic’s proposal was not sufficiently attractive to commence negotiations with Nautic or to grant Nautic exclusivity at that time, the Company would offer to sign a new non-disclosure agreement with Nautic to facilitate a limited period of due diligence to allow Nautic an opportunity to further clarify and improve its proposal and directed representatives of Goldman Sachs to initiate contact with a select number of potential counterparties discussed during such meeting regarding a strategic transaction in parallel with Nautic’s due diligence process.
On March 23 and 28, 2023, the Board, together with members of Company management and representatives of Morgan Lewis, Goldman Sachs and Cravath, met to discuss, among other items, the Company’s capital structure and long-term financial model and projections. Mr. Schrier, on behalf of Indaba and not in his capacity as a member of the Board, first provided a presentation to the Board on Indaba’s views with respect to the liability management options available to the Company to address the upcoming maturity of the 2026 Convertible Notes. After Messrs. Mitchell and Schrier recused themselves, representatives of Cravath reviewed with the remaining members of the Board certain legal matters relating to the 2026 Convertible Notes, and representatives of Goldman Sachs provided perspectives on potential refinancing alternatives with respect to these securities. After Messrs. Mitchell and

Schrier rejoined the meeting, Company management provided the Board its perspectives on the Company’s recent performance and outlook and reviewed the Base Management Case (as described further in “—Certain Financial Forecasts” beginning on page 53) with the Board. Following these discussions, the Board approved the Base Management Case at the March 28 meeting.
Also on March 28, 2023, at the direction of the Company and the Board, representatives of Goldman Sachs shared a draft non-disclosure agreement with Nautic, and notified Nautic that, while the Company was not willing to grant exclusivity based on Nautic’s current proposal, the Company would be willing to facilitate Nautic’s due diligence with the expectation that Nautic would need to submit a higher proposal in order to continue discussions.
Beginning on March 30, 2023 and over the course of the following weeks and as discussed in more detail below, representatives of Goldman Sachs, acting at the direction of the Board, conducted preliminary discussions with representatives of a number of companies in the healthcare industry, including Party A, Party B, Party C, Party D and Party E, to gauge interest in a potential strategic transaction with the Company, and provided draft non-disclosure agreements to interested parties.
On April 3, 2023, Party E had a call with representatives of Goldman Sachs, during which Party E informed representatives of Goldman Sachs that it was not interested in pursuing a strategic transaction with the Company at that time.
On April 4, 2023, the Company, Nautic and CPRx executed a non-disclosure agreement with a customary standstill provision that would automatically terminate upon the entry by the Company into a definitive acquisition agreement with a third party and other customary provisions. Following the execution of the non-disclosure agreement, Nautic, CPRx and their advisors were provided access to an electronic data room (the “data room”) containing certain information and materials regarding the Company’s business, operations, financial condition, material contracts and other pertinent due diligence information.
Later on April 4, 2023, the Company, Nautic and their respective financial advisors met to discuss business performance updates regarding the Company.
Over the next several weeks, Nautic and its advisors conducted a due diligence review of the Company, including reviewing documents provided by the Company in the data room. As part of this due diligence review, Nautic provided the Company with various diligence requests and the Company, Nautic and their respective representatives engaged in various discussions regarding the Company, its business, operations, activities and financial information.
On April 5, 2023, Party A had a call with representatives of Goldman Sachs, during which Party A informed representatives of Goldman Sachs that it was not interested in pursuing a strategic transaction with the Company at that time.
On April 12, 2023, Party B informed representatives of Goldman Sachs via e-mail that it was not interested in pursuing a strategic transaction with the Company at that time.
On April 13, 2023, the Company and Party C executed a non-disclosure agreement with a customary standstill provision that would automatically terminate upon the entry by the Company into a definitive acquisition agreement with a third party and other customary provisions. Following the execution of the non-disclosure agreement, Party C was provided with the Company’s overview presentation and financial model.
Beginning on April 16, 2023 and over the course of the following weeks, representatives of Goldman Sachs, acting at the direction of the Board conducted preliminary discussions with representatives of Party F, a company in the healthcare industry, to gauge interest in a potential strategic transaction with the Company.
On April 17, 2023, the Company, Nautic and CPRx executed a supplement to the non-disclosure agreement to facilitate further due diligence with Nautic.
On April 18, 2023, representatives of Cravath and Party D discussed the terms of the draft non-disclosure agreement.
On April 21, 2023, Party C informed representatives of Goldman Sachs via e-mail that it was not interested in pursuing a strategic transaction with the Company at that time.

On April 24, 2023, the Company and Party D executed a non-disclosure agreement with a customary standstill provision that would automatically terminate upon the entry by the Company into a definitive acquisition agreement with a third party and other customary provisions. Following the execution of the non-disclosure agreement, Party D was provided with the Company’s overview presentation and financial model.
On May 2, 2023, the Board met with members of Company management and representatives of Goldman Sachs and Cravath to discuss the latest status of outreach to potential counterparties and the status of the diligence process with Nautic. At the meeting, representatives of Goldman Sachs discussed the status of outreach to potential counterparties and Nautic’s diligence process. Following these discussions, the Board determined to continue discussions with the previously selected potential counterparties regarding a strategic transaction (including Nautic) and to request that Nautic provide an updated proposal.
On May 4, 2023, Nautic submitted to representatives of Goldman Sachs an updated non-binding proposal to acquire all of the outstanding shares of the Company common stock at an increased price of $10.00 in cash per share of common stock, subject to substantially similar conditions as the March 12 Offer (the “May 4 Offer”), including that the offer would not be contingent on obtaining financing and a request that the Company enter into a customary exclusivity agreement with CPRx for an exclusivity period of 30 days. The May 4 Offer represented a 82% premium to the Company common stock’s closing share price of $5.50 on May 1, 2023. In its letter, Nautic indicated that the May 4 Offer was its “best-and-final offer”.
On May 5, 2023, the Strategic Review Committee met with representatives of Goldman Sachs and Cravath and discussed the May 4 Offer. Following discussion, the Strategic Review Committee determined to reconvene following the Company’s release of earnings to discuss further and determine next steps for any recommendation to the Board.
On May 9, 2023, Party F informed representatives of Goldman Sachs that it was not interested in pursuing a strategic transaction with the Company at that time.
On May 10, 2023, Party D informed representatives of Goldman Sachs via e-mail that it was not interested in pursuing a strategic transaction with the Company at that time.
On May 11, 2023, the Strategic Review Committee met with representatives of Goldman Sachs and Cravath and continued its discussion of the May 4 Offer.
Later on May 11, 2023, the Board, together with members of Company management and representatives of Goldman Sachs and Cravath, met to evaluate the May 4 Offer and any potential counterproposal. A member of the Strategic Review Committee provided an overview of the May 4 Offer, and representatives of Goldman Sachs reviewed the key terms of the May 4 Offer and the status of outreach to other potential counterparties, all of whom had by such time indicated that they were not interested in pursuing a strategic transaction with the Company. The Board also discussed the Company’s recent positive operational and financial performance and its potential impact on the current valuation of the Company, including in connection with the May 4 Offer. Following these discussions, the Board requested updated perspectives review from Goldman Sachs concerning the Company’s capital structure and determined to reconvene on May 15, 2023.
On May 15, 2023, the Board, together with members of Company management and representatives of Goldman Sachs and Cravath, met to discuss the May 4 Offer and the Company’s capital structure and the 2026 Convertible Notes (Messrs. Mitchell and Schrier recused themselves for the portion of the meeting discussing the 2026 Convertible Notes). Mr. Schrier, on behalf of Indaba and not in his capacity as a member of the Board, first provided a presentation to the Board on Indaba’s views with respect to the liability management options available to the Company to address the upcoming maturity of the 2026 Convertible Notes. After Messrs. Mitchell and Schrier recused themselves, representatives of Goldman Sachs then reviewed the Company’s capital structure and discussed potential refinancing alternatives with respect to the 2026 Convertible Notes. The Board then discussed the challenges of refinancing the 2026 Convertible Notes in light of the principal amount outstanding and the risks of significant equity dilution in connection with any transaction to refinance or otherwise extend the maturity of the 2026 Convertible Notes. Representatives of Goldman Sachs reviewed the May 4 Offer again, and the Board and management discussed the recent operational and financial performance of the Company in connection with seeking to negotiate a higher offer from Nautic. Following these discussions, the Board requested that the Strategic Review Committee prepare a recommendation for the Board with respect to a counterproposal to the May 4 Offer.

On May 16, 2023, the Strategic Review Committee met with representatives of Goldman Sachs and Cravath and discussed a counterproposal to the May 4 Offer. The Strategic Review Committee requested that representatives of Goldman Sachs prepare further financial analysis taking into account, among other things, the recent operational and financial performance of the Company and the impact of the Company’s net operating losses.
Also on May 16, 2023, at the RBC Global Healthcare Conference, a representative of a financial sponsor that we refer to as Party G initiated a conversation with Company management who were attending the conference regarding potential interest in exploring a go-private transaction.
On May 17, 2023, a quorum of the Strategic Review Committee met with members of Company management and representatives of Goldman Sachs and Cravath and discussed a counterproposal to the May 4 Offer. Management were present to provide an update on an informal interaction initiated by Party G. The Strategic Review Committee and Company management discussed the interaction with Party G and considered the credibility of the interest from Party G and their ability to finance a transaction, which would have to include an offer to redeem all of the 2026 Convertible Notes. Representatives of Goldman Sachs discussed regarding the ability of a financial sponsor to support such an offer. The Strategic Review Committee determined to inform the Board of the interaction with Party G and recommend that Party G be encouraged to submit a written offer as soon as possible. Representatives of Goldman Sachs then reviewed presented its preliminary financial analysis, taking into account the recent operational and financial performance of the Company and other economic drivers, regarding a potential counterproposal to Nautic and the Strategic Review Committee members present determined that a counterproposal range of $11.00 to $11.50 was appropriate and, subject to further consultation with representatives of Goldman Sachs and the other member of the Strategic Review Committee, to recommend a counterproposal of $11.25 per share.
Also on May 17, 2023, the Board, together with members of Company management and representatives of Goldman Sachs and Cravath, met and discussed the Strategic Review Committee’s recommended counterproposal and the recent interaction with a representative of Party G. Representatives of Goldman Sachs reviewed its preliminary financial analysis, taking into account the recent operational and financial performance of the Company and other economic drivers regarding the Strategic Review Committee’s recommended counterproposal to Nautic of $11.25 per share. Management then updated the Board on the unprompted interest expressed by a representative of Party G to Mr. Adams while at the RBC Global Healthcare Conference regarding potential interest in exploring a go-private transaction. The Board and Company management discussed the interaction with Party G and evaluated the credibility of the interest from Party G and their ability to finance a transaction, which would have to include an offer to redeem all of the 2026 Convertible Notes. Representatives of Goldman Sachs again discussed the ability of a financial sponsor to support such an offer. Following these discussions, the Board unanimously supported the proposed counterproposal to Nautic of $11.25 per share and authorized Goldman Sachs to deliver the counterproposal to Nautic. In addition, the Board directed Goldman Sachs to reach out to Party G to gauge its interest in the Company and to suggest that Party G deliver a non-binding indication of interest based on publicly available information about the Company as soon as possible.
On May 19, 2023, representatives of Goldman Sachs, acting at the direction of the Board, had a call with representatives of Nautic to deliver the counterproposal of $11.25 per share, which took into account the Company’s recent operational and financial performance and other positive developments in economic drivers related to the business.
On May 23, 2023, Mr. Adams spoke with representatives of Party G and encouraged Party G to submit a preliminary non-binding indication of interest based on publicly available information as soon as possible. Party G never submitted an indication of interest, and the last contact by representatives of the Company with Party G, prior to the announcement of the merger, was on May 23, 2023.
On June 2, 2023, Nautic submitted an updated non-binding proposal to acquire all of the outstanding shares of the Company common stock at a further increased price of $10.25 in cash per share of common stock, subject to substantially similar conditions as the May 4 Offer (the “June 2 Offer”) including that the offer would not be contingent on obtaining financing and a request that the Company enter into a customary exclusivity agreement with CPRx for an exclusivity period of 30 days. Nautic further indicated in the June 2 Offer that it constituted Nautic’s “best-and-final offer” and would expire if no response was received by 5:00 p.m., Eastern Time, on June 5, 2023 (the “Expiration Deadline”). The June 2 Offer represented an 88% premium to the Company common stock’s closing share price of $5.44 on June 1, 2023.

Between June 2 and June 5, 2023, members of the Strategic Review Committee had calls and met to discuss the June 2 Offer among themselves and with representatives of Goldman Sachs and Cravath.
Later on June 5, 2023, the Board met with members of Company management and representatives of Goldman Sachs and Cravath to evaluate the June 2 Offer. At the meeting, representatives from Cravath reviewed with the Board their fiduciary duties and other legal matters in the context of a review of a potential sale transaction, including the differences between a “no-shop” and a “go-shop” provision that might be included in a definitive merger agreement. Representatives from Goldman Sachs reviewed with the Board the June 2 Offer. The Strategic Review Committee then updated the Board on its evaluation of the June 2 Offer. Company management also updated the Board on its conversations with Party G. The Board discussed with Company management and the representatives of Goldman Sachs and Cravath potential options for responding to the June 2 Offer. The Board considered the terms of June 2 Offer, including the request for exclusivity and the Expiration Deadline, the lack of engagement from other potential counterparties contacted by representatives of Goldman Sachs, the risk of the June 2 Offer expiring by its terms, the possibility of delivering a counterproposal, the risks resulting in the event that Nautic determines to terminate any further discussions regarding a potential transaction in response. Following these discussions, the Board authorized moving forward with negotiation of definitive transaction agreements with Nautic for a potential transaction at $10.25 per share, but declined to grant Nautic exclusivity. After the Board meeting, representatives of Goldman Sachs, acting at the direction of the Board, informed representatives of Nautic of the Board’s decision to move forward with negotiation of definitive transaction agreements for a potential transaction at $10.25 per share, but did not grant Nautic exclusivity.
On June 8, 2023, members of the Strategic Review Committee met with representatives of Cravath and discussed the terms of the proposed merger agreement, including, among other items, the inclusion of a “go-shop” provision permitting the Company to solicit alternative transactions for a period of time following execution of the merger agreement would apply, the appropriate amount of the proposed termination and reverse termination fees and the treatment of equity awards in connection with a potential strategic transaction pursuant to a draft merger agreement prepared by Cravath.
Also on June 8, 2023, a draft of the merger agreement prepared by Cravath was made available to Nautic and its advisors. This draft of the merger agreement provided for, among other items: a “go-shop” period of 30 days (with an extension period for certain “excluded parties” of up to 15 days); a termination fee payable by the Company of (i) 1.00% of the fully diluted equity value of the Company in the event the merger agreement was terminated for the Company to enter into a superior proposal received during the go-shop period (or any extension thereof, with respect to excluded parties) and (ii) 2.00% of the fully diluted equity value of the Company otherwise; a reverse termination fee payable by the prospective buyer of $50,000,000; the acceleration and cash payment of all outstanding equity awards by Nautic; and a “fiduciary out” provision allowing the Board to change its recommendation that Company stockholders approve the merger agreement either upon receipt of a superior proposal or if the failure to change such recommendation is inconsistent with the directors’ fiduciary duties under applicable law.
Over the next several weeks, the Company provided additional due diligence materials to Nautic and its representatives, including through the data room, and representatives of Company management and Goldman Sachs had numerous calls with representatives of Nautic, including their legal advisors, Kirkland & Ellis, LLP (“Kirkland”), regarding due diligence and other matters related to the transaction. The Company continued to provide due diligence materials to Nautic through early August 2023.
From early June through late July 2023, the Company consented to Nautic engaging in conversations with various potential debt financing sources to discuss financing terms for the potential transaction.
On June 21, 2023, the chief executive officer of a healthcare company that we refer to as Party H contacted Mr. Adams to express Party H’s interest, which included the support of Party H’s board of directors, in acquiring the Company’s electronic health records (“EHR”) and third party administration (“TPA”) assets.
On June 22, 2023, Mr. Adams spoke with members of the Strategic Review Committee to inform them of the outreach from Party H regarding interest in acquiring the Company’s EHR and TPA assets. Later that day, Mr. Adams spoke with the chief executive officer of Party H to further discuss their interest in acquiring the Company’s EHR and TPA assets.
On June 27, 2023, representatives of Cravath held a call with representatives of Kirkland, legal counsel to Nautic, to discuss key potential issues in connection with the potential transaction, including whether or not a “go-shop”

provision permitting the Company to solicit alternative transactions for a period of time following execution of the merger agreement would apply, the treatment of equity awards, any marketing period or inside date in connection with Nautic’s debt financing, the entry into a voting and support agreement in connection with the merger by certain of the Company’s stockholders (including Indaba), the treatment of existing hedging arrangements and the 2026 Convertible Notes, whether Nautic would seek to obtain representations and warranties insurance and the importance to Nautic of restrictions on actions outside the ordinary course of business (including those that could impact cashflow) during the interim period.
On July 5, 2023, Kirkland sent a revised draft of the merger agreement on behalf of Nautic to Cravath, which included certain substantial changes to the initial draft provided by the Company. This draft of the merger agreement removed the proposed “go-shop” provision, and replaced it with a “no-shop” provision applying as of the date of execution; rejected the Company’s termination fee and reverse termination fee proposal amounts but reserved on a counterproposal; provided that the Company was to reimburse Nautic’s transaction expenses up to an undetermined value if the deal was terminated due to the Company’s failure to obtain stockholder approval; reserved comment on the Company’s proposed treatment of equity awards; requested that certain of the Company’s stockholders enter into a voting and support agreement in connection with the merger; and revised the “fiduciary out” provision to require that, other than in connection with a takeover proposal, the Company only change its recommendation to Company stockholders with respect to approval of the merger agreement in the event of a conflict with its fiduciary duties upon the occurrence of a material event or development that was neither known nor reasonably foreseeable by the Board prior to the date of the merger agreement, and which is not related to a takeover proposal.
On July 7, 2023, Mr. Adams informed Party H that an indication on value would be needed to engage in further discussions regarding a potential transaction to acquire the Company’s EHR and TPA assets.
On July 10, 2023, representatives of Goldman Sachs, acting at the direction of the Board, had a call with representatives of a healthcare company that we refer to as Party I, during which Party I expressed that it would be interested in participating in, but was not interested in leading, a strategic transaction involving the Company in the future in the event that such a transaction arose.
On July 10 and July 11, 2023, members of Company management and the Strategic Review Committee met with representatives of Cravath to discuss the revised draft of the merger agreement and potential responses.
On July 11, 2023, Party H contacted management to request certain information be provided in connection with the preparation of a valuation analysis with respect to the Company’s EHR and TPA assets.
On July 12, 2023, Cravath sent a revised draft of the merger agreement on behalf of the Company to Kirkland. This version of the merger agreement added back the go-shop provision of 30 days with a 15-day extension; reverted to the Company’s original termination fee and reverse termination fee construct while reserving on any proposed amount for such fees; removed the Company’s obligation to reimburse Nautic’s transaction expenses up to an undetermined value if the deal was terminated due to the Company’s failure to obtain stockholder approval; reverted to the Company’s original proposed treatment of equity awards; and noted that the requested voting and support agreement would be acceptable if any such agreement terminates upon the Board changing its recommendation or in connection with entering into a definitive agreement to consummate a superior proposal.
On July 12 and July 13, 2023, members of the Company’s management team and other representatives thereof participated in legal due diligence calls with Kirkland and other representatives of Nautic.
On July 15, 2023, the Company met in-person with representatives of Nautic, Cantor and CPRx for business, operational and financial due diligence sessions.
On July 17, 2023, the Strategic Review Committee, together with members of management and representatives of Goldman Sachs and Cravath, met to discuss the status of Nautic’s diligence and financing for the potential transaction, as well as the Company’s recent operating and financial performance. Members of management provided an update on the “flash” positive results observed in the second quarter of 2023, and members of the Strategic Review Committee discussed how such performance could be used to build a case for an increased valuation relative to Nautic’s most recent offer.
On July 18, 2023, Kirkland sent a revised draft of the merger agreement on behalf of Nautic to Cravath, which included certain substantial changes to the Company’s July 12 draft. This draft of the merger agreement again removed the proposed “go-shop” provision, with a “no-shop” provision applying as of the date of execution; provided for a termination fee payable by the Company of 3.75% of the fully diluted equity value of the Company and a reverse termination fee payable by the prospective buyer of 4.75% of the fully diluted equity value of the Company; again provided that the Company was to reimburse Nautic’s transaction expenses up to an undetermined value if the deal was terminated due to the Company’s failure to obtain stockholder approval; and proposed that Company RSUs and Company RSAs held by employees be converted into cash awards and remain subject to their existing vesting terms and schedules and that unvested Company PSUs (taking into account any automatic vesting pursuant to the terms of such Company PSUs as a result of the potential transaction) held by employees be forfeited for no consideration.
On July 21, 2023, the Strategic Review Committee met with members of Company management and representatives of Cravath to discuss the revised draft of the merger agreement, the updated view on the Company’s valuation and next steps with Nautic. At the meeting, representatives of Goldman Sachs reviewed its preliminary financial analysis of the Company. Members of Company management then updated the Strategic Review Committee on the recent discussions with Party H regarding their interest in acquiring the Company’s EHR and TPA assets. The Strategic Review Committee then discussed next steps, including potentially preparing an alternative upside case to the management’s long-term financial model in connection with negotiations with Nautic.
On July 22, 2023, Cravath sent a revised draft of the merger agreement on behalf of the Company to Kirkland. This version of the merger agreement added back the go-shop provision of 30 days with a 15 day extension for certain “excluded parties”; included a termination fee payable by the Company of (i) 1.50% of the fully diluted equity value of the Company in the event the merger agreement was terminated for the Company to enter into a superior proposal received during the go-shop period and (ii) 3.00% of the fully diluted equity value of the Company otherwise; a reverse termination fee payable by the prospective buyer of 10.00% of the fully diluted equity value of the Company; removed the Company’s obligation to reimburse Nautic’s transaction expenses up to an undetermined value if the deal was terminated due to the Company’s failure to obtain stockholder approval; and reverted to the Company’s original proposed treatment of Company RSUs and Company RSAs held by employees.
On July 24, 2023, Kirkland sent initial drafts of the limited guarantee, equity commitment letter and voting and support agreement and a revised draft of the merger agreement on behalf of Nautic to Cravath. The revised draft of the merger agreement included certain substantial changes to the Company’s July 22 draft. This draft of the merger agreement replaced the proposed “go-shop” provision with a “no-shop” provision; provided for a termination fee payable by the Company of 3.75% of the fully diluted equity value of the Company; a reverse termination fee payable by the prospective buyer of 4.75% of the fully diluted equity value of the Company; provided that the Company was to reimburse Nautic’s transaction expenses up to an undetermined value if the deal was terminated due to the Company’s failure to obtain stockholder approval; proposed that Company RSUs and Company RSAs held by employees be converted into cash awards and remain subject to their existing vesting terms and schedules; required Nautic to use reasonable best efforts to obtain debt financing; and accepted certain restrictions on Nautic’s ability to sell or transfer equity interests of Parent and Merger Sub prior to closing.
Also on July 24, 2023, the Company received a draft non-binding indication of interest from Party H to acquire the Company’s EHR and TPA assets at an estimated purchase price in the range of $45-50 million in cash, subject to the completion of due diligence, negotiation of definitive transaction documents, delivery of the quality of earnings report, negotiation of employment and transitional agreements and other conditions. The draft indication of interest proposed completion of diligence within 60 days, an exclusivity period of 75 days and entry into a non-disclosure agreement.
On July 25, 2023, the Board met with members of Company management and representatives of Goldman Sachs and Cravath. At the meeting, among other things, the Board reviewed the materials that Company management prepared for a management presentation, including the alternative upside case referred to as the Upside Management Case (as defined in “—Certain Financial Forecasts” beginning on page 53), and whether to deliver the Upside Management Case to Nautic in connection with seeking a higher offer. The Board also discussed the differences between the Upside Management Case and the Base Management Case (as described further in “—Certain Financial Forecasts” beginning on page 53). The Board also discussed other recent events including Party H’s indication of interest in certain assets of the Company and Party I’s expressed interest in participating in a strategic transaction in the future in the event that such a transaction arose. The Board, Company management and representatives of Goldman Sachs and Cravath discussed and considered the credibility of Party H’s indication of interest, including Party H’s financial ability to consummate any such transaction and the potential timeline and interaction with the existing transaction process with Nautic. The Board further discussed whether a transaction with Party I could be complementary to the Nautic transaction process and whether it could be used to obtain a higher proposal from Nautic in light of the estimated purchase price range for the Company’s EHR assets indicated by Party H relative to the value that the Company understood Nautic to be attributing to such assets. Following these discussions, the Board requested that Goldman Sachs perform certain analyses incorporating the Upside Management Case for purposes of advising the Board on potential negotiation positions that the Company could take in discussions with Nautic. The Board also directed the Strategic Review Committee to share the Upside Management Case and an overview of the Party H proposal with Nautic.
On July 25, 2023, Kirkland sent a revised draft of the merger agreement on behalf of Nautic to Cravath, reflecting incremental comments with respect to the efforts standard applicable to the parties’ obligations to obtain regulatory approvals and consents. In addition, on July 25, 2023, the Rights Plan expired by its terms.
On July 26, 2023, a member of the Strategic Review Committee had a call with representatives of Nautic, during which call representatives of the Company summarized the Company’s Upside Management Case and other recent developments that could contribute to a higher valuation of the Company relative to Nautic’s then-current offer, including Party H’s indication of interest. Nautic indicated that Nautic would not commit to or permit a sale by the Company of its EHR and TPA assets to Party H in connection with, or during the pendency of, a potential transaction with Nautic.
On July 27, 2023, the Board met with members of Company management and representatives of Goldman Sachs and Cravath to discuss the status of conversations with Nautic. Representatives of Goldman Sachs reviewed certain financial analyses incorporating the Upside Management Case for purposes of the Board’s discussion of potential negotiation strategies with respect to Nautic. A member of the Strategic Review Committee provided an update on the key open issues in connection with the potential transaction. Following these discussions, the Board requested that Goldman Sachs provide an updated financial analysis of the Company (Messrs. Mitchell and Schrier recused themselves for this portion of the meeting). The Board then determined that one or more members of the Strategic Review Committee should engage further with representatives of Nautic with respect to the Upside Management Case.
Later on July 27, 2023, Cravath sent a revised draft of the merger agreement on behalf of the Company to Kirkland. This version of the merger agreement added back the go-shop provision of 30 days with a 15 day extension; included a termination fee payable by the Company of (i) 1.75% of the fully diluted equity value of the Company in the event the merger agreement was terminated for the Company to enter into a superior proposal received during the go-shop period and (ii) 3.25% of the fully diluted equity value of the Company otherwise; a reverse termination fee payable by the prospective buyer of 8.00% of the fully diluted equity value of the Company; and reverted to the Company’s original proposed treatment of Company RSUs and Company RSAs held by employees.
On July 28, 2023, a member of the Strategic Review Committee had a call with representatives of Nautic, during which call the member of the Strategic Review Committee again communicated details regarding the Upside Management Case and other recent developments that could contribute to a higher valuation of the Company relative to Nautic’s then-current offer. Nautic responded that those factors had been taken into account by Nautic in the proposed price of $10.25 per share included in the June 2 Offer.
Later on July 28, 2023, the Board met with members of Company management and representatives of Goldman Sachs and Cravath. At the meeting, the Board discussed valuation of the Company in connection with the Upside Management Case. At the meeting, members of Company management reviewed with the Board on the Company’s recent financial performance as compared to the Company’s projections, including performance relative to the Base Management Case and assessment of recent factors relative to assumptions included in the Upside Management Case. Representatives of Goldman Sachs also provided the Board with an updated review of capitalization matters (Messrs. Mitchell and Schrier recused themselves for this portion of the meeting). Following these discussions, the Board authorized certain members of the Strategic Review Committee to have a further discussion with representatives of Nautic to convey a counterproposal in the range of $11.25-11.50 per share (subject to the Strategic Review Committee’s determination of the appropriate amount to convey).
On July 28, 2023, members of the Strategic Review Committee had a call with representatives of Nautic, during which they discussed the Upside Management Case. The members of the Strategic Review Committee communicated a counterproposal of $11.25 per share together with accepting Nautic’s positions with respect to there being no go-shop and the treatment of equity awards conditioned on the acceptance of the $11.25 per share counterproposal.

On July 30, 2023, representatives of Nautic delivered a proposal via email to a representative of Goldman Sachs offering a final price of $10.50 per share (the “July 30 Offer”), together with revised drafts of the merger agreement, limited guarantee, equity commitment letter and voting and support agreement, and a draft of the debt commitment letter. The proposed transaction would result in the acquiror assuming the 2026 Convertible Notes in full, including all risks relating to obligations for payment or redemption thereunder. The revised draft of the merger agreement, among other things, replaced the proposed “go-shop” provision with a “no-shop” provision; provided for a termination fee payable by the Company of 3.50% of the fully diluted equity value of the Company; a reverse termination fee payable by the prospective buyer of 7.00% of the fully diluted equity value of the Company; proposed that Company RSUs and Company RSAs held by employees be converted into cash awards and remain subject to their existing vesting terms and schedules; and included additional limitations concerning actions by the Company would require Nautic’s consent during the interim period. Representatives of Nautic also conveyed positions regarding consent over interim operations and proposed timing of signing definitive agreements for the proposed transaction on August 1, 2023 for an announcement pre-market on August 2, 2023.
Later on July 30, 2023, the Strategic Review Committee met to discuss the July 30 Offer.
On July 31 and August 1, 2023, the Board met with representatives of Cravath to discuss, among other items, the status of conversations with Nautic and the July 30 Offer. Following these discussions, the Board authorized Mr. Schrier on behalf of the Strategic Review Committee to negotiate further on behalf of the Strategic Review Committee to seek to improve the proposed price per share or other key terms.
Around mid-day on August 1, 2023, on behalf of the Strategic Review Committee, Mr. Schrier had a call with representatives of Nautic, during which Mr. Schrier proposed, in the alternative (a) $10.75 per share, with no go-shop period following signing and rollover of unvested Company RSAs and Company RSUs into cash awards subject to their existing vesting conditions post-closing or (b) $10.50 per share, with a go-shop period following signing and cash-out of all Company RSUs and Company RSAs at closing.
On August 1, 2023, Cravath sent a revised draft of the merger agreement on behalf of the Company to Kirkland. This version of the merger agreement reserved on the “go-shop” provision and the treatment of the Company RSUs and Company RSAs, noting that those provisions were under discussion between the Company and Nautic.
Later on August 1, 2023, representatives of Nautic confirmed via email to Mr. Schrier on behalf of the Strategic Review Committee, of Nautic’s intent to proceed on the basis of $10.50 per share, with a go-shop period following signing and cash-out of all Company RSUs and Company RSAs at closing.
On August 2, 2023, Mr. Schrier, on behalf of the Strategic Review Committee, had a call with representatives of Nautic, during which Nautic and Mr. Schrier agreed to move forward on the basis of $10.50 per share, with a 20 day go-shop period following signing (to be extended by 10 additional days with respect to certain “excluded parties”) and cash-out of all RSAs and RSUs at closing.
On August 2, 2024, Kirkland sent a revised draft of the merger agreement on behalf of Nautic to Cravath. This version of the merger agreement reflected a go-shop period following signing and cash-out of all RSAs and RSUs at closing, and included (i) a termination fee payable by the Company of 1.75% of the fully diluted equity value of the Company in the event the merger agreement was terminated for the Company to enter into a superior proposal received during the go-shop period, (ii) a termination fee payable by the Company of 3.5% of the fully diluted equity value of the Company otherwise, and (iii) a reverse termination fee payable by the prospective buyer of 7.00% of the fully diluted equity value of the Company.
Between August 2, 2023 and August 4, 2023, the Company and its advisors, and in the case of the voting and support agreement, Indaba’s legal counsel, continued to negotiate with Nautic and its advisors the proposed terms of the merger agreement and other transaction documents, including the Company disclosure letter, proposed debt and equity commitment letters, limited guarantee and voting and support agreement.
On August 3, 2023, Nautic confirmed that it had financing commitments in hand from its debt financing sources. On August 3, Olshan Frome Wolosky LLP (“Olshan”), Indaba’s legal counsel, sent a revised draft of the voting and support agreement on behalf of Indaba to Cravath and Kirkland, which included additional language permitting Indaba to sell or transfer the 2026 Convertible Notes held by Indaba to third parties at any time without Nautic’s consent.

On August 4, 2023, the Board met with members of Company management and representatives of each of Goldman Sachs and Cravath. Representatives of Cravath then delivered a legal presentation regarding the Board’s fiduciary duties and other relevant legal considerations for a Delaware corporation in the context of a review of a potential sale transaction and outlining the terms of the near-final draft of the merger agreement with Nautic. Representatives of Goldman Sachs reviewed with the Board its financial analyses of the proposed merger consideration and rendered to the Board its oral opinion, which was subsequently confirmed by delivery of a written opinion, dated August 5, 2023, and that is attached to this proxy statement as Annex C, that, as of the date of such opinion and based upon and subject to the factors and assumptions set forth therein, the merger consideration to be paid to the holders of shares of common stock (other than Parent and its affiliates) pursuant to the merger agreement with Nautic was fair from a financial point of view to such holders of shares of Company common stock. Representatives of Cravath then discussed the draft resolutions under consideration by the Board.
After discussion and consideration of a variety of factors, including those described in “—Reasons for the Merger” beginning on page 47, on August 4, 2023, the Board determined to proceed with the transaction with Nautic and unanimously (i) determined and declared that the merger agreement and the consummation of the transactions contemplated thereby, including the merger, is advisable and fair to, and in the best interests of, the Company and the stockholders of the Company that the Company enter into the merger agreement and consummate the transactions, including the merger, (ii) approved and declared the advisability of the merger agreement and the consummation of the transactions contemplated thereby, including the merger, (iii) directed that the merger agreement be submitted to the Company’s stockholders for consideration at the special meeting (iv) recommended that the stockholders of the Company vote in favor of the adoption of the merger agreement (v) approved and adopted the form, terms and conditions of the Limited Guarantee and Support Agreement and (vi) called for a special meeting of the holders of Company common stock for the purpose of (x) submitting the merger agreement to such stockholders for adoption, (y) submitting to such stockholders a non-binding, advisory proposal to approve the compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger and (z) submitting to such stockholders a proposal to adjourn the special meeting to another date, time or place, if necessary to solicit additional proxies in favor of the proposal to adopt the Merger Agreement at the time of the special meeting.
Over the course of the next day, the Company’s and Nautic’s financial and legal advisors finalized the merger agreement and other transaction documents in preparation for their execution and on August 5, 2023, the Company and an affiliate of Nautic executed the merger agreement and the other ancillary documentation related to the merger, and the Company, an affiliate of Nautic and Indaba executed the voting and support agreement.
The following business day, on August 7, 2023, the Company and Nautic issued a press release announcing the execution of the merger agreement.
On August 7, 2023, at the direction of the Board, representatives of Goldman Sachs began contacting potential counterparties that might consider making a takeover proposal in connection with the go-shop period, including Party A, Party B, Party C, Party D, Party E, Party F, Party G and Party I. Over the course of the go-shop period, representatives of Goldman Sachs engaged with or actively solicited takeover proposals from 47 potentially interested third parties, including Party A, Party B, Party C, Party D, Party E, Party F, Party G and Party I. The Company executed an acceptable confidentiality agreement with one of those 47 parties and subsequently provided non-public information relating to the Company and its subsidiaries to that one party.
On August 8, 2023, Indaba filed an amendment to Schedule 13D disclosing the voting and support agreement, which amendment also disclosed that it beneficially owned an aggregate of 6,521,578 shares of Company common stock, representing approximately 24.3% of the outstanding Company common stock.
The go-shop period expired at midnight, New York City time, on August 26, 2023 (i.e., one minute after 11:59 p.m., New York City time, on August 25, 2023). To date, no party has made a takeover proposal following the execution of the merger agreement.

Recommendation of the Board
At the special meeting of the Board on August 4, 2023, after due consideration, including the non-exhaustive list material factors described in the section below entitled “—Reasons for the Merger”, and detailed discussions with the Company’s management and its legal and financial advisors, at such meeting and prior meetings of the Board, the Board unanimously:
•
determined and declared that it is advisable and fair to, and in the best interests of, the Company and the stockholders of the Company that the Company enter into the merger agreement and consummate the transactions, including the merger;

•	approved and declared advisable the merger agreement and the consummation of the transactions, including the merger;
•	directed that the merger agreement be submitted to the Company’s stockholders for adoption at the special meeting;
•
recommended that the stockholders of the Company vote in favor of (i) the adoption of the merger agreement and (ii) the approval, by a non-binding, advisory vote, of the specified compensation arrangements disclosed in the Proxy Materials that may be paid or become payable to the Company’s named executive officers in connection with the merger;

•	approved and adopted the form, terms and conditions of certain other ancillary documents to be approved and adopted in all respects; and
•
called for a special meeting of the holders of Company common stock for the purpose of (i) submitting the Merger Agreement to such stockholders for adoption, (ii) submitting to such stockholders a non-binding, advisory proposal to approve the compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger and (iii) submitting to such stockholders a proposal to adjourn the special meeting to another date, time or place, if necessary to solicit additional proxies in favor of the proposal to adopt the Merger Agreement at the time of the special meeting.

Reasons for the Merger
As described above in the section entitled “—Background of the Merger”, prior to and in reaching its unanimous determination to (i) declare that it is advisable and fair to, and in the best interests of, the Company and the stockholders of the Company that the Company enter into the merger agreement and consummate the transactions contemplated thereby, including the merger, (ii) approve and declare the advisability of the merger agreement and the consummation of the transactions contemplated thereby, including the merger, (iii) direct that the merger agreement be submitted to the Company’s stockholders for consideration at the special meeting, (iv) recommend that the stockholders of the Company vote in favor of (x) the adoption of the merger agreement and (y) the approval, by a non-binding, advisory vote, of the specified compensation arrangements disclosed in the proxy materials that may be paid or become payable to the Company’s named executive officers in connection with the merger, (v) approve and adopt the form, terms and conditions of certain other ancillary documents to be executed in connection with the transactions contemplated by the merger agreement and (vi) call for a special meeting of the holders of Company common stock for the purposes set forth above, the Board consulted with and received the advice of its financial advisors and outside legal counsel, discussed certain issues with the Company’s management and considered a variety of factors weighing positively in favor of the merger, the merger agreement and the transactions contemplated thereby, including the following non-exhaustive list of material factors (not necessarily in order of relative importance):
•
the Board’s understanding of the Company’s business, operations, financial condition (historical, current and projected), earnings, prospects, competitive position and the nature of the industry in which the Company competes; including the Company’s then current business plan, management’s then current estimated projections of the Company’s financial prospects, as reflected in the section entitled “—Certain Financial Forecasts”, and underlying assumptions;

•
the Board’s understanding of the risks and uncertainties in the industry in which the Company competes, and the risks that the Company would face if it continued to operate on a stand-alone public company basis, including:

○
risks relating to the healthcare industry in the U.S., including, but not limited to, the uncertain and evolving nature of the healthcare regulatory and political framework in the U.S., the competitive market for PACE organizations, the failure to comply with extensive governmental laws and regulations in the U.S., the imposition of more stringent regulations and rules on the healthcare industry, and the potential for further modifications to the Medicare Part D program and changes in pricing benchmarks;

○
risks relating to the operation of the Company, including, but not limited to, the possibility of adverse drug events that may arise as a result of recommendations made by the Company’s services, the inability of the Company’s third-party vendors to safeguard the privacy of confidential data, the Company’s reliance on third-party vendors to host and maintain the Company’s technology platform, and the possibility of data loss or corruption due to failures or errors in the Company’s systems;

○
risks relating to the Company’s 2026 Convertible Notes, including the ability of the Company to make scheduled payments of the principal of, to pay interest on, or to refinance the 2026 Convertible Notes, which could impair the Company’s financial condition, result in significant equity dilution in connection any transaction to refinance or otherwise extend the maturity of the 2026 Convertible Notes and adversely affect its ability to raise additional capital to fund its operations or other capital requirements;

○	risks relating to compliance with existing and future applicable laws and regulations, especially the rules and regulations applicable to the Company relating to the healthcare industry;
○	risks relating to the membership growth of the Company’s clients’ programs on which the growth of the Company’s business depends;
○
risks that revenues from the Company’s ten largest clients, which accounted for total operating revenue of approximately 52% in 2022, 50% in 2021 and 55% in 2020, may decline over time or that one or more of these clients may decline to renew their existing contracts with the Company;

○
risks that the supply arrangements with Thrifty Drug Stores, Inc. (“Thrifty Drug”), pursuant to which the Company purchases a significant portion of its total prescription product requirements, may not be renewed or otherwise replaced on as favorable terms; and

○
other risks and uncertainties, including the risk factors set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and on Form 10-Q for the fiscal quarters ended March 31, 2023 and June 30, 2023;

•
the Board’s consideration of the current state of the economy, debt financing markets and uncertainty surrounding forecasted economic conditions in the near term and the long term, which could negatively affect the Company’s financial performance;

•
the Board’s assessment of potential risks, rewards and uncertainties associated with a range of alternatives, including remaining an independent public company as a possible strategic alternative to the sale of the entire Company (including the potential value to Company stockholders based on the Company’s strategic plan that could be expected to be generated from remaining an independent public company), and discussions with management and the Company’s legal and financial advisors, including an assessment of the Company’s business, assets, prospects, competitive position, historical and projected financial performance, short- and long-term capital needs (including the significant challenges with being able to pay off or refinance the 2026 Convertible Notes) and the nature of the industry in which the Company competes as well as the significant risks and uncertainties associated with remaining an independent public company, and the Board’s resulting determination that the potential value that might result from such other alternatives, including, but not limited to, remaining an independent public company, did not represent a more favorable alternative to the Company’s stockholders than the merger;

•
the Board’s assessment, taking into account the other factors described herein, of the Company’s value on a stand-alone basis relative to the $10.50 per share of Company common stock to be paid in cash in connection with the merger, and the possibility that the trading price of shares of Company common stock would not reach and sustain such price, or that doing so could take a considerable period of time;

•	the $10.50 per share price of Company common stock to be paid in cash, which represented a premium of approximately:
○	33% over the closing stock price on August 3, 2023, the last full trading day prior to the Board’s approval of the merger;
○	26% over the 30-day volume-weighted average trading price per share as of August 3, 2023, the last full trading day prior to the Board’s approval of the merger; and
○	53% over the 90-day volume-weighted average trading price per share as of August 3, 2023, the last full trading day prior to the Board’s approval of the merger;
•
the fact that the merger consideration is all cash, which provides certainty, immediate value and liquidity to holders of Company common stock, especially when viewed against any internal or external risks and uncertainties associated with the Company’s stand-alone strategy, immediately upon the closing of the merger;

•
the fact that the merger would result in Parent assuming the 2026 Convertible Notes in full, including all risks relating to obligations for scheduled payments of principal of, and interest on, the 2026 Convertible Notes and all risks related to refinancing or repurchasing the 2026 Convertible Notes;

•
the financial analyses reviewed and discussed with the Board by representatives of Goldman Sachs, as well as the oral opinion of Goldman Sachs, rendered to the Board on August 4, 2023, and subsequently confirmed in writing on August 5, 2023, which written opinion is attached to this proxy statement as Annex C, that as of August 5, 2023 and based upon and subject to the factors and assumptions set forth therein, the merger consideration to be paid to the holders (other than Parent and its affiliates) of shares of Company common stock pursuant to the merger agreement was fair from a financial point of view to such holders of Company common stock, as set forth in such opinion as more fully described below in the section entitled “—Opinion of the Company’s Financial Advisor”;

•
the Company’s operating and financial performance and its prospects, including certain prospective forecasts for the Company prepared by the Company’s management, which reflect an application of various assumptions of management, and the inherent uncertainty of achieving management’s prospective forecasts, as set forth below under the section entitled “—Certain Financial Forecasts”, and that as a result the Company’s actual financial results in future periods could differ materially from management’s forecasts;

•
the Board’s process prior to entering into the merger agreement for soliciting and/or responding to offers from the third parties that were believed to be the most willing and able to pay the highest price for the Company or certain assets of the Company, which included contacting, or responding to, ten potential acquirors, entering into non-disclosure agreements with three potential acquirors, providing management presentations to three potential acquirors, granting access to a data room containing detailed due diligence materials to one potential acquiror, receiving non-binding offers to acquire the Company only from Nautic, receiving only one other non-binding offer from another potential acquiror for the acquisition of a division of the Company, and receiving one final proposal, which was from Nautic, and the fact that Nautic had obtained committed debt and equity financing for the full amount in cash necessary to fund the aggregate merger consideration, in each case as further described above under the section entitled “—Background of the Merger”;

•
the provisions of the merger agreement that permit (or permitted, in the case of clause (i)(x)), (i) the Company (x) during the go-shop period, to solicit alternative acquisition proposals from, and participate in discussions and negotiations with, third parties and (y) to consider and respond to unsolicited acquisition proposals, including to furnish information to and conduct negotiations with third parties, under certain circumstances specified in the merger agreement and (ii) the Board, under certain circumstances and subject to certain conditions, prior to receipt of the Company stockholder approval, to (x) effect an adverse recommendation change or (y) to terminate, under certain circumstances, the merger agreement in order to enter into a definitive agreement providing for the consummation of a superior proposal, provided that the Company complies with its obligations relating to superior proposals under the merger agreement and concurrently pays to Parent the Company termination fee of $10,570,000 or $5,285,000, as applicable, as described in the sections of this proxy statement entitled “The Merger Agreement—Termination of the Merger Agreement”, “The Merger Agreement—Termination Fees” and above under the section entitled “—Background of the Merger”;
•
the course and history of competitive arm’s-length negotiations with Nautic, which negotiations the Board believed resulted in the Company obtaining the highest price that Nautic was willing to pay for the Company, as evidenced by the Company’s ability to increase Nautic’s proposed price per share of Company common stock from $5.25 in its July 28, 2022 initial proposal to $10.50 per share in its July 30, 2023 final offer, as further described above under the section entitled “—Background of the Merger”;

•
the Board’s belief that, based on discussions with Nautic and other potential counterparties, the final proposal submitted by Nautic represented the best and final offer and the highest price per share of Company common stock that Nautic or any other potential counterparty would be willing to pay, particularly given the condition of the financing market and broader macroeconomic climate, and any request for a further price increase or solicitation of additional bids from other third parties prior to entry into the merger agreement would have created a meaningful risk that Nautic might determine not to enter into the transaction and to terminate negotiations, in which event Company stockholders would lose the opportunity to obtain the proposed $10.50 per share of Company common stock in cash being offered;

•
the fact that the merger is not subject to a financing condition, that Nautic obtained committed debt financing for the merger from reputable financing sources, and that each of the Nautic Funds have committed to make available and provide to Parent, pursuant to the equity commitment letter, the full amount in cash necessary, along with the committed debt financing, to fund the aggregate merger consideration, as further described below in the section entitled “—Financing of the Merger”;

•
the fact that if any portion of the debt financing for the merger becomes unavailable, Parent is required to use reasonable best efforts to obtain alternative financing in an amount sufficient to consummate the merger, subject to the terms and conditions set forth in the merger agreement;

•
the fact that the Nautic Funds have provided a limited guarantee, which supports Parent’s obligation to pay Parent’s termination fee to the extent payable, in favor of the Company as described below in the section entitled “—Financing of the Merger”;

•
the provisions of the merger agreement that permit the Company (i) to seek specific performance of Parent to perform its obligations under the merger agreement, including to use Parent’s reasonable best efforts to obtain debt financing in accordance with the terms of the merger agreement, and (ii) subject to the satisfaction of certain additional conditions set forth in the merger agreement, if the debt financing is (x) funded in accordance with its terms or (y) will be funded in accordance with its terms at the closing if the equity financing is funded at the closing, to force the equity financing to be funded in accordance with the equity commitment letter and to cause the merger to occur;

•	the Board’s belief, after discussion with the Company’s legal and financial advisors, that the Company termination fee would not preclude a superior proposal from being made;
•
the other terms and conditions of the merger agreement and the debt and equity financing documents, which were reviewed by the Board with the Company’s legal and financial advisors, and the fact that such terms were the product of arm’s-length negotiations between the parties;

•
the high probability that the merger would be consummated based on, among other things, the absence of a financing contingency, the limited scope of required regulatory approvals in connection with the merger and the $21,140,000 Parent termination fee, payable to the Company if the merger agreement is terminated in certain circumstances, which payment is guaranteed by the Nautic Funds in accordance with the aggregate maximum cap as described below in “—Financing of the Merger—Limited Guarantees”, pursuant to the limited guarantee delivered by them, Nautic’s ability to complete acquisition transactions and its experience with transactions in the healthcare industry;

•
the high probability that the merger would be completed in a reasonable timeframe and in an orderly manner, which could reduce the period during which the Company’s business would be subject to the potential uncertainty of closing and related disruption;

•
the fact that resolutions approving the merger agreement and transactions contemplated thereby, including the merger, were unanimously approved by the Board, which is comprised of a majority of independent directors who are not affiliated with the Company and are not employees of the Company or any of its subsidiaries;

•
the fact that the merger agreement and the merger would be subject to adoption by the Company's stockholders, and that stockholders would be free to reject the merger by voting against the adoption of the merger agreement; and

•
the availability of appraisal rights under the DGCL to Company stockholders who comply with all of the required procedures for perfecting appraisal rights under the DGCL in connection with the merger, including the fact that such stockholders will have the right to demand appraisal and payment of the fair value of their shares as determined by the Delaware Court, as further described below in the section entitled “—Appraisal Rights”.

In the course of its deliberations, the Board also considered a variety of risks and other countervailing factors related to the merger agreement and the merger, including the following material factors:
•	the loss of the potential upside in the Company’s stand-alone strategic plan in the event the transactions are consummated;
•
the possibility that the merger might not be completed on the terms or timeline currently contemplated or at all due to a failure of certain conditions, including with respect to the potential occurrence of a material adverse effect or failure to obtain required approvals of the transaction by the required regulatory authorities, even if the merger agreement is adopted by the Company’s stockholders;

•	the risks and costs to the Company if the merger does not close in a timely manner or at all, including:
○
the trading price of Company common stock may decline to the extent that the market price of the Company common stock currently reflects positive market assumptions that the merger will be consummated;

○
the potential negative impact on the Company’s ability to attract, hire and retain key employees, as current and prospective employees may experience uncertainty about their future roles with the Company following the merger;

○
the ability of the Company to make scheduled payments of the principal of, to pay interest on, or to refinance or otherwise extend the maturity of the 2026 Convertible Notes without substantial equity dilution or at all;

○
the potential disruption to the Company’s business and distraction of its workforce and management team from day-to-day operations and from pursuing other opportunities that could be beneficial to the Company, in each case without realizing any of the benefits of having the merger completed and the potential adverse effects on the financial and other results of the Company as a result of such disruption; and

○
reputational harm to the Company’s relationships with investors, customers, suppliers, business partners and other third parties due to the interim operating conditions imposed upon the business in the merger agreement or any adverse perception of any failure to successfully complete the merger.

•
the fact that holders of Company common stock will have no ongoing equity interest in the surviving corporation following the merger, meaning that the holders of Company common stock will not (by virtue of their holding Company common stock) participate in the Company’s potential future earnings or growth;

•
the restrictions on the conduct of the Company’s business prior to the consummation of the merger, which may delay or prevent the Company from undertaking certain significant financing transactions and business opportunities that may arise or any other action that it might otherwise take with respect to the operations and strategy of the Company, even if such actions would prove beneficial to the Company;

•
the risk that the parties may incur significant costs and material delays resulting from seeking regulatory approvals and other clearances, consents and approvals necessary for consummation of the merger;

•
the provisions of the merger agreement that restrict the Company’s ability, following the go-shop period (or any extension thereof), to solicit or participate in discussions or negotiations regarding alternative takeover proposals with third parties, subject to specified exceptions, and that require the Company to negotiate with Parent (if Parent desires to propose revisions to the merger agreement and negotiate) prior to the Company being able to terminate the merger agreement to accept a superior proposal;

•
the possibility that the Company’s obligation to pay the Company termination fee of $5,285,000 or $10,570,000, as applicable, to Parent upon the termination of the merger agreement under certain circumstances could discourage other potential acquirors from making an alternative proposal to acquire the Company, as further described in the section of this proxy statement entitled “The Merger Agreement —Termination Fees”;

•
the significant costs involved in connection with negotiating the merger agreement and consummating the merger, such as legal, accounting, financial advisory and integration costs, and the fact that if the merger is not consummated, the Company may be required to bear such costs;

•
the possibility that, although the merger provides the Company stockholders the opportunity to realize a premium to the price at which Company common stock traded prior to the public announcement of the merger, the price of Company common stock might otherwise increase (or have increased) in the future to a price greater than the merger consideration;

•	the risk of litigation in connection with the execution of the merger agreement and the consummation of the merger and the other transactions contemplated therein;
•	the fact that an all-cash transaction would be taxable to the holders of common stock that are U.S. holders for U.S. federal income tax purposes; and
•
various other risks associated with the merger and the business of the Company, as more fully described in the section of this proxy statement entitled “Cautionary Statement Regarding Forward-Looking Statements”.

The Board unanimously determined that, overall, these potential risks, uncertainties and other potentially negative factors were outweighed by the benefits that the Board expects to achieve for the Company’s stockholders as a result of the transactions contemplated by the merger agreement. The Board was aware that there can be no assurance about future results, including results considered or expected as disclosed in the foregoing reasons.
In addition, the Board was aware of and considered the fact that the Company’s directors and executive officers have financial interests in the merger that may be different from, or in addition to, those of the Company stockholders generally, as described more fully below in the section entitled “—Interests of the Company’s Directors and Executive Officers in the Merger”.
The foregoing discussion of the factors considered by the Board is not intended to be exhaustive, but rather includes the material factors considered by the Board. The Board unanimously reached the conclusion to (i) declare that it is advisable and fair to, and in the best interests of, the Company and the stockholders of the Company that the Company enter into the merger agreement and consummate the transactions, including the merger, (ii) approve and declare the advisability of the merger agreement and the consummation of the transactions, including the merger, (iii) direct that the merger agreement be submitted to the Company’s stockholders for consideration at the special meeting, (iv) recommended that the stockholders of the Company vote in favor of (x) the adoption of the merger agreement and (y) the approval, by a non-binding, advisory vote, of the specified compensation arrangements disclosed in the Proxy Materials that may be paid or become payable to the Company’s named executive officers in connection with the merger, in each case, in light of the factors described above and other factors that the Board believed were appropriate, (v) approve and adopt the form, terms and conditions of the limited guarantee and the voting and support Agreement and (vi) call for a special meeting of the holders of Company common stock for the purposes set forth above. In view of the wide variety of factors considered by the Board in connection with its evaluation of the merger and the complexity of these matters, the Board did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the Board. Rather, the Board made its recommendation based on the totality of the information available to the Board, including discussions with, and questioning of, the Company’s management and its financial and legal advisors. In considering the factors discussed above, individual members of the Board may have given different weights to different factors.
This explanation of the Board’s reasons for its recommendations and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors described in the section of this proxy statement entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 21.
Certain Financial Forecasts
Other than quarterly and annual guidance—including the guidance included in the Company’s press release dated March 6, 2023 and the updates of such guidance in the Company’s press release dated May 8, 2023 (the “2023 earnings guidance”), with respect to total revenue from continuing operations and adjusted EBITDA from continuing operations, which guidance the Company presents as a range—the Company does not, as a matter of course, publicly disclose forecasts as to future performance, earnings or other results due to, among other things, the unpredictability of the underlying assumptions and estimates. However, the Company has included in this proxy statement certain financial forecasts of the Company that, to the extent described herein, were furnished to (i) the Board, Goldman Sachs, the Company’s financial advisor, and Nautic, in connection with the discussions concerning the proposed merger, and (ii) certain other parties potentially interested in a transaction with the Company.
These Financial Forecasts (as defined below) were not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial data, published guidelines of the SEC regarding forward-looking statements or generally accepted accounting principles in the United States (“GAAP”). A summary of this information is presented below.
The Financial Forecasts were, in the view of the Company’s management, prepared on a reasonable basis and in good faith, reflecting the best available estimates and judgments at the time of preparation. However, no assurances can be made regarding future events and the estimates and assumptions underlying these financial forecasts involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industries in which the Company operates, and the risk and uncertainties described in the section of this proxy statement entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 21, all of which are difficult to predict and many of which are outside the control of the Company and, upon consummation of the transactions contemplated by the merger agreement, will be beyond the control of Nautic and the surviving corporation. Company stockholders are urged to review the Company’s SEC filings for a description of risk factors with respect to the Company’s business. There can be no assurance that the underlying assumptions will prove to be accurate or that the projected results will be realized. Actual results likely will differ, and may differ materially, from those reflected in the Financial Forecasts, whether or not the merger is consummated. The inclusion in this proxy statement of the Financial Forecasts below should not be regarded as an indication that the Company, Nautic, Parent, CPRx, their respective boards of directors (or equivalent governing bodies) or their respective financial advisors considered, or now consider, these forecasts to be a reliable predictor of future results. The Financial Forecasts are not fact, and neither they nor any underlying assumptions should be relied upon as being indicative of future results. Readers of this proxy statement are cautioned not to place reliance on this information. The Financial Forecasts assume that the Company would continue to operate as a standalone company and do not reflect any impact of the proposed merger, including any impact of the negotiation or execution of the proposed merger, the expenses that may be incurred in connection with the proposed merger or the consummation thereof or the effect of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed or in anticipation of the proposed merger.
The Financial Forecasts include certain non-GAAP financial measures, including Adjusted EBITDA (excl. SBC) and Unlevered Free Cash Flow (each as defined below). The Company’s management included forecasts of non-GAAP financial measures in the Financial Forecasts because the Company’s management believes that non-GAAP financial measures can be helpful in comparing the Company’s past financial performance and future results and can be useful as a basis to compare the Company’s operating performance with that of other companies. Company stockholders should also note that these non-GAAP financial measures presented in this proxy statement are not prepared under any comprehensive set of accounting rules or principles and do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP. Company stockholders should also note that these non-GAAP financial measures presented in this proxy statement have no standardized meaning prescribed by GAAP and, therefore, have limits in their usefulness to Company stockholders. Because of the non-standardized definitions, the non-GAAP financial measures in this proxy statement and the accompanying footnotes may be calculated differently from, and may not be directly comparable to, similarly titled measures used by the Company’s competitors and other companies, or any similarly titled measures used by Nautic.
Due to the inherent limitations of non-GAAP financial measures, Company stockholders should consider non-GAAP measures only as a supplement to, not as a substitute for or as a superior measure to, measures of financial performance prepared in accordance with GAAP. The footnotes to the tables below provide certain supplemental information with respect to the calculation of these non-GAAP financial measures.
The Financial Forecasts included in this document have been prepared by, and are the responsibility of, the Company’s management. KPMG LLP, the independent auditor has not audited, reviewed, examined, compiled nor applied agreed upon procedures with respect to the accompanying Financial Forecasts and, accordingly, KPMG LLP does not express an opinion or any other form of assurance with respect thereto. The KPMG LLP report incorporated by reference in this document relates to the Company’s previously issued financial statements. It does not extend to the Financial Forecasts and should not be read to do so.
The non-GAAP financial measures included in the Base Management Case that was approved by the Company for use by Goldman Sachs were used by Goldman Sachs for its financial analysis in connection with the preparation of its opinion and by the Board for its consideration of the merger and were provided to Nautic and its affiliates. Financial measures provided to a financial advisor or counterparty in connection with a business combination transaction are not subject to SEC rules regarding disclosures of non-GAAP financial measures, and reconciliations of non-GAAP financial measures were not relied upon by the Board or Goldman Sachs in connection with their respective evaluations of the merger. In addition, none of Nautic or the other potentially interested parties that received the Financial Forecasts including non-GAAP financial measures were provided with any such reconciliation. Accordingly, the Company has not provided a reconciliation of the non-GAAP financial measures included in the Financial Forecasts to the relevant GAAP financial measures in this proxy statement.
By including in this proxy statement the Financial Forecasts below, none of the Company, Nautic or any of their respective representatives has made or makes any representation to any person regarding the ultimate performance of the Company compared to the information contained in the Financial Forecasts. Accordingly, the Financial Forecasts should not be construed as financial guidance, nor relied upon as such, and the Financial Forecasts may differ in important respects from the 2023 earnings guidance, which guidance is presented as a range, and which the Company’s management prepared based on a different set of assumptions. The inclusion of the Financial Forecasts in this proxy statement does not constitute an admission or representation by the Company that the information contained therein is material. The Financial Forecasts summarized in this section reflected the opinions, estimates and judgments of the Company’s management at the time they were prepared and have not been updated to reflect any changes since such Financial Forecasts were prepared. NONE OF THE COMPANY, NAUTIC OR, AFTER CONSUMMATION OF THE MERGER, THE SURVIVING CORPORATION, UNDERTAKES ANY OBLIGATION, EXCEPT AS REQUIRED BY LAW, TO UPDATE OR OTHERWISE REVISE THE FINANCIAL FORECASTS TO REFLECT CIRCUMSTANCES EXISTING SINCE THEIR PREPARATION, CHANGES IN GENERAL ECONOMIC OR INDUSTRY CONDITIONS OR THE OCCURRENCE OF UNANTICIPATED EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE UNDERLYING ASSUMPTIONS ARE SHOWN TO BE IN ERROR. IN LIGHT OF THE FOREGOING FACTORS AND UNCERTAINTIES INHERENT IN THE FINANCIAL FORECASTS, READERS OF THIS PROXY STATEMENT ARE CAUTIONED NOT TO PLACE RELIANCE ON THIS INFORMATION.
The Company’s management prepared nonpublic, unaudited prospective financial information for fiscal years 2023 through 2032 (the “Base Management Case”) for the Company’s internal use, that was reviewed and adopted by the Board at its meeting held on March 28, 2023. The Base Management Case identified forecasts (as updated from time to time, the “NOL forecasts”) of the cash flow impact resulting from applying the Company’s federal net operating loss carryforwards (“NOLs”) to Company management’s estimates of taxable income for fiscal years 2023 through 2032, assuming a 21% federal tax rate. The Base Management Case was relied upon by the Board in reaching its determination on August 4, 2023 to approve and declare advisable the merger agreement and the transactions contemplated thereby, including the merger; and to recommend that the Company’s stockholders vote to adopt the merger agreement. The Base Management Case was the only forecast prepared by management that was approved by the Company for use by Goldman Sachs in connection with rendering its oral opinion delivered to the Board on August 4, 2023, which was subsequently confirmed by delivery of a written opinion dated as of August 5, 2023, and performing its financial analysis in connection therewith, as summarized below in the section entitled “—Opinion of the Company’s Financial Advisor” beginning on page 3. The initial five years of the Base Management Case for fiscal years 2023 through 2027 were made available to Nautic and certain other parties potentially interested in a transaction with the Company.
In addition, in connection with the Company’s negotiation of the proposed transaction with Nautic in July 2023, the Company’s management prepared an alternative upside case to the Base Management Case (the “Upside Management Case”) to reflect (i) the actual results for the first and second quarters of fiscal year 2023 and (ii) an upside forecast for the remaining quarters of fiscal year 2023 and for fiscal years 2024 through 2032, which upside forecast made certain positive assumptions based on trends observed in the first and second quarters of 2023 relating to, among other things, higher than predicted census growth and drug price inflation and improved gross margins relating to, among other things, the continuation of improved contract pricing and the cost of pharmacy operations. The Upside Management Case was intended to present an illustrative upside scenario if such assumptions held true, but, given it was based on a short period of improved performance, was not relied upon by the Board in reaching its determination on August 4, 2023, including the merger, to approve and declare advisable the merger agreement and the transactions contemplated thereby and to recommend that the Company’s stockholders vote to adopt the merger agreement, and was not approved for use by Goldman Sachs in connection with rendering its oral or written opinions delivered to the Board and performing its financial analysis in connection therewith. The initial five years of the Upside Management Case for fiscal years 2023 through 2027 were made available to Nautic on July 25, 2023 in connection with the negotiation of a possible transaction with the Company.
The Base Management Case and the Upside Management Case are collectively referred to as the “Financial Forecasts”.
The following tables sets forth a summary of the Financial Forecasts; which summary is not included in this proxy statement to induce any Company stockholder to vote in favor of adopting the merger agreement proposal or approving any other proposals to be voted on at the special meeting:
Base Management Case
	Fiscal Year ending December 31,
($ millions)	‘23E	‘24E	‘25E	‘26E	‘27E	‘28E	‘29E	‘30E	‘31E	‘32E
Revenue	360	432	525	629	752	874	987	1,082	1,150	1,184
Adjusted EBITDA (excl. SBC)(1)	21	36	55	75	103	119	135	148	157	162
Unlevered Free Cash Flow(2)	(22)	(2)	17	33	51	60	68	76	82	86
NOL Cash Flow Impact	—	—	3	7	11	14	16	17	2	—(3)
Upside Management Case
	Fiscal Year ending December 31,
($ millions)	‘23E	‘24E	‘25E	‘26E	‘27E	‘28E	‘29E	‘30E	‘31E	‘32E
Revenue	371	445	549	666	797	927	1,048	1,149	1,222	1,258
Adjusted EBITDA (excl. SBC)(1)	25	44	68	93	125	145	164	179	191	197
Unlevered Free Cash Flow(2)	(13)	3	27	46	66	78	89	99	106	111
NOL Cash Flow Impact	—	—	6	10	15	18	19	—(3)	—	—
(1)
“Adjusted EBITDA (excl. SBC)” is defined as adjusted earnings before interest, taxes, depreciation and amortization and stock-based compensation. Adjusted EBITDA (excl. SBC) is a non-GAAP financial measure and should not be considered as an alternative to net income or operating income as a measure of operating performance or cash flows or as a measure of liquidity.

(2)
“Unlevered Free Cash Flow” is defined as net operating profit after tax, the determination of which, for the avoidance of doubt, is reduced by stock-based compensation expense, plus depreciation and amortization, less capital expenditures, less (plus) increase (decrease) in net working capital, less certain other cash flow items.

(3)	NOLs would be exhausted by this period.
Opinion of the Company’s Financial Advisor
Goldman Sachs delivered its opinion to the Board that, as of August 5, 2023, and based upon and subject to the factors and assumptions set forth therein, the $10.50 in cash per share of Company common stock to be paid to the holders

(other than Parent and its affiliates) of shares of Company common stock pursuant to the merger agreement was fair from a financial point of view to such holders of shares of Company common stock.
The full text of the written opinion of Goldman Sachs, dated August 5, 2023, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C. Goldman Sachs provided advisory services and its opinion for the information and assistance of the Board in connection with its consideration of the transactions contemplated by the merger agreement. Goldman Sachs’ opinion is not a recommendation as to how any holder of shares of Company common stock should vote with respect to the merger or any other matter.
In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:
•	the merger agreement;
•	annual reports to stockholders and Annual Reports on Form 10 K of the Company for the five fiscal years ended December 31, 2022;
•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company;
•	certain other communications from the Company to its stockholders;
•	certain publicly available research analyst reports for the Company;
•
certain internal financial analyses and forecasts for the Company prepared by its management, as approved for Goldman Sachs’ use by the Company, which are referred to as the Base Management Case (as defined and more fully described above in the section entitled “—Certain Financial Forecasts”); and

•
certain estimates of the amount of net operating loss carryforwards of the Company prepared by its management, as approved for Goldman Sachs’ use by the Company, which are referred to as the NOL forecasts (as defined and more fully described above in the section entitled “—Certain Financial Forecasts”).

Goldman Sachs also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition, and future prospects of the Company; reviewed the reported price and trading activity for Company common stock; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the healthcare services industry and in other industries; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.
For purposes of rendering the opinion, Goldman Sachs, with the Company’s consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, it, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with the Company’s consent that the Base Management Case and the NOL forecasts were reasonably prepared on a basis reflecting the best then available estimates and judgments of the management of the Company. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and it was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the transactions contemplated by the merger agreement will be obtained without any adverse effect on the expected benefits of the merger in any way meaningful to its analysis. Goldman Sachs also assumed that the transactions contemplated by the merger agreement will be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.
Goldman Sachs’ opinion does not address the underlying business decision of the Company to engage in the merger or the relative merits of the merger as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view, as of the date of the opinion, of the $10.50 in cash per share of Company common stock to be paid to the holders (other than Parent and its affiliates) of shares of Company common stock pursuant to the merger agreement. Goldman Sachs’ opinion does not express any view on, and does not address, any other term or aspect of the merger agreement or the transactions contemplated thereby or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the merger, including the fairness of the transactions contemplated by the merger agreement to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the merger, whether relative to the $10.50 in cash per share of Company common stock to be paid to the holders (other than Parent and its affiliates) of shares of Company common stock pursuant to the merger agreement or otherwise. Goldman Sachs’ opinion is necessarily based on economic, monetary, market and other condition as in effect on, and the information made available to Goldman Sachs as of, the date of its opinion and Goldman Sachs assumes no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. In addition, Goldman Sachs does not express any opinion as to the prices at which shares of Company common stock will trade at any time or as to the potential effects of volatility in the credit, financial and stock markets on the Company or Parent or the merger or as to the impact of the merger on the solvency or viability of the Company or Parent or the ability of the Company or Parent to pay their respective obligations when they come due. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.
The following is a summary of the material financial analyses delivered by Goldman Sachs to the Board in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before August 3, 2023, and is not necessarily indicative of current market conditions.
Following Goldman Sachs’ presentation to the Company’s board of directors on August 4, 2023 (the “August 4 Presentation”), Goldman Sachs determined that the EV / LTM EBITDA multiple (as defined below) for a transaction used in the Selected Transaction Analysis was no longer publicly available in public filings, press releases and/or investor relations documents. Based on Goldman Sachs’ professional judgment and experience, taking into account its review of the precedent transactions, Goldman Sachs subsequently performed the Selected Transaction Analysis, omitting the transaction multiple that was no longer publicly available and using a revised reference range of EV / LTM EBITDA multiples of 16.0x to 29.0x (the “Revised Multiple Range”), rather than the original reference range of 14.9x to 29.0x (the “Original Multiple Range”). Such subsequent analysis did not address any circumstances, developments or events occurring after August 5, 2023, which is the date of the written opinion of Goldman Sachs. Goldman Sachs’ opinion, as set forth in its written opinion letter, was provided only as of August 5, 2023. Based upon and subject to the foregoing, Goldman Sachs confirmed to the Board that, had Goldman Sachs performed its financial analyses set forth in the August 4 Presentation using the Revised Multiple Range, there would have been no change to the conclusion set forth in the opinion letter of Goldman Sachs.
Historical Stock Trading Analysis
Goldman Sachs reviewed the historical trading prices and volumes for Company common stock for the one-year period ended August 3, 2023. In addition, Goldman Sachs analyzed the consideration to be paid to holders of shares of Company common stock pursuant to the merger agreement in relation to:
•	$7.88, the closing price of the Company common stock on August 3, 2023 (the “Current Share Price”);
•	$8.81, the highest closing trading price of the Company common stock for the 52-week period ended August 3, 2023 (the “52-Week High Price”);
•	$3.19, the lowest closing trading price of the Company common stock for the 52-week period ended August 3, 2023 (the “52-Week Low Price”);
•	$8.36, the volume weighted average price (the “VWAP”) of the Company common stock over the 30 trading-day period ended August 3, 2023 (the “30-Day VWAP”);
•	$7.57, the VWAP of the Company common stock over the 60 trading-day period ended August 3, 2023 (the “60-Day VWAP”); and

•	$6.85, the VWAP of the Company common stock over the 90 trading-day period ended August 3, 2023 (the “90-Day VWAP”).
This analysis indicated that the price per share to be paid to the Company stockholders pursuant to the merger agreement represented:
Implied Premium Represented by $10.50 Per Share Merger Consideration
Reference Price Per Share
Current Share Price of $7.88	33%
52-Week High Price of $8.81	19%
52-Week Low Price $3.19	229%
30-Day VWAP of $8.36	26%
60-Day VWAP of $7.57	39%
90-Day VWAP of $6.85	53%
Illustrative Discounted Cash Flow Analysis
Using the Base Management Case and the NOL forecasts, Goldman Sachs performed an illustrative discounted cash flow analysis on the Company to derive a range of illustrative present values per share of Company common stock. Using the mid-year convention for discounting cash flows and discount rates ranging from 13.0% to 15.5%, reflecting estimates of the Company’s weighted average cost of capital, Goldman Sachs discounted to present value as of June 30, 2023 (i) estimates of unlevered free cash flow for the Company for the second half of fiscal year 2023 and for fiscal years 2024 through 2032 as reflected in the Base Management Case and (ii) a range of illustrative terminal values for the Company, which were calculated by applying perpetuity growth rates ranging from 2.5% to 3.5% to a terminal year estimate of the unlevered free cash flow to be generated by the Company, as reflected in the Base Management Case (which analysis implied terminal year EV / EBITDA exit multiples ranging from 4.2x to 5.8x). In addition, using a discount rate of 13.0% to 15.5%, reflecting an estimate of the Company’s weighted average cost of capital, Goldman Sachs discounted to present value as of June 30, 2023 the estimated benefits of the Company’s net operating losses for the second half of fiscal year 2023 and for fiscal years 2024 through 2032, as reflected in the NOL forecasts. Goldman Sachs derived such discount rates by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including the Company’s target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for the Company, as well as certain financial metrics for the United States financial markets generally. The range of perpetuity growth rates was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the Base Management Case and market expectations regarding long-term real growth of gross domestic product and inflation.
Goldman Sachs derived ranges of illustrative enterprise values for the Company by adding the ranges of present values it derived above. Goldman Sachs then subtracted from the range of illustrative enterprise values it derived for the Company the net debt of the Company as of June 30, 2023, as provided by and approved for Goldman Sachs’ use by the management of the Company, and added the net present value of cash tax savings from federal net operating losses, as reflected in the Base Management Case, including the NOL forecasts, to derive a range of illustrative equity values for the Company. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding shares of Company common stock, as provided by and approved for Goldman Sachs’ use by the management of the Company, using the treasury stock method, to derive a range of illustrative present values per share ranging from $5.01 to $10.48.
Selected Transactions Analysis
Goldman Sachs analyzed certain information relating to the following selected transactions in the healthcare services industry since 2015. For each of the selected transactions, Goldman Sachs calculated and compared the implied enterprise value of the applicable target company based on the consideration paid in the transaction as a multiple of the target company’s LTM adjusted EBITDA (“EV / LTM EBITDA”) based on information in public filings, press releases and investor relations documents. While none of the companies that participated in the selected transactions are directly comparable to the Company, the companies that participated in the selected transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain of the Company’s results, market sizes and product profile.

The following table presents the results of this analysis:
Announcement Date	Selected Transactions		EV / LTM EBITDA
	Acquiror	Target
June 2022	TPG Inc.	Convey Health Solutions Holdings, Inc.	16.0x
August 2021	Nordic Capital / Insight Partners	Inovalon	29.0x
December 2020	Gainwell Acquisition Corp.	HMS Holdings Corp.	21.1x
June 2018	Verscend Technologies, Inc.	Cotiviti Holdings, Inc.	18.0x
May 2015	CVS Health Corporation	Omnicare, Inc.	17.7x
Based on the results of the foregoing calculations and Goldman Sachs’ professional judgment and experience, Goldman Sachs applied a reference range of EV / LTM EBITDA multiples of 16.0x to 29.0x to the Company’s estimated 2023 adjusted EBITDA as provided by and approved for Goldman Sachs’ use by the management of the Company, to derive a range of implied enterprise values for the Company. Goldman Sachs then subtracted the net debt of the Company as of June 30, 2023, as provided by and approved for Goldman Sachs’ use by the management of the Company, and divided the result by the number of fully diluted outstanding shares of Company common stock as of June 30, 2023 as provided by and approved for Goldman Sachs’ use by the management of the Company, to derive a reference range of implied values per share of Company common stock of $3.00 to $12.83.1
Premia Paid Analysis
Goldman Sachs reviewed and analyzed, using publicly available information, the acquisition premia for all-cash acquisition transactions announced from January 1, 2018 through August 3, 2023 involving a public company based in the United States as the target where the disclosed enterprise values for the transaction were below $1.0 billion. This analysis excluded transactions with premia greater than 300% relative to the target’s last undisturbed closing price prior to announcement. For the entire period, using publicly available information, Goldman Sachs calculated the median, 25th percentile and 75th percentile premiums of the price paid in the transactions relative to the target’s last undisturbed closing stock price prior to announcement of the transaction. This analysis indicated a median premium of 42.0% across the period. This analysis also indicated a 25th percentile premium of 21.0% and 75th percentile premium of 66.8% across the period. Using this analysis, Goldman Sachs applied a reference range of illustrative premiums of 21.0% to 66.8% to the undisturbed closing price per share of Company common stock of $7.88 as of August 3, 2023 and calculated a range of implied equity values per share of Company common stock of $9.53 to $13.14.
General
The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to the Company or Parent or the contemplated transaction.
Goldman Sachs prepared these analyses for purposes of Goldman Sachs' providing its opinion to the Board as to the fairness from a financial point of view of the $10.50 in cash per share of Company common stock to be paid to the holders (other than Parent and its affiliates) of share of Company common stock pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual
1
Using the process described in this paragraph and applying the Original Multiple Range to Tabula Rasa’s estimated 2023 adjusted EBITDA as provided by and approved for Goldman Sachs’ use by the management of Tabula Rasa, Goldman Sachs derived a reference range of implied values per share of Company common stock of $2.17 to $12.83.

future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, Parent, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.
The merger consideration was determined through arm’s-length negotiations between the Company and Parent and was approved by the Company's board of directors. Goldman Sachs provided advice to the Company during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to the Company or the Board or that any specific amount of consideration constituted the only appropriate consideration for the merger.
As described above, Goldman Sachs’ opinion to the Board was one of many factors taken into consideration by the Board in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex C.
Goldman Sachs and its affiliates are engaged in advisory, underwriting, lending and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Parent, any of their respective affiliates and third parties, including Nautic, CPRx and Indaba, a significant shareholder of the Company, and any of their respective affiliates and, as applicable, portfolio companies or any currency or commodity that may be involved in the transaction contemplated by the merger agreement. Goldman Sachs acted as financial advisor to the Company in connection with, and participated in certain of the negotiations leading to, the transaction contemplated by the agreement. During the two-year period ended August 5, 2023, Goldman Sachs Investment Banking has not been engaged by the Company or its affiliates to provide financial advisory or underwriting services for which Goldman Sachs has recognized compensation. During the two-year period ended August 5, 2023, Goldman Sachs Investment Banking has not been engaged by Parent or its affiliates to provide financial advisory or underwriting services for which Goldman Sachs has recognized compensation. During the two-year period ended August 5, 2023, Goldman Sachs Investment Banking has not been engaged by Nautic or its affiliates or portfolio companies (which may include companies that are not controlled by Nautic), including CPRx, to provide financial advisory or underwriting services for which Goldman Sachs has recognized compensation. During the two-year period ended August 5, 2023, Goldman Sachs Investment Banking has not been engaged by Indaba or its affiliates to provide financial advisory or underwriting services for which Goldman Sachs has recognized compensation. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to the Company, Parent, Nautic, CPRx, Indaba and their respective affiliates and, as applicable, portfolio companies, for which Goldman Sachs Investment Banking may receive compensation. Affiliates of Goldman Sachs also may have co-invested with Nautic, Indaba and their respective affiliates from time to time and may have invested in limited partnership units of affiliates of Nautic and Indaba from time to time and may do so in the future.
The Board selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement dated January 10, 2023, the Company engaged Goldman Sachs to act as its financial advisor in connection with the contemplated transaction. The engagement letter between the Company and Goldman Sachs provides for a transaction fee that is estimated, based on the information available as of the date of announcement, at approximately $16 million, all of which is contingent upon the consummation of the merger. In addition, the Company has agreed to reimburse Goldman Sachs for certain of its expenses, including attorney’s fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.
Certain Effects of the Merger
If the Company stockholder approval is obtained, the other conditions to the closing of the merger are either satisfied or (to the extent permitted by law) waived and the merger is consummated, Merger Sub will be merged with and into the Company upon the terms set forth in the merger agreement and in accordance with the DGCL, with the Company as the surviving corporation in the merger. As the surviving corporation in the merger, the Company will continue to exist following the merger as a wholly-owned subsidiary of Parent.

At the effective time, each share of Company common stock that is issued and outstanding as of immediately prior to the effective time (other than excluded shares and appraisal shares) will be converted automatically into the right to receive an amount in cash equal to $10.50 per share, without interest and subject to any applicable withholding taxes. Company stockholders who properly and validly exercise and do not withdraw their appraisal rights will have a right to receive payment of the “fair value” of their shares of Company common stock as determined pursuant to an appraisal proceeding, as contemplated by the DGCL. For more information, please see the section below entitled “—Appraisal Rights”. Following the merger, all of the Company common stock will be beneficially owned by Parent, and none of the current holders of Company common stock will, by virtue of the merger, have any ownership interest in, or be a stockholder of, the Company, the surviving corporation or Parent. As a result, the current holders of common stock will no longer benefit from any increase in the value, nor will they bear the risk of any decrease in the value, of the Company following the merger. Following the merger, Parent will benefit from any increase in the Company’s value and also will bear the risk of any decrease in the Company’s value.
Please see the section of this proxy statement entitled “The Merger Agreement—Consideration to be Received in the Merger” beginning on page 76.
For information regarding the effects of the merger on the Company’s outstanding long-term incentive awards, please see the section below entitled “—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 68 and the section of this proxy statement entitled “The Merger Agreement—Treatment of Company Long-Term Incentive Awards” beginning on page 77.
Shares of Company common stock are currently registered under the Exchange Act and listed on NASDAQ under the trading symbol “TRHC”. Following the consummation of the merger, shares of Company common stock are expected to be delisted and will no longer be traded on NASDAQ or any other public market. In addition, the registration of Company common stock under the Exchange Act is expected to be terminated, and, upon such termination, the Company will no longer be required to file periodic and other reports with the SEC with respect to the Company common stock.
Effects on the Company if the Merger Is Not Consummated
In the event that the Company stockholder approval is not obtained or if the merger is not consummated for any other reason, Company stockholders will not receive any payment for their shares of Company common stock in connection with the merger. Instead, the Company will remain an independent public company, the Company common stock will continue to be listed and traded on NASDAQ, the Company common stock will continue to be registered under the Exchange Act and the Company stockholders will continue to own their shares of Company common stock and will continue to be subject to the same general risks and opportunities as they currently are with respect to ownership of the Company common stock.
If the merger is not consummated, there is no assurance as to the effect of these risks and opportunities on the future value of your Company common stock, including the risk that the market price of Company common stock may decline to the extent that the current market price of the Company common stock reflects a market assumption that the merger will be consummated. If the merger is not consummated, there is no assurance that any other transaction acceptable to the Company will be offered or that the business, operations, financial condition, earnings or prospects of the Company will not be adversely impacted. Pursuant to the merger agreement, under certain circumstances the Company is permitted to terminate the merger agreement in order to enter into an alternative transaction. Please see the section of this proxy statement entitled “The Merger Agreement—Termination of the Merger Agreement” beginning on page 93.
Under certain circumstances, if the merger is not consummated, the Company may be obligated to pay to Parent a $10,570,000 termination fee. Under certain other specified circumstances, Parent will be required to pay the Company the Parent termination fee of $21,140,000. Please see the section of this proxy statement entitled “The Merger Agreement—Termination Fees” beginning on page 95.
Financing of the Merger
We anticipate that the total amount of funds necessary to consummate the merger (including amounts needed to pay the aggregate merger consideration, pay all fees, costs and expenses required to be paid by Parent or Merger Sub at or prior to the closing of the merger in connection with the transactions and pay the maximum amount that may be required to be paid in connection with an offer to repurchase the 2026 Convertible Notes as a result of consummation of the merger) will be approximately $665,000,000 in the aggregate, which is expected to be funded via equity financing and debt financing as described below, and available cash on our balance sheet. We anticipate that approximately $338,000,000 of such amount will be used on the closing date to satisfy the obligations to pay the aggregate merger consideration, as well as certain fees, costs and expenses of the parties. Assuming the consummation of the merger, additional amounts committed under the equity commitment letter and debt commitment letter will be used together with available cash on our balance sheet in connection with an offer to repurchase the 2026 Convertible Notes pursuant to terms of the indenture governing the 2026 Convertible Notes following closing of the merger. We anticipate that the total funds available to Parent and Merger Sub to pay the amounts described above will include up to $321,000,000, in the aggregate, of equity financing pursuant to the equity commitment letter provided by the Nautic Funds, an up to an aggregate amount of $275,000,000 of debt financing and available cash on our balance sheet to be used, if necessary, in connection with the offer to repurchase the 2026 Convertible Notes following closing of the merger. Parent does not anticipate requiring additional sources of funding in order to consummate the merger. Parent has received a portion of the aggregate equity commitment for the equity financing from each of the Nautic Funds as described below in the section entitled “—Equity Financing” and debt commitments for the debt financing from the debt financing sources as described below in the section entitled “—Debt Financing”.
The consummation of the merger is not conditioned on Parent’s receipt of any financing.
Equity Financing
Pursuant to the equity commitment letter, the Nautic Funds have committed to contribute, directly or indirectly, to Parent, as equity capital, an amount of cash in immediately available funds equal to up to $321,000,000, solely for the purpose of funding, and to the extent necessary to fund, together with any third party debt actually funded and our available cash on our balance sheet, at the closing of the merger, the obligations of Parent pursuant to the merger agreement to pay the aggregate cash payments required thereunder at the closing of the merger, including the aggregate merger consideration and the amounts required to repurchase the 2026 Convertible Notes and pay all fees and expenses required to be paid by Parent or Merger Sub as set forth in the merger agreement.
Funding of the equity commitment by each of the Nautic Funds is subject to the terms, conditions and limitations set forth in the equity commitment letter, which includes the satisfaction in full or valid waiver, on or before the closing of the merger, of all of the conditions precedent to the obligations of Parent and Merger Sub (other than those conditions that by their nature are to be satisfied at the closing of the merger, but subject to the satisfaction or waiver of such conditions at the closing of the merger).
The obligation of each of the Nautic Funds to fund their respective portion of the equity financing will terminate automatically upon the earliest to occur of (i) the consummation of the closing of the merger and the payment in full by Parent of all amounts required to be paid by Parent in connection therewith pursuant to, and in accordance with, the merger agreement, (ii) the valid termination of the merger agreement in accordance with its terms and (iii) any claim directly or indirectly asserted by the Company or certain Company-related parties against the Nautic Funds under the Nautic Funds’ limited guarantee or otherwise in connection with the transactions, except in the case of this clause (ii) for (a) claims under, and in accordance with, the equity commitment letter, (b) claims against the Guarantors (as defined below) under and in accordance with the limited guarantee in lieu of specific performance of the merger agreement as contemplated in the section of this proxy statement entitled “The Merger Agreement—Specific Enforcement” (it being understood that under no circumstances will any person be entitled to any monetary damages under the limited guarantee, the merger agreement or otherwise, including without limitation, payment of the termination fee as described in the section of this proxy statement entitled “The Merger Agreement—Termination Fees—Parent Termination Fee”, if specific performance of the equity commitment letter is granted), (c) claims against Parent and/or Merger Sub under and in accordance with the provisions described in the section of this proxy statement entitled “The Merger Agreement—Specific Enforcement” or (d) claims against the parties to the confidentiality agreement between the Company and certain affiliates of the Nautic Funds under and in accordance with the terms thereof.
Pursuant to the terms and conditions of the merger agreement, Parent and Merger Sub shall (and shall cause its affiliates to) use reasonable best efforts to obtain and consummate the equity financing.
The Company will be a third party beneficiary of certain of the rights granted to Parent under the equity commitment letter and will be entitled to rights to specific performance of the Nautic Funds to fund all or any portion of their respective equity financing obligations under the equity commitment letter, subject to the terms thereof, in circumstances in which the Company is entitled to specific performance of Parent’s obligation to cause the equity commitment to be funded pursuant to the merger agreement.
Debt Financing
In connection with entering into the merger agreement, Parent received a debt commitment letter from the debt financing sources. Pursuant to the debt commitment letter, the debt financing sources have committed to provide, severally but not jointly, the credit facilities in respect of the debt financing.
The commitments of the debt financing sources under the debt commitment letter are subject to the satisfaction (or waiver by the debt financing sources) of certain conditions precedent, including, without limitation:
•	since August 5, 2023, there not having occurred any Material Adverse Effect;
•
the merger, substantially concurrently with, or prior to, the initial funding of the credit facilities, having been consummated in accordance in all material respects with the terms and conditions of the merger agreement, as from time to time waived, amended, supplemented or otherwise modified; provided that certain waivers, amendments, supplements, consents or other modifications shall not have been effected without the consent of the debt financing sources;

•	the equity financing having been consummated substantially concurrently with, or prior to, the initial funding of the credit facilities;
•
the debt financing sources having received a security agreement relating to the debt financing, pursuant to which a lien is granted on certain collateral by the borrower and the guarantors in favor of the administrative agent under the credit facilities for the benefit of the lenders under the credit facilities, customary UCC-1 financing statements and certificates representing the pledged certificated capital stock of the borrower and certain guarantors;

•
prior to, or substantially concurrently with, the initial funding of the credit facilities, the borrower having repaid all indebtedness for borrowed money outstanding under the Credit Agreement, dated as of July 13, 2023, among, inter alia, ExactCare Parent, Inc., as parent guarantor, ECP Holdco, Inc., Exact Care Pharmacy, LLC, and DDCRX, LLC, as borrowers (each, an affiliate of Nautic), and Capital One, National Association, as the administrative agent, and the termination of all commitments, liens, security interests and guarantees thereunder (other than with respect to any cash collateral arrangement applicable to any outstanding letter of credit);

•
solely to the extent the 2026 Convertible Notes have not been, or, substantially concurrently with the initial funding of the credit facilities, will not be, satisfied and discharged in full, the borrower having deposited, or, substantially concurrently with the initial funding of the credit facilities, depositing, an amount equal to the lesser of (i) $275,000,000 and (ii) an amount sufficient to satisfy and discharge in full the 2026 Convertible Notes then-outstanding into an escrow account subject to a customary escrow agreement reasonably acceptable to the administrative agent under the credit facilities; and

•	the borrower having satisfied other customary conditions precedent set forth in the debt commitment letter.
The commitments under the debt commitment letter terminate automatically in the event that the closing of the merger and the initial funding of the credit facilities does not occur on or before the Debt Commitment Expiration Date (as defined below), unless the debt financing sources, in their sole discretion, agree to an extension. “Debt Commitment Expiration Date” means the earliest to occur of (i) five business days after February 5, 2024 unless the closing date and the initial funding of the credit facilities shall have occurred on or prior to such date, (ii) the closing of the merger with or without the use of the credit facilities and (iii) the termination prior to closing of the merger of the merger agreement in accordance with its terms (other than as a result of the failure to consummate the merger on or prior to February 5, 2024).
Limited Guarantees
Subject to the terms and conditions set forth in the limited guarantee provided by Nautic Partners VIII, L.P., Nautic Partners VIII-A, L.P., Nautic Partners IX, L.P., Nautic Partners IX-A, L.P., and Nautic CarepathRx Co-Invest, L.P. (collectively, in such capacity, the “Guarantors”), the Guarantors have guaranteed certain payment obligations of

Parent and Merger Sub under the merger agreement, subject to an aggregate maximum cap of $24,140,000 for payment of the guaranteed obligations, it being understood that under no circumstances will any person be entitled to any monetary damages under the limited guarantee, the merger agreement or otherwise, including without limitation, payment of the termination fee as described in the section of this proxy statement entitled “The Merger Agreement—Termination Fees—Parent Termination Fee”, if specific performance of the equity commitment letter is granted and the merger is consummated).
Each limited guarantee is irrevocable, and will not terminate until the earliest to occur of (i) the closing of the merger and (ii) payment of the guaranteed obligations in full in accordance with the limited guarantee and the merger agreement. Notwithstanding the foregoing, all obligations of the Guarantors under the limited guarantee will expire automatically 90 days after the valid termination of the merger agreement in accordance with its terms without any further obligations of the Guarantors under the limited guarantee, except with respect to claims arising from any proceeding, claim or similar action filed by the Company prior to the end of such 90-day period alleging that the Company is owed the guaranteed obligations under the limited guarantee, in which case the limited guarantee will survive solely with respect to amounts claimed or alleged in such proceeding, claim or similar action to be so owing; provided, that in such event, the Guarantors will not have any further liability or obligation under the limited guarantee from and after the earliest of (x) the entry of a final, nonappealable order of a court of competent jurisdiction and satisfaction by the Guarantors of any obligations finally determined to be owed by the Guarantors pursuant to such order, (y) the satisfaction in full of the guaranteed obligations by the Guarantors and (z) the execution and delivery of a written agreement between the Guarantors, on the one hand, and the Company, on the other hand, terminating the obligations of the Guarantors under the limited guarantee (and the satisfaction by the Guarantors of any obligations owed by the Guarantors pursuant to such written agreement).
Pursuant to the limited guarantee, the Company’s and certain Company-related parties’ sole and exclusive remedy against the Guarantors and certain Guarantor-related parties with respect to matters, liabilities or obligations arising under or in connection with the merger agreement, the limited guarantee, the equity commitment letter or the transactions contemplated by each of the foregoing is recourse against (i) the Guarantors with respect to (x) claims under the limited guarantee and (y) third party beneficiary rights pursuant to the equity commitment letter, (ii) Parent and Merger Sub with respect to claims pursuant to, and in accordance with, the merger agreement and (iii) the counterparties to the confidentiality agreement between the Company and certain affiliates of the Nautic Funds with respect to claims thereunder.
Appraisal Rights
If the merger is consummated, persons who do not wish to accept the merger consideration are entitled to seek appraisal of their shares of Company common stock under Section 262 and, if all procedures described in Section 262 are strictly complied with, to receive payment in cash for the fair value of their shares of Company common stock exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court, together with interest, if any, to be paid upon the amount determined to be the fair value. The “fair value” of your shares of Company common stock as determined by the Delaware Court may be more or less than, or the same as, the merger consideration that you are otherwise entitled to receive under the merger agreement. These rights are known as “appraisal rights”. This proxy statement serves as a notice of such appraisal rights pursuant to Section 262.
Persons who exercise appraisal rights under Section 262 will not receive the merger consideration they would otherwise be entitled to receive pursuant to the merger agreement. They will instead receive an amount determined to be the “fair value” of their shares of Company common stock following petition to, and an appraisal by, the Delaware Court. Persons considering seeking appraisal should recognize that the fair value of their shares of Company common stock determined under Section 262 could be more than, the same as or less than the merger consideration they would otherwise be entitled to receive pursuant to the merger agreement. Strict compliance with the procedures set forth in Section 262 is required. Failure to comply strictly with all of the procedures set forth in Section 262 may result in the withdrawal, loss or waiver of appraisal rights. Consequently, and in view of the complexity of the provisions of Section 262, persons wishing to exercise appraisal rights are urged to consult their legal and financial advisors before attempting to exercise such rights.
A copy of Section 262 may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. The following summary is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Section 262 and any amendments thereto after the date of this proxy statement. Any person who desires to exercise his, her or its appraisal rights should review carefully Section 262 and is urged to consult his, her or its legal and financial advisors before electing or attempting to exercise such rights. The following summary does not constitute legal or other advice, nor does it constitute a recommendation that persons seek to exercise their appraisal rights under Section 262. A person who loses his, her or its appraisal rights will be entitled to receive the merger consideration under the merger agreement.
A holder of record or a beneficial owner of shares of Company common stock who (i) continuously holds such shares through the effective time, (ii) has not consented to or otherwise voted in favor of the merger or otherwise withdrawn, lost or waived appraisal rights, (iii) strictly complies with the procedures under Section 262, (iv) does not thereafter withdraw his, her or its demand for appraisal of such shares and (v) in the case of a beneficial owner, a person who (A) reasonably identifies in his, her or its demand the holder of record of the shares for which the demand is made, (B) provides documentary evidence of such beneficial owner’s beneficial ownership and a statement that such documentary evidence is a true and correct copy of what it purports to be and (C) provides an address at which such beneficial owner consents to receive notices given by the Company and to be set forth on the Chancery List (as defined below), will be entitled to receive the fair value of his, her or its shares of Company common stock exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court, together with interest, if any, to be paid upon the amount determined to be the fair value.
Section 262 requires that where a merger agreement is to be submitted for adoption at a meeting of stockholders, the stockholders be notified that appraisal rights will be available not less than twenty days before the meeting to vote on the merger. Such notice must include either a copy of Section 262 or information directing the stockholders to a publicly available electronic resource at which Section 262 may be accessed without subscription or cost. This proxy statement constitutes the Company’s notice to our stockholders that appraisal rights are available in connection with the merger, in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262, which may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. Failure to comply timely and properly with the requirements of Section 262 will result in the loss of your appraisal rights under the DGCL.
If you elect to demand appraisal of your shares of Company common stock, you must satisfy each of the following conditions: you must deliver to the Company a written demand for appraisal of your shares of Company common stock before the taking of the vote on the merger, which demand must reasonably inform us of the identity of the holder of record of shares of Company common stock who intends to demand appraisal of his, her or its shares of Company common stock and, for beneficial owners only, such demand must be accompanied by documentary evidence of such beneficial owner’s beneficial ownership and a statement that such documentary evidence is a true and correct copy of what it purports to be, and must provide an address at which such beneficial owner consents to receive notices given by the Company and to be set forth on the Chancery List; you must not vote or submit a proxy in favor of the proposal to adopt the merger agreement; you must hold your shares of Company common stock continuously through the effective time; and you must comply with the other applicable requirements of Section 262.
A Company stockholder who elects to exercise appraisal rights must mail his, her or its written demand for appraisal to the following address:
Tabula Rasa HealthCare, Inc.
228 Strawbridge Drive, Suite 100
Moorestown, NJ 08057
Attention: Richard W. Rew, Esq.
 Chief Legal Officer and Corporate Secretary
A record holder who holds shares of Company common stock as a nominee for others, such as a broker, fiduciary, depositary or other nominee, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which such person is the record owner. In such case, the demand must set forth the number of shares of Company common stock covered by such demand. Where the number of shares of Company common stock is not expressly stated, the demand will be presumed to cover all shares of Company common stock outstanding in the name of such record owner.
Within ten days after the effective time, the surviving corporation must give written notice that the merger has become effective to each of (i) each Company stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the proposal to adopt the merger agreement and (ii) any beneficial owner who has demanded appraisal under Section 262. At any time within sixty days after the effective time, any person who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the demand and accept the merger consideration specified by the merger agreement for that person’s shares of Company common stock by delivering to the surviving corporation a written withdrawal of the demand for appraisal.
Within one hundred twenty days after the effective time, but not thereafter, the surviving corporation and any person who has properly and timely demanded appraisal and otherwise complied with Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court, with a copy served on the surviving corporation in the case of a petition filed by a person, demanding a determination of the fair value of the shares of Company common stock held by all persons that have demanded appraisal. There is no present intent on the part of the Company or the surviving corporation to file an appraisal petition and persons seeking to exercise appraisal rights should assume that the Company and the surviving corporation will not file such a petition or initiate any negotiations with respect to the fair value of shares of Company common stock. Accordingly, persons who desire to have their shares of Company common stock appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. If, within one hundred twenty days after the effective time, no petition has been filed as provided above, all rights to appraisal will cease and any person that previously demanded appraisal will become entitled only to the merger consideration under the merger agreement.
In addition, within one hundred twenty days after the effective time, any person who has theretofore complied with the applicable provisions of Section 262 will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares of Company common stock not voted in favor of the merger and with respect to which demands for appraisal were received by the surviving corporation and the aggregate number of holders of such shares. Such statement must be given within ten days after the written request therefor has been received by the surviving corporation or within ten days after the expiration of the period for the delivery of demands as described above, whichever is later.
Upon the filing of a petition by a person, service of a copy of such petition shall be made upon the surviving corporation. The surviving corporation shall be required to, within twenty days after such service, file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal of their shares of Company common stock and with whom the surviving corporation has not reached agreements as to the value of such shares (the “Chancery List”). The Register in Chancery, if so ordered by the Delaware Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving corporation and to all such persons set forth on the Chancery List.
If a petition for an appraisal is timely filed by a person, at the hearing on such petition, the Delaware Court will determine which persons have complied with Section 262 and have become entitled to appraisal rights provided thereby. The Delaware Court may require the persons who have demanded an appraisal of their shares of Company common stock and who hold shares represented by certificates to submit their certificates of shares of Company common stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any person fails to comply with such direction, the Delaware Court may dismiss the proceedings as to such person. If immediately before the merger, the shares of the class or series of stock of the corporation were listed on a national securities exchange, the Delaware Court will dismiss the appraisal proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (i) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal or (ii) the value of the consideration provided in the merger for such total number of shares exceeds $1,000,000
Upon application by the surviving corporation or any person entitled to participate in the appraisal proceedings, the Delaware Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to appraisal. Any person whose name appears on the Chancery List may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under Section 262.
Where proceedings are not dismissed, the appraisal proceeding shall be conducted in accordance with the rules of the Delaware Court, including any rules specifically governing appraisal proceedings. Through such proceedings the Delaware Court shall determine the fair value of shares of Company common stock taking into account all relevant factors, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Delaware Court, in its discretion, determines otherwise for good cause shown, interest on an appraisal award will accrue and compound quarterly from the effective time through the date the judgment is paid at five percent (5%) over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each person entitled to appraisal an amount in cash, in which case interest shall accrue after such payment only on the sum of (i) the difference, if any, between the amount so paid and the fair value of the shares of Company common stock as determined by the Delaware Court, and (ii) interest theretofore accrued, unless paid by the surviving corporation as part of the pre-judgment payment to the person.
When the fair value of the shares of Company common stock is determined, the Delaware Court will direct the payment of such value, with interest thereon, if any, to the persons entitled to receive the same.
Although the Company believes that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court and persons should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Moreover, the surviving corporation does not anticipate offering more than the merger consideration to any person exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of the relevant shares of Company common stock is less than the merger consideration.
In determining “fair value”, the Delaware Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value”, but which rather applies only to the speculative elements of value arising from such accomplishment or expectation.
In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” In addition, the Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting person’s exclusive remedy.
The cost of the appraisal proceeding may be determined by the Delaware Court and taxed upon the parties as the Delaware Court deems equitable in the circumstances. However, costs do not include attorneys’ and expert witness fees. Each person is responsible for his, her or its attorneys’ and expert witness fees, although, upon application of a person whose name appears on the Chancery List who participated in the proceeding and incurred expenses in connection therewith, the Delaware Court may order that all or a portion of such expenses, including, without limitation, reasonable attorneys’ and expert witness fees, be charged pro rata against the value of all shares of Company common stock entitled to appraisal not dismissed pursuant to Section 262(k) of the DGCL or subject to such an award pursuant to a reservation of jurisdiction under Section 262(k) of the DGCL. Determinations by the Delaware Court are subject to appellate review by the Delaware Supreme Court.
Any person who has duly demanded appraisal in compliance with Section 262 will not be entitled to vote for any purpose any shares of Company common stock subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to Company stockholders of record at a date prior to the effective time.
No appraisal proceeding in the Delaware Court shall be dismissed as to any person without the approval of the Delaware Court, and such approval may be conditioned upon such terms as the Delaware Court deems just, including without limitation, a reservation of jurisdiction for any application to the Court made under Section 262(j) of the DGCL; provided, however, that this provision shall not affect the right of any person who has not commenced an appraisal proceeding or joined such a proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger within sixty days after the effective time. If no petition for appraisal is filed with the Delaware Court within one hundred twenty days after the effective time, all rights to appraisal will cease and any person that previously demanded appraisal will become entitled only to the merger consideration under the merger agreement.
To the extent there are any inconsistencies between the foregoing summary, on the one hand, and Section 262, on the other hand, Section 262 will govern.
Interests of the Company’s Directors and Executive Officers in the Merger
The Company’s directors and executive officers have financial interests in the merger that may be different from, or in addition to, the interests of the Company stockholders generally. The members of the Board were aware of and considered these interests in reaching the determination to adopt the merger agreement and to recommend that Company stockholders approve the merger agreement proposal.
The Company’s directors for purposes of the discussion below are Dr. Samira Beckwith, Dr. Dennis Helling, Ronald Mitchell, Kathrine O’Brien, Michael Purcell, Derek C. Schrier, Jonathan D. Schwartz and RADM Pamela Schweitzer. In accordance with SEC rules, this discussion is required to cover former directors of the Company who served as directors of the Company at any time since January 1, 2022, which includes A. Gordan Tunstall, Dr. Jan Berger, Dr. Calvin Knowlton and Dr. Orsula Knowlton. Since each of A. Gordan Tunstall, Dr. Jan Berger, Dr. Calvin Knowlton and Dr. Orsula Knowlton no longer serves as a director of the Company, and to the Company’s knowledge each does not have any interests in the merger that are different from those of a Company stockholder, such former directors have been omitted from the discussion below.
The Company’s executive officers for purposes of the discussion below are Brian Adams (President and Chief Executive Officer), Michael Greenhalgh (Chief Operating Officer), Thomas Cancro (Chief Financial Officer), Richard Rew (Chief Legal Officer) and Michael Bruno (Chief Accounting Officer). In accordance with SEC rules, this discussion is required to cover former executive officers of the Company who served as executive officers at any time since January 1, 2022, which includes Dr. Calvin Knowlton (former Chief Executive Officer), Dr. Orsula Knowlton (former Co-President and Chief Marketing & New Business Development Officer) and Andrea Speers (Chief of Staff and former Principal Accounting Officer). Andrea Speers ceased to serve as the Company’s Principal Accounting Officer on June 20, 2022 but remains an employee of the Company and therefore, has been included for purposes of the discussion below. Dr. Calvin Knowlton and Dr. Orsula Knowlton resigned on September 13, 2022 and therefore, they are not entitled to any compensatory payments in connection with the proposed transactions.
Treatment of Company Long-Term Incentive Awards
For information regarding beneficial ownership of shares of Company common stock by each of the Company’s current directors and executive officers and all of such directors and executive officers as a group, please see the section entitled “Security Ownership of Certain Beneficial Owners and Management”, beginning on page 100. Each of the Company’s directors and executive officers will be entitled to receive, for each share of Company common stock he or she holds, the same per share merger consideration in cash in the same manner as other Company stockholders.
As described further in the section entitled “The Merger Agreement—Treatment of Company Long-Term Incentive Awards” beginning on page 77, unless otherwise agreed between Parent and an individual holder, each long-term incentive award outstanding as of immediately prior to the effective time will be treated as follows: (i) each Company RSU (whether vested or unvested) will be canceled and the holder thereof will be entitled to receive an amount in cash equal to the merger consideration multiplied by the number of shares subject to such Company RSU; (ii) each Company Restricted Share will vest and be canceled and the holder thereof will be entitled to receive an amount in cash equal to the merger consideration; (iii) each Vested Company PSU will be canceled and the holder thereof will be entitled to receive an amount in cash equal to the merger consideration multiplied by the number of shares subject to such Vested Company PSU; (iv) each Company PSU that does not constitute a Vested Company PSU will be forfeited and cancelled for no consideration; and (v) each Company Stock Option will be canceled and the holder thereof will be entitled to receive an amount in cash equal to the product of the number of shares of Company common stock subject to such option, multiplied by the excess of the merger consideration over the exercise price per share, provided that any such option with an exercise price per share equal to or greater than the merger consideration will be canceled for no consideration.

As of September 6, 2023 (the latest practicable date to determine such amounts before the filing of this proxy statement), and assuming that (i) all Company RSUs, Company Restricted Shares, Vested Company PSUs and Company Stock Options are valued based on the merger consideration of $10.50 per share, (ii) the merger closes on October 19, 2023, which is the assumed closing date only for purposes of this compensation-related disclosure and (iii) the directors and executives do not receive any Company long-term incentive awards or forfeit any Company long-term incentive awards prior to October 19, 2023, the estimated value of the equity awards held by each executive officer and director are as follows.
Name	Company RSUs	Company Restricted Shares	Vested Company PSUs	Company Stock Options
	($)	($)	($)	($)
Executive Officers
Brian Adams	583,338	1,780,485	3,073,439
Michael Greenhalgh	437,504	1,367,457	2,329,688
Thomas Cancro	388,889	1,575,000	583,333
Michael Bruno	136,080	14,175
Richard Rew	267,362		401,043
Andrea Speers(1)	561,435	890,316	49,088
Dr. Calvin Knowlton(2)
Dr. Orsula Knowlton(2)
Directors(3)
Dr. Samira Beckwith		269,231		3,102
Dr. Dennis Helling	39,816(4)	269,231
Ronald Mitchell		645,068
Kathrine O’Brien	526,775(4)	269,231
Michael Purcell		533,484
Derek C. Schrier		638,463
Jonathan D. Schwartz		638,463
RADM Pamela Schweitzer		269,231
(1)	Andrea Speers ceased to serve as the Company’s Principal Accounting Officer on June 20, 2022.
(2)
Dr. Calvin Knowlton and Dr. Orsula Knowlton resigned on September 13, 2022 and therefore, they are not entitled to any compensatory payments in connection with the proposed transaction. Neither Dr. Calvin Knowlton nor Dr. Orsula Knowlton hold any outstanding equity awards.

(3)	A. Gordan Tunstall and Dr. Jan Berger do not hold any outstanding equity awards.
(4)	The amounts shown represent previously vested Company RSUs that are payable upon a change in control.
Severance Entitlements
The Company has entered into change in control and severance agreements (collectively, the “CIC Agreements”, and each a “CIC Agreement”) with Brian Adams, Thomas Cancro, Michael Greenhalgh, Richard Rew and Andrea Speers. The CIC Agreements provide, among other things, for certain severance payments in the event of a qualifying termination in connection with a change in control such as the merger.
If the executive’s employment is terminated by the Company without “cause” or by the executive for “good reason”, in each case, within 90 days prior to, or 2 years for Messrs. Adams, Cancro and Greenhalgh and Ms. Speers or 1 year for Mr. Rew following, a change in control, and provided that the executive executes and does not revoke a release of claims and complies with any applicable restrictive covenants, then the executive will be entitled to the following severance payments and benefits: (i) a single lump sum payment equal to two times for Mr. Adams, or one time for Messrs. Cancro, Greenhalgh and Rew and Ms. Speers the sum of his or her (A) base salary plus (B) target incentive bonus for the year of termination; (ii) an amount equal to the prorated target incentive bonus for Mr. Rew; (iii) continued health insurance coverage under COBRA for 24 months for Mr. Adams, or 12 months for Messrs. Cancro, Greenhalgh and Rew and Ms. Speers, provided that the executive pays the employee portion of the monthly COBRA costs and, for Mr. Adams, subject to reimbursement for such monthly cost between months 18 through 24 following termination if he procures individual health coverage during such time (the “COBRA Benefits”); (iv) reimbursement of reasonable outplacement services costs incurred during the 12 months following termination, up to a maximum of $25,000 (the “Outplacement Benefits”) and (v) accelerated vesting of all outstanding equity awards granted prior to such change-in-control.

In the event that any payment or benefit payable to Messrs. Adams, Cancro, Greenhalgh and Rew and Ms. Speers constitutes a parachute payment within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), then such payments and benefits will be reduced to the greatest amount that does not trigger the excise tax pursuant to Section 4999 of the Code, whichever results in the greater after-tax amount for the executive (a “280G best-net cutback”).
Section 280G Mitigation Actions
The Company, in consultation with Parent, is permitted to take certain actions before the effective time to mitigate the amount of potential “excess parachute payments” for “disqualified individuals” (each, as defined in Section 280G of the Code), including accelerating the vesting or payment of a portion of each executive’s compensation that would be paid in a future year or at the effective time. As of the date of this proxy statement, the Company has not yet approved any specific actions to mitigate the expected impact of Section 280G of the Code on the Company and any disqualified individuals. No tax or other gross-ups have been provided to any executive, whether related to Section 280G of the Code or otherwise.
Director and Officer Indemnification
Pursuant to the terms of the merger agreement, each current or former director or officer of the Company will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies following the merger. For a more detailed description of the provisions of the merger agreement relating to director and officer indemnification, please see the section of this proxy statement entitled “The Merger Agreement— Indemnification and Insurance” beginning on page 91.
Quantification of Payments and Benefits
In accordance with Item 402(t) of Regulation S-K, the table below sets forth for each of the Company’s named executive officers estimates of the amounts of compensation that are payable in connection with or otherwise relate to the merger. The Company stockholders are being asked to approve, on a non-binding, advisory basis, such compensation. Because the vote to approve such compensation is advisory only, it will not be binding on either the Company, the Board or Parent. Accordingly, if the merger agreement proposal is approved by the Company stockholders and the merger is consummated, the compensation will be payable regardless of the outcome of the vote to approve such compensation, subject only to the conditions applicable thereto, which are described in the footnotes to the tables below and above under “—Interests of the Company’s Directors and Executive Officers in the Merger”.
The potential payments in the tables below are quantified in accordance with Item 402(t) of Regulation S-K. The estimated values are based on (i) an assumption that the merger is consummated on October 19, 2023, (ii) the per share merger consideration of $10.50, (iii) the named executive officers’ salary as in effect as of the date of this proxy statement, (iv) the number of unvested Company long-term incentive awards held by the named executive officers as of September 6, 2023, the latest practicable date to determine such amounts before the filing of this proxy statement, less any awards expected to vest in the ordinary course prior to October 19, 2023, and assuming no additional grants or forfeitures of Company long-term incentive awards will be made prior to October 19, 2023 and (v) an assumption that each named executive officer experiences a qualifying termination of employment immediately following the consummation of the merger under circumstances that entitle such named executive officer to receive change-in-control severance payments as described above under the section titled “—Severance Entitlements”. As such, the amounts indicated below are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement, and do not reflect certain compensation actions that may occur before the consummation of the merger. As a result, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.
Potential Payments to Named Executive Officers
Name	Severance ($)(1)	Long-Term Incentives ($)(2)	Perquisites/ Benefits ($)(3)	Total ($)
Brian Adams	2,000,000	5,437,262	73,000	7,510,262
Michael Greenhalgh	688,000	4,134,649	49,000	4,871,649
Thomas Cancro	624,000	2,547,222	49,000	3,220,222
Dr. Calvin Knowlton(4)	—	—	—	—
Dr. Orsula Knowlton(4)	—	—	—	—

(1)
The amounts shown in this column represent the estimated value of the cash severance each named executive officer is eligible to receive upon a termination without cause or a resignation for good reason in connection with a change in control, pursuant to the terms of the CIC Agreements, and consists of two times for Mr. Adams or one time for Messrs. Cancro and Greenhalgh the sum of his (i) base salary plus (ii) target incentive bonus for the year of termination (as described in the section entitled “—Severance Entitlements”), which are “double-trigger” as such payments will not be payable solely as a result of the occurrence of the effective time, but would also require a qualifying termination.

(2)
The amounts shown in this column represent the estimated aggregate value of each named executive officer’s unvested Company long-term incentive awards. Treatment of outstanding long-term incentive awards held by the named executive officers are described above in the section entitled “—Treatment of Company Long-Term Incentive Awards”. The table below sets forth the estimated awards payable to each named executive officer in connection with the consummation of the merger by award. Each named executive officer’s unvested Company long-term incentive awards are “single-trigger”, as such payments will be payable solely as a result of the occurrence of the effective time.

	Equity ($)
Name	Company RSUs	Company PSUs	Company Restricted Shares	Total
Brian Adams	583,338	3,073,439	1,780,485	5,437,262
Michael Greenhalgh	437,504	2,329,688	1,367,457	4,134,649
Thomas Cancro	388,889	583,333	1,575,000	2,547,222
(3)
The amounts shown in this column represent an estimate aggregate value of COBRA Benefits (assuming $2,000 per month) and Outplacement Benefits (assuming $25,000) payable under each CIC Agreement, as described more fully in the section entitled “—Severance Entitlements”. The COBRA Benefits and Outplacement Benefits are “double-trigger”, as such payments will not be payable solely as a result of the occurrence of the effective time, but would also require a qualifying termination.

(4)	Dr. Calvin Knowlton and Dr. Orsula Knowlton resigned on September 13, 2022 and therefore, they are not entitled to any compensatory payments in connection with the proposed transaction.
Material U.S. Federal Income Tax Consequences of the Merger
The following discussion summarizes certain material U.S. federal income tax consequences to holders with respect to the disposition of Company common stock pursuant to the merger. It is not intended to be a complete analysis or description of all potential U.S. federal income tax consequences of the merger. This discussion is based upon the provisions of the Code, applicable U.S. Treasury Regulations, rulings and judicial decisions as of the date hereof, all of which are subject to change or varying interpretation, possibly with retroactive effect. Any such changes could affect the accuracy of the statements and conclusions set forth herein. The Internal Revenue Service (“IRS”) may not agree with the tax consequences described in this discussion.
This discussion assumes that holders of Company common stock hold their shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a holder of Company common stock in light of such holder’s particular circumstances, nor does it discuss the special considerations applicable to holders of Company common stock subject to special treatment under the U.S. federal income tax laws (e.g., financial institutions or broker-dealers, mutual funds, partnerships or other pass-through entities and their partners or members, tax-exempt organizations, retirement or other tax-deferred accounts, insurance companies, dealers in securities or non-U.S. currencies, traders in securities who elect mark-to-market method of accounting, controlled foreign corporations, passive foreign investment companies, U.S. expatriates, holders who acquired their shares of Company common stock through vesting of units or otherwise as compensation, holders subject to the alternative minimum tax, holders who hold their shares of Company common stock as part of a hedge, straddle, constructive sale or conversion transaction, U.S. holders (as defined below) whose functional currency is not the U.S. dollar, accrual method holders who prepare an “applicable financial statement” (as defined in Section 451 of the Code) and holders who own or have owned (directly, indirectly or constructively) 10% or more of the Company common stock (by vote or value) outstanding). In addition, this discussion does not address any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction or U.S. federal non-income tax consequences (e.g., the federal estate or gift tax or the application of the Medicare tax on net investment income under Section 1411 of the Code).
If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Company common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and activities of the partnership. If you are a partner of a partnership holding Company common stock, you should consult your own tax advisor.
All holders should consult their own tax advisor to determine the particular tax consequences to them (including the application and effect of any state, local or non-U.S. income and other tax laws) of the receipt of cash in exchange for shares of Company common stock pursuant to the merger.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Company common stock, that is, for U.S. federal income tax purposes:
•	an individual citizen or resident of the United States;
•
a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•
a trust if (1) its administration is subject to the primary supervision of a court within the United States and one or more U.S. persons (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes; or

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source.
A “non-U.S. holder” is a beneficial owner (other than a partnership or an entity classified as a partnership that is subject to U.S. federal income tax reporting) of Company common stock that is not a U.S. holder.
U.S. Holders
The receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. holder generally will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received pursuant to the merger and such U.S. holder’s adjusted tax basis in the shares of Company common stock converted into cash pursuant to the merger. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the holder’s holding period for such shares exceeds one year as of the date of the merger. Long-term capital gains for certain non-corporate U.S. holders, including individuals, are generally eligible for a reduced rate of U.S. federal income taxation. The deductibility of capital losses is subject to limitations. If a U.S. holder acquired different blocks of Company common stock at different times or at different prices, such U.S. holder must determine their tax basis, holding period, and gain or loss separately with respect to each block of Company common stock.
A U.S. holder may, under certain circumstances, be subject to information reporting and backup withholding (at a rate of 24%) with respect to the cash received pursuant to the merger, unless such holder properly establishes an exemption or provides their correct tax identification number and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules can be refunded or credited against a U.S. holder’s U.S. federal income tax liability, if any; provided that such U.S. holder furnishes the required information to the IRS in a timely manner.
Non-U.S. Holders
Subject to the discussion of information reporting and backup withholding below, any gain recognized on the receipt of cash pursuant to the merger by a non-U.S. holder generally will not be subject to U.S. federal income tax unless:
•
the gain is effectively connected with a U.S. trade or business of such non-U.S. holder (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or, in the case of an individual, a fixed base in the United States maintained by such non-U.S. holder), in which case the non-U.S. holder generally will be subject to tax on such gain in the same manner as a U.S. holder and, if the non-U.S. holder is a corporation, the holder may be subject to branch profits tax at the rate of 30% on the effectively connected gain (or such lower rate as may be specified by an applicable income tax treaty);

•
the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the merger and certain other conditions are met, in which case the non-U.S. holder generally will be subject to tax at a 30% rate (or a lower applicable income tax treaty rate) on any gain derived from the disposition of the Company common stock pursuant to the merger (other than gain effectively connected with a U.S. trade or business), which may be offset by certain U.S. source capital losses; or

•	the Company common stock constitutes a “United States real property interest” (“USRPI”) for U.S. federal income tax purposes under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”).

If the Company common stock constitutes a USRPI under FIRPTA, a non-U.S. holder will be subject to U.S. federal income tax on any gain recognized on the receipt of cash in exchange for their shares of Company common stock in the merger on a net basis at applicable U.S. graduated rates in the same manner as a U.S. holder. The Company common stock will constitute a USRPI if we have been a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes at any time within the shorter of (x) the five-year period ending with the effective date of the merger and (y) the non-U.S. holder’s holding period for the shares of Company common stock. Although there an be no assurances in this regard, we believe we have not been a USRPHC at any time during the five-year period preceding the merger. The determination of USRPHC status depends on the fair market value of our USRPIs relative to the fair market value of our other trade or business assets and our non-U.S. real property interests. In the event that we are, or have been, a USRPHC, a non-U.S. holder’s shares of the Company common stock nevertheless will not constitute a USRPI, if the shares of the Company common stock are “regularly traded” (within the meaning of applicable U.S. Treasury Regulations) on an established securities market at the effective time and the non-U.S. holder held 5% or less of the total fair market value of such class of shares at all times during the shorter of (x) the five-year period ending with the effective date of the merger and (y) the non-U.S. holder’s holding period for the shares.
Non-U.S. holders should consult their own tax advisors regarding the application of the foregoing rules in light of their particular facts and circumstances, the procedures for claiming tax treaty benefits or otherwise establishing an exemption from U.S. tax with respect to any portion of the cash consideration payable to them pursuant to the merger.
A non-U.S. holder will be subject to information reporting and, in certain circumstances, backup withholding will apply with respect to the cash received by such holder pursuant to the merger, unless such non-U.S. holder certifies under penalties of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the holder is a U.S. person) or such holder otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. holder’s U.S. federal income tax liability, if any, provided that such non-U.S. holder furnishes the required information to the IRS in a timely manner.
The foregoing summary does not discuss all aspects of U.S. federal income taxation that may be relevant to particular holders of Company common stock. It is for general information only and is not tax advice. All holders should consult their own tax advisor to determine the particular tax consequences to them (including the application and effect of any state, local or non-U.S. income and other tax laws) of the receipt of cash in exchange for shares of Company common stock pursuant to the merger.
Regulatory Approvals in Connection with the Merger
The parties to the merger agreement intend to, and are obligated to, cooperate with each other and use reasonable best efforts to, as promptly as reasonably practicable, amongst other things, (i) obtain all approvals, consents, registrations, waivers, permits, authorizations, exemptions, clearances, orders and other confirmations from any governmental authority or third party necessary, proper or advisable to consummate the transactions and (ii) defend or contest in good faith any action or judgment that could otherwise prevent or impede, interfere with, hinder or delay in any material respect the consummation of the transactions, in each case, as described in the section of this proxy statement entitled “The Merger Agreement—Reasonable Best Efforts”. The management of each of the Company and Parent currently believe that the necessary regulatory approvals can be obtained in the third and fourth quarters of 2023; however, there can be no assurances that such approvals will be obtained in accordance with this timing or at all.
HSR Act Clearance
Consummation of the merger is subject to the requirements of the HSR Act and the rules promulgated by the FTC, which prevent transactions such as the merger from being consummated until (i) certain information and materials are furnished to the DOJ and the FTC and (ii) the applicable waiting period under the HSR Act and any timing agreement entered into with the relevant governmental authority in accordance with the terms described in the section of this proxy statement entitled “The Merger Agreement—Reasonable Best Efforts” has, in each case, expired or been terminated. The FTC and DOJ have currently suspended the practice of granting early termination under the HSR Act. Both the Company and Parent filed their respective Notification and Report Forms with the FTC and the Antitrust Division of the DOJ on August 18, 2023. The waiting period applicable to the consummation of the merger under the HSR Act is scheduled to expire on September 17, 2023.

At any time before or after consummation of the merger, notwithstanding the termination or expiration of the waiting period under the HSR Act, the FTC or the DOJ could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger, seeking divestiture of substantial assets of the parties, or requiring the parties to license or hold separate assets or terminate existing relationships and contractual rights. At any time before or after the completion of the merger, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of the parties. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. We cannot be certain that a challenge to the merger will not be made or that, if a challenge is made, we will prevail.
Other U.S. Regulatory Approvals
Consummation of the merger is also subject to receipt of certain additional consents, approvals or other clearances (unless excluded by waiver mutually agreed between the parties, if permissible under applicable law) in connection with certain state regulatory licenses or permits held by the Company in California, New Mexico and North Carolina. Applicable filings and notices with the applicable state regulatory agencies were submitted, or will be submitted as promptly as reasonably practicable, following the date of the merger agreement and management of each of the Company and Parent currently believe that such state regulatory licenses or permits will be obtained in the third and fourth quarters of 2023.
There can be no assurance that the requisite approvals will be obtained on a timely basis or at all.
Additional Approvals
The Company and Parent intend to make all required filings under the Exchange Act relating to the merger and obtain all other approvals and consents that may be necessary to give effect to the merger.
Delisting and Deregistration of the Common Stock
If the merger is consummated, Parent and the Company will cooperate and use their respective reasonable best efforts to take, or cause to be taken, and do or cause to be done all things reasonably necessary, proper or advisable under applicable law and the rules and policies of NASDAQ to cause the Company common stock to be delisted from NASDAQ and deregistered under the Exchange Act as promptly as reasonably practicable following the effective time, and prior to the effective time, the Company will reasonably cooperate with Parent with respect thereto.

THE MERGER AGREEMENT
Explanatory Note Regarding the Merger Agreement
The following summarizes the material provisions of the merger agreement. This summary does not purport to be complete, may not contain all of the information about the merger agreement that is or may be important to you, and is qualified in its entirety by reference to the full merger agreement, a copy of which is attached to this proxy statement as Annex A. We strongly recommend that you read the merger agreement and documents related thereto carefully and in their entirety, as the rights and obligations of the parties are governed by the express terms of the merger agreement and such documents and not by this summary or any other information contained in this proxy statement.
The merger agreement is included with this proxy statement only to provide you with information regarding the terms of the merger agreement and not to provide you with any other factual information regarding the Company, Parent, Merger Sub or their respective subsidiaries, affiliates or businesses. The merger agreement contains representations and warranties by each of the parties to the merger agreement. These representations and warranties have been made solely for the benefit of the other parties to the merger agreement and:
•	have been made only for purposes of the merger agreement;
•	have been qualified by certain documents filed with, or furnished to, the SEC by the Company, from and after January 1, 2021 and prior to August 5, 2023;
•	have been qualified by confidential disclosures made by the Company in connection with the merger agreement;
•	are subject to materiality qualifications contained in the merger agreement that may differ from what may be viewed as material by investors;
•	are subject to knowledge qualifiers contained in the merger agreement, which qualifiers are tied to the actual knowledge after reasonable inquiry of certain persons;
•	were made only as of the date of the merger agreement or such other date as is specified in the merger agreement; and
•
have been included in the merger agreement for the purpose of allocating risk between the Company, on the one hand, and Parent and Merger Sub, on the other hand, rather than establishing matters as facts.

You should not rely on the representations and warranties or any descriptions thereof as characterizations of the actual state of facts or conditions of the Company, Parent, Merger Sub or any of their respective subsidiaries, affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may have changed (and may continue to change) after the date of the merger agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.
Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement and in the documents incorporated by reference into this proxy statement. The Company will provide additional disclosure in its public reports of any material information necessary to provide the Company stockholders with a materially complete understanding of the disclosures relating to the merger agreement. See “Where You Can Find Additional Information” beginning on page 105 of this proxy statement.
The summary of the material terms of the merger agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the full merger agreement, a copy of which is attached to this proxy statement as Annex A and which we incorporate by reference into this proxy statement.
Effects of the Merger
Upon the terms and subject to the conditions set forth in the merger agreement, at the effective time, Merger Sub, a wholly-owned subsidiary of Parent, will be merged with and into the Company, the separate corporate existence of Merger Sub will thereupon cease, and the Company will be the surviving corporation in the merger.

Closing and Effective Time of the Merger
Unless Parent and the Company agree in writing otherwise, the closing of the merger will take place at 10:00 a.m. (New York City time) on the third business day following the satisfaction or waiver (to the extent permitted by applicable law) of the conditions set forth in the merger agreement (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of those conditions at the closing); provided that, the closing will not occur before October 19, 2023 without the prior written consent of Parent.
The merger will become effective at the time that the certificate of merger is filed with the Secretary of State of the State of Delaware or, to the extent permitted by applicable law, at such later time as is agreed to in writing by the parties prior to the filing of such certificate of merger and specified therein.
At the effective time, the certificate of incorporation of the Company, as in effect immediately prior to the effective time, will be amended and restated to read in its entirety as set forth on Exhibit A to the merger agreement, and as so amended and restated will be the certificate of incorporation of the surviving corporation until thereafter amended in accordance with applicable law and the certificate of incorporation and by-laws of the surviving corporation (and subject to compliance with the requirements of the merger agreement described under the section entitled “—Indemnification and Insurance” below). The by-laws of Merger Sub, as in effect immediately prior to the effective time, will be the by-laws of the surviving corporation, except that references to Merger Sub’s name will be replaced with references to the surviving corporation’s name, until thereafter amended in accordance with applicable law and the certificate of incorporation and by-laws of the surviving corporation (and subject to compliance with the requirements of the merger agreement described under the section entitled “—Indemnification and Insurance” below). The Company and Parent currently expect to consummate the merger during the fourth quarter of 2023, subject to receipt of the Company stockholder approval and the required regulatory approvals and the satisfaction or waiver (to the extent permitted by applicable law) of the other conditions to the merger described under the section entitled “—Conditions of the Merger” below. For additional information, please see the section of this proxy statement entitled “The Merger—Regulatory Approvals in Connection with the Merger” beginning on page 73.
Directors and Officers of the Surviving Corporation
The directors of Merger Sub immediately prior to the effective time will be the directors of the surviving corporation immediately following the effective time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the articles of incorporation and by-laws of the surviving corporation.
The officers of the Company immediately prior to the effective time will be the officers of the surviving corporation until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the articles of incorporation and by-laws of the surviving corporation.
Consideration To Be Received in the Merger
The merger agreement provides that, at the effective time, each share of Company common stock that is issued and outstanding as of immediately prior to the effective time (other than excluded shares and appraisal shares) will be converted automatically into, and will thereafter represent only, the right to receive an amount in cash equal to $10.50 per share, without interest and subject to any applicable withholding taxes. As of the effective time, each holder of Company common stock will cease to have any rights with respect thereto, except the right to receive the merger consideration to be paid in consideration therefor.
If, between August 5, 2023 and the effective time, the number of shares of outstanding Company common stock will have been changed into a different number of shares or a different class by reason of the occurrence or record date of any stock split, reverse share split, dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change, then the merger consideration and any other amounts payable pursuant to the merger agreement will be equitably adjusted to reflect such event.
Excluded Shares
All shares of Company common stock that are held by the Company as treasury shares immediately prior to the effective time or held by Parent or Merger Sub will be canceled and will cease to exist and no consideration will be delivered in exchange therefor.

Treatment of Company Long-Term Incentive Awards
Unless otherwise agreed in writing between Parent and an individual holder, each long-term incentive award outstanding as of immediately prior to the effective time will be treated as follows:
•
each Company RSU (whether vested or unvested) will be canceled and the holder thereof will be entitled to receive an amount in cash equal to the merger consideration multiplied by the number of shares subject to such Company RSU;

•	each Company Restricted Share will vest and be canceled and the holder thereof will be entitled to receive an amount in cash equal to the merger consideration;
•
each Vested Company PSU will be canceled and the holder thereof will be entitled to receive an amount in cash equal to the merger consideration multiplied by the number of shares subject to such Vested Company PSU;

•	each Company PSU that does not constitute a Vested Company PSU will be forfeited and canceled for no consideration; and
•
each Company Stock Option will be canceled and the holder thereof will be entitled to receive an amount in cash equal to the product of the number of shares of Company common stock subject to such option, multiplied by the excess of the merger consideration over the exercise price per share, provided that any such option with an exercise price per share equal to or greater than the merger consideration will be canceled for no consideration.

With respect to the awards described above, the payments described above will be made, subject to any applicable withholding taxes, as promptly as reasonably practicable following the effective time (and in no event later than the first regularly scheduled payroll date following, but at least five business days after, the effective time).
Payment for Stock
Parent will designate a bank or trust company reasonably acceptable to the Company to act as paying agent for the payment of the merger consideration in accordance with the merger agreement. At or prior to the effective time, Parent will cause to be deposited with the paying agent an amount in cash sufficient to pay the aggregate merger consideration (other than payments with respect to long-term incentive awards described above under the section entitled “—Treatment of Company Long-Term Incentive Awards”).
As promptly as practicable after the effective time (but in no event more than four business days thereafter), Parent and the surviving corporation will cause the paying agent to mail to each person who was, at the effective time, a holder of a share certificate or book-entry shares not held, directly or indirectly, through the DTC (other than excluded shares and appraisal shares) (i) a letter of transmittal and (ii) instructions for use in effecting the surrender of the share certificates or book-entry shares to the paying agent in exchange for payment of the merger consideration as provided in the merger agreement.
Upon delivery of a letter of transmittal, duly completed and validly executed in accordance with such letter’s instructions and procedures (and such other customary documents as may be required pursuant to such instructions or as may reasonably be required by the paying agent) and either (i) the surrender to the paying agent of share certificates (or affidavits of loss in lieu thereof in accordance with the merger agreement) or (ii) the transfer of book-entry shares not held through the DTC, by book receipt of an “agent’s message” in customary form by the paying agent in connection with the surrender of book-entry shares (or such other reasonable evidence, if any, of surrender with respect to such book-entry shares, as the paying agent may reasonably request), in each case as contemplated in the merger agreement, the holder of such share certificates or book-entry shares will be entitled to receive, in exchange therefor, the merger consideration for each share of Company common stock formerly represented by such share certificates or book-entry shares, and the share certificates and book-entry shares so surrendered will forthwith be canceled.
With respect to book-entry shares held, directly or indirectly, through DTC, Parent and the Company will cooperate to establish procedures with the paying agent, DTC, DTC’s nominees and such other necessary third-party intermediaries to ensure that the paying agent will transmit to DTC or its nominees as promptly as practicable after the effective time, upon surrender of book-entry shares held of record by DTC or its nominees, the aggregate merger consideration to which the beneficial owners thereof are entitled to receive as a result of the merger.

HOLDERS OF SHARE CERTIFICATES OR BOOK-ENTRY SHARES NOT HELD, DIRECTLY OR INDIRECTLY, THROUGH DTC, SHOULD NOT FORWARD THEIR STOCK CERTIFICATES TO THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL AND SHOULD NOT RETURN THEIR STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD
Transfer Books; No Further Ownership Rights
At the effective time, the transfer books of the Company will be closed and thereafter there will be no further registration of transfers on the transfer books of the surviving corporation of the shares of Company common stock that were outstanding immediately prior to the effective time. From and after the effective time, the holders of the shares of Company common stock outstanding immediately prior to the effective time will cease to have any rights with respect to such shares, except as otherwise provided for herein or by applicable law. If, at any time after the effective time, share certificates or book-entry shares are presented to the surviving corporation, for any reason, they will be canceled and exchanged as provided in the merger agreement.
Lost, Stolen or Destroyed Certificates
A holder of a share certificate that has been lost, stolen or destroyed will have to make an affidavit of that fact and, if required by the surviving corporation, post a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such share certificate, upon which the paying agent will pay, in exchange for such lost, stolen or destroyed share certificate, the applicable aggregate merger consideration.
Termination of Exchange Fund
At any time following the first anniversary of the closing date, the surviving corporation will be entitled to require the paying agent to deliver to it any portion of the exchange fund (including any interest received with respect thereto) which has not been disbursed to holders of share certificates or book-entry shares, and thereafter such holders will be entitled to look only to Parent and the surviving corporation, as applicable, for, and Parent and the surviving corporation will remain liable for, payment of their claims for the merger consideration. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental authority will become, to the extent permitted by applicable law, the property of Parent or its designee, free and clear of all claims or interest of any person previously entitled thereto.
No Liability
Notwithstanding any provision of the merger agreement to the contrary, none of the Company, Parent or Merger Sub, the surviving corporation or the paying agent will be liable to any person for merger consideration properly delivered to a public official pursuant to any applicable state, federal or other abandoned property, escheat or similar law. Any amounts remaining unclaimed by holders of the Company common stock immediately prior to the time at which such amounts would otherwise escheat to, or become the property of, any governmental authority will, to the extent permitted by applicable law, become the property of the surviving corporation, free and clear of any claims or interest of any person previously entitled thereto.
Appraisal Rights
Shares of Company common stock that are outstanding immediately prior to the effective time and that are held by any person who is entitled to demand and properly demands appraisal of such shares of Company common stock pursuant to, and who complies in all respects with, Section 262 will not be converted into the right to receive the merger consideration as provided in the merger agreement, but instead will be canceled and will represent the right to receive only those rights provided under Section 262 of the DGCL. For additional information, please see “The Merger—Appraisal Rights”. Prior to the effective time, the Company will not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any demands for appraisal of any shares of Company common stock or notices of dissent, waive any failure to timely deliver a written demand for appraisal under the DGCL, approve any withdrawal of any such demands or propose or otherwise agree to do any of the foregoing. Parent will not, without the prior written consent of the Company, require the Company to make any payment with respect to any demands for appraisal or notices of dissent or offer to settle or settle any such demands or notices.

Representations and Warranties
The merger agreement contains representations and warranties that the Company, on the one hand, and Parent and Merger Sub, on the other hand, have made to one another, which are qualified in many cases by knowledge, materiality or Material Adverse Effect standards and with respect to the disclosures made by the Company, by (i) certain exceptions and qualifications set forth in the merger agreement, (ii) confidential disclosures made by the Company to Parent and Merger Sub and (iii) certain sections of documents filed with, or furnished to, the SEC by the Company, from and after January 1, 2021 and prior to August 5, 2023.
The representations and warranties in the merger agreement do not survive the closing or termination of the merger agreement.
For purposes of the merger agreement, a “Material Adverse Effect” with respect to the Company and its subsidiaries means any effect, change, fact, circumstance, development, event or occurrence that individually or in the aggregate (i) would, or would reasonably be expected to, prevent or materially delay, interfere with, hinder or impair the consummation by the Company of the transactions contemplated by the merger agreement, including the merger, but excluding, in any event, the equity financing (as defined in the definition of the equity commitment letter) and the debt financing (as defined in the definition of debt commitment letter) (collectively, the “merger transactions”), in accordance with the terms of the merger agreement or (ii) has had or would be reasonably expected to have, a material adverse effect on the business, assets, results of operations or financial condition of the Company and its subsidiaries, taken as a whole; provided, however, that, in the case of clause (ii) only, none of the following, and no effect, change, fact, circumstance, development, event or occurrence arising out of, or resulting from, the following, will constitute or be taken into account in determining whether a Material Adverse Effect has occurred, is continuing or would reasonably be expected to occur: any effect, change, fact, circumstance, development, event or occurrence (A) generally affecting the industry in which the Company and its subsidiaries operate or the economy, credit, financial or capital markets, in the U.S. or elsewhere in the world, including changes in interest or exchange rates, monetary policy or inflation, or (B) to the extent arising out of, resulting from or attributable to (1) changes in law or in GAAP, or any changes in the interpretation or enforcement of any of the foregoing, in each case, after August 5, 2023, or any changes in general legal, regulatory, political or social conditions after August 5, 2023, (2) the negotiation, execution, announcement or performance of the merger agreement or the consummation of the transactions (other than for purposes of certain representations and conditions as set forth in the merger agreement), including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or regulators, or any litigation arising from allegations of breach of fiduciary duty or violation of law relating to the merger agreement or the merger transactions, (3) acts of war (whether or not declared), military activity, sabotage, civil disobedience or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), military activity, sabotage, civil disobedience or terrorism, (4) earthquakes, fires, floods, hurricanes, tornados or other natural disasters, weather-related events, casualty events or other force majeure events, (5) (x) any action taken by the Company or its subsidiaries that is required by the merger agreement, (y) any action taken (or omitted to be taken) with Parent’s written consent or at Parent’s written request or (z) the failure to take any action by the Company or its subsidiaries if that action is prohibited by the merger agreement (provided that clause (z) will not apply to any action omitted to be taken pursuant to the Company’s obligations described under the section entitled “—Covenants Regarding Conduct of Business by the Company Pending the Effective Time” unless the Company has requested to take an action that is prohibited thereby and Parent has unreasonably withheld, delayed or conditioned its written consent to such action), (6) any change or prospective change in the Company’s credit ratings, (7) any decline in the market price, or change in trading volume, of the shares of the Company, (8) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position (it being understood that the exceptions in clauses (6), (7) and (8) will not prevent or otherwise affect a determination that the underlying cause of any such change, decline or failure referred to therein (if not otherwise falling within any of the exceptions provided by clause (A) and clauses (B)(1) through (8)) is a Material Adverse Effect) or (9) any epidemic, pandemic or disease outbreak (including COVID-19) or any “COVID-19 Measures” (which, for purposes of the merger agreement, means any quarantine, “shelter in place”, “stay at home”, workforce reduction (or any other measures affecting compensation or benefits of the employees of the Company), reduced capacity, social distancing, shut down, closure, sequestration, safety or similar law, directive or guidance promulgated by any governmental authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the Coronavirus Aid, Relief and Economic Security Act and the Families First Coronavirus Response Ace) or any change in such COVID-19 Measures or interpretations thereof following August 5, 2023;

provided further, however, that any effect, change, fact, circumstance, development, event or occurrence referred to in clause (A) or clauses (B)(1), (3), (4) or (9) may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect to the extent such effect, change, fact, circumstance, development, event or occurrence has a disproportionate adverse effect on the Company and its subsidiaries, taken as a whole, as compared to other participants in the industry in which the Company and its subsidiaries operate (in which case only the incremental disproportionate impact or impacts may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect).
A Material Adverse Effect with respect to Parent and Merger Sub means any effect, change, fact, circumstance, development, event or occurrence that, individually or in the aggregate, would, or would reasonably be expected to, prevent or materially delay, interfere with, hinder or impair the consummation by Parent or Merger Sub of any of the transactions in accordance with the terms of the merger agreement.
The representations and warranties made by the Company relate to, among other topics, the following:
•	the organization, valid existence, good standing, authority and qualification to conduct business with respect to the Company and each subsidiary;
•	capitalization;
•	authority to enter into the merger and the binding nature of the merger agreement;
•	governmental approvals;
•	compliance with SEC filing requirements;
•	conformity with GAAP and SEC requirements of financial statements filed with the SEC;
•	no undisclosed liabilities;
•	existence of internal controls and disclosure controls and procedures;
•	the absence of certain actions or circumstances, and absence of any material adverse effect, in each case, since March 31, 2023;
•	the absence of certain legal proceedings;
•	compliance with applicable laws, including applicable healthcare laws, and holding of required permits;
•	certain tax matters;
•	certain employee benefits matters;
•	certain labor matters;
•	certain environmental matters;
•	intellectual property;
•	certain data privacy laws and technology and information security matters;
•	matters relating to the leased real property and the absence of owned real property;
•	material contracts;
•	insurance coverage;
•	absence of rights agreements and inapplicability of anti-takeover laws;
•
receipt of an opinion from the Company’s financial advisor regarding the fairness, from a financial point of view, of the merger consideration to be received by holders of shares of Company common stock;

•	brokers and other advisors; and
•	customers and vendors.

The representations and warranties made by the Parent and Merger Sub relate to, among other topics, the following:
•	the organization, valid existence, good standing, authority and qualification to conduct their respective businesses;
•	authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;
•	governmental approvals;
•	ownership and operations of Merger Sub;
•	the equity and debt commitment letters made available by Parent to the Company (including the enforceability thereof) and the related fee letter;
•	the guarantee delivered by Parent to the Company (including the enforceability thereof);
•	the solvency of the surviving corporation as of the effective time and immediately after the consummation of the applicable transactions, including the merger and the financing;
•	the absence of certain arrangements with Company management, the Board or any beneficial owner of shares of Company common stock;
•	brokers and other advisors;
•	the accuracy of information supplied for including in this proxy statement;
•	the absence of certain legal proceedings; and
•	non-ownership of Company common stock.
Covenants Regarding Conduct of Business by the Company Pending the Effective Time
Under the merger agreement, in general, subject to certain exceptions and unless Parent otherwise consents in writing (such consent not to be unreasonably withheld, delayed or conditioned), the Company has agreed to, and to cause each of its subsidiaries to, use commercially reasonable efforts to (i) carry on its and their respective businesses in all material respects in the ordinary course, (ii) to preserve its and each of its subsidiaries’ current business organizations and goodwill substantially intact, and (iii) retain the services of its and their respective officers and key employees.
The Company has also agreed under the merger agreement, subject to certain exceptions (including as required by applicable law, judgment or a government authority, as expressly permitted or required by the merger agreement and as set forth in the confidential disclosure schedules to the merger agreement) and unless Parent otherwise consents in writing (such consent not to be unreasonably withheld, delayed or conditioned, except in specified cases that remain subject to Parent’s sole discretion) to certain restrictions on its activities during the period from August 5, 2023 to the effective time or earlier termination of the merger agreement. These restrictions on the Company’s activities are summarized below. In general, subject to certain exceptions, the Company will not, and will not permit any of its subsidiaries to, without Parent’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned, except in specified cases that remain subject to Parent’s sole discretion) to:
•
issue or sell any shares of its capital stock, or any securities convertible into, or exchangeable or exercisable for, any shares of its capital stock or other equity, equity-based or voting interests (including any rights, warrants, puts, calls or options to purchase any shares of its capital stock or other equity, equity-based or voting interests), with certain specified exceptions;

•
redeem, purchase or otherwise acquire any shares of the Company’s capital stock or other equity, equity-based or voting securities or interests, or any securities convertible into, or exchangeable or exercisable for, any shares of the Company’s capital stock or other equity, equity-based or voting securities or interests (including any rights, warrants, puts, calls or options to purchase any shares of the Company’s capital stock or other equity, equity-based or voting securities or interests) (other than pursuant to the forfeiture of, or withholding of taxes with respect to, or the net settlement or cashless exercise of equity-based awards outstanding as of August 5, 2023 in accordance with the terms of such equity-based awards and the applicable equity plans and award agreements as in effect on August 5, 2023 or equity-based awards that are granted pursuant to an equity plan after August 5, 2023, to the extent expressly permitted by the merger agreement, in accordance with the terms of such equity-based awards and applicable equity plans or the settlement of the call options entered into by the Company in connection with the 2026 Convertible Notes);
•
other than transactions approved between and among the Company and its subsidiaries, establish a record date for, approve, declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock or other equity, equity-based or voting securities or interests (whether in cash, securities or otherwise);

•
split, combine, subdivide or reclassify any shares of its capital stock or other equity, equity-based or voting interests, except for any such transaction by a wholly owned subsidiary of the Company which remains a wholly owned subsidiary following such transaction;

•
incur or assume any indebtedness for borrowed money, any obligation under any capital lease, any obligation secured by an encumbrance on the property of the Company or any of its subsidiaries, any obligation with respect to reimbursement obligations for letters of credit or similar instruments (whether or not drawn) or in respect of any other amount properly characterized as indebtedness in accordance with GAAP, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any such indebtedness or debt securities of another person or enter into any “keep well” or other agreement to maintain any financial statement condition of another person, except for (i) intercompany indebtedness among the Company and its subsidiaries, (ii) indebtedness incurred under existing credit facilities, lines of credit or other existing arrangements (including in respect of letters of credit) in an aggregate principal amount not to exceed $100,000, and (iii) additional indebtedness incurred after the date of the merger agreement in an aggregate principal amount not to exceed $100,000;

•	enter into any swap or hedging transaction or other derivative agreements;
•
make any loans, capital contributions or advances to any person, group or entity other than to the Company or any subsidiary of the Company or pursuant to an acquisition permitted under the merger agreement;

•
sell, transfer, assign, dispose of, license or lease to any person, or subject to an encumbrance (other than a permitted encumbrance), in a single transaction or series of related transactions, any of its material properties or assets (excluding intellectual property of the Company), except (i) transfers, sales or leases between and among the Company and its subsidiaries, (ii) dispositions of assets in the ordinary course of business that are obsolete, worn out, surplus or no longer used or useful in the conduct of the business of the Company or any of its subsidiaries or (iii) sales or leases of properties or assets in the ordinary course of business for consideration not to exceed $100,000 individually or $250,000 in the aggregate;

•
transfer, sell, lease, license, subject to an encumbrance (other than encumbrances permitted under the merger agreement), cancel, abandon or allow to lapse or expire any material intellectual property owned or purported to be owned by the Company or any of its subsidiaries, except, for (i) non-exclusive licenses granted to customers in the ordinary course of business and (ii) expirations by law or the passage of time in the ordinary course of business;

•
grant any encumbrance (other than encumbrances permitted under the merger agreement) on any of its assets having a value excess of $250,000 (excluding intellectual property of the Company) other than (i) to secure indebtedness and other obligations permitted under the applicable terms of the merger agreement or (ii) to the Company or to a wholly-owned subsidiary of the Company;

•
make any acquisition (including by merger) of the capital stock or the assets of any other person, business or division thereof, if the aggregate amount of consideration paid by the Company and its subsidiaries in connection with all such transactions would exceed $250,000;

•
except as required pursuant to the existing terms of any existing Company benefit plan or compensation arrangement as in effect on August 5, 2023 or adopted, established, entered into or amended after August 5, 2023 in a manner expressly permitted by the merger agreement or under applicable law, (i) increase or decrease the compensation or benefits (including, for the avoidance of doubt, severance, retention or termination pay) payable or provided (or to become payable or provided) to any current or former officer, employee, director or other individual or independent contractor of the Company or any of its subsidiaries (other than increases to base salaries or wage rates (and corresponding annual cash incentive bonus opportunities), as applicable, of employees with annualized base compensation not exceeding (both before and after any such increase) $150,000, adopted in the ordinary course of business consistent with past practice and subject to certain additional limitations set forth in the confidential disclosure schedules to the merger agreement), (ii) announce or grant any equity or equity-based incentive award to any current or former officer, employee, director or other individual independent contractor of the Company or any of its subsidiaries, (iii) establish, adopt, enter into, amend, modify or terminate any Company benefit plan or compensation arrangement (or any arrangement that would be a Company benefit plan or compensation arrangement if in existence on August 5, 2023) other than actions taken in the ordinary course of business consistent with past practice that would not increase the benefits provided thereunder or the cost thereof to the Company or any of its subsidiaries by more than 3.00% or (iv) take any action to accelerate any rights or the payment, vesting or funding of any compensation or benefit;
•
make any changes in financial accounting methods, principles or practices materially affecting the consolidated assets, liabilities or results of operations of the Company and its subsidiaries except insofar as may be required by GAAP (or any interpretation thereof), by an applicable law, including Regulation S-X under the Securities Act, as amended, or by any governmental authority or quasi-governmental authority (including the Financial Accounting Standards Board or any similar organization);

•
make, change or revoke any material tax election, adopt or change any tax accounting method or change any tax accounting period, settle, contest or compromise any material tax claim or assessment, consent to any extension or waiver of any limitation period with respect to any material tax claim or assessment, file an amended tax return that could materially increase the taxes payable by the Company or its subsidiaries, enter into a closing agreement with any governmental authority regarding any material tax, or surrender a right to a material tax refund;

•	amend the Company’s certificate of incorporation and by-laws, as amended, or the comparable organizational documents of any subsidiary of the Company;
•
settle any pending or threatened legal, regulatory or administrative action against the Company or any of its subsidiaries (or any of their respective officers, directors or employees, in their capacity as officers, directors or employees of the Company), other than settlements of any pending or threatened action which do not involve (i) payments in excess of $100,000, (ii) any ongoing restrictions on the business activities of the Company or any of its subsidiaries or on any of their respective assets, properties or rights or (iii) an admission of guilt, fault or liability;

•
hire, engage or terminate (other than for cause or due to death or disability) the employment or service of or furlough or temporarily layoff any employees or individual independent contractors whose total annual compensation exceeds $225,000;

•
modify, extend, amend, terminate, negotiate or enter into any collective bargaining agreement or recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of the Company or its subsidiaries, in each case, except as required by law;

•
waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, confidentiality or similar restrictive covenant obligation of any current or former employee or independent contractor;

•
implement or announce any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions that could trigger any liability or notice requirement under the WARN Act;

•
make or authorize any capital expenditures that are not included on the budget set forth in the confidential disclosure schedules to the merger agreement, other than capital expenditures of less than $250,000 individually or $500,000 in the aggregate;

•
(i) enter into certain specified types of material contracts or (ii) amend or terminate (excluding terminations upon expiration of the term thereof in accordance with the terms thereof) certain material contracts in a manner that would be material and adverse to the Company and its subsidiaries, taken as a whole; or

•	commit, resolve or agree, in writing or otherwise, to take any of the foregoing actions.
Notwithstanding anything to the contrary set forth in the first paragraph and the seventeenth, eighteenth and twentieth bullets described above in this section, the Company and its subsidiaries may take such actions as the Company reasonably determines in good faith to be necessary in connection with COVID-19; provided, that, to the extent reasonably practicable, the Company will consult with Parent prior to taking any such action.
Except as expressly contemplated or required by the merger agreement or as required by applicable law, judgment or a governmental authority, during the period from August 5, 2023 to the effective time (or such earlier date on which merger agreement is terminated), neither Parent nor Merger Sub will, without the prior written consent of the Company, (i) take any action, or fail to take any action, in either case, that would reasonably be expected to result in any of the conditions to the merger set forth in the merger agreement to not be satisfied, (ii) take any action, or fail to take any action, in either case the result of which would reasonably be expected to materially impair or materially delay the consummation of the transactions or (iii) authorize any of, or commit or agree, in writing or otherwise, to take any of the foregoing actions.
Nothing contained in the merger agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its subsidiaries’ operations prior to the effective time. Prior to the effective time, the Company will exercise, consistent with the other terms and conditions of the merger agreement, complete control and supervision over its and its subsidiaries’ businesses.
Go Shop; No Solicitation; Change in Board Recommendation
The merger agreement provides that, from August 5, 2023 until midnight, New York City time, on August 26, 2023 (i.e., one minute after 11:59 p.m., New York City time, on August 25, 2023) (the “go-shop period”), which may be extended, solely with respect to excluded parties (as defined below), by written notice to Parent (which written notice will specify the identity of each such excluded party) until and including September 4, 2023 (the “go-shop extension period”), the Company and its subsidiaries and their respective representatives may, directly or indirectly:
•
initiate, solicit, facilitate and encourage, whether publicly or otherwise, takeover proposals (as defined below) (or inquiries, proposals or offers or other efforts or attempts that may reasonably be expected to lead to a takeover proposal);

•
provide access to non-public information concerning the Company or any of its subsidiaries (provided that the Company will promptly provide to Parent any material non-public information concerning the Company or its subsidiaries that is provided to any person given such access which was not previously provided to Parent or its representatives);

•
enter into, engage in and maintain discussions or negotiations with any persons or groups of persons with respect to takeover proposals (or inquiries, proposals or offers or other efforts or attempts that may reasonably be expected to lead to a takeover proposal); and

•	cooperate with or assist or participate in, or facilitate any such inquiries, proposals, offers, efforts, attempts, discussions or negotiations.
However, non-public information relating to the Company and its subsidiaries provided to any such person during the go-shop period (or the go-shop extension period) must be provided pursuant to an acceptable confidentiality agreement (as defined below). In addition, the Company may, in its sole discretion, waive or release any preexisting standstill provisions or similar agreement to the extent reasonably necessary to allow a third party to make, negotiate, enter into a definitive agreement with respect to or consummate a negotiated non-public takeover proposal that was not solicited in violation of merger agreement if (i) the Board, after consultation with its financial advisors and outside legal counsel, determine that the failure to waive or release such standstill would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law and (ii) the Company notifies Parent prior to granting such waiver and provides the identity of the counterparty to whom it intends to grant such waiver.

In addition, from midnight, New York City time, on August 26, 2023 (i.e., one minute after 11:59 p.m., New York City time, on August 25, 2023) (or, with respect to any excluded party (solely for as long as such person or group is an excluded party), from the expiration of the go-shop extension period (if any) (the “no-shop period start date”)), the Company agreed that it will, and will cause each of its subsidiaries and its and their respective employees, officers and directors to, and will instruct and use reasonable best efforts to cause its representatives to, immediately cease and cause to be terminated any solicitation, discussions or negotiations with any persons that may be ongoing with respect to or which could reasonably be expected to lead to a takeover proposal and, from the no-shop period start date until the effective time, not, directly or indirectly:
•
initiate, solicit, assist or knowingly encourage or facilitate (including by way of furnishing non-public information) the submission of any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a takeover proposal;

•
enter into, engage in, continue or otherwise participate in any discussions or negotiations regarding (except to notify any person, group or entity of the provisions of this section) or furnish to any other person, group or entity any non-public information relating to, or afford any other person, group or entity access to the business, operations, assets, books, records or personnel of the Company or any of its subsidiaries in connection with, or for the purpose of, facilitating or encouraging a takeover proposal or any proposal that would reasonably be expected to lead to, a takeover proposal;

•	approve, endorse or recommend any takeover proposal or submit a takeover proposal or any matter related thereto for the approval of the Company stockholders;
•	waive any standstill or other similar obligation (other than as permitted under the merger agreement);
•
enter into any contract, letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement (i) relating to a takeover proposal or (ii) that would reasonably be expected to require the Company to abandon, terminate or fail to consummate the transactions or breach the merger agreement; or

•	authorize or commit to do any of the foregoing.
Immediately following midnight, New York City time, on August 26, 2023, the Company was required to notify Parent in writing of the identity of each excluded party and provide to Parent the material terms and conditions of any such takeover proposal, inquiry, request, proposal or offer (as applicable) and a copy of any such takeover proposal or inquiry, request, proposal or offer, as applicable, made in writing (or, with respect to oral proposals, a written summary thereof) and to provide a copy of any written proposals, correspondence (to the extent necessary to disclose additional material terms or conditions not otherwise disclosed hereunder), documents or agreements delivered to the Company or its representatives by any excluded party that identifies or sets forth any additional material terms or conditions thereof. The parties to the merger agreement have agreed that the Company and its subsidiaries and their respective representatives may continue to engage in the activities described in the first paragraph of this section with respect to each excluded party (solely for as long as any such person or group is an excluded party) on and after August 26, 2023 until the expiration of the go-shop extension period (if any), including with respect to any amended or revised proposal submitted by such excluded party on or after August 26, 2023 until the expiration of the go-shop extension period (if any).
On and after August 26, 2023 and prior to receipt of the Company stockholder approval, if the Company or any of its representatives receives a bona fide takeover proposal that does not result from any breach of the obligations under the merger agreement, (i) the Company and its representatives may contact and engage in discussions with such person or group of persons making such takeover proposal or its or their representatives and financing sources solely to clarify the terms and conditions thereof or to request that any takeover proposal made orally be made in writing or to notify such persons or group of persons or its or their representatives and financing sources of the Company’s obligations described above, and (ii) if the Board or any duly authorized committee thereof determines in good faith, after consultation with its financial advisors and outside legal counsel, that such takeover proposal constitutes, or could reasonably be expected to result in, a superior proposal (as defined below) and the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law, then the Company and any of its representatives may:
•
enter into an acceptable confidentiality agreement with such person or group of persons making such takeover proposal and furnish, pursuant to an acceptable confidentiality agreement, information (including non-public information) with respect to the Company and its subsidiaries to the person or group of persons that has made such takeover proposal and its or their representatives and financing sources (provided that the Company will promptly provide Parent access to any non-public information concerning the Company or any of its subsidiaries that is provided to any such person or persons which was not previously provided to Parent or its representatives); and
•
subject to the execution of an acceptable confidentiality agreement and compliance with applicable provisions of the merger agreement described in this section, engage in or otherwise participate in discussions or negotiations with the person or group of persons making such takeover proposal.

From and after August 26, 2023 (or, in the case of any excluded party (for so long as such person or group is an excluded party), following the expiration of the go-shop extension period (if any)) and prior to receipt of the Company stockholder approval, the Company must promptly (and in any event within 48 hours) notify Parent, in writing, in the event that the Company or any of its subsidiaries or its or their representatives receive (i) a takeover proposal or any inquiry, request, proposal or offer that would reasonably be expected to lead to a takeover proposal, and must disclose the material terms and conditions of any such takeover proposal, inquiry, request, proposal or offer (as applicable), including the identity of the person or group of persons making such takeover proposal, inquiry, request, proposal or offer (as applicable) and a copy of any such takeover proposal or inquiry, request, proposal or offer, as applicable, made in writing (or, with respect to oral proposals, a written summary thereof), or (ii) a request to furnish non-public information regarding the Company or any of its subsidiaries by any third party that informs the Company that it is considering making, or has made, a takeover proposal, or any other inquiry, proposal or offer from a person seeking to have discussions or negotiations with the Company regarding a takeover proposal or any inquiry, request, proposal or offer that would reasonably be expected to lead to a takeover proposal. Furthermore, the Company must keep Parent reasonably informed of any material developments with respect to any such takeover proposal, inquiry, proposal or offer on a prompt basis (and in any event within 48 hours), including by providing copies of all written proposals, documents or agreements (or, with respect to oral proposals, a written summary thereof) or correspondence (to the extent necessary to disclose additional material terms or conditions not otherwise disclosed hereunder) that identifies or sets forth any additional material terms or conditions thereof that is delivered to the Company or its representatives.
The Board has agreed that neither it, nor any duly authorized committee thereof, will:
•
(i) fail to include the Company’s recommendation in this proxy statement, (ii) withdraw, withhold (or modify or qualify in a manner adverse to Parent), or propose to withdraw or withhold (or modify or qualify in a manner adverse Parent) or make other public statements inconsistent with, the Company’s recommendation, (iii) recommend the approval or adoption of, or approve or adopt, or publicly propose to recommend, approve or adopt, or publicly declare advisable any other takeover proposal or (iv) commit or agree to take any action set forth in the foregoing clauses, subject to certain specified qualifications (any such action, an “adverse recommendation change”); or

•
execute or enter into (or cause or permit the Company or any of its subsidiaries to execute or enter into) any contract, letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to or providing for a takeover proposal, other than any acceptable confidentiality agreement (each, a “Company acquisition agreement”).

Prior to adoption of the Company merger agreement proposal by Company stockholders, but not after, the Board or any duly authorized committee thereof may (i) in response to an intervening event (as defined below), other than relating to a takeover proposal, make an adverse recommendation change or (ii) solely in response to a takeover proposal, either or both (x) make an adverse recommendation change or (y) cause the Company to enter into a Company acquisition agreement providing for a takeover proposal and terminate the merger agreement in accordance with the terms thereof only if, in either case, the Board or any duly authorized committee thereof has determined in good faith, after consultation with its financial advisors and outside legal counsel that:
•
in respect of any adverse recommendation change not in response to a takeover proposal, that such adverse recommendation change is in response to an intervening event and that the failure to make such adverse recommendation change would be inconsistent with the directors’ fiduciary duties under applicable law; provided that the Board must provide Parent with prior written notice of its intention to take such action, specifying in reasonable detail the intervening event and the reasons that the Board is proposing to effect an adverse recommendation change; and

•
in respect of any such action in response to a takeover proposal, that such takeover proposal constitutes a superior proposal and that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law; provided that the Board and the Company may not take any such action unless (i) the Company has given Parent at least three business days’ prior written notice of its intention to take such action, (ii) the Company has negotiated, and caused its representatives to negotiate, in good faith with Parent during such notice period, to the extent Parent wishes to negotiate, to enable Parent to commit in writing to effect revisions to the terms of the merger agreement, the commitment letters or the guarantee such that it would cause such superior proposal to no longer constitute a superior proposal and (iii) following the end of such notice period, the Board or any duly authorized committee thereof shall have considered in good faith such written commitment to effect revisions, and shall have, after consultation with its financial advisors and outside legal counsel, determined that such superior proposal would continue to constitute a superior proposal if the revisions to which Parent has committed in writing were to be given effect and that the failure to take any such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law; provided, further that, in the event of any material revision to the terms of any such takeover proposal, the Company will be required to deliver a new notice as described above and provide a new two business day notice period.

Any termination of the merger agreement in connection with the Company’s entry into a company acquisition agreement with respect to a takeover proposal will be void and of no force and effect unless the termination is in accordance with the termination provisions described in the section below entitled “—Termination of the Merger Agreement” and, to the extent required under the terms of the merger agreement, the Company pays to Parent (or Parent’s designee) the applicable Company termination fee.
For purposes of the merger agreement, “acceptable confidentiality agreement” means (i) any confidentiality agreement entered into by the Company from and after August 5, 2023 that contains confidentiality provisions that are no less favorable in the aggregate to the Company than those contained in the confidentiality agreement between the Company, Nautic and CPRx Holding Company, LLC, except that such confidentiality agreement need not include standstill provisions or otherwise restrict the making of or amendment or modification to takeover proposals, or (ii) any confidentiality agreement entered into prior to August 5, 2023; provided, however, that, (x) in the case of clause (i), any such confidentiality agreements may not contain any provision requiring the Company or any of its subsidiaries to pay or reimburse the counterparty’s expenses and (y) in each case, any such confidentiality agreement may not contain any provision that would prevent the Company from complying with its obligations pursuant to this section to provide any required notice (including any information required therein) to Parent with respect to a takeover proposal from the applicable counterparty.
For purposes of the merger agreement, “takeover proposal” means any inquiry, proposal or offer from any person, entity or group (other than Parent and its subsidiaries) relating to, in a single transaction or series of related transactions, any direct or indirect (including through any derivative, hedging or option transactions):
•
acquisition of 20% or more of the consolidated assets of the Company and its subsidiaries (based on the fair market value thereof, as determined by the Board or any duly authorized committee thereof), including through the acquisition of one or more subsidiaries of the Company owning such assets;

•	acquisition of securities representing 20% or more of the voting power of the then outstanding Company common stock;
•
tender offer or exchange offer that if consummated would result in any person, entity or group beneficially owning securities representing 20% or more of the voting power of the then outstanding Company common stock;

•
merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution, spin-off, joint-venture or similar transaction involving the Company pursuant to which such person, entity or group (or the stockholders thereof) would acquire, directly or indirectly, 20% or more of the consolidated assets of the Company and its subsidiaries (based on the fair market value thereof, as determined by the Board or any duly authorized committee thereof) or securities representing 20% or more of the aggregate voting power of the Company’s then outstanding securities or of the surviving entity in a merger, consolidation, share exchange or other business combination involving the Company or the resulting direct or indirect parent of the Company or such surviving entity, in each case, other than the merger transactions; or

•	any public announcement of a proposal or plan or intention to do any of the foregoing or any agreement or Contract to engage in any of the foregoing.
For purposes of the merger agreement, “superior proposal” means any bona fide written takeover proposal made by an unaffiliated third-party after August 5, 2023 and that did not result from a breach of, and was not solicited in violation of the merger agreement, and that is on terms that the Board or any duly authorized committee thereof has determined in its good faith judgment, after consultation with its financial advisors and outside legal counsel, (i) would be more favorable to the stockholders of the Company than the merger transactions from a financial point of view (taking into account any written commitment from Parent to effect revisions to the terms of the merger transactions delivered by Parent) and (ii) is reasonably capable of being completed in accordance with the terms of such takeover proposal, taking into account all legal, regulatory, financial, financing and other aspects of such proposal (including the terms and sources of financing, market conditions, the form of consideration and the timing of and conditions to consummating such transaction) and of the merger agreement (provided that, for purposes of the definition of “superior proposal”, the references to “20%” in the definition of takeover proposal will be deemed to be references to “50%”).
For purposes of the merger agreement, an “intervening event” means any event, development, change, effect or occurrence with respect to the Company and its subsidiaries, taken as a whole, that, irrespective of when such event, development, change, effect or occurrence occurred, was not known or reasonably foreseeable by the Board (or if known, the consequences of which were not known or reasonably foreseeable (with respect to magnitude or material consequences) to the Board as of August 5, 2023) as of or prior to August 5, 2023, which event, development, change, effect or occurrence becomes known to the Board prior to the special meeting of the Company stockholders; provided that, for the avoidance of doubt, the fact in and of itself that the Company meets or exceeds projections, forecasts or estimates for any period, or any changes in and of themselves in the price of the Company common stock or the trading volume thereof after August 5, 2023, will not be taken into account in determining the existence of an intervening event (provided, however, that such fact will not prevent the underlying causes thereof or contributors thereto from being taken into account in determining the existence of an intervening event).
For purposes of the merger agreement, an “excluded party” means any person, group of persons or group that includes any person (so long as such person, together with all other members of such group, if any, who were members of such group or another group that included such person immediately prior to midnight, New York City time, on August 26, 2023, represent at least 50% of the equity financing of such group at all times following the no shop period start date and prior to the termination of the merger agreement) from whom the Company or any of its representatives has received, after the execution of the merger agreement and prior to the expiration of the go-shop period (for the avoidance of doubt, not including during any go-shop extension period), a takeover proposal that the Board or any committee thereof determines, in good faith and after consultation with its financial advisor and outside legal counsel, constitutes or would reasonably be expected to lead to a superior proposal; provided, however, that any person will immediately and irrevocably cease to be an excluded party if, at any time after midnight, New York City time, on August 26, 2023, the takeover proposal submitted by such person is withdrawn or terminated or the Board (or any committee thereof) determines that such takeover proposal no longer is, or no longer would reasonably be expected to lead to, a superior proposal. A person or group shall cease to be an excluded party when the condition set forth in the parenthetical in the immediately preceding sentence is no longer satisfied with respect to such person or group. The Company did not designate any party as an excluded party during the pendency of the go-shop period, which go-shop period expired at midnight on August 26, 2023.
Reasonable Best Efforts
Each of the parties to the merger agreement has agreed to cooperate with the other parties and use (and cause their respective controlled affiliates to use) their reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for in the merger agreement) to as promptly as reasonably practicable:
•
take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable to cause the conditions to closing to be satisfied as promptly as reasonably practicable and to consummate and make effective, in the most expeditious manner reasonably practicable, the transactions, including preparing and filing promptly and fully all documentation to effect all necessary, proper and advisable filings, notices, petitions, statements, registrations, declarations, submissions of information, applications, reports and other documents;

•
obtain all approvals, consents, registrations, waivers, permits, authorizations, exemptions, clearances, orders and other confirmations from any governmental authority or third party necessary, proper or advisable to consummate the transactions; and

•	execute and deliver any additional instruments necessary to consummate the transactions.
The Company and Parent also agreed to use reasonable best efforts to (i) take all action reasonably necessary to ensure that no anti-takeover law is or becomes applicable to any of the transactions and refrain from taking any actions that would cause the applicability of such laws, and (ii) if the restrictions of any anti-takeover law become applicable to any of the transactions, take all action reasonably necessary to ensure that such transactions may be consummated as promptly as practicable on the terms contemplated by the merger agreement and otherwise lawfully minimize the effect of such anti-takeover laws on such transactions.
Parent and the Company agreed to jointly, and on an equal basis, (i) control the timing and strategy for obtaining any approvals, consents, registrations, waivers, permits, authorizations, exemptions, clearances, orders and other confirmations from any governmental authorities in connection with the transactions and (ii) coordinate the overall development of the positions to be taken and the regulatory actions to be requested in any filing or submission with any governmental authority in connection with the transactions and in connection with any investigation or other inquiry or litigation by or before, or any negotiations with, any governmental authority relating to the transactions and of all other regulatory matters incidental thereto.
Each of the parties also will file a notification and report form under the HSR Act with respect to the transactions as promptly as reasonably practicable following August 5, 2023, and in any event within ten business days following August 5, 2023, supply (and cause their respective controlled affiliates to supply) as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act and use their respective reasonable best efforts to promptly take all steps reasonably necessary, proper, or advisable to obtain all consents under any antitrust laws that may be required by any foreign or U.S. federal, state or local governmental authority, in each case with competent jurisdiction, so as to enable the parties to the merger agreement to consummate the transactions as promptly as practicable.
Parent will use its reasonable best efforts to respond to and seek to resolve, in each case, as promptly as reasonably practicable, any objections asserted by any governmental authority related to the transactions. From August 5, 2023 until the first to occur of the closing or the termination of the merger agreement in accordance with its terms, each of the Company, Parent and Merger Sub will not take (and will cause their respective controlled affiliates not to take) any action with the intention to, or that would reasonably be expected to, materially delay or prohibit the expiration or termination of any waiting period under the HSR Act. Neither Parent nor the Company will commit (and will cause their respective controlled affiliates not to commit) to or agree with any governmental authority to stay, toll or extend any applicable waiting period under the HSR Act or any other antitrust laws or enter into a timing agreement with any government authority without the prior written consent of the other party (such consent not to be unreasonably withheld, delayed or conditioned).
The parties have also agreed to use (and to cause their respective controlled affiliates to use) reasonable best efforts to: (i) promptly cooperate in all respects with the other in connection with any reasonably necessary, proper or advisable submissions, consents, approvals, filings, petitions, statements, licenses, permits, authorizations, declarations, notifications, registrations, submissions of information, applications, reports, waivers, exemptions, clearances, orders, confirmations and other documents with the FTC, the DOJ or any other governmental authority in connection with the transactions and in connection with any investigation or other inquiry by or before the FTC, the DOJ or any other governmental authority relating to the transactions or any proceeding initiated by a private person, entity or group; (ii) keep the other parties informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, the FTC, the DOJ or any other governmental authority and of any material communication received or given in connection with any proceeding by a private person, entity or group, (iii) subject to applicable law, the confidentiality agreement between the Company and certain affiliates of the Consortium Funds and to the extent reasonably practicable, consult with the other parties with respect to information relating to the other parties to the merger agreement and their respective subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third person or entity or the FTC, the DOJ, or any governmental authority in connection with the transactions, other than “4(c) documents” as that term is used in the rules and regulations under the HSR Act, (iv) to the extent permitted by the FTC, the DOJ or such other applicable governmental authority or other person, give the other parties to the merger agreement the opportunity to attend and participate in such meetings and conferences and (v) promptly obtain all consents, registrations, waivers, exemptions, approvals, confirmations, clearances, permits, certificates, orders, and authorizations necessary, proper or advisable to be obtained from, or renewed with, the FTC, the DOJ and any other governmental authority.
Financing
Efforts
The merger agreement provides that each of Parent and Merger Sub will use, and will cause their affiliates to use, reasonable best efforts to consummate the equity financing and debt financing, including using reasonable best efforts to:
•	until the funding of the applicable financing, maintain in effect the commitment letters;
•
negotiate and enter into definitive agreements with respect to the debt financing on the terms and subject only to the conditions set forth in the debt commitment letter and the fee letters delivered in connection therewith or on other terms and subject to other conditions acceptable to Parent (provided that such other terms and conditions would not reasonably be expected to (A) reduce the amount of the debt financing below the amount required to satisfy the financing uses (after taking into consideration the amount of the equity financing and available cash of the Company and its subsidiaries), (B) impose any new condition precedent to the initial funding of the debt financing or otherwise expand any existing conditions precedent to the initial funding of the debt financing in a manner that would reasonably be expected to materially delay or prevent or make less likely to occur the funding of the debt financing on the closing date or (C) materially adversely impact the ability of Parent, Merger Sub or the Company to enforce its rights against the debt financing sources pursuant to the debt commitment letter);

•	satisfy on a timely basis all conditions to the initial funding of the debt financing in the debt commitment letter to be satisfied by, and within the control of, Parent or Merger Sub;
•
consummate the debt financing at or prior to the closing of the merger, including by instructing the debt financing sources to provide the debt financing following satisfaction of the conditions precedent to the initial funding thereof; and

•	comply in all material respects with its obligations that are within its control under the commitment letters and the definitive agreements relating to the equity financing and the debt financing.
Parent and Merger Sub may not, without the prior written consent of the Company, agree to or permit any termination of or amendment or modification to be made to, or grant any waiver of any provision under, the debt commitment letter if such termination, amendment, modification or waiver would (A) reduce the amount of the debt financing below the amount required to satisfy the financing uses (after taking into consideration the amount of the equity financing and available cash of the Company and its subsidiaries), (B) impose any new condition precedent to the initial funding of the debt financing or otherwise expand any existing conditions precedent to the initial funding of the debt financing in a manner that would reasonably be expected to materially delay or prevent or make less likely to occur the funding of the debt financing on the closing date or (C) materially adversely impact the ability of Parent, Merger Sub or the Company to enforce its rights against the debt financing sources pursuant to the debt commitment letter.
The Company has agreed that, prior to the closing date, it will use reasonable best efforts to provide, and to cause its subsidiaries and their respective representatives to provide, to Parent and Merger Sub, in each case at Parent’s sole expense, all cooperation reasonably requested by Parent, as more fully set forth in the merger agreement, as is customary or reasonably necessary in connection with the consummation of the debt financing.
Parent or its affiliates obtaining financing, including any alternative financing, is not a condition to the consummation of the merger.
Indemnification and Insurance
The merger agreement provides that for a period of six years from and after the effective time, each of the Parent and the surviving corporation will, and Parent will cause the surviving corporation to, in each case, (i) jointly and severally indemnify and hold harmless each current or former director or officer of the Company or its subsidiaries and each other person, group or entity who at the effective time is, or at any time prior to the effective time was, indemnified or entitled to be indemnified by the Company or its subsidiaries pursuant to the Company’s certificate of incorporation and other organizational documents and the organizational documents of the Company’s subsidiaries in effect on August 5, 2023 or in any agreement in existence on August 5, 2023 providing for indemnification between the Company or any of its subsidiaries and any such person, group or entity (each, an “indemnitee” and, collectively, “indemnitees”) with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any legal or administrative proceeding, suit, investigation, arbitration or action (whether civil, criminal, administrative or investigative), whenever asserted, based on or arising out of, in whole or in part, (A) the fact that an indemnitee is or was a member, director, manager, officer, employee or agent of the Company or such subsidiary or (B) acts or omissions by an indemnitee in the indemnitee’s capacity as a member, director, manager, officer, employee or agent of the Company or such subsidiary or taken at the request of the Company or such subsidiary (including in connection with serving at the request of the Company or such subsidiary as a representative of another person (including any employee benefit plan)), in each case of (A) or (B), at, or at any time prior to, the effective time (including any legal or administrative proceeding, suit, investigation, arbitration or action relating in whole or in part to the transactions or relating to the enforcement of the indemnification provisions of the merger agreement or any other indemnification or expense advancement right of any indemnitee), subject in each case to certain limitations as set forth in the merger agreement, and (ii) assume (in the case of the surviving corporation, in the merger without any further action) all obligations of the Company and such subsidiaries to the indemnitees in respect of indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the effective time as provided in the Company charter and the organizational documents of such subsidiaries as in effect on August 5, 2023 (and that have been made available to Parent) or in any agreement in existence as of August 5, 2023 providing for indemnification or advancement of expenses between the Company or any of its subsidiaries and any indemnitee.
From and after the effective time, to the fullest extent permissible by applicable law, Parent will cause, unless otherwise required by law, the certificate of incorporation and by-laws of the surviving corporation, and the surviving corporation will cause the organizational documents of its subsidiaries, to contain provisions no less favorable to the indemnitees with respect to limitation of liabilities, indemnification and exculpation, in each case, of members, managers, directors and officers than are set forth as of August 5, 2023 in the Company’s certificate of incorporation and the organizational documents of such subsidiaries as in effect on August 5, 2023, which provisions will not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of any of the indemnitees, and Parent will cause the surviving corporation to advance any expenses of any indemnitee, as incurred to the fullest extent permitted under applicable law.
None of Parent, the surviving corporation or any of its subsidiaries are permitted to settle, compromise or consent to the entry of any judgment in any threatened or actual litigation, claim or proceeding relating to any acts or omissions (each, a “claim”) for which indemnification could be sought by an indemnitee under the merger agreement, unless such settlement, compromise or consent includes an unconditional release of such indemnitee from all liability arising out of such claim or such indemnitee otherwise consents in writing to such settlement, compromise or consent. From and after the effective time, each of Parent, the surviving corporation, its subsidiaries and the indemnitees is required to reasonably cooperate in the defense of any claim and agree to provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith, subject in each case to certain limitations as set forth in the merger agreement.
The merger agreement requires the Company to purchase and bind a six-year prepaid “tail policy” on terms and conditions reasonably acceptable to Parent and providing at least substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance maintained by the Company and its subsidiaries with respect to matters existing or occurring prior to the effective time, covering, without limitation, the transactions, or, if substantially equivalent insurance coverage is unavailable, the best available coverage. Such tail policy will survive the merger for not less than six years covering acts or omissions occurring at or prior to the effective time with respect to those individuals who are currently (and any additional individuals who prior to the effective time become) covered by Company’s directors’ and officers’ liability insurance policies in effect as of August 5, 2023. The surviving corporation will use reasonable best efforts to cause the tail policy to be maintained in full force and effect, for its full term. In no event will the Company or surviving corporation be required to pay aggregate premiums for such policy for its entire period in excess of 300% of the current annual premiums paid by the Company for such insurance.
From and after the effective time, the obligations of Parent and the surviving corporation with respect to indemnification under the merger agreement will not be terminated or modified in such a manner as to adversely affect the rights of any indemnitee to whom such provisions apply unless (x) such termination or modification is required by applicable law or (y) the affected indemnifiable party will have consented in writing to such termination or modification. In the event that (i) Parent, the surviving corporation or any of their respective successors or assigns (A) consolidates with or merges into any other person, entity or group and is not the continuing or surviving corporation or entity of such consolidation or merger or (B) transfers or conveys all or substantially all of its properties and assets to any person, entity or group, or (ii) Parent or any of its successors or assigns dissolves the surviving corporation, then, in each case, proper provisions will be made so that the successors and assigns of Parent or the surviving corporation assume all of the obligations thereof with respect to indemnification set forth in the merger agreement.
Treatment of Convertible Notes Hedge Options and Warrants
Prior to the effective time, the Company will use reasonable best efforts to cooperate with and assist Parent with terminating the call options entered into, and warrants issued, in each case in connection with the 2026 Convertible Notes at or as promptly as practicable following the effective time.
Employee Benefits Matters
The merger agreement provides that for a period beginning at the effective time and ending on December 31, 2024, Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to provide each employee of the Company or any of its Subsidiaries as of immediately prior to the effective time who remains so employed immediately following the Effective Time (each, a “Continuing Employee”) with (i) a base salary or wage rate, as applicable, and a target annual cash bonus opportunity that are no less favorable, in the aggregate, than those in effect immediately prior to the effective time, and (ii) employee benefit plans and arrangements (excluding equity or equity based, long-term incentive, retention, change in control, one-time or other special incentive, defined benefit pension, post-employment or retiree health and welfare and nonqualified deferred compensation benefits) to each Continuing Employee that are substantially comparable in the aggregate to those provided to such Continuing Employee immediately prior to the effective time.
For each Continuing Employee who is eligible to receive an annual bonus for the year in which the closing date occurs, Parent shall, or shall cause the Surviving Corporation or its applicable Subsidiaries to, (i) continue to operate the Company’s annual bonus plan for the performance period that includes the closing date, through the end of such performance period, (ii) determine the annual bonus amount to be paid thereunder, if any, based on actual level of achievement of the applicable performance criteria for such performance period (the “Earned Bonus”), and (iii) pay such Continuing Employee his or her Earned Bonus, if any, in accordance with the terms and conditions of such annual bonus plan (including with respect to all service requirements and forfeiture provisions).

Certain Additional Covenants and Agreements
The merger agreement also contains additional covenants between the Company, Parent and Merger Sub relating to, among other things, (i) public announcements with respect to the transactions; (ii) access to information and confidentiality; (iii) coordination with respect to litigation relating to the mergers; (iv) covenants relating to the de-listing of the shares of Company common stock from NASDAQ and deregistering such Company common stock under the Exchange Act; (v) the filing of this proxy statement; (vi) the treatment of the 2026 Convertible Notes; and (vii) treatment of the Company’s 401(k) plan.
Conditions of the Merger
Each party’s obligations to effect the merger are subject to the satisfaction (or waiver, if permissible under applicable law), on or prior to the closing date, of certain conditions, including:
•
no judgment enacted, promulgated, issued, entered, amended or enforced by any governmental authority of competent jurisdiction or any applicable law in the United States will be in effect enjoining, restraining or otherwise making illegal, preventing or prohibiting the consummation of the merger (the restraints);

•
the expiration or early termination of the waiting period (and any extension thereof), applicable to the consummation of the merger under the HSR Act, as well as any timing agreement entered into with the relevant governmental authority, and obtaining certain agreed regulatory consents, approvals or other clearances; and

•	the receipt of the Company stockholder approval.
The obligations of Parent and Merger Sub to consummate the merger are subject to the satisfaction (or written waiver by Parent, if permissible under applicable law) on or prior to the closing of the following additional conditions:
•	the truthfulness and correctness of representations and warranties of the Company to the extent specified in the merger agreement, subject to certain materiality qualifications;
•
the Company having complied with or performed in all material respects the obligations required to be complied with or performed by the Company and its subsidiaries at or prior to the effective time under the merger agreement; and

•	the absence of a Material Adverse Effect with respect to the Company and its subsidiaries since August 5, 2023.
The obligations of Company to consummate the merger is subject to the satisfaction (or written waiver by the Company, if permissible under applicable law) at or prior to the closing of the following additional conditions:
•	the truthfulness and correctness of representations and warranties of Parent and Merger Sub to the extent specified in the merger agreement, subject to certain materiality qualifications; and
•
Parent and Merger Sub having complied with or performed, in all material respects, the obligations required to be complied with or performed by them at or prior to the effective time under the merger agreement.

The consummation of the merger and the transactions is not conditioned upon Parent’s receipt of financing. Each party may waive any of the conditions to its obligations to consummate the merger except where waiver is not permitted by law.
Termination of the Merger Agreement
The merger agreement may be terminated, and the transactions abandoned, at any time prior to the effective time, whether before or after receipt of the Company stockholder approval, by the mutual written consent of the Company and Parent.

Termination by Either the Company or Parent
In addition, the Company, on the one hand, or Parent, on the other hand, may terminate the merger agreement and abandon the transactions at any time prior to the effective time, whether before or after receipt of the Company stockholder approval, if:
•
the effective time has not occurred on or before the outside date; provided that this right to terminate the merger agreement (i) will not be available to any party if the breach by such party of its representations and warranties set forth in the merger agreement or the failure of such party to perform any of its obligations under the merger agreement has been the principal cause of the failure of the effective time to occur on or before such date and (ii) is subject to the proviso described in the third bullet in the section entitled “—Termination by the Company”;

•
any restraint in the U.S. having the effect set forth in the first bullet described above in the section entitled “—Conditions of the Merger” is in effect and has become final and nonappealable; provided that the party seeking to terminate the merger agreement pursuant to this right to terminate has performed in all material respects its obligations under the merger agreement to prevent the entry of and to remove such restraint in accordance with its obligations under the merger agreement; or

•	the special meeting of Company stockholders (including any adjournments or postponements thereof) has concluded and Company stockholder approval is not obtained.
Termination by Parent
Parent may also terminate the merger agreement and abandon the transactions by written notice to the Company at any time prior to the effective time, whether before or after receipt of the Company stockholder approval, if:
•
the Company has breached any of its representations or warranties or failed to perform or comply with any of its covenants or agreements in the merger agreement, which breach or failure to perform or comply (i) would give rise to the failure of any of the conditions set forth under the fourth and fifth bullets described above in the section entitled “—Conditions of the Merger” and (ii) which is incapable of being cured, or, if capable of being cured by the outside date has not been cured by the earlier of (x) the outside date and (y) the date that is 45 calendar days following receipt by the Company of written notice from Parent identifying such breach or failure to perform or comply and stating Parent’s intention to terminate the merger agreement pursuant to this right to terminate; provided that Parent will not have the right to terminate the merger agreement pursuant to this right to terminate if Parent or Merger Sub is then in breach of any of its representations, warranties, covenants or agreements under the merger agreement and such breach would give rise to the failure of any condition set forth first, second, third, fourth, fifth and sixth bullets described above in the section entitled “—Conditions of the Merger”; or

•
the Board or a duly authorized committee thereof will have made an adverse recommendation change; provided, however, that Parent’s right to terminate the merger agreement pursuant to this right to terminate will expire at 5:00 p.m., New York City time, on the fifth business day following the date on which such right to terminate first arose.

Termination by the Company
The Company may also terminate the merger agreement and abandon the transactions by written notice to Parent at any time prior to the effective time, whether before or after receipt of the Company stockholder approval (except as otherwise noted), if:
•
either of Parent or Merger Sub has breached any of its representations or warranties or failed to perform or comply with any of its covenants or agreements in the merger agreement, which breach or failure to perform or comply (i) (A) would give rise to any effect, change, event or occurrence that would prevent or materially delay or materially impair the consummation by Parent or Merger Sub of any of the transactions on a timely basis or the compliance by Parent or Merger Sub with its obligations under the merger agreement, or (B) would give rise to the failure of any of the conditions set forth under the seventh and eighth bullets described above in the section entitled “—Conditions of the Merger” and (ii) which is incapable of being cured, or, if capable of being cured by the outside date, had not been cured by the earlier of (x) the outside date and (y) the date that is 45 calendar days following receipt by Parent of written notice from the Company identifying such breach or failure to perform or comply and stating the Company’s intention to terminate the merger agreement pursuant to this right to terminate; provided that the Company will not have the right to terminate the merger agreement pursuant to this right to terminate if the Company is then in breach of any of its representations, warranties, covenants or agreements under the merger agreement and such breach would give rise to the failure of any condition set forth in the first, second, third, seventh and eighth bullets described above in the section entitled “—Conditions of the Merger”; provided further that the Company will not have the right to terminate the merger agreement pursuant to this right to terminate if the Company is in material breach of the obligations set forth above in the section entitled “—Go Shop; No Solicitation; Change in Board Recommendation”;
•
prior to receipt of Company stockholder approval, if the Company has received a superior proposal and the Board has authorized the Company to enter into a definitive agreement to consummate a superior proposal (after complying with the procedures described above in the seventh, eighth and ninth paragraphs and the bullets thereto of the section entitled “—Go Shop; No Solicitation; Change in Board Recommendation”), in order to accept a superior proposal and enter into a Company acquisition agreement substantially concurrently with such termination in accordance with the applicable terms of the merger agreement; provided that prior to or concurrently with (and as a condition to) such termination the Company pays or causes to be paid the applicable termination fee in the manner provided for in the merger agreement; or

•
all of the conditions under the first, second, third, fourth, fifth and sixth bullets described above in the section entitled “—Conditions of the Merger” have been satisfied or waived in writing (to the extent such waiver is permitted by applicable law) (other than those conditions that by their nature are to be satisfied at the closing of the merger), the Company has irrevocably confirmed in writing to Parent that all conditions under the seventh and eighth bullets described above in the section entitled “—Conditions of the Merger” have been satisfied (other than those conditions that by their nature are to be satisfied at the closing of the merger) or that, to the extent permitted by law, it is willing to irrevocably waive to the extent unsatisfied, the merger is required to be consummated, and the Company is ready, willing and able to consummate the merger on the date such notice is delivered and through the end of the next succeeding three business days, and the merger is not consummated within three business days after the later of delivery of such notice to Parent and the date the merger was required to be consummated as described in the above in the section entitled “—Closing and Effective Time of the Merger” (provided that no party will be permitted to terminate the merger agreement pursuant to the first bullet point described above in the section entitled “—Termination of the Merger Agreement—Termination by Either the Company or Parent” during such three-business-day period).

Termination Fees
The Company will be required to pay to Parent the Company termination fee if:
•
the Company or Parent terminates the merger agreement pursuant to the provisions described in the first or third bullet point described above in the section entitled “—Termination of the Merger Agreement—Termination by Either the Company or Parent” or the first bullet of “—Termination of the Merger Agreement—Termination by Parent”; provided that (i) (A) at the time of termination the Company will not have been entitled to terminate the merger agreement pursuant to the provision described in the third bullet point described above in the section entitled “—Termination of the Merger Agreement—Termination by the Company” and (B) neither Parent nor Merger Sub is then in breach of its representations, warranties, covenants or agreements under the merger agreement that would give rise to the failure of any condition set forth in the first, second, third, fourth, fifth and sixth bullets described above in the section entitled “—Conditions of the Merger” and none of Parent, Merger Sub or any guarantor is then in material breach of its representations, warranties, covenants or agreements under any commitment letter or the guarantee, (ii) a bona fide takeover proposal will have been received by the Company or publicly made, proposed or communicated by a third party after the date of the merger agreement and not publicly withdrawn at least three business days prior to the special meeting of the Company stockholders and (iii) within 12 months of the date the merger agreement is terminated, the Company enters in a definitive agreement with respect to a takeover proposal and such takeover proposal subsequently consummated (regardless of whether such consummation occurs within the 12-month period) or consummates a takeover proposal; provided, that for purposes of clauses (ii) and (iii), the references to “20%” in the definition of “takeover proposal” are deemed to be references to “50%”;

•
Parent terminates the merger agreement pursuant to the provision described in the second bullet point described above in the section entitled “—Termination of the Merger Agreement—Termination by Parent” or the Company terminates the merger agreement pursuant to the provision described in the second bullet point described above in the section entitled “Termination of the Merger Agreement—Termination by the Company”.

For purposes of the merger agreement, “Company termination fee” means a cash amount equal to $10,570,000, except that it means a cash amount equal to $5,285,000 if the merger agreement is terminated by the Company pursuant to the second bullet described above in the section entitled “—Termination of the Merger Agreement—Termination by the Company” in connection with entering into a Company acquisition agreement with (i) any person at any time before expiration of the go-shop period or (ii) any excluded party following the expiration of the go-shop period but before termination of the go-shop extension period (if any). The Company did not make such a termination during the go-shop period and did not designate and excluded parties. Accordingly, the fee, if payable, will be $10,570,000.
Parent will be required to pay to the Company the Parent termination fee of $21,140,000 if (i) the Company terminates the merger agreement pursuant to the provisions described in the first or third bullet point described above in the section entitled “—Termination of the Merger Agreement—Termination by the Company” or (ii) if Parent terminates the merger agreement pursuant to the provisions described in the first bullet point described above in the section entitled “—Termination of the Merger Agreement—Termination by Either the Company or Parent” and at such time the Company could have terminated the merger agreement pursuant to the provisions described in the first or third bullet point described above in the section entitled “—Termination of the Merger Agreement—Termination by the Company”.
Limitation of Liability
Notwithstanding anything in the merger agreement to the contrary, the Parent termination fee will be the maximum aggregate liability of Parent, Merger Sub and certain Parent-related parties in the event that Parent or Merger Sub fails to consummate the transactions contemplated by the merger agreement, including the merger, or otherwise fails to comply with or breaches any covenant or other obligation or representation and warranty in the merger agreement, and the Company on behalf of itself and certain Company-related parties has agreed to irrevocably waive and relinquish any right to seek or recover any monetary damages in excess of such amount.
Fees and Expenses
Whether or not the transactions are consummated, all fees and expenses incurred in connection with the merger agreement and the transactions will be paid by the party incurring or required to incur such fees or expenses, except as otherwise expressly set forth in the merger agreement.
Withholding Taxes
Each of Parent, Merger Sub, the Company, the surviving corporation, the paying agent and their respective affiliates will be entitled to deduct and withhold (or cause to be deducted and withheld) from any amounts otherwise payable pursuant to the merger agreement such amounts as are required to be deducted or withheld under applicable tax law. To the extent that amounts are so deducted or withheld and paid over to the relevant governmental authority, such amounts will be treated for all purposes of the merger agreement as having been paid to the person in respect of which such deduction or withholding was made.
Amendment or Supplement
Subject to compliance with applicable law, at any time prior to the effective time, the merger agreement may be amended, modified or supplemented in any and all respects only by written agreement of the parties thereto; provided that (i) following receipt of the Company stockholder approval, there will be no amendment or change to the provisions of the merger agreement which by law would require further approval by the Company stockholders without such approval, and (ii) any modification or amendment of specified sections of the merger agreement that is adverse in any material respect to the interests of the debt financing sources or their affiliates will not be effective against such parties without their prior written consent.

Extension of Time, Waiver, etc.
At any time prior to the effective time, Parent and the Company may, subject to applicable law, (i) waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or in any document delivered pursuant to the merger agreement, (ii) extend the time for the performance of any of the obligations or acts of the other party or (iii) waive compliance by the other party with any of the agreements contained in the merger agreement applicable to such party or, except as otherwise provided in the merger agreement, waive any of such party’s conditions (it being understood that Parent and Merger Sub will be deemed a single party for purposes of the foregoing clauses (i) through (iii)); provided that, following receipt of Company stockholder approval, there may be no waiver or extension of the merger agreement that would require further approval of the Company stockholders without such approval having first been obtained.
Governing Law; Jurisdiction
The merger agreement and all disputes, controversies or other actions arising out of or relating to the merger agreement or the Transactions, including matters of validity, construction, effect, performance and remedies, is governed by, and will be construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that state, regardless of the laws that might otherwise govern under any applicable conflict of laws principles. Any legal, regulatory or administrative proceeding, suit, investigation, arbitration or action arising out of or relating to the merger agreement or the transactions will be heard and determined in the Delaware Court (or, if the Delaware Court declines to accept jurisdiction over any action, any state or federal court within the State of Delaware).
Notwithstanding anything to the contrary in the merger agreement, the parties to the merger agreement have agreed that any legal action, whether at law or in equity, whether in contract or in tort or otherwise, against any debt financing sources or their affiliates arising out of or relating to the merger agreement or to the debt commitment letter, will be subject to the exclusive jurisdiction of the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof), and that, except to the extent relating to the interpretation of any provisions in the merger agreement (other than those applicable to the debt financing sources) or the equity commitment letter, any legal action, whether at law or in equity, whether in contract or in tort or otherwise, against any debt financing sources or their affiliates will be governed by, and construed in accordance with, the laws of the State of New York.
Specific Enforcement
The parties agreed that irreparable damage for which monetary relief (including the termination fees described above in the section entitled “—Termination Fees”), even if available, would not be an adequate remedy, would occur in the event that any provision of the merger agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties fail to take any action required of them to consummate the merger agreement and the transactions, subject to the terms and conditions of the merger agreement.
Subject to certain limitations, the parties acknowledged and agreed that the parties are entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of the merger agreement; that the termination fees described above in the section entitled “—Termination Fees” will not be construed to diminish or otherwise impair a party’s right to specific enforcement; and that the right of specific enforcement is an integral part of the transactions and without that right neither the Company nor Parent would have entered into the merger agreement. The parties agreed not to assert that a remedy of specific enforcement is unenforceable, invalid or contrary to law for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law.
Notwithstanding the foregoing, the parties agreed that no debt financing source will have any liability for any claims or damages to the Company, Parent or any of their related parties (other than Parent, Merger Sub and their respective affiliates in respect of any rights, claims or causes pursuant to the debt commitment letter) in its capacity as a debt financing source in connection with the merger agreement, the debt commitment letter or the debt financing or the transactions contemplated thereby, whether at law, in equity, in contract, in tort or otherwise, in each case, whether arising, in whole or in part, out of comparative, contributory or sole negligence by any debt financing source or otherwise.

THE VOTING AND SUPPORT AGREEMENT
The following summarizes the material provisions of the voting and support agreement. This summary does not purport to be complete, may not contain all of the information about the voting and support agreement that is important to you, and is qualified in its entirety by the full voting and support agreement, as attached to this proxy statement as Annex B, which we incorporate by reference into this proxy statement. We recommend that you read the voting and support agreement carefully and in its entirety, as the rights and obligations of the parties are governed by the express terms of the voting and support agreement and not by this summary or any other information contained in this proxy statement.
In order to induce Parent and Merger Sub to enter into the merger agreement, concurrently with the execution and delivery of the merger agreement on August 5, 2023, each of the Indaba stockholders entered into a voting and support agreement with the Company and Parent.
Pursuant to the voting and support agreement, the Indaba stockholders agreed until the expiration time (as defined below) to, among other things, upon the terms and subject to the conditions therein, vote or cause to be voted all of their respective shares of Company common stock owned of record or beneficially as of August 5, 2023 and any additional shares of Company common stock that the Indaba stockholders acquire record and/or beneficial ownership of after August 5, 2023, including as a result of the settlement or exercise of any 2026 Convertible Notes (the “covered shares”):
•	in favor of approval of the merger agreement and the transactions contemplated by the merger agreement (including the merger);
•
against any action, proposal, transaction or agreement that is intended to or would reasonably be expected to result in (i) any breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the merger agreement or (ii) any of the conditions set forth in the first, second, third, fourth, fifth and sixth bullets described in the section of this proxy statement entitled “The Merger Agreement—Conditions of the Merger” not being satisfied; and

•
against any takeover proposal, or any agreement, transaction or other matter that is intended to, or would reasonably be expected to prevent, impede, interfere with, delay, or otherwise adversely affect the consummation of the merger and the other transactions contemplated by the merger agreement.

The voting and support agreement also prohibits the Indaba stockholders from, until the expiration time, transferring the covered shares (excluding, for the avoidance of doubt, 2026 Convertible Notes held by any Indaba stockholder), except under certain circumstances described in the voting and support agreement, and requires each Indaba stockholder to retain the right to vote such stockholder’s covered shares in accordance with the terms of the voting and support agreement. Each Indaba stockholder also irrevocably waived any and all dissenter’s and appraisal rights provided under Section 262 of the DGCL or otherwise with respect to such stockholder’s covered shares in connection with the merger transactions.
From August 5, 2023 until the expiration time, each Indaba stockholder will not, and will cause each of its affiliates and each of its respective representatives not to, take any action that such Indaba stockholder would be prohibited from taking pursuant to the terms described in the section of this proxy statement entitled “The Merger Agreement—Go Shop; No Solicitation; Change in Board Recommendation” if such Indaba stockholder were the Company, subject to certain specified exceptions.
The voting and support agreement automatically terminates without any further action required by any person upon the earliest to occur of (such time, the “expiration time”):
•	the termination of the merger agreement in accordance with its terms (including termination thereof by the Company to enter into a definitive agreement to consummate a superior proposal);
•
any amendment of any term or provision of the merger agreement that (i) reduces the merger consideration, (ii) modifies the form of consideration payable to the Indaba stockholders, (iii) imposes any additional material restrictions on or additional conditions on the payment of the merger consideration to the Indaba stockholders, (iv) imposes any additional material restrictions or obligations on the Indaba stockholders or (v) could materially delay the consummation of the merger, in each case, without such Indaba stockholder’s prior written consent;

•	the effective time;

•	an adverse recommendation change by the Board; and
•	the termination of the voting and support agreement by the mutual written consent of Parent, the Company and the Indaba stockholders.
The voting and support agreement is governed by the laws of the State of Delaware.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the beneficial ownership of Company common stock as of September 6, 2023 by:
•	each director;
•	each current named executive officer;
•	all of our current executive officers and directors as a group; and
•	all stockholders known to us to be beneficial owners of five percent or more of Company common stock.
Except as otherwise set forth below, the address of each beneficial owner is: c/o 228 Strawbridge Drive, Suite 100, Moorestown, New Jersey 08057.
	Beneficial Ownership
Name	Number of Shares (#)	Percent of Total (%)
5%+ Beneficial Stockholders
Indaba Capital Management, L.P.(1) One Letterman Drive, Building D, Suite DM 700 San Francisco, California 94129	6,599,966	24.3%
Directors and Executive Officers
Brian Adams(2)	479,744	1.8%
Thomas Cancro(3)	211,500	*
Michael Greenhalgh(4)	359,789	1.3%
Dr. Samira Beckwith(5)	88,813	*
Dr. Dennis Helling(6)	114,478	*
Ronald Mitchell(7)	79,332	*
Kathrine O’Brien(8)	96,689	*
Michael Purcell(9)	139,322	*
Derek C. Schrier(10)	6,599,966	24.3%
Jonathan D. Schwartz(11)	78,388	*
RADM Pamela Schweitzer(12)	89,004	*
All current executive officers and directors as a group (11 persons)	8,337,025	30.6%
*Represents beneficial ownership of less than one percent of our outstanding common stock.
(1)
Based solely on information set forth in a Form 4 filed with the SEC on June 13, 2023 by Indaba Capital Management, L.P. (the “Investment Manager”), IC GP, LLC, as the general partner of Indaba Capital Management, L.P. (the “IC GP”), and Derek C. Schrier, as the Managing Member of IC GP (collectively, the “Indaba Reporting Persons”). The shares of company common stock are directly held by Indaba Capital Fund, L.P. (the “Fund”) and beneficially owned by the Indaba Reporting Persons, who may be deemed to exercise voting and investment power over the company common stock held directly by the Fund. The Fund specifically disclaims beneficial ownership of the company common stock directly held by it by virtue of its inability to vote or dispose of such securities as a result of such delegation to the Investment Manager. The Indaba Reporting Persons reported that they have sole voting power and sole dispositive power with respect to zero shares, have shared voting power and shared dispositive power with respect to 6,521,578 shares of common stock held by the Fund, 78,388 shares of unvested restricted stock held by Mr. Schrier, and 1,282,805 shares of common stock issuable upon the exercise of 1.75% convertible senior subordinated notes due February 15, 2026 in the principal amount of $89,728,000 held by the Fund.

Derek C. Schrier, the Managing Member of IC GP, which is the general partner of the Investment Manager, is a director of the Company. For purposes of Section 16 of the Securities Exchange Act of 1934, as amended, the Fund is deemed a director by deputization by virtue of its representation on the Board of Directors of the Company.
(2)
Consists of (a) 60,697 shares of common stock issuable upon the exercise of options within 60 days of September 6, 2023, (b) 169,570 shares of unvested restricted stock held by Mr. Adams and (c) 249,477 shares of common stock held by Mr. Adams.

(3)	Consists of (a) 150,000 shares of unvested restricted stock, and (b) 61,500 shares of common stock held by Mr. Cancro.
(4)
Consists of (a) 36,347 shares of common stock issuable to Mr. Greenhalgh upon the exercise of options within 60 days of September 6, 2023, (b) 130,234 shares of unvested restricted stock held by Mr. Greenhalgh and (c) 193,208 shares of common stock held by Mr. Greenhalgh.

(5)
Consists of (a) 514 shares of common stock issuable upon the exercise of options within 60 days of September 6, 2023, (b) 25,641 shares of unvested restricted stock held by Dr. Beckwith and (c) 62,658 shares of common stock held by Dr. Beckwith.

(6)
Consists of (a) 2,369 shares of common stock issuable upon the exercise of options within 60 days of September 6, 2023, (b) 25,641 shares of unvested restricted stock held by Dr. Helling, (c) 3,792 shares of vested but not yet delivered restricted stock, and (d) 82,676 shares of common stock held by Dr. Helling.

(7)	Consists of 79,332 shares of unvested restricted stock held by Mr. Mitchell.

(8)
Consists of (a) 25,641 shares of unvested restricted stock held by Ms. O’Brien and (b) 50,169 shares of vested but not yet delivered restricted stock, and (c) 20,879 shares of common stock held by Ms. O’Brien.

(9)	Consists of (a) 50,808 shares of unvested restricted stock held by Mr. Purcell and (b) 88,514 shares of common stock held by Mr. Purcell.
(10)
Consists of (a) 6,599,966 shares of common stock beneficially owned together with the other Indaba Reporting Persons, over which the Indaba Reporting Persons reported they have sole voting power and sole dispositive power with respect to zero shares, and have shared voting power and shared dispositive power with respect to 6,521,578 shares and (b) 78,388 shares of unvested restricted stock held by Mr. Schrier.

(11)	Consists of 78,388 shares of unvested restricted stock held by Mr. Schwartz.
(12)
Consists of (a) 25,641 shares of unvested restricted stock held by RADM Schweitzer, (b) 53,579 shares of common stock held by RADM Schweitzer, and (c) 9,784 shares of common stock held in the Schweitzer Family Trust of which RADM Schweitzer is a co-trustee with her spouse.

To our knowledge, except as noted above, no person or entity is the beneficial owner of five percent or more of the voting power of the Company common stock.

MARKET PRICE AND DIVIDEND INFORMATION
Shares of Company common stock are listed on NASDAQ under the trading symbol “TRHC”.
On August 4, 2023, the last full trading day prior to the public announcement of the signing of the merger agreement, the closing price for shares of Company common stock was $7.83 per share. The $10.50 per share to be paid for each share of Company common stock pursuant to the merger agreement represents a premium of approximately 34.1% over the closing price on August 4, 2023. On [  ], [  ], the latest practicable trading day before the filing of this proxy statement, the reported closing price for shares of common stock on NASDAQ was $[  ]. You are encouraged to obtain current market quotations for shares of Company common stock in connection with voting your common stock.
As of the close of business on the record date, there were [  ] shares of Company common stock outstanding and entitled to vote, held by [  ] Company stockholders of record. The number of holders is based upon the actual number of holders registered in our records at such date and excludes holders of shares in “street name” or persons, partnerships, associations, corporations or other entities identified in security positions listings maintained by depository trust companies.
The Company has never declared or paid cash dividends on shares of Company common stock. The Company intends to retain all future earnings, if any, generated by operations to finance the development and growth of the business for the foreseeable future, and under the terms of the merger agreement, the Company is prohibited from establishing a record date for, approving, declaring, setting aside for payment or paying any dividend on, or making any other distribution in respect of, any shares of its capital stock or other equity, equity-based or voting securities or interests (whether in cash, securities or otherwise), other than dividends or distributions between and among the Company and its subsidiaries.

HOUSEHOLDING
The SEC has approved rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more Company stockholders sharing the same address by delivering a single proxy statement addressed to those Company stockholders. This process, which is commonly referred to as “householding”, potentially means extra convenience for Company stockholders and cost savings for companies.
Brokers with account holders who are Company stockholders may be “householding” proxy materials. A single proxy statement will be delivered to two or more of the Company stockholders sharing the same address unless contrary instructions have been received from the affected Company stockholders. If you have received notice from your bank, broker or other nominee that they will be “householding” communications to your address, such “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, please notify your bank, broker or other nominee and write or call us at the following address or phone number: Corporate Secretary, Tabula Rasa HealthCare, Inc., 228 Strawbridge Drive, Suite 100, Moorestown, New Jersey 08057, 856-840-4860. Company stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their banks, brokers or other nominees. We will promptly deliver an additional copy of the proxy statement to any Company stockholder who so requests.

STOCKHOLDER PROPOSALS
If the merger is consummated, we will not have public stockholders and there will be no public participation in any future stockholder meetings. Until the merger is consummated, you will continue to be entitled to attend and participate in stockholders meetings, including the Company’s annual meetings of Company stockholders, and we will provide notice of or otherwise publicly disclose the date on which the 2024 annual meeting of Company stockholders will be held.
Company stockholders are entitled to present proposals for action and director nominations at the 2024 annual meeting of Company stockholders, if held, only if they comply with the applicable requirements of the proxy rules established by the SEC and the applicable provisions of the Company’s by-laws. In order to be eligible for inclusion in the Company's 2024 proxy statement, stockholder proposals submitted in accordance with SEC Rule 14a-8 must be received by us at our principal executive offices by the close of business on December 30, 2023, unless we change the date of the 2024 annual meeting of stockholders by more than 30 days from June 9, 2024, the anniversary date of the 2023 annual meeting of stockholders. The proposal must comply with SEC regulations regarding the inclusion of stockholder proposals in Company-sponsored proxy materials. Upon receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement for the 2024 annual meeting of stockholders and proxy in accordance with regulations governing the solicitation of proxies.
Stockholders who wish to submit a proposal that is not intended to be included in our annual meeting proxy statement but to be presented for consideration at the 2024 annual meeting of stockholders, or who propose to nominate a candidate for election as a director at the 2024 annual meeting of stockholders, are required by our by-laws to provide notice of such proposal or nomination no later than the close of business on March 11, 2024, but no earlier than the close of business on February 9, 2024, to be considered for a vote at next year’s annual meeting unless we change the date of the 2024 annual meeting by more than 30 days from June 9, 2024, the anniversary date of the 2023 annual meeting of stockholders.
Further, the deadline for providing notice to the Company under Rule 14a-19, the SEC’s universal proxy rule, of a shareholder’s intent to solicit proxies on the Company’s proxy card in support of director nominees submitted in accordance with the advance notice provisions of our by-laws for the 2024 annual meeting of stockholders is February 27, 2024. This deadline under Rule 14a-19 does not supersede or replace any of the timing requirements for advance notice under our by-laws. The supplemental notice and information required under Rule 14a-19 is in addition to the advance notice requirements of our by-laws and does not extend the deadline specified in the by-laws.
Any proposal, nomination, or notice must contain the information required by our by-laws and be delivered to our principal executive offices at:
Tabula Rasa HealthCare, Inc.
c/o Secretary
228 Strawbridge Drive, Suite 100
Moorestown, New Jersey 08057.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
We are subject to the information and reporting requirements of the Exchange Act, and, accordingly, file annual, quarterly and periodic reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s web site at www.sec.gov.
Statements contained in this proxy statement, or in any document incorporated in this proxy statement by reference, regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference, and the information that we later file with the SEC may update and supersede the information in this proxy statement. This proxy statement incorporates by reference the following documents filed by us with the SEC under the Exchange Act and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting (provided that we are not incorporating by reference any information furnished to, but not filed with, the SEC):
•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the SEC on March 10, 2023;
•
the portions of our Definitive Proxy Statement on Schedule 14A for our 2023 annual meeting of Company stockholders filed with the SEC on April 28, 2023 that are incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022;

•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2023 and June 30, 2023 filed with the SEC on May 9, 2023 and August 8, 2023, respectively; and
•	our Current Reports on Form 8-K filed with the SEC on April 13, 2023, June 14, 2023, August 4, 2023 and August 7, 2023 (Film No. 231145565).
Information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, including related exhibits, is not and will not be incorporated by reference into this proxy statement, unless expressly stated otherwise therein.
The information contained in this proxy statement speaks only as of the date indicated on the cover of this proxy statement unless the information specifically indicates that another date applies.
You may obtain any of the documents we file with the SEC, without charge, by requesting them in writing or by telephone from us:
Tabula Rasa HealthCare, Inc.
Attention: Investor Relations
228 Strawbridge Drive, Suite 100
Moorestown, NJ 08057
+1 (866) 648-2767
In order for you to receive timely delivery of documents in advance of the special meeting, you must make such request by no later than [  ], [  ]. Please note that you will be able to obtain the documents (if and when available) free of charge on the SEC’s website at www.sec.gov. In addition, as soon as reasonably practicable after such materials are furnished to the SEC, we make copies of these documents available to the public, free of charge, through our website. Our website address is www.trhc.com.
We have not authorized anyone to give you any information or to make any representation about the proposed merger or the Company that is different from or adds to the information contained in this proxy statement or in the documents we have publicly filed with the SEC. Therefore, if anyone does give you any different or additional information, you should not rely on it.

Annex A
AGREEMENT AND PLAN OF MERGER

By and Among

LOCKE BUYER, LLC,

LOCKE MERGER SUB, INC.

and

TABULA RASA HEALTHCARE, INC.

Dated as of August 5, 2023

Page
ARTICLE I The Merger

SECTION 1.01.	The Merger	A-2
SECTION 1.02.	Closing	A-2
SECTION 1.03.	Effective Time	A-2
SECTION 1.04.	Effects of the Merger	A-2
SECTION 1.05.	Certificate of Incorporation and Bylaws of the Surviving Corporation	A-2
SECTION 1.06.	Directors and Officers of the Surviving Corporation	A-2

ARTICLE II Effect of the Merger on Capital Stock; Exchange of Certificates; Equity-Based Incentive Awards; and Convertible Notes Hedge Options and Warrants

SECTION 2.01.	Effect on Capital Stock	A-3
SECTION 2.02.	Exchange Matters	A-3
SECTION 2.03.	Treatment of Equity-Based Awards	A-5
SECTION 2.04.	Payments with Respect to Equity-Based Awards	A-6
SECTION 2.05.	Company ESPP	A-7
SECTION 2.06.	Treatment of Convertible Notes Hedge Options and Warrants	A-7
SECTION 2.07.	Adjustments	A-7
SECTION 2.08.	Appraisal Rights	A-7

ARTICLE III Representations and Warranties of the Company

SECTION 3.01.	Organization; Standing	A-8
SECTION 3.02.	Capitalization	A-8
SECTION 3.03.	Authority; Noncontravention	A-10
SECTION 3.04.	Governmental Approvals	A-11
SECTION 3.05.	Company SEC Documents; Undisclosed Liabilities	A-11
SECTION 3.06.	Absence of Certain Changes	A-13
SECTION 3.07.	Legal Proceedings	A-13
SECTION 3.08.	Compliance with Laws; Permits	A-13
SECTION 3.09.	Tax Matters	A-14
SECTION 3.10.	Employee Benefits	A-15
SECTION 3.11.	Labor Matters	A-16
SECTION 3.12.	Environmental Matters	A-17
SECTION 3.13.	Intellectual Property	A-17
SECTION 3.14.	Data Privacy and Technology; Information Security	A-18
SECTION 3.15.	Property	A-19
SECTION 3.16.	Contracts	A-20
SECTION 3.17.	Insurance	A-22
SECTION 3.18.	Compliance with Healthcare Laws	A-22
SECTION 3.19.	No Shareholder Rights Agreement; Anti-Takeover Provisions	A-23
SECTION 3.20.	Opinion of Financial Advisor	A-23
SECTION 3.21.	Brokers and Other Advisors	A-23
SECTION 3.22.	Top Customers and Vendors	A-23
SECTION 3.23.	No Other Representations or Warranties	A-23

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER, dated as of August 5, 2023 (this “Agreement”), is by and among Locke Buyer, LLC, a Delaware limited liability company (“Parent”), Locke Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and Tabula Rasa HealthCare, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Section 8.12.
WHEREAS, the parties intend that, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent, and pursuant to the Merger each share of the common stock, par value $0.0001 per share, of the Company (“Company Common Stock”) (other than (i) shares of Company Common Stock canceled pursuant to Section 2.01(b) and (ii) Appraisal Shares, which shall be treated in accordance with Section 2.08) will be converted into the right to receive the Merger Consideration;
WHEREAS, the Board of Directors of the Company has unanimously (i) determined that it is advisable and fair to, and in the best interests of, the Company and the stockholders of the Company, and declared it advisable, that the Company enter into this Agreement and consummate the transactions contemplated hereby, (ii) adopted resolutions approving and declaring the advisability of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, (iii) adopted resolutions recommending that the stockholders of the Company entitled to vote adopt this Agreement (this clause (iii), the “Company Board Recommendation”) and (iv) directed that this Agreement and the transactions contemplated hereby be submitted to the stockholders of the Company entitled to vote for adoption;
WHEREAS, the sole member of Parent has (i) duly authorized and approved the execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the Transactions and (ii) declared this Agreement advisable;
WHEREAS, the Board of Directors of Merger Sub has unanimously (i) determined that it is in the best interests of Merger Sub and the stockholders of Merger Sub, and declared it advisable, that Merger Sub enter into this Agreement and consummate the Transactions, (ii) adopted resolutions approving and declaring the advisability of this Agreement and the consummation of the Transactions, including the Merger, (iii) adopted resolutions recommending that the stockholders of Merger Sub entitled to vote adopt this Agreement and (iv) directed that this Agreement and the Transactions be submitted to the stockholders of Merger Sub entitled to vote for adoption;
WHEREAS, Parent, in its capacity as sole stockholder of Merger Sub, will approve and adopt this Agreement and the consummation by Merger Sub of the Transactions by written consent immediately following the execution of this Agreement (the “Merger Sub Stockholder Approval”);
WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, each of Nautic Partners VIII, L.P., Nautic Partners VIII-A, L.P., Nautic Partners IX, L.P., Nautic Partners IX-A, L.P. and Nautic CarepathRx Co-Invest, L.P. (each individually, an “Equity Commitment Party”, and collectively, the “Equity Commitment Parties”), has entered into and delivered an Equity Commitment Letter;
WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, each Equity Commitment Party (in such capacity, a “Guarantor”, and collectively, the “Guarantors”) has entered into and delivered a Guarantee with respect to certain obligations of Parent and Merger Sub under this Agreement;
WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent and Merger Sub’s willingness to enter into this Agreement, certain stockholders of the Company are entering into a support agreement, dated as of the date of this Agreement (the “Support Agreement”), pursuant to which each such stockholder is agreeing to, among other things, support and vote for the transactions contemplated hereby and be bound by certain other covenants and agreements contained therein; and
WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Company, Parent and Merger Sub hereby agree as follows:
ARTICLE I

The Merger
SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the provisions of the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger. The Company, as the surviving corporation after the Merger, is hereinafter referred to as the “Surviving Corporation”.
SECTION 1.02. Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (New York City time) on the third Business Day following the satisfaction or waiver (to the extent such waiver is permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing), at the offices of Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, New York 10019 or remotely by exchange of documents and signatures (or their electronic counterparts), unless another date, time or place is agreed to in writing by Parent and the Company; provided, that the Closing shall not occur before 75 days following the date hereof without the prior written consent of Parent. The date on which the Closing occurs is herein referred to as the “Closing Date”.
SECTION 1.03. Effective Time. Subject to the provisions of this Agreement, concurrently with the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger executed in accordance with, and in such form as is required by, the relevant provisions of the DGCL (the “Certificate of Merger”), and shall make all other filings, recordings or publications required under the DGCL in connection with the Merger. The Merger shall become effective at the time that the Certificate of Merger is filed with the Secretary of State of the State of Delaware (the “Secretary of State of Delaware”) or, to the extent permitted by applicable Law, at such later time as is agreed to by the parties hereto in writing prior to the filing of such Certificate of Merger and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).
SECTION 1.04. Effects of the Merger. The Merger shall have the effects provided in this Agreement and as set forth in the applicable provisions, including Section 259, of the DGCL.
SECTION 1.05. Certificate of Incorporation and Bylaws of the Surviving Corporation. (a) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of any Company Common Stock or any shares of capital stock of Merger Sub, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated to read in its entirety as set forth on Exhibit A hereto, and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended in accordance with applicable Law and the certificate of incorporation and bylaws of the Surviving Corporation (and subject to Section 5.06).
(b) Subject to Section 5.06, the parties shall take the actions necessary so that, at the Effective Time, the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation, except that references to Merger Sub’s name shall be replaced with references to the Surviving Corporation’s name, until thereafter amended in accordance with applicable Law and the certificate of incorporation and bylaws of the Surviving Corporation (and subject to Section 5.06).
SECTION 1.06. Directors and Officers of the Surviving Corporation. (a) The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately following the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation.
(b) The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

ARTICLE II

Effect of the Merger on Capital Stock; Exchange of Certificates;
Equity-Based Incentive Awards; and Convertible Notes Hedge Options and Warrants
SECTION 2.01. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any shares of Company Common Stock or any shares of capital stock of Merger Sub:
(a) Capital Shares of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.
(b) Cancelation of Certain Shares. All shares of Company Common Stock that are held by the Company as treasury shares immediately prior to the Effective Time shall be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor. All shares of Company Common Stock then held by Parent or Merger Sub shall be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.
(c) Conversion of Company Common Stock. Each share of Company Common Stock that is issued and outstanding as of immediately prior to the Effective Time (other than (i) shares of Company Common Stock to be canceled in accordance with Section 2.01(b) and (ii) Appraisal Shares, which shall be treated in accordance with Section 2.08) shall be converted automatically into and shall thereafter represent only the right to receive an amount in cash equal to $10.50 per share, without interest (the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Share Certificate”) or non-certificated shares of Company Common Stock held in book-entry form (each, a “Book-Entry Share”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor.
SECTION 2.02. Exchange Matters. (a) Paying Agent. Prior to the Closing Date, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the payment of the Merger Consideration in accordance with this Article II and, in connection therewith, prior to the Closing Date shall enter into an agreement with the Paying Agent in a form reasonably acceptable to the Company; provided, that Equiniti shall be a reasonably acceptable Paying Agent with respect to the Company. At or prior to the Effective Time, Parent shall deposit or cause to be deposited with the Paying Agent an amount in cash sufficient to pay the aggregate Merger Consideration (other than any payments contemplated by Section 2.04) (such cash being hereinafter referred to as the “Exchange Fund”). Pending its disbursement in accordance with this Section 2.02, the Exchange Fund shall be held in a non-interest bearing account maintained by the Paying Agent. Parent shall or shall cause the Surviving Corporation to promptly replace or restore the cash deposited in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to make all payments of Merger Consideration in accordance herewith. No investment losses resulting from investment of the funds deposited with the Paying Agent shall diminish the rights of any holder of shares of Company Common Stock to receive the Merger Consideration as provided herein.
(b) Payment Procedures.
(i) As promptly as practicable after the Effective Time (but in no event more than four Business Days thereafter), Parent and the Surviving Corporation shall cause the Paying Agent to mail to each Person who was, at the Effective Time, a holder of a Share Certificate or Book-Entry Shares not held, directly or indirectly, through The Depository Trust Company (“DTC”) (other than a Share Certificate representing (A) shares of Company Common Stock to be canceled in accordance with Section 2.01(b) or (B) Appraisal Shares, which shall be treated in accordance with Section 2.08) (x) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Share Certificates or such Book-Entry Shares, as applicable, shall pass, only upon delivery of the Share Certificates (or affidavits in lieu thereof in accordance with Section 2.02(d)) to the Paying Agent or, in the case of such Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal, and which shall be in such form and shall have such other customary provisions as Parent and the Company may reasonably agree prior to the Closing Date) and (y) instructions for use in effecting the surrender of the Share Certificates or Book-Entry Shares to the Paying Agent, as applicable, in exchange for payment of the Merger Consideration as provided in Section 2.01(c).
(ii) Upon delivery of a letter of transmittal, duly completed and validly executed in accordance with such letter’s instructions and procedures (and such other customary documents as may be required pursuant to such instructions or as may reasonably be required by the Paying Agent), and either (A) the surrender to the Paying Agent of Share Certificates (or affidavits in lieu thereof in accordance with Section 2.02(d)) or (B) the transfer of Book-Entry Shares not held through DTC, by book receipt of an “agent’s message” in customary form by the Paying Agent in connection with the surrender of Book-Entry Shares (or such other reasonable evidence, if any, of surrender with respect to such Book-Entry Shares as the Paying Agent may reasonably request), in each case as contemplated in subsection (i) of this Section 2.02(b), the holder of such Share Certificates or Book-Entry Shares shall be entitled to receive, in exchange therefor and subject to the other provisions of this Article II, the Merger Consideration for each share of Company Common Stock formerly represented by such Share Certificates or Book-Entry Shares, and the Share Certificates and Book-Entry Shares so surrendered shall forthwith be canceled. Until surrendered as contemplated by this Section 2.02, each Share Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Article II.
(iii) The Persons who were, at the Effective Time, holders of Book-Entry Shares (other than (i) shares of Company Common Stock to be canceled in accordance with Section 2.01(b) or (ii) Appraisal Shares, which shall be treated in accordance with Section 2.08) held, directly or indirectly, through DTC shall not be required to deliver a Share Certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Section 2.02. With respect to such Book-Entry Shares held, directly or indirectly, through DTC, Parent and the Company shall cooperate to establish procedures with the Paying Agent, DTC, DTC’s nominees and such other necessary third-party intermediaries to ensure that the Paying Agent will transmit to DTC or its nominees as promptly as practicable after the Effective Time, upon surrender of Book-Entry Shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures and such other procedures as agreed by Parent, the Company, the Paying Agent, DTC, DTC’s nominees and such other necessary third-party intermediaries, the aggregate Merger Consideration to which the beneficial owners thereof are entitled to receive as a result of the Merger pursuant to, and subject to the provisions of, this Section 2.02.
(iv) If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Share Certificate is registered, Parent may cause the Paying Agent to pay the Merger Consideration to such Person only if such Share Certificate (if applicable) is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence to the reasonable satisfaction of the Paying Agent that any applicable transfer or similar Taxes required by reason of payment of the Merger Consideration to a Person other than the registered holder of such Share Certificate have been paid or are not applicable. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the Persons in whose name such Book-Entry Shares are registered in the stock transfer records of the Company.
(c) Transfer Books; No Further Ownership Rights. The Merger Consideration paid in respect of the shares of Company Common Stock in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all ownership rights in such common stock, and at the Effective Time, the transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of the shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as otherwise provided for herein or by applicable Law. Subject to the last sentence of Section 2.02(e), if, at any time after the Effective Time, Share Certificates or Book-Entry Shares are presented to the Surviving Corporation, for any reason, they shall be canceled and exchanged as provided in this Article II.

(d) Lost, Stolen or Destroyed Certificates. If any Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Share Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Share Certificate, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Share Certificate, the applicable aggregate Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Share Certificate as contemplated by, and subject to the provisions of, this Article II.
(e) Termination of Exchange Fund. At any time following the first anniversary of the Closing Date, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any portion of the Exchange Fund (including any interest received with respect thereto) which has not been disbursed to holders of Share Certificates or Book-Entry Shares who have not complied with this Article II as of such time, and thereafter such holders shall be entitled to look only to Parent and the Surviving Corporation, as applicable, for, and Parent and the Surviving Corporation shall remain liable for, payment of their claims for the Merger Consideration pursuant to the provisions of this Article II. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Parent or its designee, free and clear of all claims or interest of any Person previously entitled thereto.
(f) No Liability. Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto, the Surviving Corporation or the Paying Agent shall be liable to any Person for Merger Consideration properly delivered to a public official pursuant to any applicable state, federal or other abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of Company Common Stock immediately prior to the time at which such amounts would otherwise escheat to, or become the property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of any claims or interest of any Person previously entitled thereto.
(g) Withholding. Each of Parent, Merger Sub, the Company, the Surviving Corporation, the Paying Agent and their respective Affiliates shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted or withheld under applicable Tax Law. To the extent that amounts are so deducted or withheld and paid over to the relevant Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.
SECTION 2.03. Treatment of Equity-Based Awards. Except as otherwise agreed in writing by Parent and a holder of an Equity Based Award, the Equity Based Awards will be treated as follows:
(a) Each restricted stock unit with respect to Company Common Stock granted under an Equity Plan or otherwise that is subject solely to time-based vesting conditions (each, a “Company RSU”) and outstanding immediately prior to the Effective Time (and to the extent not a Vested Company RSU or Director RSU) shall, as of the Effective Time, without any action on the part of any Person, vest and be canceled and the holder thereof shall then become entitled to receive solely, in full satisfaction of the rights of such holder with respect thereto, an amount in cash, without interest and subject to applicable withholding Taxes, equal to the product, rounded to the nearest cent, of (i) the number of shares of Company Common Stock subject to such Company RSU immediately prior to the Effective Time and (ii) the Merger Consideration (the “Company RSU Consideration”).
(b) Each Company RSU outstanding immediately prior to the Effective Time that is (i) vested as of immediately prior to the Effective Time (but not yet settled) or that automatically vests as a result of the Transactions in accordance with its terms and without the exercise of any discretion (each, a “Vested Company RSU”) or (ii) held by a current or former non-employee director of the Company, whether vested or unvested as of immediately prior to the Effective Time (each, a “Director RSU”), shall, as of the Effective Time, without any action on the part of any Person, be canceled, and the holder thereof shall then become entitled to receive solely, in full satisfaction of the rights of such holder with respect thereto, an amount in cash, without interest and subject to applicable withholding Taxes, equal to the product, rounded to the nearest cent, of (i) the number of shares of Company Common Stock subject to such Vested Company RSU or Director RSU, as applicable, immediately prior to the Effective Time and (ii) the Merger Consideration (the “Vested Company RSU

Consideration” or “Director RSU Consideration”, respectively); provided that, with respect to any Vested Company RSU or Director RSU that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that is not permitted to be paid at the Effective Time without triggering a Tax or penalty under Section 409A of the Code, such payment shall be made at the earliest time permitted under the applicable Equity Plan and award agreement that will not trigger a Tax or penalty under Section 409A of the Code.
(c) Each restricted stock unit with respect to Company Common Stock granted under an Equity Plan or otherwise that (i) was granted subject to both performance-based and time-based vesting conditions (each, a “Company PSU”), (ii) is outstanding immediately prior to the Effective Time and (iii) is vested as of immediately prior to the Effective Time (but not yet settled) or that automatically vests as a result of the Transactions in accordance with its terms and without the exercise of any discretion (each Company PSU that satisfies clauses (i) through (iii), a “Vested Company PSU”) shall, as of the Effective Time, without any action on the part of any Person, be canceled, and the holder thereof shall then become entitled to receive solely, in full satisfaction of the rights of such holder with respect thereto, an amount in cash, without interest and subject to applicable withholding Taxes, equal to the product, rounded to the nearest cent, of (A) the number of shares of Company Common Stock subject to such Vested Company PSU immediately prior to the Effective Time (based on the number of shares of Company Common Stock subject to such Vested Company PSU that is vested or that automatically becomes vested as a result of the Transactions in accordance with the terms of the Vested Company PSU and without the exercise of any discretion) and (B) the Merger Consideration (the “Vested Company PSU Consideration”); provided, that, for clarity, any portion of a Company PSU that does not constitute a Vested Company PSU shall be forfeited in accordance with its terms and canceled for no consideration.
(d) Each option to purchase shares of Company Common Stock granted under an Equity Plan or otherwise (each, a “Company Stock Option”) that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall, as of the Effective Time, without any action on the part of any Person, be canceled, and the holder thereof shall then become entitled to receive solely, in full satisfaction of the rights of such holder with respect thereto, an amount in cash, without interest and subject to applicable withholding Taxes, equal to the product of (i) the number of shares of Company Common Stock for which such Company Stock Option has not then been exercised and (ii) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Stock Option (the “Company Stock Option Consideration”); provided, that any such Company Stock Option with an exercise price per share of Company Common Stock that is equal to or greater than the Merger Consideration shall be canceled for no consideration and without further action on the part of any Person.
(e) Each outstanding share of Company Common Stock that is subject to vesting, repurchase or forfeiture (each, a “Restricted Share”) and that remains subject to such condition as of immediately prior to the Effective Time shall, as of the Effective Time, without any action on the part of any Person, be canceled, and the holder thereof shall then become entitled to receive solely, in full satisfaction of the rights of such holder with respect thereto, a lump sum cash payment, without interest and subject to applicable withholding Taxes, in an amount equal to the Merger Consideration (the “Restricted Share Consideration”).
SECTION 2.04. Payments with Respect to Equity-Based Awards. (a) As promptly as reasonably practicable following the Effective Time, but in no event later than the first regularly scheduled payroll date following, but at least five Business Days after, the Effective Time, the applicable former holders of Company RSUs, Vested Company RSUs, Director RSUs, Vested Company PSUs, Company Stock Options and Restricted Shares will receive payment from the Surviving Corporation or any of its Subsidiaries through their respective payroll systems (or, in the case of amounts that are not considered wages subject to withholding for applicable Tax purposes, their standard accounts payable procedures) of the Company RSU Consideration, Vested Company RSU Consideration, Director RSU Consideration, Vested Company PSU Consideration, Company Stock Option Consideration or Restricted Share Consideration, as applicable, in respect of the applicable Equity-Based Awards in accordance with Section 2.03.
(b) The Company will take all action necessary to (i) give effect to Section 2.03 (including the satisfaction of the requirements of Rule 16b-3(e) promulgated under the Exchange Act), and (ii) ensure that, as of the Effective Time, the Equity Plans terminate and no holder of an Equity-Based Award or any participant in any Equity Plan or any other Company Plan shall have any rights to acquire, or other rights in respect of, the shares or securities of the Company, the Surviving Corporation or any Subsidiary of the Company or Surviving Corporation, except as specifically provided under this Agreement.

SECTION 2.05. Company ESPP. Prior to the Effective Time, the Company will take all actions necessary to (a) cause the then-current offer period under the Company’s 2021 Employee Stock Purchase Plan (the “Company ESPP”) that is in effect on the date of this Agreement to end and to be terminated promptly, and no later than five Business Days following the date hereof, (b) with respect to the then-current offer period, provide that no existing participant will be permitted to increase his or her rate of deductions and purchases or make separate non-payroll contributions to the Company ESPP, and to provide that no new individuals will be permitted to enroll in the Company ESPP, in each case, following the date of this Agreement, (c) cause each participant’s accumulated payroll deductions to be used to purchase shares of Company Common Stock in accordance with the terms of the Company ESPP as of one Business Day prior to the date on which the Effective Time occurs (with any participant’s accumulated payroll deductions that are not applied to the purchase of shares of Company Common Stock returned to the participant), and (d) terminate the Company ESPP effective immediately prior to the Effective Time. Shares of Company Common Stock purchased in accordance with the immediately preceding sentence shall be treated the same as all other shares of Company Common Stock in accordance with Section 2.01(c).
SECTION 2.06. Treatment of Convertible Notes Hedge Options and Warrants. The parties agree that the Convertible Notes Hedge Options and Convertible Notes Warrants will be treated in accordance with Section 5.15(b).
SECTION 2.07. Adjustments. If between the date hereof and the Effective Time, the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class by reason of the occurrence or record date of any stock split, reverse share split, dividend (including any dividend or other distribution of securities convertible into shares of Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change, the Merger Consideration and any other amounts payable pursuant to this Article II shall be equitably adjusted to reflect such stock split, reverse share split, dividend (including any dividend or other distribution of securities convertible into shares of Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change.
SECTION 2.08. Appraisal Rights. (a) Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to demand and properly demands appraisal of such shares of Company Common Stock pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Appraisal Shares”) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.01(c), but instead shall be canceled and shall represent the right to receive only those rights provided under Section 262 of the DGCL; provided, however, that if any such Person shall (i) fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the DGCL or (ii) if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, then the right of such Person to receive those rights under Section 262 of the DGCL shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and shall represent only the right to receive, the Merger Consideration as provided in Section 2.01(c), without interest thereon.
(b) The Company shall give prompt written notice to Parent of any demands received by the Company for appraisal of any shares of Company Common Stock (and any withdrawals or attempted withdrawals of such demands) as well as copies of any instruments, notices or demands served pursuant Section 262 of the DGCL. Parent shall have the right to participate in and, after the Effective Time, direct all negotiations and Actions with respect to such demands and notices. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands or notices of dissent, waive any failure to timely deliver a written demand for appraisal under the DGCL, approve any withdrawal of any such demands or propose or otherwise agree to do any of the foregoing. Parent shall not, except with the prior written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned), require the Company to make any payment with respect to any demands for appraisal or notices of dissent or offer to settle or settle any such demands or notices.
ARTICLE III

Representations and Warranties of the Company
The Company represents and warrants to Parent and Merger Sub that, except as (A) set forth in the confidential disclosure letter delivered by the Company to Parent and Merger Sub concurrently with or prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being understood that any information, item or matter set forth in one section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to, and shall be deemed to apply to and qualify, the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement (x) to which there is a cross-reference to such information, item or matter or (y) to the extent that it is reasonably apparent based upon the face of such disclosure that such information, item or matter is applicable to such other section or subsection); provided, however, that only items disclosed in Sections 3.02(a), 3.02(b), 3.02(d), 3.06(b) and 3.06(c) of the Company Disclosure Letter shall be deemed disclosed with respect to Section 3.02(a), 3.02(b), 3.02(d), 3.06(b) and 3.06(c), respectively; or (B) disclosed in any report, schedule, form, statement or other document (including exhibits) filed with, or furnished to, the SEC from and after January 1, 2021 by the Company and publicly available on the SEC’s Electronic Data Gathering, Analysis, and Retrieval system prior to the execution of this Agreement (the “Filed SEC Documents”), other than in any disclosures in any such Filed SEC Document contained in the “Risk Factors”, “Special Note Regarding Forward-Looking Statements” and “Quantitative and Qualitative Disclosures About Market Risk” sections thereof or under similarly titled captions or sections thereof or other similarly cautionary, forward-looking or predictive statements in such Filed SEC Documents; provided, that, nothing in the Filed SEC Documents shall be deemed to be disclosures against Section 3.01(a), Section 3.02, Section 3.03, Section 3.06(b) or Section 3.06(c):
SECTION 3.01. Organization; Standing. (a) The Company is a corporation duly organized and validly existing under the Laws of the State of Delaware, is in good standing with the Secretary of State of Delaware and has all requisite corporate power and corporate authority necessary to carry on its business as it is now being conducted and to own, lease and operate its assets and properties, except (other than with respect to the Company’s due organization and valid existence) as would not, individually or in the aggregate, have a Material Adverse Effect. The Company is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect. True and complete copies of the Company Charter Documents are included in the Filed SEC Documents.
(b) Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of the jurisdiction of its organization, has all requisite organizational power and authority necessary to carry on its business as it is now being conducted and is duly licensed or qualified to do business and to own, lease and operate its assets and properties, and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so organized, existing and in good standing, have such power or authority or be so licensed or qualified would not, individually or in the aggregate, have a Material Adverse Effect. True and complete copies of the organizational documents of each of the Company’s Subsidiaries have been made available to Parent prior to the date hereof. No Subsidiary of the Company is in violation in any material respect of its organizational documents.
SECTION 3.02. Capitalization. (a) The authorized shares of the Company consist of 100,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $0.0001 per share (“Company Preferred Stock”), of which 100,000 shares were designated Series A Junior Participating Preferred Stock (the “Series A Preferred Stock”), which were issuable upon exercise of the preferred share purchase rights (the “Company Rights”) pursuant to the Rights Agreement, dated July 25, 2022, by and between the Company and American Stock Transfer & Trust Company, LLC (the “Shareholder Rights Agreement”). The Company Rights and the Shareholder Rights Agreement expired in accordance with their terms at the close of business on July 25, 2023. At the close of business on July 28, 2023 (the “Capitalization Date”), 27,054,536 shares of Company Common Stock were issued and outstanding (including 1,442,472 Restricted Shares). As of the date of this Agreement, no shares of Company Preferred Stock were issued or outstanding. As of the Capitalization Date, (1) 4,646,393 shares of Company Common Stock were reserved and available for issuance upon exercise of the Convertible Notes Warrants, (2) 4,646,393 shares of Company Common Stock were reserved and available for issuance upon conversion of the 2026 Convertible Notes, (3) 4,021,521 shares of Company Common Stock were reserved and available for issuance pursuant to the Equity Plans, of which amount (A) 911,649 shares of Company Common Stock were subject to outstanding Company RSUs, (B) 2,122,793 shares of Company Common Stock were subject to outstanding Company PSUs (assuming attainment of the maximum level of performance) or 1,123,838 shares of Company Common Stock were subject to outstanding Company PSUs (assuming attainment of the target level of performance), (C) 793,973 shares of Company Common Stock were subject to outstanding Company Stock Options (with a weighted average exercise price of $32.46 per share), of which 35,934 shares of Company Common Stock were subject to outstanding Company Stock Options with an exercise price per share less than the amount of the Merger Consideration and (4) 480,097 shares of Company Common Stock were reserved and available for purchase under the Company ESPP. From the Capitalization Date through the date hereof, neither the Company nor any of its Subsidiaries has issued any Company Securities (as defined below) other than, in each case, pursuant to a conversion of the 2026 Convertible Notes in accordance with the terms of the 2026 Convertible Notes Indenture, the exercise of the Convertible Notes Warrants in accordance with their terms, the lapsing of forfeiture conditions with respect to Restricted Shares, the vesting or settlement of Company RSUs or Company PSUs, the exercise of Company Stock Options, the operation of the Company ESPP or the forfeiture of, or withholding of Taxes with respect to, Company RSUs, Company PSUs, Restricted Shares, Company Stock Options or the operation of the Company ESPP, in each case, in accordance with their terms and, if applicable, the terms of the applicable Equity Plan and corresponding award agreement thereunder (in each case, as in effect on, and in the forms provided to Parent prior to, the date hereof). All outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any shares of Company Common Stock.
(b) Except as described in Section 3.02(a), as of the Capitalization Date, there were (i) no outstanding shares of capital stock of, or other equity or voting interests in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company, (iii) no outstanding options, warrants, stock appreciation rights, “phantom” stock rights, profit participation or similar equity-based rights or other commitments, Contracts or agreements to acquire from the Company, or that obligate the Company to issue, any capital stock of, or other equity or voting interests in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interests in, the Company (the items in clauses (i), (ii), (iii) and (iv) being referred to collectively as “Company Securities”) and (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Securities. Other than the Equity Plans and the Company ESPP (in each case, including award or offering agreements or arrangements thereunder), the 2026 Convertible Notes, the Convertible Notes Warrants and the Convertible Notes Hedge Options, there are no outstanding agreements of any kind that obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities (other than pursuant to the forfeiture of, or withholding of Taxes with respect to, Restricted Shares, Company RSUs, Company PSUs and Company Stock Options), or obligate the Company to grant, extend or enter into any such agreements relating to any Company Securities, including any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Company Securities. No direct or indirect Subsidiary of the Company owns any shares of Company Common Stock. None of the Company or any Subsidiary of the Company is a party to any stockholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to any Company Securities or any other agreement relating to the disposition, voting or dividends with respect to any Company Securities. The Company Common Stock is the only class of Company Securities registered under the Exchange Act.
(c) All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary are owned directly or indirectly, beneficially and of record, by the Company or its Subsidiaries free and clear of all Encumbrances and transfer restrictions, except for Encumbrances and transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) or other applicable securities Laws (including any restriction on the right to vote, sell or otherwise dispose of such shares of capital stock or other equity or voting interests). Each outstanding share of capital stock of each Subsidiary is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights, and there are no subscriptions, options, warrants, rights, calls, Contracts or other commitments, understandings, restrictions or arrangements relating to the issuance, acquisition, redemption, repurchase or sale of any shares of capital stock or other equity or voting interests of any Subsidiary, including any right of conversion or exchange under any outstanding security, instrument or agreement, any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any securities of any Subsidiary.

(d) Section 3.02(d) of the Company Disclosure Letter sets forth, as of the Capitalization Date, a complete and accurate list of each outstanding Equity-Based Award granted under an Equity Plan (including all binding commitments or promises to grant any award under any Equity Plan) and: (i) the name of the Equity Plan pursuant to which such Equity-Based Award was granted, (ii) the name and/or employee identification number of the holder of such Equity-Based Award, (iii) the type of Equity-Based Award and the number of shares of Company Common Stock subject to such outstanding Equity-Based Award (with the number of shares of Company Common Stock subject to Company PSUs disclosed assuming attainment of the target level of performance), (iv) if applicable, the exercise price, purchase price or similar pricing of such Equity-Based Award, (v) the date on which such Equity-Based Award was granted or issued, (vi) the vesting schedule, and the extent to which such Equity-Based Award is vested and/or exercisable (as applicable) as of the Capitalization Date, and (vii) with respect to any Company Stock Option, the expiration date, the exercise or purchase price per share, whether an “early exercise” feature is available (and, if so, whether and the extent to which such Company Stock Option (or any portion thereof) was “early exercised”) and whether the same is an “incentive stock option” (as defined in the Code) or a non-qualified stock option.
(e) Each outstanding Company Stock Option has an exercise price per share of Company Common Stock that is equal to or greater than the fair market value of a share of Company Common Stock on the grant date of such Company Stock Option, determined in accordance with Section 409A of the Code, as applicable. Each outstanding Company Stock Option characterized by the Company as an “incentive stock option” within the meaning of Section 422 of the Code complies with all of the applicable requirements of Section 422 of the Code. No outstanding Company Stock Option has had its exercise date or grant date “back-dated” or materially delayed. Each outstanding Company Stock Option, Company RSU (including each Director RSU), Company PSU and Restricted Share was granted in accordance in all material respects with applicable Law and the applicable Equity Plan and corresponding award agreement thereunder. The Company has made available to Parent true and complete copies of all of the Equity Plans and the forms of award agreements for all outstanding Equity-Based Awards, and all Equity-Based Awards are evidenced by award agreements in substantially the forms made available to Parent, and no such Equity-Based Award is subject to terms that are different in any material respect from those set forth in such forms of award agreements.
(f) Section 3.02(f) of the Company Disclosure Letter contains a true, correct and complete list as of the date hereof of all indebtedness for borrowed money of the Company and its Subsidiaries in excess of $1,000,000 in principal amount and identifies for each item of indebtedness, the outstanding principal and the accrued but unpaid interest thereunder as of the date of this Agreement. No bonds, debentures, notes or other indebtedness has the right to vote on any matters on which stockholders may vote of the Company or any of its Subsidiaries are outstanding.
SECTION 3.03. Authority; Noncontravention. (a) The Company has all necessary corporate power and corporate authority to execute and deliver this Agreement and to perform its obligations hereunder and, assuming the representations and warranties set forth in Section 4.12 [Ownership of Equity of the Company] are true and correct and, subject to the receipt of the Company Stockholder Approval, to consummate the Merger Transactions. The execution, delivery and performance by the Company of this Agreement, and, assuming the representations and warranties set forth in Section 4.12 [Ownership of Equity of the Company] are true and correct, the consummation by it of the Merger Transactions, have been duly authorized by its Board of Directors and, except for obtaining the Company Stockholder Approval and filing the Certificate of Merger with the Secretary of State of Delaware pursuant to the DGCL, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the Merger Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (clauses (i) and (ii), collectively, the “Bankruptcy and Equity Exception”).
(b) The Board of Directors of the Company, at a meeting duly called and held, unanimously (i) determined that it is advisable and fair to, and in the best interests of, the Company and the stockholders of the Company, and declared it advisable, that the Company enter into this Agreement and consummate the transactions contemplated hereby, (ii) adopted resolutions approving and declaring the advisability of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, (iii) adopted resolutions making the Company Board Recommendation and (iv) directed that this Agreement and the transactions contemplated hereby be submitted to the stockholders of the Company entitled to vote for adoption.
(c) Assuming the representations and warranties set forth in Section 4.12 [Ownership of Equity of the Company] are true and correct, the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon (the “Company Stockholder Approval”), at the Company Stockholders’ Meeting or any adjournment or postponement thereof, are the only votes of the holders of any class or series of shares of the Company necessary to adopt this Agreement and approve the Merger Transactions.
(d) Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the Merger Transactions, nor performance or compliance by the Company with any of the terms or provisions hereof, will (i) subject to the receipt of the Company Stockholder Approval, conflict with or violate any provision of (A) the Company Charter Documents or (B) any similar organizational documents of any of the Company’s Subsidiaries or (ii) assuming that the consents, approvals, filings, licenses, permits, authorizations, declarations, notifications and registrations referred to in Section 3.04 and the Company Stockholder Approval are obtained prior to the Effective Time and the filings referred to in Section 3.04 are made and any waiting periods thereunder have terminated or expired prior to the Effective Time, (w) violate any Law or Judgment applicable to the Company or any of its Subsidiaries, (x) violate or constitute a default under (with or without notice or lapse of time or both) any of the terms or provisions of any Material Contract, Company Lease or material Permit or give rise to any right to terminate, cancel, amend, modify or accelerate the Company’s or, if applicable, any of its Subsidiaries’ rights or obligations under any such Material Contract, Company Lease or material Permit, (y) give rise to any right of first refusal, preemptive right, tag-along right, transfer right or similar right of any third party to a Contract to which the Company or any of its Subsidiaries is bound, or (z) result in the creation of any Encumbrance (other than a Permitted Encumbrance) on any properties or assets of the Company or any of its Subsidiaries, except, in the case of clause (ii), as would not, individually or in the aggregate, have a Material Adverse Effect.
SECTION 3.04. Governmental Approvals. Except for (i) compliance with the applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), including the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement relating to the Company Stockholders’ Meeting (as amended or supplemented from time to time, the “Proxy Statement”), (ii) compliance with the rules and regulations of the NASDAQ Global Market (“NASDAQ’’), (iii) the filing of the Certificate of Merger with the Secretary of State of Delaware pursuant to the DGCL, (iv) filings required under, and compliance with other applicable requirements of the HSR Act or any other Antitrust Laws, (v) the consents, approvals, authorizations, filings, registrations or notifications set forth in Section 3.04 of the Company Disclosure Letter and (vi) compliance with any applicable state securities or blue sky laws, no consent, approval, license, permit, waiver, clearance, order or authorization of, or filing, declaration, notification or registration with, any Governmental Authority is necessary for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the Merger Transactions, other than such other consents, waivers, clearances, orders, approvals, licenses, permits, authorizations, filings, declarations, notifications or registrations that, if not obtained, made or given, would not, individually or in the aggregate, have a Material Adverse Effect.
SECTION 3.05. Company SEC Documents; Undisclosed Liabilities. (a) The Company has timely filed or furnished, as applicable, with the SEC all material reports, certifications, prospectuses, amendments, schedules, forms, statements and other documents required to be filed by the Company with, or furnished by the Company to, the SEC pursuant to the Securities Act or the Exchange Act since January 1, 2021 (collectively, the “Company SEC Documents”). As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing or furnishing dates or, if amended or supplemented prior to the date hereof, the date of the filing of such amendment or supplement, with respect to the portions that are amended (in the case of all other Company SEC Documents), the Company SEC Documents complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates (or, if amended or supplemented prior to the date hereof, the date of the filing of such amendment or supplement, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has made available to Parent all comment letters and all material correspondence between the SEC, on the one hand, and the Company, on the other hand, from January 1, 2021 to the date of this Agreement, in each case, to the extent not set forth in the Company SEC Documents, publicly available on the SEC’s website. As of the date hereof, there are no material outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Documents filed or furnished by the Company with the SEC and, as of the date hereof, to the Company’s Knowledge, none of the Company SEC Documents is the subject of ongoing SEC review. The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ.
(b) The consolidated financial statements of the Company (including all related notes or schedules) included or incorporated by reference in the Company SEC Documents, as of their respective dates of filing with the SEC (or, if such Company SEC Documents were amended or supplemented prior to the date hereof, the date of the filing of such amendment, with respect to the consolidated financial statements that are amended or restated therein), (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) have been prepared (A) from the books and records of the Company and its consolidated Subsidiaries and (B) in all material respects in accordance with GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be specifically indicated in the notes thereto) and (iii) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated statements of operations and consolidated statements of cash flows for the periods shown (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments permitted by GAAP, none of which has been or would be, individually or in the aggregate, reasonably expected to be material to the Company and its consolidated Subsidiaries, taken as a whole).
(c) Neither the Company nor any of its consolidated Subsidiaries has any liabilities of any nature (whether accrued, absolute, contingent or otherwise), except liabilities (i) reflected or reserved against on the face of the consolidated balance sheet (or specifically indicated in the notes thereto) of the Company as of March 31, 2023 (the “Balance Sheet Date”) included in the Filed SEC Documents, (ii) incurred after the Balance Sheet Date in the ordinary course of business, (iii) as contemplated by this Agreement or otherwise incurred in connection with the Transactions or (iv) as would not, individually or in the aggregate, have a Material Adverse Effect.
(d) The Company has established and maintains disclosure controls and procedures and a system of internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and that are designed to provide reasonable assurances regarding the reliability of financial reporting for the Company and its consolidated Subsidiaries. From January 1, 2021 to the date hereof, neither the Company nor, to the Company’s Knowledge, the Company’s independent registered public accounting firm has identified or been made aware of (i) “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company’s internal controls over financial reporting which would reasonably be expected to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data, in each case which has not been subsequently remediated in all respects, or (ii) any fraud, whether or not material, that involved management or other employees of the Company or any of its Subsidiaries who have a significant role in the Company’s internal control over financial reporting.
(e) The Proxy Statement (including any amendment or supplement thereto), at the time first sent or given to the stockholders of the Company and at the time of the Company Stockholders’ Meeting, will comply as to form in all material respects with the requirements of the Exchange Act and the applicable rules and regulations thereunder and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent, Merger Sub or any Representatives thereof for inclusion or incorporation by reference in the Proxy Statement.
(f) There are no off-balance sheet arrangements of any type pursuant to any off-balance sheet arrangement required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K (or similar Contracts where the purpose is to avoid disclosure of any material transaction involving the Company) that have not been so described in the Company SEC Documents.
SECTION 3.06. Absence of Certain Changes.
(a) From the Balance Sheet Date through the date of this Agreement, except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto and to any transaction of the type contemplated by this Agreement, the business of the Company and its Subsidiaries has been carried on and conducted in all material respects in the ordinary course of business.
(b) Since the Balance Sheet Date, there has not been any Material Adverse Effect.
(c) From the Balance Sheet Date through the date of this Agreement, the Company and its Subsidiaries have not taken any action that, if taken after the date hereof, would constitute a breach of, or otherwise require the consent of Parent under, any of the covenants set forth in clauses (ii) [redemptions/repurchases of equity interests], (iii) [payment of dividends and distributions], (iv) [splits, subdivisions and reclassifications of equity interests], (vi) [hedging transactions], (vii) [loans and advances], (viii) [sales/dispositions], (ix) [transfers of Company Intellectual Property], (xi) [acquisitions], (xiii) [accounting changes], (xvi) [settlements], (xx) [employee layoffs] or (xxi) [capital expenditures] of Section 5.01(b) (or Section 5.01(b)(xxiii) with respect to any of the foregoing).
SECTION 3.07. Legal Proceedings. Except as would not, individually or in the aggregate, have a Material Adverse Effect, there is no, and since January 1, 2022, there have not been any, (a) pending or, to the Knowledge of the Company, threatened legal or administrative proceeding, claim, charge, complaint, audit, inquiry, litigation, suit, investigation, arbitration or action (each, an “Action”) by or against the Company or any of its Subsidiaries or any of their respective directors or officers (in their capacity as such), or (b) outstanding order, judgment, injunction, ruling, writ, award or decree of any Governmental Authority (each, a “Judgment”) imposed upon the Company or any of its Subsidiaries, in each case, by or before any Governmental Authority. As of the date hereof, there is no Action to which the Company or any of its Subsidiaries is a party pending or, to the Knowledge of the Company, threatened in writing seeking to prevent or materially delay, interfere with or hinder the Merger Transactions.
SECTION 3.08. Compliance with Laws; Permits. (a) The Company and each of its Subsidiaries are, and have been since January 1, 2021, (i) in compliance with all local, foreign, state or federal laws (including common law), statutes, ordinances, codes, rules, acts, orders and regulations (“Laws”) or Judgments applicable to the Company or any of its Subsidiaries, and (ii) have not received from any Governmental Authority any written or, to the Knowledge of the Company, oral notice or communication of any non-compliance with any such Laws or Judgments, and to the Knowledge of the Company no investigation or review with respect to such by any Governmental Authority is on-going, except, in each case, as would not, individually or in the aggregate, have a Material Adverse Effect.
(b) The Company and each of its Subsidiaries hold all licenses, franchises, permits, certificates, consents, registrations, approvals and authorizations from Governmental Authorities (collectively, “Permits”) necessary for the lawful conduct of their respective businesses as currently conducted, each of which is, and to the extent necessary for the lawful conduct of their respective businesses as conducted from time to time since January 1, 2021 has been, in full force and effect, except where the failure to hold the same or to so be in full force and effect would not, individually or in the aggregate, have a Material Adverse Effect. The Company and each of its Subsidiaries is in material compliance with its Permits. Neither the Company nor any of its Subsidiaries is, nor since January 1, 2021 has been, in material default or violation of any Permit necessary for the lawful conduct of their respective businesses. No Governmental Authority has notified the Company or any of its Subsidiaries that it is in the process of or considering limiting, suspending or revoking any such Permit and, to the Knowledge of the Company, there are no circumstances as of the date hereof that would reasonably give rise to such limiting, suspending or revoking of any such Permit.

(c) Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company, each of its Subsidiaries and each of its and their respective directors, officers and employees acting in such capacity are and, to the Knowledge of the Company, each of its and their other agents acting on its or their behalf is, and have been since January 1, 2021, in compliance with the Foreign Corrupt Practices Act of 1977 and any rules and regulations promulgated thereunder or any other applicable Laws relating to bribery, corruption or money laundering.
(d) Except as would not, individually or in the aggregate, have a Material Adverse Effect, none of the Company, any of its Subsidiaries, nor any their respective directors or officers (in their capacity as such) or, to the Knowledge of the Company, any of their respective employees, agents or Representatives (acting for or on behalf of the Company or any Subsidiary), has in the past five years offered, paid, promised to pay, or authorized the payment of any money or any other thing of value to any Person (i) with the intention of inducing improper conduct on the part of the recipient, (ii) acceptance of which would violate the policies of the recipient’s employer or cause the recipient to breach a duty owed to his or her employer, or (iii) to otherwise secure an undue or improper advantage for the Company or any of its Subsidiaries, in each case, in violation of any applicable Anti-Corruption Laws.
SECTION 3.09. Tax Matters. (a) Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company and each of its Subsidiaries has prepared (or caused to be prepared) and timely filed (taking into account valid extensions of time within which to file) all Tax Returns required to be filed by it, and all such filed Tax Returns (taking into account all amendments thereto) are true, complete and accurate.
(b) Except as would not, individually or in the aggregate, have a Material Adverse Effect, all Taxes owed by the Company or any of its Subsidiaries that are due (whether or not shown on any Tax Return) have been timely paid or have been adequately reserved against in accordance with GAAP.
(c) Except as would not, individually or in the aggregate, have a Material Adverse Effect, each of the Company and its Subsidiaries has timely paid or withheld with respect to their employees and other third Persons (and paid over any amounts withheld to the appropriate Tax authority) all Taxes required to be paid or withheld.
(d) As of the date hereof, neither the Company nor any of its Subsidiaries is subject to any audits, examinations, investigations, proposed adjustments, claims or other proceedings in respect of any income or other material Taxes, and no such audit, examination, investigation, proposed adjustment, claim or other proceeding has been asserted or proposed in writing.
(e) No written claim has ever been made by a Governmental Authority in a jurisdiction where the Company or its Subsidiaries do not file Tax Returns that the Company or such Subsidiary, as the case may be, is or may be subject to income or other material taxation in that jurisdiction.
(f) Neither the Company nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date of this Agreement that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or non-U.S. Law).
(g) Neither the Company nor any of its Subsidiaries has been a member of an affiliated group of corporations filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company) or has any liability for material Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of any state, local or non-U.S. Law) or as a transferee or successor.
(h) Neither the Company nor any of its Subsidiaries is a party to, or bound by, or has any obligation under, any Tax sharing, allocation or indemnification Contract other than (i) Contracts solely among the Company and its Subsidiaries and (ii) customary Tax indemnification provisions in any Contract the primary purpose of which does not relate to Taxes.
(i) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of any income or other material Taxes or agreed to any extension of time with respect to an assessment or deficiency for any income or other material Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course).

(j) Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).
(k) Neither the Company nor any of its Subsidiaries has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(l) The most recent consolidated financial statements contained in the Filed SEC Documents reflect an adequate reserve (in accordance with GAAP) for all material Taxes accrued but not then payable by the Company and its Subsidiaries through the date of such financial statements.
(m) Neither the Company nor any of its Subsidiaries (or the Surviving Corporation as a result of this transaction) will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or non-U.S. Law); (iii) installment sale or open transaction disposition made prior to the Closing Date; (iv) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; or (v) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date.
(n) Neither the Company nor any of its Subsidiaries has engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty or convention between the United States and such foreign country), or otherwise been subject to material taxation in any country other than the country of its formation.
(o) Neither the Company nor any of its Subsidiaries has deferred material Taxes or claimed any material Tax credits under any applicable law, rules and regulation, order or directive of any Governmental Authority enacted, implemented or issued in response to COVID-19.
(p) Section 3.09(p) of the Company Disclosure Letter sets forth the U.S. federal income tax classification and jurisdiction of formation of each of the Company and its Subsidiaries.
SECTION 3.10. Employee Benefits. (a) Section 3.10(a) of the Company Disclosure Letter contains a true and complete list, as of the date of this Agreement, of each material Company Plan. With respect to each material Company Plan, the Company has made available to Parent true and complete copies (to the extent applicable) of (i) the current plan document or a written description thereof (or, if appropriate, a form thereof), including any amendments thereto, (ii) the most recent annual report on Form 5500 filed with the IRS (and all schedules and attachments thereto) and the most recent actuarial valuation or similar report, (iii) the most recent determination, advisory or opinion letter received from the IRS, (iv) all material non-routine correspondence with any Governmental Authority in the past two years, and (v) each insurance or group annuity contract or other funding vehicle.
(b) Each Company Plan is and has been administered, established, maintained, and funded, in form and operation, in compliance with its terms and applicable Laws, including ERISA and the Code, as applicable, other than instances of noncompliance that would not, individually or in the aggregate, have a Material Adverse Effect. Except as would not, individually or in the aggregate, have a Material Adverse Effect, no event has occurred and, no condition exists with respect to any Company Plan, that has subjected, or would reasonably be expected to subject, the Company or any of its Subsidiaries to any Tax, fine, lien, penalty or other liability or obligation imposed by ERISA, the Code or any other applicable Law (including under Section 4980B, 4980D, 4980H, 6721 or 6722 of the Code). Each Company Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS, and to the Knowledge of the Company, there are no circumstances or any events that have occurred that could reasonably be expected to cause the loss of any such qualification status. There are no pending, or to the Knowledge of the Company, threatened claims (other than routine claims for benefits), actions, suits, proceedings, investigations, litigations, inquiries, or other disputes by, on behalf of, against, or relating to any Company Plan or any trust related thereto, except as would not, individually or in the aggregate, have a Material Adverse Effect, and no material audit, examination, investigation or other proceeding by a Governmental Authority is pending, or to the Knowledge of the Company, threatened with respect to any Company Plan.

(c) No Company Plan is, and neither the Company, nor any Commonly Controlled Entity maintains, sponsors or contributes to, or has in the past six years maintained, sponsored or contributed to, or otherwise has any current or contingent liability or obligation (including on account of any Commonly Controlled Entity) under or with respect to, any (i) pension plan that is or was subject to Title IV of ERISA or Section 412 of the Code, (ii) “multiple employer plan” (as defined in Section 210 of ERISA or Section 413(c) of the Code), (iii) “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (iv) “multiemployer plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA).
(d) No Company Plan provides, and neither the Company nor any of its Subsidiaries is obligated to provide, benefits or coverage in the nature of health, life or disability insurance following retirement, employment, ownership, or service other than benefits or coverage required to be provided under Part 6 of Title I of ERISA or Section 4980(B)(f) of the Code or any other applicable Law or the full cost of which is borne by the recipient.
(e) Neither the execution nor delivery of this Agreement, nor the consummation of the Merger Transactions, either alone or in combination with another event could, directly or indirectly, (i) entitle any current or former director, officer, employee or individual independent contractor of the Company or any of its Subsidiaries (or any dependent or beneficiary thereof) to any payment (whether in cash, property or the vesting of property) or benefit, (ii) accelerate the time of payment, funding or vesting, or increase the amount, of any compensation or benefit due to any such Person under any Company Plan or otherwise, (iii) cause the Company to transfer or set aside any assets to fund any compensation or benefit under any Company Plan or otherwise, (iv) limit or restrict the right to amend, terminate or transfer the assets of any Company Plan or (v) result in any payment or benefit that, individually or in combination with any other payment or benefit, could constitute an “excess parachute payment” within the meaning of Section 280G of the Code.
(f) Each Company Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code and applicable regulations) subject to Section 409A of the Code has been established, operated and administered in all material respects with Section 409A of the Code, and no amount under any such Company Plan is or has been, or is reasonably expected to be, subject to Tax under Section 409A of the Code.
(g) Neither the Company nor any of its Subsidiaries has any obligation (whether fixed or contingent) to gross-up, make-whole, indemnify or otherwise reimburse any Person with respect to any Tax, including under Section 409A or 4999 of the Code.
(h) Except as would not, individually or in the aggregate, have a Material Adverse Effect, there have been no nonexempt “prohibited transactions” as such term is defined in Section 406 of ERISA or Section 4975 of the Code or breaches of fiduciary duty (as determined under ERISA) with respect to any Company Plan.
SECTION 3.11. Labor Matters. (a) The Company and its Subsidiaries are neither party to, nor bound by, any Collective Bargaining Agreements, and no employees of the Company or its Subsidiaries are represented by any labor union, labor organization, works council, or other labor organization.
(b) There are no, and since January 1, 2021 there have been no, union organizing activities against or affecting the Company or any of its Subsidiaries. Since January 1, 2021, no labor union, works council, other labor organization, or group of employees of the Company or its Subsidiaries has made a written demand for recognition or certification to the Company or any of its Subsidiaries and, there are no representation or certification proceedings presently pending, or to the Knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. There are no, and since January 1, 2021 have been no, actual or, to the Knowledge of the Company, threatened, unfair labor practice charges, material labor grievances, labor arbitrations, strikes, lockouts, slowdowns, work stoppages, picketing, handbilling, or other material labor disputes against or affecting the Company or any of its Subsidiaries.
(c) Except as would not, individually or in the aggregate, have a Material Adverse Effect: the (i) Company and each of its Subsidiaries have fully and timely paid all wages, salaries, wage premiums, commissions, bonuses, severance and termination payments, fees and other compensation that have come due and payable to their current or former employees and independent contractors under applicable Law, Contract or Company policy; and (ii) each individual who is providing or since January 1, 2022 has provided services to the Company or any of its Subsidiaries and who is or was classified and treated as an (y) exempt employee, or (z) independent contractor, consultant, leased employee or other non-employee service provider, is and has been properly classified and treated as such for all applicable purposes.
(d) Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company and its Subsidiaries are, and since January 1, 2021 have been, in compliance with all applicable Laws relating to labor, employment, and employment practices, including all Laws respecting occupational safety and health standards, terms and conditions of employment, wages and hours (including the classification of exempt and non-exempt employees and independent contractors), equal employment opportunity, immigration (including the completion of Forms I-9s for all employees and the proper confirmation of employee visas), human rights, pay equity, workers’ compensation, harassment, discrimination, retaliation, disability rights or benefits, plant closures and layoffs (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar Laws (collectively, the “WARN Act”)), labor relations, employee leave issues, affirmative action, COVID-19, restrictive covenants, pay transparency, and unemployment insurance.
(e) The Company and each of its Subsidiaries have reasonably investigated all sexual harassment, discrimination, and retaliation claims or other similar allegations of which any of them is aware. With respect to each such material allegation with potential merit, the Company or its applicable Subsidiary has taken commercially reasonable corrective action that is reasonably calculated to prevent further improper conduct. Neither the Company nor any of its Subsidiaries reasonably expect any material liability with respect to any such allegations and are not aware of any allegations relating to its officers, directors or employees with a title of Vice President (or equivalent title) and above.
(f) To the Knowledge of the Company, no current or former officer of the Company or any of its Subsidiaries is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation owed to the Company or any of its Subsidiaries.
SECTION 3.12. Environmental Matters. Except as would not, individually or in the aggregate, have a Material Adverse Effect, (a) the Company and each of its Subsidiaries is, and has been since January 1, 2021, in compliance with all applicable Laws and Judgments relating to pollution, public or worker health or safety (as relates to exposure to hazardous or toxic substances) or the protection of the environment or natural resources (“Environmental Laws”), and the Company has not received any written notice since January 1, 2021 (or earlier to the extent unresolved) alleging that the Company or any of its Subsidiaries is in violation of or has any liability under any Environmental Law, (b) the Company and its Subsidiaries possess and are, and have been since January 1, 2021, in compliance with all Permits required under Environmental Laws for the operation of their respective businesses and occupancy of their respective facilities, (c) there is no Action under or pursuant to any Environmental Law that is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, (d) neither the Company nor any of its Subsidiaries is subject to any Judgment imposed by any Governmental Authority under which there are uncompleted, outstanding or unresolved obligations on the part of the Company or its Subsidiaries arising under Environmental Laws and (e) neither the Company nor any of its Subsidiaries has (i) treated, stored, disposed or arranged for the disposal of, transported, handled, released, exposed any Person to, or owned or operated any property or facility that is (or with respect to former properties or facilities, during their period of ownership or operation became) contaminated by, any hazardous or toxic substance or (ii) has contractually assumed or provided indemnity for any liability of any other Person relating to Environmental Laws, in each of cases (i) and (ii), that has resulted or would reasonably be expected to result in any Action against, or any cleanup or other remedial activities on the part of, the Company or any of its Subsidiaries under Environmental Law, including as a result of any release, spill or disposal of any hazardous or toxic substances at, in or under any real property owned or leased by the Company or any of its Subsidiaries. The Company and its Subsidiaries have made available to Parent all Phase I and Phase II environmental site assessment reports and, to the extent completed since January 1, 2021, all other written reports or documents identifying material violations or liabilities under Environmental Law, in each case, relating to their current or former properties, facilities or operations that are in their possession or under their reasonable control.
SECTION 3.13. Intellectual Property. (a) Section 3.13(a) of the Company Disclosure Letter lists, as of the date of this Agreement, all Registered Company Intellectual Property. The Company and its Subsidiaries own all of the material Owned Company Intellectual Property, free and clear of all Encumbrances (other than Permitted Encumbrances). All of the material Registered Company Intellectual Property is subsisting and, to the Knowledge of the Company, valid and enforceable.

(b) The Company or one of its Subsidiaries owns, is licensed or otherwise has the right to use all material Intellectual Property necessary to conduct the business of the Company and its Subsidiaries (taken as a whole) as conducted as of the date hereof.
(c) Section 3.13(c) of the Company Disclosure Letter lists, as of the date of this Agreement, each Contract: (i) pursuant to which any material Intellectual Property is licensed to the Company or any of its Subsidiaries or (ii) pursuant to which the Company or any of its Subsidiaries has granted to any Person a license in any material Owned Company Intellectual Property, in each case, excluding (A) licenses to off-the-shelf Software or other Software widely available on generally standard terms and conditions having annual aggregate fees of less than $500,000; (B) non-exclusive licenses granted to customers in the ordinary course of business; (C) Contracts under which a license to Intellectual Property is merely incidental to the transaction contemplated in such Contract; (D) confidentiality and non-disclosure agreements entered into in the ordinary course of business and on a standard form (or a substantially similar form) of the Company or any of its Subsidiaries; and (E) proprietary agreements with employees or contractors on a standard form (or a substantially similar form) of the Company or any of its Subsidiaries (collectively, “IP Contracts”).
(d) Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company and its Subsidiaries have made commercially reasonable efforts to protect and maintain the confidentiality of Trade Secrets included in the Owned Company Intellectual Property.
(e) Except as would not, individually or in the aggregate, have a Material Adverse Effect, all employees and consultants of the Company and its Subsidiaries who have developed within the scope of their employment or engagement any Intellectual Property for or on behalf of the Company or its Subsidiaries have (i) assigned, or have entered into appropriate agreements assigning, all of their right, title and interest in any such Intellectual Property to the Company or any of its Subsidiaries, or ownership of such Intellectual Property has automatically vested in the Company or its Subsidiaries as a matter of law and (ii) executed Contracts that provide for the non-disclosure by such employee or consultant of all Trade Secrets constituting Owned Company Intellectual Property. To the Knowledge of the Company, no Person has violated any Contract referenced in this Section 3.13(e).
(f) Except as would not, individually or in the aggregate, have a Material Adverse Effect, no Actions are pending or, to the Knowledge of the Company, threatened in writing by (as it related to (iii)) or against the Company or any of its Subsidiaries (i) challenging the ownership, validity or use by the Company or any of its Subsidiaries of any Owned Company Intellectual Property or (ii) alleging that the Company or any of its Subsidiaries are infringing, misappropriating or otherwise violating the Intellectual Property of any Person, or (iii) alleging the infringement, misappropriation or violation by any Person of any Owned Company Intellectual Property.
(g) Except as would not, individually or in the aggregate, have a Material Adverse Effect, since January 1, 2021 (i) no Person is or has been infringing, misappropriating or otherwise violating the rights of the Company or any of its Subsidiaries with respect to any Owned Company Intellectual Property and (ii) the operation of the business of the Company and its Subsidiaries has not violated, misappropriated or infringed the Intellectual Property of any other Person.
(h) Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) the Company and its Subsidiaries have complied with the requirements of the licenses for any Open Source Software incorporated into any Software included in the Owned Company Intellectual Property and (ii) neither the Company nor any of its Subsidiaries is required to provide any source code of Software included in the Owned Company Intellectual Property to any party pursuant to any of the licenses for Open Source Software or as a result of using any of the Open Source Software (other than the Open Source Software itself).
SECTION 3.14. Data Privacy and Technology; Information Security. (a) Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company and its Subsidiaries are in compliance with (i) applicable Laws regarding data privacy and Personal Information, including with respect to the collection, storage, processing, disclosure and use of Personal Information (collectively, “Privacy Laws”), (ii) all privacy and information security obligations to which they are bound under Contract and (iii) the Company’s and its Subsidiaries’ publicly posted external privacy policies regarding the Company’s and its Subsidiaries’ collection, storage, processing, disclosure and use of Personal Information ((i)-(iii), collectively, the “Data Security Requirements”). Except as would not, individually or in the aggregate, have a Material Adverse Effect, since January 1, 2021, the

Company and its Subsidiaries have not been involved in any Action or, to the Company’s Knowledge, been under any investigation by any Governmental Authority, in each case, regarding the Company’s collection, use, storage, processing or disclosure (whether electronically or in any other form or medium) of Personal Information in violation of Data Security Requirements.
(b) Except as would not, individually or in the aggregate, have a Material Adverse Effect, since January 1, 2021, neither the Company nor any of its Subsidiaries has experienced any breaches, outages or unauthorized uses of or accesses to the Company IT Assets or any breaches or unauthorized uses of or accesses to the Trade Secrets included in the Owned Company Intellectual Property or Personal Information within the possession or control of the Company or any of its Subsidiaries.
(c) Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company IT Assets operate and perform in all respects as required to permit the Company and its Subsidiaries to conduct the business of the Company and its Subsidiaries (taken as a whole) as conducted as of the date hereof. The Company and its Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards, consistent with accepted industry practices, designed to protect the Company IT Assets from unauthorized access and from any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other Software routines that permit or cause unauthorized access to, or unauthorized disruption, impairment, disablement or destruction of, Software or proprietary data (“Malicious Code”). Except as would not, individually or in the aggregate, have a Material Adverse Effect, to the Knowledge of the Company, the Company IT Assets and all Software included in the Owned Company Intellectual Property are free from Malicious Code.
(d) Except as would not, individually or in the aggregate, have a Material Adverse Effect, since January 1, 2021, the Company and each of its Subsidiaries have established and implemented programs, procedures, contracts and systems reasonably designed to comply in all material respects with HIPAA. Except as would not, individually or in the aggregate, have a Material Adverse Effect, since January 1, 2021, there has been no violation of HIPAA by the Company or its “workforce” (as defined under HIPAA) with respect to “protected health information” (as defined under HIPAA) in the possession or under the control of the Company and its Subsidiaries and no unauthorized access, use, acquisition or disclosure of any “protected health information” processed by or on behalf of the Company or its Subsidiaries. Except as would not, individually or in the aggregate, have a Material Adverse Effect, since January 1, 2021, the Company and each of its Subsidiaries have identified, documented and addressed security incidents (as defined by HIPAA) that are reasonably likely to impact in any material respect the security and/or integrity of “protected health information”. The Company and its Subsidiaries have performed security risk assessments in the frequency and manner required under HIPAA since January 1, 2021.
(e) To the Knowledge of the Company, since January 1, 2021, there have been no material complaints to or investigations by the United States Department of Health and Human Services Office for Civil Rights with respect to HIPAA compliance of the Company or its Subsidiaries.
SECTION 3.15. Property. (a) Neither the Company nor any of its Subsidiaries owns any real property, nor is it a party to any Contract or otherwise has any obligation to acquire any real property.
(b) Section 3.15(b) of the Company Disclosure Letter lists, as of the date of this Agreement, the address of each Leased Real Property and a true and complete description of the Company Lease with respect thereto (including the date and name of the parties to such Company Lease). The Company has made available to Parent a true and complete copy of each such Company Lease document. With respect to each Company Lease, except as would not be material to the business of the Company and its Subsidiaries, taken as a whole, (i) the Company or one of its Subsidiaries has a good, valid and enforceable leasehold, sub-leasehold or license interest (as lessee, sublessee or licensee) in each Leased Real Property, free and clear of all Encumbrances (other than Permitted Encumbrances), subject to the terms of the applicable Company Lease, and each Company Lease is in full force and effect, (ii) neither the Company nor any of its Subsidiaries has received written notice of any Actions in eminent domain, condemnation or other similar Actions that are pending, and, to the Knowledge of the Company, there are no such Actions threatened, in each case, affecting any portion of the Leased Real Property, (iii) no Leased Real Property is subject to any lease, license, sublease or use and occupancy agreement pursuant to which the Company has granted any third party the right to use or occupy all or any portion of any Leased Real Property, (iv) the Company’s or one of its Subsidiaries’ possession and quiet enjoyment of the Leased Real

Property under each such Company Lease has not been disturbed, and to the Knowledge of the Company, there are no material disputes with respect to such Company Lease, and (v) neither the Company, any Subsidiary nor, to the Knowledge of the Company, any other party to the Company Lease is in breach or default under such Company Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Company Lease.
(c) The Leased Real Property identified in Section 3.15(b) of the Company Disclosure Letter comprises all of the real property used in, or otherwise related to, the business of the Company and its Subsidiaries.
(d) To the Knowledge of the Company, except as would not, individually or in the aggregate, have a Material Adverse Effect, all buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the Leased Real Property, are in good condition and repair and sufficient for the operation of the business and no structural deficiencies or latent defects affecting the same exist.
SECTION 3.16. Contracts. (a) Section 3.16(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of each Material Contract. For purposes of this Agreement, “Material Contract” means any Contract (but excluding, except in the case of clause (x) of this Section 3.16(a), any Company Plan) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets is bound, whether executed on, prior to, or after the date hereof, that:
(i) is or would be required to be filed as an exhibit to the Company’s Annual Report on Form 10-K or is otherwise a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act);
(ii) is a joint venture, strategic alliance, partnership or other similar arrangement that is material to the business of the Company and its Subsidiaries, taken as a whole, other than with respect to any partnership that is wholly owned by the Company or any of its Subsidiaries;
(iii) provides for indebtedness for borrowed money of the Company or any of its Subsidiaries having an outstanding or committed amount in excess of $500,000, other than (A) indebtedness solely between or among any of the Company and its Subsidiaries or (B) letters of credit, bank guarantees, security or performance bonds or similar credit support instruments, overdraft facilities or cash management programs, in each case issued, made or entered into in the ordinary course of business, in each case, in amounts that do not exceed $250,000 individually or $500,000 in the aggregate;
(iv) relates to the acquisition or disposition of any business, equity interests, assets or properties (whether by merger, sale of stock, sale of assets or otherwise) for aggregate consideration under such Contract in excess of $500,000 (A) that was entered into after January 1, 2021 or (B) pursuant to which any earn-out, indemnification or deferred or contingent payment obligations remain outstanding that would reasonably be expected to involve payments by or to the Company or any of its Subsidiaries of more than $200,000 individually or $500,000 in the aggregate, after the date hereof, in each case under clauses (A) and (B), excluding (w) acquisitions or dispositions of inventory in the ordinary course of business, (x) acquisitions or dispositions in the ordinary course of business involving payments by or to the Company of less than $250,000 individually or $750,000 in the aggregate, (y) dispositions of assets or inventory that are obsolete, worn out, surplus or no longer used or useful in the conduct of business of the Company or its Subsidiaries or (z) repurchases by the Company of Company Common Stock;
(v) obligates the Company to make any capital expenditure in an amount in excess of $500,000 in any calendar year;
(vi) is an IP Contract;
(vii) contains provisions that (A) prohibit in a material respect the Company or any of its Subsidiaries or, after the Closing, Parent or any of its Affiliates, from competing in or conducting any line of business or grants a right of exclusivity to any Person that prevents the Company or any of its Subsidiaries from entering into any business or any geographic territory or (B) grant any rights of first refusal, rights of first negotiation, or “most favored nation” rights or similar requirements to any third party, in each case, other than Contracts that can be terminated (including such restrictive provisions) by the Company or any of its Subsidiaries on less than 90 calendar days’ notice without payment by the Company or any of its Subsidiaries of any penalty;
(viii) is a Collective Bargaining Agreement;
(ix) is a settlement, conciliation or similar agreement with any Governmental Authority or pursuant to which the Company or any of its Subsidiaries will have any material outstanding obligation after the date of this Agreement;
(x) is for the employment or engagement of any officer, director, employee, or individual independent contractor providing annual compensation in excess of $225,000;
(xi) relates to the settlement (or proposed settlement) of any pending or threatened Action, other than any settlement that provides solely for the payment of less than $300,000 in cash;
(xii) is with any current executive officer or director of the Company or any of the its Subsidiaries, any stockholder of the Company beneficially owning 5% or more of outstanding Company Common Stock or, to the Knowledge of the Company, any member of the “immediate family” (as such term is defined in Item 404 of Regulation S-K promulgated under the Securities Act) or any Affiliate of any of the foregoing;
(xiii) constitutes an interest rate, currency or commodity derivative or other Contract relating to hedging;
(xiv) is a Contract (other than a purchase order) with (A) any of the top 10 largest customers of the Company and its Subsidiaries, taken as a whole, based on the aggregate dollar value of sales made by the Company and its Subsidiaries to such customer for the twelve-month period ended December 31, 2022 (the “Top Customers”) or (B) the top 10 largest commercial vendors of the Company and its Subsidiaries, taken as a whole, based on the aggregate dollar value of purchases made by the Company and its Subsidiaries from such vendor for the 12 months ended December 31, 2022 (the “Top Vendors”);
(xv) is a wholesaler agreement or similar Contract that involves payments by or to the Company and its Subsidiaries in excess of $500,000; or
(xvi) except to the extent described in the preceding clauses of this Section 3.16(a), would reasonably be expected to involve payments by or to the Company or any of its Subsidiaries following the date hereof in excess of $1,000,000 in the aggregate during any 12-month period, other than Contracts that can be terminated by the Company or any of its Subsidiaries on less than 90 calendar days’ notice without payment by the Company or any of its Subsidiaries of any penalty.
(b) True and complete copies of each Material Contract (including each amendment thereto) in existence as of the date hereof have been made available to Parent. Except with respect to any Contract that has expired in accordance with its terms, been terminated, restated or replaced in accordance with this Agreement, (i) subject to the Bankruptcy and Equity Exception, each Material Contract is valid and binding on the Company and/or any of its Subsidiaries to the extent such Person is a party thereto, as applicable, and to the Knowledge of the Company, each other party thereto, and is in full force and effect, except where the failure to be valid, binding or in full force and effect would not, individually or in the aggregate, have a Material Adverse Effect, (ii) the Company and each of its Subsidiaries, and, to the Knowledge of the Company, any other party thereto, have performed all obligations required to be performed by it under each Material Contract, except where such nonperformance would not, individually or in the aggregate, have a Material Adverse Effect, (iii) neither the Company nor any of its Subsidiaries have received written notice of the existence of any breach or default on the part of the Company or any of its Subsidiaries under any Material Contract, except where such breach or default would not, individually or in the aggregate, have a Material Adverse Effect, (iv) there are no events or conditions which constitute or, after notice or lapse of time or both, will constitute a breach or default on the part of the Company or any of its Subsidiaries or, to the Knowledge of the Company, the counterparty under such Material Contract, except as would not, individually or in the aggregate, have a Material Adverse Effect; and (v) from January 1, 2021 to the date hereof, neither the Company nor any of its Subsidiaries have received any written or, to the Knowledge of the Company, other communication from any other party to any Material Contract that such party intends to (A) terminate such Material Contract or (B) seek to materially amend the terms and conditions of such Material Contract in a manner adverse to the Company.
SECTION 3.17. Insurance. Except as would not, individually or in the aggregate, have a Material Adverse Effect, (a) the Company and its Subsidiaries own or hold policies of insurance, or are self-insured, in amounts providing reasonably adequate coverage against all risks customarily insured against by companies in similar lines of business as the Company and its Subsidiaries, (b) all such insurance policies are in full force and effect except for any expiration thereof in accordance with the terms thereof, (c) no written notice of cancelation or modification has been received other than in connection with ordinary renewals, (d) there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured under such insurance policies and (e) all premiums due and payable thereon have been paid in full.
SECTION 3.18. Compliance with Healthcare Laws. (a) The Company and each of its Subsidiaries are, and have been since January 1, 2021, in compliance with all applicable Healthcare Laws and Third-Party Payor Program rules, except as would not, individually or in the aggregate, have a Material Adverse Effect. Except as would not, individually or in the aggregate, have a Material Adverse Effect, no Action has been filed, commenced or, to the Company’s Knowledge, threatened against the Company or its Subsidiaries alleging any failure to comply with any Healthcare Law and neither the Company nor any of its Subsidiaries has received written notice from any Governmental Authority relating to any actual or alleged violation of, default under, noncompliance with, or complaint to or investigation or inquiry or non-routine audit by any Governmental Authority with respect to, any Healthcare Laws. Except as would not, individually or in the aggregate, have a Material Adverse Effect, neither the Company nor any of its Subsidiaries has received written notice from any Governmental Authority of, and to the Company’s Knowledge there are no, pending, active or threatened Actions, complaints, investigations, audits or inquiries pertaining to the Company or any of its Subsidiaries with respect to any Healthcare Laws prohibiting, governing, regulating or relating to fee-splitting, self-referrals or payment or receipt of kickbacks in return for or to induce referrals.
(b) Except as would not, individually or in the aggregate, have a Material Adverse Effect, since January 1, 2021, the Company and its Subsidiaries have not billed or received, or caused a customer pharmacy to bill or receive, any payment or reimbursement from a Third-Party Payor Program in excess of amounts allowed by Law, other than as adjusted in the ordinary course of business or in connection with any routine audit or post-payment review by such that is resolved in compliance with applicable Healthcare Laws or Third-Party Payor Program.
(c) Except as would not, individually or in the aggregate, have a Material Adverse Effect, since January 1, 2021, none of the Company, its Subsidiaries, any of its or their respective officers, directors or employees or, to the Knowledge of the Company, any of its or their respective contractors, agents or other representatives: (i) has been convicted of, charged with or entered into any settlement agreement with any Governmental Authority to avoid conviction of, any violation of any Healthcare Laws; (ii) has been excluded, suspended, debarred or proposed for debarment from participation, has received a written notice of their exclusion, suspension or debarment from participation, has been threatened in writing with exclusion, suspension or debarment from participation or is otherwise ineligible to participate in Third-Party Payor Programs; or (iii) has been convicted of, or entered into any settlement agreement with any Governmental Authority to avoid conviction of, any criminal offense relating to the delivery of any item or service under a Third-Party Payor Program or had a civil monetary penalty assessed against them under Section 1128A of the Social Security Act or any regulations promulgated thereunder, in the case of each of clauses (i) through (iii), related to the Company’s and its Subsidiaries’ businesses.
(d) The Company and/or its Subsidiaries (as applicable) (i) meet the requirements for participation in the provision of services to, and the receipt of payment from, the respective Third-Party Payor Programs in which they participate and (ii) are party to one or more valid agreements with Third-Party Payor Programs authorizing such participation and are in material compliance with the terms of such agreements. Neither the Company nor any of its Subsidiaries has, for itself or for any third party, submitted or caused to be submitted to a Governmental Authority a knowingly false or knowingly fraudulent claim for payment.
(e) None of the Company, its Subsidiaries, any of its or their respective officers, directors, or employees or, to the Knowledge of the Company, any of its or their respective contractors, agents or other representatives is, and none has been since January 1, 2021, a party to, or bound by, any order, individual integrity agreement, corporate integrity agreement, or other formal or informal agreement with any Governmental Authority concerning alleged noncompliance with Healthcare Laws.
(f) The Company has adopted and implemented compliance policies that are designed to address the requirements of Healthcare Laws and have been structured in light of the guidance promulgated by the U.S. Department of Health and Human Services, Office of Inspector General on what constitutes an effective compliance program.
SECTION 3.19. No Shareholder Rights Agreement; Anti-Takeover Provisions. (a) As of the date hereof, the Company is not party to a stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan.
(b) Assuming the accuracy of the representations and warranties set forth in Section 4.12 [Ownership of Equity of the Company], as a result of the approval by the Board of Directors of the Company referred to in Section 3.03(b), no “business combination,” “control share acquisition,” “fair price,” “moratorium” or other anti-takeover Law (each, a “Takeover Law”) applies or will apply to the Company pursuant to this Agreement or the Merger Transactions.
SECTION 3.20. Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of Goldman Sachs & Co. LLC (“Goldman Sachs”), to the effect that, as of the date of such opinion and subject to the limitations, qualifications and assumptions set forth therein, the Merger Consideration to be paid to the holders (other than Parent and its Affiliates) of shares of Company Common Stock is fair from a financial point of view to such holders of shares of Company Common Stock. It is agreed and understood that such opinion is for the benefit of the Board of Directors of the Company and may not be relied on by Parent or Merger Sub.
SECTION 3.21. Brokers and Other Advisors. Except for Goldman Sachs, the fees and expenses of which are accurately set forth on Section 3.21 of the Company Disclosure Letter and will be paid by the Company at or prior to Closing, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Merger Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.
SECTION 3.22. Top Customers and Vendors. (a) Section 3.22(a) of the Company Disclosure Letter sets forth the names of the Top Customers. Since the Balance Sheet Date, no Top Customer has ceased, or has given written, or, to the Knowledge of the Company, oral notice to the Company that it intends to cease, to use, or change in any material respect the terms or conditions under which it uses, the services and products of the Company and its Subsidiaries, or has substantially reduced or has given written, or, to the Knowledge of the Company, oral notice to the Company that it intends to substantially reduce the use of such services or products. The Company and its Subsidiaries are not, and since the Balance Sheet Date have not been, involved in any material Action or other material disagreement with any Top Customer.
(b) Section 3.22(b) of the Company Disclosure Letter sets forth the names of the Top Vendors. Since the Balance Sheet Date, no Top Vendor has ceased, or has given written, or, to the Knowledge of the Company, oral notice to the Company that it intends to cease, to provide, or change in any material respect the terms or conditions under which it provides, services or products to the Company and its Subsidiaries, or has substantially reduced or has given written, or, to the Knowledge of the Company, oral notice to the Company that it intends to substantially reduce the provision of such services or products. The Company and its Subsidiaries are not, and since the Balance Sheet Date have not been, involved in any material Action or other material disagreement with any Top Vendor.
SECTION 3.23. No Other Representations or Warranties. Except for the representations and warranties made by the Company in this Article III or in any certificate delivered by the Company pursuant to this Agreement or by any other Person in the Support Agreement, Parent and Merger Sub acknowledge that neither the Company nor any of its Subsidiaries, nor any other Person, have made or are making, and each of Parent, Merger Sub and their Affiliates and respective Representatives have not relied on and are not relying on, any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, or any estimates, projections, forecasts and other forward-looking information or business and strategic plan information regarding the Company and its Subsidiaries, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their Affiliates or respective Representatives of any documentation, forecasts or other information (in any form or through any medium) with respect to any one or more of the foregoing or any oral, written, video, electronic or other information developed by Parent, Merger Sub or any of their Affiliates or respective Representatives. In particular, and without limiting the generality of the foregoing, neither the Company nor any other Person makes or has made any express or implied representation or warranty to Parent or Merger Sub any of their Affiliates or respective Representatives with respect to (x) any financial projection, forecast, estimate, budget or prospect information relating to the Company, any of its Subsidiaries or their respective businesses or (y) except for the representations and warranties made by the Company in this Article III and any certificate delivered by the Company pursuant to this Agreement, any oral, written, video, electronic or other information presented to Parent or Merger Sub or any of their Affiliates or respective Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or the course of the Transactions.
ARTICLE IV

Representations and Warranties of Parent and Merger Sub
Parent and Merger Sub jointly and severally represent and warrant to the Company:
SECTION 4.01. Organization; Standing. Parent is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and Merger Sub is a corporation duly incorporated, validly existing under the laws of the State of Delaware and is in good standing with the Secretary of State of Delaware. Each of Parent and Merger Sub has all requisite power and authority necessary to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Parent has made available to the Company complete and correct copies of Parent’s and Merger Sub’s certificates of incorporation, bylaws or comparable governing documents, as applicable, each as amended to the date of this Agreement.
SECTION 4.02. Authority; Noncontravention. (a) Each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The sole member of Parent has adopted resolutions approving the execution, delivery and performance by Parent of this Agreement and the consummation of the Transactions, which resolutions have not been subsequently rescinded, modified or withdrawn. The Board of Directors of Merger Sub has unanimously adopted resolutions (i) authorizing and approving the execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the Transactions, (ii) declaring that this Agreement and the Transactions, on substantially the terms and conditions set forth in this Agreement, are advisable, fair to and in the best interests of Merger Sub and its stockholder, (iii) directing that this Agreement be submitted for consideration at a meeting or by unanimous written consent of Merger Sub’s stockholder and (iv) recommending that Merger Sub’s stockholder approve this Agreement, which resolutions have not been subsequently rescinded, modified or withdrawn. No vote of holders of membership interests of Parent is necessary to approve this Agreement or the consummation by Parent and Merger Sub of the Merger and the other Transactions. Parent, as the sole stockholder of Merger Sub, is approving this Agreement and the Transactions (which approval shall be provided for by the written consent of Parent) simultaneously with the execution and delivery of this Agreement. Except as expressly set forth in this Section 4.02(a), no other limited liability company action (including any stockholder vote or other action) on the part of Parent or Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception. No Takeover Laws apply or will apply to Parent or Merger Sub pursuant to this Agreement or the Transactions.
(b) Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Parent or Merger Sub of the Transactions, nor performance or compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the certificate of incorporation, bylaws or other comparable charter or organizational documents of Parent or Merger Sub or (ii) assuming that the consents, approvals, filings, licenses, permits, authorizations, declarations, notifications and registrations referred to in Section 4.03 are obtained prior to the Effective Time and the filings referred to in Section 4.03 are made and any waiting periods with respect to such filings have terminated or expired prior to the Effective Time, (x) violate any Law or Judgment applicable to Parent, Merger Sub or any of their respective Subsidiaries or (y) violate or constitute a default under (with or without notice or lapse of time or both) any of the terms, conditions or provisions of any Contract to which Parent, Merger Sub or any of their respective Subsidiaries are a party or accelerate Parent’s, Merger Sub’s or any of their respective Subsidiaries’, if applicable, obligations under any such Contract, except, in the case of clause (ii), as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
SECTION 4.03. Governmental Approvals. Except for (i) compliance with the applicable requirements of the Exchange Act, including the filing with the SEC of the Proxy Statement, (ii) compliance with the rules and regulations of NASDAQ, (iii) the filing and acceptance for record of the Certificate of Merger with the Secretary of State of Delaware pursuant to the DGCL, (iv) filings required under, and compliance with other applicable requirements of the HSR Act or any other Antitrust Laws, (v) the consents, approvals, authorizations, filings, registrations or notifications set forth in Section 3.04 of the Company Disclosure Letter and (vi) compliance with any applicable state securities or blue sky laws, no consent, approval, license, permit or authorization of, or filing, declaration, notification or registration with, any Governmental Authority is necessary for the execution and delivery of this Agreement by Parent and Merger Sub, the performance by Parent and Merger Sub of its obligations hereunder and the consummation by Parent and Merger Sub of the Transactions, other than such other consents, approvals, licenses, permits, authorizations, filings, declarations, notifications or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
SECTION 4.04. Ownership and Operations of Merger Sub. Parent owns beneficially and of record all of the outstanding shares of Merger Sub, free and clear of all Encumbrances (other than Encumbrances of general applicability as may be provided under the Securities Act or other applicable securities Laws). Merger Sub was formed solely for the purpose of engaging in the Transactions, has no liabilities or obligations of any nature other than those incident to its formation and pursuant to the Transactions, and prior to the Effective Time, will not have engaged in any other business activities other than those relating to the Transactions.
SECTION 4.05. Financing. (a) As of the date hereof, Parent has delivered to the Company true, complete and correct copies of (i) the Debt Commitment Letter and (ii) the Equity Commitment Letter.
(b) As of the date hereof, Parent has also delivered to the Company true, complete and correct copies of each fee letter executed by Parent or any of its Affiliates in connection with the Debt Financing (collectively, the “Fee Letters”), subject, in the case of each such Fee Letter, to redaction solely of fee amounts and other commercially sensitive terms, none of which redactions covers terms that would reasonably be expected to (i) reduce the amount of the Debt Financing below the amount required to satisfy the Financing Uses (after taking into consideration the amount of the Equity Financing (including all increases thereto) and available cash of the Company and its Subsidiaries), (ii) impose any new condition precedent to the initial funding of the Debt Financing or otherwise expand any existing conditions precedent to the initial funding of the Debt Financing set forth in the Debt Commitment Letter or (iii) adversely affect the enforceability, availability or termination of the Debt Financing.
(c) As of the date of this Agreement, (i) none of the Commitment Letters in the form delivered to the Company have been amended, supplemented or modified, (ii) no such amendment, supplement or modification is contemplated by Parent or, to the Knowledge of Parent, by the other parties thereto (other than to add Debt Financing Sources or other lenders, lead arrangers, bookrunners, syndication agents or other entities who had not executed the Debt Commitment Letter as of the date of this Agreement), and (iii) the respective commitments contained in the Commitment Letters have not been withdrawn, terminated or rescinded in any respect and, to the Knowledge of Parent, no such withdrawal, termination or rescission is contemplated. As of the date hereof and except for the Commitment Letters and the Fee Letters, there are no side letters or other Contracts to which Parent or any of its Affiliates is party related to the funding or investing, as applicable, of the Financing or the transactions contemplated hereby that would reasonably be expected to (i) reduce the amount of the Debt Financing below the amount required to satisfy the Financing Uses (after taking into consideration the amount of the Equity Financing (including all increases thereto) and available cash of the

Company and its Subsidiaries), (ii) impose any new condition precedent to the initial funding of the Debt Financing or otherwise expand any existing conditions precedent to the initial funding of the Debt Financing set forth in the Debt Commitment Letter or (iii) adversely affect the enforceability, availability or termination of the Debt Financing.
(d) As of the date of this Agreement, Parent has fully paid any and all commitment fees or other fees in connection with the Commitment Letters that are payable on or prior to the date hereof pursuant to the terms of the Commitment Letters or the Fee Letters.
(e) As of the date hereof, the Commitment Letters are in full force and effect and are the legal, valid, binding and enforceable obligations of Parent and Merger Sub, as the case may be, and, to the Knowledge of Parent, each of the other parties party thereto, except, in each case, as such enforceability may be limited by the Bankruptcy and Equity Exception. As of the date hereof, assuming satisfaction of the conditions to Parent’s and Merger Sub’s obligations to consummate the Merger, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to (i) constitute a default or breach on the part of Parent, Merger Sub or, to the Knowledge of Parent, any other party thereto under any of the Commitment Letters, (ii) constitute a failure to satisfy a condition on the part of Parent, Merger Sub or any other party thereto under any of the Commitment Letters or (iii) result in any portion of the amounts to be funded or invested in accordance with the Commitment Letters being unavailable on the Closing Date.
(f) As of the date hereof, assuming satisfaction of the conditions to Parent’s and Merger Sub’s obligations to consummate the Merger, Parent has no reason to believe that it will be unable to satisfy on a timely basis any conditions precedent to the initial funding of the Debt Financing set forth in the Debt Commitment Letter to be satisfied by and within the control of Parent or Merger Sub, or that the Financing will not be made available to Parent on the Closing Date in the amount required to satisfy the Financing Uses (after taking into consideration the amount of available cash of the Company and its Subsidiaries). As of the date hereof, assuming satisfaction of the conditions to Parent’s and Merger Sub’s obligations to consummate the Merger and assuming the Financing is funded and/or invested in accordance with the Commitment Letters, as applicable, and along with the available cash of the Company and its Subsidiaries, Parent and Merger Sub will have on the Closing Date funds sufficient to (i) pay the aggregate Merger Consideration and the other payments contemplated by Article II, in each case, to the extent required to be paid by Parent or Merger Sub in cash at Closing, (ii) pay any and all fees and expenses required to be paid by Parent or Merger Sub in cash at Closing in connection with the Merger and the Financing and (iii) prepay or repay any outstanding indebtedness of the Company or its Subsidiaries required by this Agreement to be prepaid or repaid by Parent or Merger Sub in cash at Closing (the payments described in clauses (i) through (iii), the “Financing Uses”).
(g) Subject to Section 8.08, in no event shall the receipt or availability of any funds or financing by or to Parent or any of its Affiliates or any other financing transaction be a condition to any of the obligations of Parent or Merger Sub hereunder.
SECTION 4.06. Guarantee. Concurrently with the execution of this Agreement, Parent has delivered to the Company the duly executed guarantee of each Guarantor, dated as of the date of this Agreement, in favor of the Company in respect of Parent’s obligation to pay the Parent Termination Fee in accordance with the terms of this Agreement, subject to the terms thereof (the “Guarantee”). The Guarantee is (a) assuming due execution and delivery of this Agreement by the parties hereto, a legal, valid and binding obligation of each Guarantor, (b) enforceable against each Guarantor in accordance with its terms, except as such enforceability may be limited by the Bankruptcy and Equity Exception and (c) in full force and effect. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of any Guarantor under the Guarantee.
SECTION 4.07. Solvency. Neither Parent nor Merger Sub is entering into this Agreement (and each Guarantor is not entering into the Guarantee) with the actual intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries. Assuming the satisfaction or waiver of the conditions to Parent’s obligation to consummate the Merger, the accuracy of the representations and warranties of the Company set forth in Article III hereof (without giving effect to any “knowledge”, “materiality”, “Material Adverse Effect” or similar qualifications or exceptions), the performance in all material respects by the Company of its obligations hereunder, the consummation of the Financing on the terms set forth in the Commitment Letters as in effect on the date hereof, and after giving effect to the Transactions and the payment of the aggregate Merger Consideration, any other repayment or refinancing of debt contemplated in this Agreement or the Commitment Letters, payment of all amounts required to be paid in connection with the consummation of the Transactions (including all amounts payable in respect of Equity-Based Awards, Convertible Notes Warrants and 2026 Convertible Notes under this Agreement), and payment of all related fees and expenses, each of (x) Parent and (y) the Surviving Corporation and its Subsidiaries, on a consolidated basis, will be Solvent as of the Effective Time and immediately after the consummation of the Transactions. For the purposes of this Agreement, the term “Solvent”, when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person and its Subsidiaries, taken as a whole, will, as of such date, exceed the sum of (i) the value of all “liabilities of such Person and its Subsidiaries, taken as a whole, including contingent and other liabilities”, as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person and its Subsidiaries, taken as a whole, as of such date, on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (b) such Person and its Subsidiaries, taken as a whole, will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which they are engaged or proposed to be engaged following such date and (c) such Person and its Subsidiaries, taken as a whole, will be able to pay their liabilities as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities as they mature” mean that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.
SECTION 4.08. Certain Arrangements. As of the date of this Agreement, there are no Contracts or other arrangements or understandings (whether oral or written and whether or not legally binding) or commitments to enter into Contracts or other arrangements or understandings (whether oral or written and whether or not legally binding) between Parent, Merger Sub, the Guarantors or any of their Affiliates, on the one hand, and any member of the Company’s management or Board of Directors or any beneficial owner of shares of Company Common Stock, on the other hand, that relate in any way to the Company or any of its businesses or Subsidiaries (including those businesses and Subsidiaries following the Closing) or the Transactions (including as to continuing employment or equity roll-over).
SECTION 4.09. Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of Parent, Merger Sub or any of their respective Subsidiaries, except for Persons, if any, whose fees and expenses will be paid by Parent.
SECTION 4.10. Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement (including any amendments or supplements thereto) will, at the time the Proxy Statement (or any amendment or supplement thereto) is first sent or given to the stockholders of the Company or at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company or any Affiliates thereof for inclusion or incorporation by reference in the Proxy Statement.
SECTION 4.11. Legal Proceedings. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, as of the date of this Agreement, there is no (a) pending or, to the Knowledge of Parent and Merger Sub, threatened Action against Parent, Merger Sub or any of their respective Affiliates or (b) Judgment imposed upon or affecting Parent, Merger Sub or any of their respective Affiliates, in each case, by or before any Governmental Authority.
SECTION 4.12. Ownership of Equity of the Company. Neither Parent nor Merger Sub nor any of their Affiliates own any shares of Company Common Stock or are or have been an “interested stockholder” (as defined in Section 203 of the DGCL) of the Company during the three years prior to the date hereof.
SECTION 4.13. No Other Company Representations or Warranties. Parent and Merger Sub each acknowledge that it and its Representatives have received access to such books and records, facilities, equipment, Contracts and other assets of the Company which it and its Representatives have desired or requested to review, and that it and its

Representatives have had opportunity to meet with the management of the Company and to discuss the business and assets of the Company. Except for the representations and warranties made by the Company in Article III or in any certificate delivered by the Company pursuant to this Agreement and by any other Person in the Support Agreement, Parent and Merger Sub acknowledge that neither the Company nor any of its Subsidiaries, nor any other Person, have made or are making, and each of Parent, Merger Sub and their Affiliates and respective Representatives have not relied on and are not relying on, any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, or any estimates, projections, forecasts and other forward-looking information or business and strategic plan information regarding the Company and its Subsidiaries, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their Affiliates or respective Representatives of any documentation, forecasts or other information (in any form or through any medium) with respect to any one or more of the foregoing or any oral, written, video, electronic or other information developed by Parent, Merger Sub or any of their Affiliates or respective Representatives. Parent and Merger Sub hereby acknowledge (each for itself and on behalf of its Affiliates and Representatives) that they have conducted their own independent investigation of the business, operations, assets and financial condition of the Company and its Subsidiaries and, in making their determination to proceed with the Transactions, each of Parent, Merger Sub and their Affiliates and respective Representatives have relied on the results of their own independent investigation. Notwithstanding the foregoing, nothing in this Section 4.13 shall affect, modify or otherwise limit any Action for Fraud.
SECTION 4.14. Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by Parent and Merger Sub and their Affiliates and respective Representatives, the negotiations of this Agreement or the course of the Transactions, Parent, Merger Sub and their Affiliates and respective Representatives have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business and strategic plan information, regarding the Company and its Subsidiaries and their respective businesses and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business and strategic plans, with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and that except in each case (x) for the representations and warranties expressly set forth in Article III or in any certificate delivered by the Company pursuant to this Agreement or in the Support Agreement, (y) as expressly contemplated herein or (z) in the event of Fraud, Parent, Merger Sub, their Affiliates and respective Representatives will have no claim against the Company or any of its Subsidiaries, or any of their respective Representatives, with respect thereto or, except for the representations and warranties expressly set forth in Article III or in any certificate delivered by the Company pursuant to this Agreement or the Support Agreement, any rights hereunder with respect thereto.
ARTICLE V

Additional Covenants and Agreements
SECTION 5.01. Conduct of Business. (a) Except as required by applicable Law, Judgment or a Governmental Authority, as expressly permitted or required by this Agreement or as set forth in Section 5.01 of the Company Disclosure Letter, during the period from the date of this Agreement until the Effective Time (or such earlier date on which this Agreement is terminated pursuant to Section 7.01), unless Parent otherwise consents in writing (such consent not to be unreasonably withheld, delayed or conditioned), the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to (i) carry on its and their respective businesses in all material respects in the ordinary course, (ii) to preserve its and each of its Subsidiaries’ current business organizations and goodwill substantially intact, and (iii) retain the services of its and their respective officers and key employees; provided that no action by the Company or any of its Subsidiaries with respect to matters specifically addressed by Section 5.01(b) shall be deemed to be a breach of this Section 5.01(a) unless such action would constitute a breach of Section 5.01(b).
(b) Without limiting the generality of Section 5.01(a), except as required by applicable Law, Judgment or a Governmental Authority, as expressly permitted or required by this Agreement or as set forth in Section 5.01 of the Company Disclosure Letter, during the period from the date of this Agreement until the Effective Time

(or such earlier date on which this Agreement is terminated pursuant to Section 7.01), unless Parent otherwise consents in writing (such consent not to be unreasonably withheld, delayed or conditioned; provided, that any consent with respect to Section 5.01(b)(i), (ii), (iii), (iv), (v), (vi), (vii), (viii), (xi), (xvi) or (xxiii) (to the extent related to any of the foregoing) shall be at Parent’s sole discretion), the Company shall not, and shall not permit any of its Subsidiaries to:
(i) issue or sell any shares of its capital stock or other equity or voting interests, or any securities convertible into, or exchangeable or exercisable for, any shares of its capital stock or other equity, equity-based or voting interests (including any rights, warrants, puts, calls or options to purchase any shares of its capital stock or other equity, equity-based or voting interests); provided that the Company may issue shares of Company Common Stock or other securities (A) as required pursuant to the Company ESPP in accordance with its terms as in effect on the date hereof and subject to the terms of this Agreement (including as limited by Section 2.05), (B) as required pursuant to Equity-Based Awards outstanding as of the date of this Agreement in accordance with the terms of such Equity-Based Awards and the applicable Equity Plans and award agreements as in effect on the date of this Agreement or pursuant to Equity-Based Awards that are granted pursuant to an Equity Plan after the date of this Agreement to the extent expressly permitted by this Agreement, in accordance with the terms of such Equity-Based Awards and applicable Equity Plans, (C) in connection with any conversion of 2026 Convertible Notes pursuant to the 2026 Convertible Notes Indenture and in accordance with Section 5.15 or (D) in connection with the issuance of Company Common Stock upon the exercise of the Convertible Notes Warrants pursuant to their terms;
(ii) other than transactions solely between and among the Company and its Subsidiaries, redeem, purchase or otherwise acquire any shares of the Company’s capital stock or other equity, equity-based or voting securities or interests, or any securities convertible into, or exchangeable or exercisable for, any shares of the Company’s capital stock or other equity, equity-based or voting securities or interests (including any rights, warrants, puts, calls or options to purchase any shares of the Company’s capital stock or other equity, equity-based or voting securities or interests) (other than pursuant to (A) the forfeiture of, withholding of Taxes with respect to or the net settlement or cashless exercise of Equity-Based Awards outstanding as of the date of this Agreement in accordance with the terms of such Equity-Based Awards and the applicable Equity Plans and award agreements as in effect on the date of this Agreement or Equity-Based Awards that are granted pursuant to an Equity Plan after the date of this Agreement, to the extent expressly permitted by this Agreement, in accordance with the terms of such Equity-Based Awards and applicable Equity Plans, or (B) the settlement of the Convertible Notes Hedge Options after the date hereof);
(iii) other than transactions between and among the Company and its Subsidiaries, establish a record date for, approve, declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock or other equity, equity-based or voting securities or interests (whether in cash, securities or otherwise);
(iv) split, combine, subdivide or reclassify any shares of its capital stock or other equity, equity-based or voting interests, except for any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary after consummation of such transaction;
(v) incur or assume any indebtedness for borrowed money, any obligation under any capital lease, any obligation secured by an Encumbrance on the property of the Company or any of its Subsidiaries, any obligation with respect to reimbursement obligations for letters of credit or similar instruments (whether or not drawn) or in respect of any other amount properly characterized as indebtedness in accordance with GAAP, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any such indebtedness or debt securities of another Person or enter into any “keep well” or other agreement to maintain any financial statement condition of another Person (collectively, “Indebtedness”), except for (A) intercompany Indebtedness among the Company and its Subsidiaries, (B) Indebtedness incurred under existing credit facilities, lines of credit or other existing arrangements (including in respect of letters of credit) in an aggregate principal amount not to exceed $100,000, and (C) additional Indebtedness incurred after the date of this Agreement in an aggregate principal amount not to exceed $100,000;
(vi) enter into any swap or hedging transaction or other derivative agreements;

(vii) make any loans, capital contributions or advances to any Person other than (A) to the Company or any Subsidiary of the Company or (B) pursuant to an acquisition permitted under Section 5.01(b)(xi);
(viii) sell, transfer, assign, dispose of, license or lease to any Person or subject to an Encumbrance (other than a Permitted Encumbrance), in a single transaction or series of related transactions, any of its material properties or assets (excluding Owned Company Intellectual Property, which is subject to Section 5.01(b)(ix) below), except (A) transfers, sales or leases between and among the Company and its Subsidiaries, (B) dispositions of assets in the ordinary course of business that are obsolete, worn out, surplus or no longer used or useful in the conduct of the business of the Company or any of its Subsidiaries or (C) sales or leases of properties or assets in the ordinary course of business for consideration not to exceed $100,000 individually or $250,000 in the aggregate;
(ix) transfer, sell, lease, license, subject to an Encumbrance (other than a Permitted Encumbrance), cancel, abandon or allow to lapse or expire any material Owned Company Intellectual Property, except for (A) non-exclusive licenses granted to customers in the ordinary course of business and (B) expirations by law or the passage of time in the ordinary course of business;
(x) grant any Encumbrance (other than a Permitted Encumbrance) on any of its assets having a value excess of $250,000 (excluding Owned Company Intellectual Property) other than (A) to secure Indebtedness and other obligations permitted under Section 5.01(b)(v) or (B) to the Company or to a wholly owned Subsidiary of the Company;
(xi) make any acquisition (including by merger) of the capital stock or assets of any other Person or business, or division thereof, if the aggregate amount of consideration paid by the Company and its Subsidiaries in connection with all such transactions would exceed $250,000;
(xii) except as required (A) pursuant to the existing terms of any existing Company Plan as in effect on the date of this Agreement or adopted, established, entered into or amended after the date of this Agreement in a manner expressly permitted by this Agreement or (B) under applicable Law, (1) increase or decrease the compensation or benefits (including, for the avoidance of doubt, severance, retention or termination pay) payable or provided (or to become payable or provided) to any current or former officer, employee, director or other individual or independent contractor of the Company or any of its Subsidiaries (other than increases to base salaries or wage rates (and corresponding annual cash incentive bonus opportunities), as applicable, of employees with annualized base compensation not exceeding (both before and after any such increase) $150,000, adopted in the ordinary course of business consistent with past practice and subject to the limitations set forth in Section 5.01(b)(xii)(1) of the Company Disclosure Letter), (2) announce or grant any equity or equity-based incentive award to any current or former officer, employee, director or other individual independent contractor of the Company or any of its Subsidiaries, (3) establish, adopt, enter into, amend, modify or terminate any Company Plan (or any arrangement that would be a Company Plan if in existence on the date hereof), other than actions taken in the ordinary course of business consistent with past practice that would not increase the benefits provided thereunder or the cost thereof to the Company or any of its Subsidiaries by more than 3.00%, or (4) take any action to accelerate any rights or the payment, vesting or funding of any compensation or benefit;
(xiii) make any changes in financial accounting methods, principles or practices materially affecting the consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, except insofar as may be required (A) by GAAP (or any interpretation thereof), (B) by any applicable Law, including Regulation S-X under the Securities Act or (C) by any Governmental Authority or quasi-governmental authority (including the Financial Accounting Standards Board or any similar organization);
(xiv) make, change or revoke any material Tax election, adopt or change any Tax accounting method or change any Tax accounting period, settle, contest or compromise any material Tax claim or assessment, consent to any extension or waiver of any limitation period with respect to any material Tax claim or assessment, file an amended Tax Return that could materially increase the Taxes payable by the Company or its Subsidiaries, enter into a closing agreement with any Governmental Authority regarding any material Tax, or surrender a right to a material Tax refund;
(xv) amend the Company Charter Documents or the comparable organizational documents of any Subsidiary of the Company;

(xvi) settle any pending or threatened Action against the Company or any of its Subsidiaries (or any of their respective officers, directors or employees, in their capacity as officers, directors or employees of the Company), other than settlements of any pending or threatened Action which do not involve (A) payments in excess of $100,000, (B) any ongoing restrictions on the business activities of the Company or any of its Subsidiaries or on any of their respective assets, properties or rights or (C) an admission of guilt, fault or liability;
(xvii) hire, engage or terminate (other than for cause or due to death or disability) the employment or service of or furlough or temporarily layoff any employees or individual independent contractors whose total annual compensation exceeds $225,000;
(xviii) (A) modify, extend, amend, terminate, negotiate or enter into any Collective Bargaining Agreement or (B) recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of the Company or its Subsidiaries, in each case, except as required by Law;
(xix) waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, confidentiality or similar restrictive covenant obligation of any current or former employee or independent contractor;
(xx) implement or announce any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions that could trigger any liability or notice requirement under the WARN Act;
(xxi) make or authorize any capital expenditures that are not included on the budget set forth on Section 5.01(b)(xxi) of the Company Disclosure Letter, other than capital expenditures of less than $250,000 individually or $500,000 in the aggregate;
(xxii) (A) enter into any Contract that would be a Material Contract of the type set forth in clauses (ii), (iii), (iv), (vii), (x), (xii), (xiv) or (xv) of Section 3.16(a) if in existence on the date hereof or (B) amend or terminate (excluding terminations upon expiration of the term thereof in accordance with the terms thereof) any Material Contract, in each case, in a manner that would be material and adverse to the Company and its Subsidiaries, taken as a whole; provided, that nothing in this Section 5.01(b)(xxii) shall be construed to restrict any action that is specifically the subject of and explicitly permitted by any other clause of this Section 5.01(b); or
(xxiii) commit, resolve or agree, in writing or otherwise, to take any of the foregoing actions.
(c) Notwithstanding anything to the contrary set forth in Section 5.01(a) or Section 5.01(b)(xvii), (xviii) or (xx), the Company and its Subsidiaries may take such actions as the Company reasonably determines in good faith to be necessary in connection with COVID-19 or COVID-19 Measures; provided, that, to the extent reasonably practicable, the Company shall consult with Parent prior to taking any such action.
(d) Except as expressly contemplated or required by this Agreement or as required by applicable Law, Judgment or a Governmental Authority, during the period from the date of this Agreement to the Effective Time (or such earlier date on which this Agreement is terminated pursuant to Section 7.01), neither Parent nor Merger Sub shall, without the prior written consent of the Company, (i) take any action, or fail to take any action, in either case, that would reasonably be expected to result in any of the conditions to the Merger set forth in Article VI to not be satisfied, (ii) take any action, or fail to take any action, in either case the result of which would reasonably be expected to materially impair or materially delay the consummation of the Transactions or (iii) authorize any of, or commit or agree, in writing or otherwise, to take any of the foregoing actions.
(e) Nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the other terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ businesses.
SECTION 5.02. Solicitation; Change in Recommendation. (a) Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until midnight, New York City time, on August 26, 2023 (i.e., one minute after 11:59 p.m., New York City time, on August 25, 2023) (the “Go-Shop Period”), which may be extended, solely with respect to Excluded Parties, until the expiration of the

Go-Shop Extension, the Company and its Subsidiaries and their respective Representatives shall have the right to directly or indirectly: (i) initiate, solicit, facilitate and encourage, whether publicly or otherwise, Takeover Proposals (or inquiries, proposals or offers or other efforts or attempts that may reasonably be expected to lead to a Takeover Proposal), including by way of providing access to non-public information pursuant to one or more Acceptable Confidentiality Agreements; provided that the Company shall promptly provide to Parent any material non-public information concerning the Company or its Subsidiaries that is provided to any Person given such access which was not previously provided to Parent or its Representatives; and (ii) enter into, engage in and maintain discussions or negotiations with any Persons or groups of Persons with respect to Takeover Proposals (or inquiries, proposals or offers or other efforts or attempts that may reasonably be expected to lead to a Takeover Proposal) and otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, offers, efforts, attempts, discussions or negotiations. The Company may extend the Go-Shop Period with respect to one or more Excluded Parties by written notice to Parent, which written notice shall specify the identity of each such Excluded Party, for a period of time not to exceed ten calendar days (the “Go-Shop Extension”) in order to continue to engage in the activities described in this Section 5.02(a) with such Excluded Parties solely during the time period of such Go-Shop Extension.
(b) Except (x) as permitted by this Section 5.02 or (y) as expressly permitted with respect to any Excluded Party (solely for as long as such Person or group is an Excluded Party) until the expiration of the Go-Shop Extension, if any (it being understood, for the avoidance of doubt, that all of the prohibitions, restrictions and requirements set forth this Section 5.02 shall apply in respect of any Excluded Party at the earlier of (A) such time as such Person is no longer an Excluded Party or (B) upon the expiration of the Go-Shop Extension), the Company shall and shall cause each of its Subsidiaries and its and their respective employees, officers and directors to, and shall instruct and use reasonable best efforts to cause its Representatives retained by it and acting on its behalf to, (i) from one minute after the termination of the Go-Shop Period (the “No-Shop Period Start Date”), immediately cease and cause to be terminated any solicitation, discussions or negotiations with any Persons that may be ongoing with respect to or which could reasonably be expected to lead to a Takeover Proposal and (ii) from the No-Shop Period Start Date until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VII, not, directly or indirectly, (A) initiate, solicit, assist or knowingly encourage or facilitate (including by way of furnishing non-public information) the submission of any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Takeover Proposal, (B) enter into, engage in, continue or otherwise participate in any discussions or negotiations regarding (except to notify any Person of the provisions of this Section 5.02), or furnish to any other Person any non-public information relating to, or afford any other Person access to the business, operations, assets, books, records or personnel of the Company or any of its Subsidiaries in connection with, or for the purpose of, facilitating or encouraging a Takeover Proposal or any proposal that would reasonably be expected to lead to, a Takeover Proposal, (C) approve, endorse or recommend any Takeover Proposal or submit a Takeover Proposal or any matter related thereto for the approval of the Company stockholders, (D) waive any standstill or other similar obligation (other than as permitted under Section 5.02(g) below), (E) enter into any Contract, letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement (1) relating to a Takeover Proposal or (2) that would reasonably be expected to require the Company to abandon, terminate or fail to consummate the Transactions or breach this Agreement, or (F) authorize or commit to do any of the foregoing. Immediately following the No-Shop Period Start Date, the Company shall notify Parent in writing of the identity of each Excluded Party and provide to Parent the material terms and conditions of any such Takeover Proposal, inquiry, request, proposal or offer (as applicable) and a copy of any such Takeover Proposal or inquiry, request, proposal or offer, as applicable, made in writing (or, with respect to oral proposals, a written summary thereof) and shall provide a copy of any written proposals, correspondence (to the extent necessary to disclose additional material terms or conditions not otherwise disclosed hereunder), documents or agreements delivered to the Company or its Representatives by any Excluded Party that identifies or sets forth any additional material terms or conditions thereof; provided, that, for the avoidance of doubt during the Go-Shop Period and the Go-Shop Extension, including in respect of Excluded Parties, Parent shall be entitled to all of its rights, and the Company shall be subject to all of its obligations, pursuant to Section 5.02(e) (including the notice, negotiation and determination requirements set forth therein). Notwithstanding the commencement of the obligations of the Company under this Section 5.02(b) on the No-Shop Period Start Date, the parties hereto agree that the Company and its Subsidiaries and their respective Representatives may continue to engage in the activities described in clauses (i) and (ii) of Section 5.02(a) with respect to each Excluded Party (solely for as long as any such Person or group is an

Excluded Party) on and after the No-Shop Period Start Date until the expiration of the Go-Shop Extension (if any), including with respect to any amended or revised proposal submitted by such Excluded Party on or after the No-Shop Period Start Date until the expiration of the Go-Shop Extension (if any).
(c) Notwithstanding anything contained in Section 5.02(b) (and without limiting the Company’s rights hereunder with respect to Excluded Parties until the expiration of the Go-Shop Extension (if any)), if at any time on or after the No-Shop Period Start Date and prior to obtaining the Company Stockholder Approval, the Company or any of its Representatives receives a bona fide Takeover Proposal, which Takeover Proposal did not result from any breach of this Section 5.02, (i) the Company and its Representatives may contact and engage in discussions with such Person or group of Persons making such Takeover Proposal or its or their Representatives and financing sources solely to clarify the terms and conditions thereof or to request that any Takeover Proposal made orally be made in writing or to notify such Person or group of Persons or its or their Representatives and financing sources of the provisions of this Section 5.02 and (ii) if the Board of Directors of the Company or any duly authorized committee thereof determines in good faith, after consultation with its financial advisors and outside legal counsel, that (A) such Takeover Proposal constitutes or could reasonably be expected to result in a Superior Proposal and (B) the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law, then the Company and any of its Representatives may (x) enter into an Acceptable Confidentiality Agreement with such Person or group of Persons making such Takeover Proposal and furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Company and its Subsidiaries to the Person or group of Persons who has made such Takeover Proposal and its or their respective Representatives and financing sources; provided that the Company shall promptly provide Parent access to any non-public information concerning the Company or any of its Subsidiaries that is provided to any Person given such access which was not previously provided to Parent or its Representatives substantially simultaneously with such access being provided to such Person; and (y) subject to the execution of an Acceptable Confidentiality Agreement and compliance with this Section 5.02, engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Takeover Proposal and its or their Representatives and financing sources. The parties acknowledge and agree that any contacts, disclosures, discussions or negotiations permitted under this Section 5.02(c), including any public announcement that the Company or the Board of Directors of the Company has made any determination contemplated under this Section 5.02(c) to take or engage in any such actions, shall not constitute an Adverse Recommendation Change or otherwise constitute a basis for Parent to terminate this Agreement pursuant to Section 7.01; provided, that in any such public announcement, the Board of Directors of the Company expressly reaffirms the Company Board Recommendation or states that the Company Board Recommendation has not been changed.
(d) Except as may relate to any Excluded Party (for as long as such Person or group is an Excluded Party) until the expiration of the Go-Shop Extension (if any) (it being understood that this limitation shall not affect Parent's rights, or the Company's obligations, pursuant to Section 5.02(e), including the notice, negotiation and determination requirements set forth therein), following the No-Shop Period Start Date and prior to obtaining the Company Stockholder Approval, the Company shall promptly (and in any event within 48 hours) notify Parent, in writing, in the event that the Company or any of its Subsidiaries or its or their Representatives receives (i) a Takeover Proposal or any inquiry, request, proposal or offer that would reasonably be expected to lead to a Takeover Proposal and shall disclose to Parent the material terms and conditions of any such Takeover Proposal, inquiry, request, proposal or offer (as applicable), including the identity of the Person or group of Persons making such Takeover Proposal, inquiry, request, proposal or offer and a copy of any such Takeover Proposal or inquiry, request, proposal or offer, as applicable, made in writing (or, with respect to oral proposals, a written summary thereof) (and shall provide a copy of any written proposals, correspondence (to the extent necessary to disclose additional material terms or conditions not otherwise disclosed hereunder), documents or agreements delivered to the Company or its Representatives that identifies or sets forth any additional material terms or conditions thereof), or (ii) a request to furnish non-public information regarding the Company or any of its Subsidiaries by any third party that informs the Company that it is considering making, or has made, a Takeover Proposal, or any other inquiry, proposal or offer from a Person seeking to have discussions or negotiations with the Company regarding a Takeover Proposal or any inquiry, request, proposal or offer that would reasonably be expected to lead to a Takeover Proposal. With respect to any such Takeover Proposal or inquiry, proposal or offer, the Company shall keep Parent reasonably informed of any material developments with respect to any such Takeover Proposal, inquiry, proposal or offer (including any material changes thereto)

on a prompt basis (and in any event within 48 hours), including providing copies of all written proposals, documents or agreements (or, with respect to oral proposals, a written summary thereof), or correspondence (to the extent necessary to disclose additional material terms or conditions not otherwise disclosed hereunder) that identifies or sets forth any additional material terms or conditions thereof that is delivered to the Company or its Representatives. For the avoidance of doubt, all information provided to Parent pursuant to this Section 5.02(d) will be subject to the terms of the Confidentiality Agreement.
(e) None of the Board of Directors of the Company or any duly authorized committee thereof shall (i) (A) fail to include the Company Board Recommendation in the Proxy Statement, (B) withdraw, withhold (or modify or qualify in a manner adverse to Parent), or publicly propose to withdraw or withhold (or modify or qualify in a manner adverse to Parent), or make other public statements inconsistent with, the Company Board Recommendation, (C) recommend the approval or adoption of, or approve or adopt, or publicly propose to recommend, approve or adopt, or publicly declare advisable any Takeover Proposal or (D) commit or agree to take any action set forth in the foregoing clauses (A) through (C) (it being understood that the Board of Directors of the Company or any duly authorized committee thereof may, and may cause the Company to, (x) make a customary “stop, look and listen” communication, and (y) elect to take no position with respect to a Takeover Proposal until the close of business on the tenth Business Day after the commencement of such Takeover Proposal pursuant to Rule 14e-2 under the Exchange Act (any action described in this clause (i), other than the actions in the foregoing clauses (x)-(y), being referred to as an “Adverse Recommendation Change”)), or (ii) execute or enter into (or cause or permit the Company or any of its Subsidiaries to execute or enter into) any Contract, letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to or providing for a Takeover Proposal, other than any Acceptable Confidentiality Agreement (each, a “Company Acquisition Agreement”). Notwithstanding the foregoing or any other provision of this Agreement to the contrary, prior to obtaining the Company Stockholder Approval, but not after, the Board of Directors of the Company or any duly authorized committee thereof may, in accordance with this Section 5.02(e), (I) make an Adverse Recommendation Change in response to an Intervening Event, other than relating to a Takeover Proposal, or (II) solely in response to a Takeover Proposal that did not result from a breach of this Section 5.02, either or both (A) make an Adverse Recommendation Change or (B) cause the Company to enter into a Company Acquisition Agreement providing for a Takeover Proposal and terminate this Agreement pursuant to Section 7.01(d)(ii), in either case of clause (I) or (II), only if the Board of Directors of the Company or any duly authorized committee thereof has determined in good faith, after consultation with its financial advisors and outside legal counsel, that (x) in respect of any Adverse Recommendation Change not in response to a Takeover Proposal, such Adverse Recommendation Change is in response to an Intervening Event; provided, that the Board of Directors shall provide Parent with prior written notice of its intention to take such action, specifying in reasonable detail the Intervening Event and the reasons that the Board of Directors of the Company is proposing to effect an Adverse Recommendation Change, (y) in any such case, failure to take such action in response to such Intervening Event or Takeover Proposal (as applicable) would be inconsistent with the directors’ fiduciary duties under applicable Law (after taking into account all adjustments to the terms of this Agreement that may be offered by Parent) and (z) in the case of clause (II), such Takeover Proposal constitutes a Superior Proposal; provided, however, that the Board of Directors of the Company or any duly authorized committee thereof shall not, and shall cause the Company not to, take any action set forth in clause (II), unless (1) the Company has given Parent at least three Business Days’ prior written notice of its intention to take such action (which notice shall (x) specify the identity of the party making such Superior Proposal and the material terms and conditions thereof and (y) provide a copy of the most current version of the proposed agreement under which such Superior Proposal is to be consummated), (2) the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such notice period, to the extent Parent wishes to negotiate, to enable Parent to commit in writing to effect revisions to the terms of this Agreement, the Commitment Letters or the Guarantee such that it would cause such Superior Proposal to no longer constitute a Superior Proposal and (3) following the end of such notice period, the Board of Directors of the Company or any duly authorized committee thereof shall have considered in good faith such written commitment to effect revisions, and shall, after consultation with its financial advisors and outside legal counsel, have determined in that the Superior Proposal would continue to constitute a Superior Proposal if the revisions to which Parent has committed in writing were to be given effect and that the failure to make an Adverse Recommendation Change or terminate this Agreement, as applicable, would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law (it being understood and agreed that any change to pricing or any other material amendment or revision to the terms of such Takeover Proposal that was previously the subject of a notice hereunder (after having been determined by the Board of Directors of the Company or any duly authorized committee thereof to no longer constitute a Superior Proposal) shall require the Company to deliver a new notice as provided above and provide a new notice period, except that such new notice and matching period in connection with any such amendment or revision shall be for two Business Days rather than three Business Days); and provided, further, that any purported termination of this Agreement pursuant to this sentence shall be void and of no force and effect unless the termination is in accordance with Section 7.01 and, to the extent required under the terms of this Agreement, the Company pays or causes to be paid to Parent (or Parent’s designee) the applicable Company Termination Fee in accordance with Section 7.03 (to the extent due and payable thereunder) prior to or concurrently with such termination so long as the Company has timely requested, and Parent has provided the Company with, wire instructions for such payment.
(f) Nothing in this Section 5.02 or elsewhere in this Agreement shall prohibit the Company or the Board of Directors of the Company or any duly authorized committee thereof from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (ii) making any “stop, look and listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act or (iii) any similar statement or disclosure in response to any publicly disclosed Takeover Proposal that is required by applicable Law; provided, however, that neither the Company, the Board of Directors of the Company nor any duly authorized committee thereof shall, except as expressly permitted by, and pursuant to, Section 5.02(e), effect an Adverse Recommendation Change, including in any disclosure document or communication filed, publicly issued or made in connection with compliance with such requirements.
(g) As used in this Agreement, “Acceptable Confidentiality Agreement” means (x) any confidentiality agreement entered into by the Company from and after the date of this Agreement that contains confidentiality provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement, except that such confidentiality agreement need not include standstill provisions or otherwise restrict the making of or amendment or modification to Takeover Proposals, or (y) any confidentiality agreement entered into prior to the date of this Agreement, it being understood that the Company, in its sole discretion, shall be entitled to waive or release any preexisting standstill provisions or similar agreements with any Person or group of Persons to the extent reasonably necessary to allow such third party to make, negotiate, enter into a definitive agreement with respect to or consummate a negotiated non-public Takeover Proposal that was not solicited in violation of this Section 5.02, only if (i) the Board of Directors of the Company, after consultation with its financial advisors and outside legal counsel, have determined that the failure to so waive or release such standstill would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law and (ii) the Company notifies Parent prior to granting such waiver and provides the identity of the counterparty to whom it intends to grant such waiver; provided, that, (i) in the case of clause (x), any such confidentiality agreements may not contain any provision requiring the Company or any of its Subsidiaries to pay or reimburse the counterparty’s expenses and (ii) in each case, any such confidentiality agreement may not contain any provision that would prevent the Company from complying with its obligations pursuant to this Section 5.02 to provide any required notice (including any information required therein) to Parent with respect to a Takeover Proposal from the applicable counterparty.
(h) As used in this Agreement, “Takeover Proposal” shall mean any inquiry, proposal or offer from any Person or group (other than Parent and its Subsidiaries) relating to, in a single transaction or series of related transactions, any direct or indirect (including through any derivative, hedging or option transactions) (i) acquisition of 20% or more of the consolidated assets of the Company and its Subsidiaries (based on the fair market value thereof, as determined in good faith by the Board of Directors of the Company or any duly authorized committee thereof), including through the acquisition of one or more Subsidiaries of the Company owning such assets, (ii) acquisition of securities representing 20% or more of the voting power of the then outstanding Company Common Stock, (iii) tender offer or exchange offer that if consummated would result in any Person or group beneficially owning securities representing 20% or more of the voting power of the then outstanding Company Common Stock, (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution, spin-off, joint-venture or similar transaction involving the Company pursuant to which such Person or group (or the stockholders of any Person) would acquire, directly or indirectly, 20% or more of the consolidated assets of the Company and its Subsidiaries (based on the fair market value thereof, as determined in good faith by the Board of Directors of the Company or any duly authorized committee thereof) or securities representing 20% or more of the aggregate voting power of the Company’s then outstanding securities or of the surviving entity in a merger, consolidation, share exchange or other business combination involving the Company or the resulting direct or indirect parent of the Company or such surviving entity or (v) any public announcement of a proposal or plan or intention to do any of the foregoing or any agreement or Contract to engage in any of the foregoing, in each case, other than the Merger Transactions; provided, however, that this Agreement and the Merger Transactions shall not be deemed a Takeover Proposal.
(i) As used in this Agreement, “Superior Proposal” shall mean any bona fide written Takeover Proposal made by an unaffiliated third-party after the date hereof and that did not result from a breach of, and was not solicited in violation of, this Section 5.02, and that is on terms that the Board of Directors of the Company or any duly authorized committee thereof has determined in its good faith judgment, after consultation with its financial advisors and outside legal counsel, (i) would be more favorable to the stockholders of the Company than the Merger Transactions from a financial point of view (taking into account any written commitment from Parent to effect revisions to the terms of the Merger Transactions delivered by Parent in accordance with Section 5.02(e)) and (ii) is reasonably capable of being completed in accordance with the terms of such Takeover Proposal, taking into account all legal, regulatory, financial, financing and other aspects of such proposal (including the terms and sources of financing, market conditions, the form of consideration and the timing of and conditions to consummating such transaction) and of this Agreement; provided that, for purposes of the definition of “Superior Proposal”, the references to “20%” in the definition of Takeover Proposal shall be deemed to be references to “50%”.
(j) The Company agrees that any violation of the restrictions set forth in this Section 5.02 by any Representative of the Company or any of its Subsidiaries acting on behalf of the Company or its Subsidiaries shall be deemed to be a breach of this Agreement by the Company.
SECTION 5.03. Efforts. (a) Subject to the terms and conditions of this Agreement, each of the parties hereto shall cooperate with the other parties and use (and shall cause their respective controlled Affiliates to use) reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for herein) to as promptly as reasonably practicable (i) take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties hereto in doing, all things reasonably necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as reasonably practicable and to consummate and make effective, in the most expeditious manner reasonably practicable, the Transactions, including preparing and filing promptly and fully all documentation to effect all necessary, proper and advisable filings, notices, petitions, statements, registrations, declarations, submissions of information, applications, reports and other documents, (ii) obtain all approvals, consents, registrations, waivers, permits, authorizations, exemptions, clearances, orders and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Transactions, and (iii) execute and deliver any additional instruments necessary to consummate the Transactions.
(b) In furtherance and not in limitation of the foregoing, the Company and Parent shall each use (and shall cause their respective controlled Affiliates to use) reasonable best efforts to (i) take all action reasonably necessary to ensure that no Takeover Law is or becomes applicable to any of the Transactions and refrain from taking any actions that would cause the applicability of such Laws and (ii) if the restrictions of any Takeover Law become applicable to any of the Transactions, take all action reasonably necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise lawfully minimize the effect of such Takeover Law on the Transactions.
(c) Parent and the Company shall jointly, and on an equal basis, (i) control the timing and strategy for obtaining any approvals, consents, registrations, waivers, permits, authorizations, exemptions, clearances, orders and other confirmations from any Governmental Authority in connection with the Transactions and (ii) coordinate the overall development of the positions to be taken and the regulatory actions to be requested in any filing or submission with any Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry or litigation by or before, or any negotiations with, any Governmental Authority relating to the Transactions and of all other regulatory matters incidental thereto.
(d) In furtherance and not in limitation of the foregoing, each of the parties hereto shall (i) make (and cause their respective controlled Affiliates to make) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as reasonably practicable following the date of this Agreement (and in any event within ten Business Days following the date hereof), (ii) supply (and shall cause their respective controlled Affiliates to supply) as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act and (iii) use their respective reasonable best efforts to promptly take all steps reasonably necessary, proper, or advisable to obtain all consents under any Antitrust Laws that may be required by any foreign or U.S. federal, state or local Governmental Authority, in each case with competent jurisdiction, so as to enable the parties hereto to consummate the Transactions as promptly as practicable. Without limiting the foregoing, Parent shall use reasonable best efforts to promptly take (and shall cause its controlled Affiliates to take) all actions reasonably necessary to secure the expiration or termination of any applicable waiting period under the HSR Act or any other Antitrust Law and resolve any objections asserted with respect to the Transactions under the Federal Trade Commission Act or any other applicable Law raised by any Governmental Authority, in order to prevent the entry of, or to have vacated, lifted, reversed or overturned, any Restraint that would prevent, prohibit, restrict or delay the consummation of the Transactions. Parent shall use its reasonable best efforts to respond to and seek to resolve, in each case, as promptly as reasonably practicable, any objections asserted by any Governmental Authority with respect to the Transactions. From the date hereof until the first to occur of the Closing or the termination of this Agreement in accordance with its terms, each of the Company, Parent and Merger Sub shall not take (and each of the Company and Parent shall cause their respective controlled Affiliates not to take) any action with the intention to, or that would reasonably be expected to, materially delay or prohibit the expiration or termination of any waiting period under the HSR Act. Neither Parent nor the Company shall commit (and shall cause their respective controlled Affiliates not to commit) to or agree with any Governmental Authority to stay, toll or extend any applicable waiting period under the HSR Act or any other Antitrust Laws or enter into a timing agreement with any Governmental Authority, without the prior written consent of the other party (such consent not to be unreasonably withheld, delayed or conditioned).
(e) Notwithstanding anything to the contrary contained in this Agreement, each of the parties hereto shall use (and shall cause their respective controlled Affiliates to use) reasonable best efforts to (i) promptly cooperate in all respects with each other in connection with any reasonably necessary, proper or advisable submissions, consents, approvals, filings, petitions, statements, licenses, permits, authorizations, declarations, notifications, registrations, submissions of information, applications, reports, waivers, exemptions, clearances, orders, confirmations and other documents with the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before the FTC, the DOJ or any other Governmental Authority relating to the Transactions or any proceeding initiated by a private Person, (ii) keep the other parties hereto informed in all material respects and on a reasonably timely basis of any material written or verbal communication received by such party from, or given by such party to, the FTC, the DOJ or any other Governmental Authority (including by promptly sending the other parties a copy of all documents, information, correspondence or other communications) and of any material written or verbal communication received or given in connection with any proceeding by a private Person, in each case regarding any of the Transactions, (iii) subject to applicable Laws and the Confidentiality Agreement relating to the exchange of information, and to the extent reasonably practicable, promptly consult with the other parties hereto with respect to information relating to the other parties hereto and their respective Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third Person or the FTC, the DOJ or any other Governmental Authority in connection with the Transactions, other than “4(c) documents” as that term is used in the rules and regulations under the HSR Act, (iv) to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority or other Person, promptly give the other parties hereto the opportunity to attend and participate in such meetings and conferences (whether in person, by telephone or otherwise), and (v) promptly obtain all consents, registrations, waivers, exemptions, approvals, confirmations, clearances, permits, certificates, orders, and authorizations necessary, proper or advisable to be obtained from, or renewed with, the FTC, the DOJ and any other Governmental Authority. Prior to submitting any document or any information relating to the Transactions or the parties (whether formally or informally, in draft form or final form) to the FTC, the DOJ or any other Governmental Authority, a party shall provide the other parties with a reasonable opportunity to review and comment on such document or information reasonably in advance of such submission.
SECTION 5.04. Public Announcements. Except (a) in respect of any Adverse Recommendation Change (including in respect of any Superior Proposal in connection therewith) or (b) in the case of, and to the extent relating to, a dispute between the parties regarding this Agreement, Parent and the Company shall consult (and shall cause their respective Affiliates to consult) with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Transactions, and shall not issue any such press release or make any such public statement without the prior written consent of the other party, except to the extent required by applicable Law, Judgment, court process or the rules and regulations of NASDAQ. The parties hereto agree that the initial press release to be issued with respect to the Transactions following execution of this Agreement shall be in the form heretofore agreed to by the parties hereto (the “Announcement”). Notwithstanding the foregoing, this Section 5.04 shall not apply to (i) any press release, public statement or other disclosure made by the Company or Parent (x) in connection with any Takeover Proposal (including any “stop, look and listen” communication), Superior Proposal or Adverse Recommendation Change or (y) which is consistent with the Announcement and the terms of this Agreement and does not contain any information relating to the Company that has not been previously announced or made public in accordance with the terms of this Agreement, (ii) with respect to Parent, any communications that are disclosures or communications to existing or prospective general or limited partners, equity holders, members, managers and investors of Parent or any Affiliates of Parent that are made in the ordinary course of business and that are subject to customary confidentiality obligations or (iii) any internal announcements to employees that are not inconsistent with the Announcement.
SECTION 5.05. Access to Information; Confidentiality. Subject to applicable Law and any applicable Judgment, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement pursuant to Section 7.01, upon reasonable notice, the Company shall afford to Parent and Parent’s Representatives and sources of Debt Financing reasonable access during normal business hours to the Company’s and its Subsidiaries’ Representatives, officers, employees, agents, facilities, properties, books, Contracts and records (other than any of the foregoing that related to the negotiation and execution of this Agreement, or, except as expressly provided in Section 5.02, to any Takeover Proposal or any other transactions potentially competing with or alternative to the Merger Transactions or proposals from other parties relating to any competing or alternative transactions or relating to any deliberation of the Board of Directors of the Company or any duly authorized committee thereof regarding any Takeover Proposal or Adverse Recommendation Change) and the Company shall, and shall cause its Subsidiaries and direct its Representatives to, furnish promptly to Parent and Parent’s Representatives such information concerning its and its Subsidiaries’ businesses, personnel, assets, liabilities and properties as Parent may reasonably request (other than any information that the Company determines in its reasonable judgment relates to the negotiation and execution of this Agreement, or, except as expressly provided in Section 5.02, to any Takeover Proposal or any other transactions potentially competing with or alternative to the Merger Transactions or proposals from other parties relating to any competing or alternative transactions or relating to any deliberation of the Board of Directors of the Company or any duly authorized committee thereof regarding any Takeover Proposal or Adverse Recommendation Change), in each case, in connection with the consummation of the Transactions (including for integration planning); provided that Parent and its Representatives and Debt Financing Sources shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company; provided further, however, that (a) the Company shall not be obligated to provide such access or information if the Company determines, in its reasonable judgment, that doing so would reasonably be expected to (i) violate or prejudice the rights of its or any of its Subsidiaries’ customers, (ii) result in the disclosure of Trade Secrets or competitively sensitive information to third parties, (iii) violate applicable Law, an applicable Judgment or a Contract or obligation of confidentiality owing to a third party, (iv) risk the loss of or waive the protection of an attorney-client privilege, attorney work product protection or other legal privilege, (v) be materially adverse to the interests of the Company or any of its Subsidiaries in any pending or threatened Action; provided that in each such case, to the extent permitted by Law, the Company shall inform Parent as to the general nature of the access or information being restricted as a result thereof and use commercially reasonable efforts to provide such access or information in a manner that does not result in any of the outcomes described in the foregoing clauses (i) through (v), and (b) any physical access may be limited to the extent the Company determines in good faith that providing such access would reasonably be expected to jeopardize the health and safety of any employee of the Company or any Subsidiary of the Company. All requests for information made pursuant to this Section 5.05 shall be directed to the executive officer or other Person designated by the Company. Until the Effective Time, all information provided will be subject to the terms of the letter agreement dated as of April 4, 2023, by and among the Company, Nautic Partners, LLC and CPRx Holding Company, LLC (the “Confidentiality Agreement”).
SECTION 5.06. Indemnification and Insurance. (a) From and after the Effective Time, each of Parent and the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, in each case to the fullest extent permissible by applicable Law, (i) jointly and severally indemnify and hold harmless each current or former director or officer of the Company or its Subsidiaries and each other Person who at the Effective Time is, or at any time prior to the Effective Time was, indemnified or entitled to be indemnified by the Company or its Subsidiaries pursuant to the Company Charter Documents and the organizational documents of such Subsidiaries as in effect on the date of this Agreement or in any agreement in existence as of the date of this Agreement providing for indemnification between the Company or any of its Subsidiaries and such Person (each, an “Indemnitee” and, collectively, the “Indemnitees”) with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any Action (whether civil, criminal, administrative or investigative), whenever asserted, based on or arising out of, in whole or in part, (A) the fact that an Indemnitee is or was a member, director, manager, officer, employee or agent of the Company or such Subsidiary or (B) acts or omissions by an Indemnitee in the Indemnitee’s capacity as a member, director, manager, officer, employee or agent of the Company or such Subsidiary or taken at the request of the Company or such Subsidiary (including in connection with serving at the request of the Company or such Subsidiary as a representative of another Person (including any employee benefit plan)), in each case under clause (A) or (B), at, or at any time prior to, the Effective Time (including any Action relating in whole or in part to the Transactions or relating to the enforcement of this provision or any other indemnification or expense advancement right of any Indemnitee); provided, that (1) the Surviving Corporation shall not be liable for any settlement effected without Parent’s prior written consent (which consent may not be unreasonably withheld, delayed or conditioned), (2) except for counsel engaged for one or more Indemnitees on the date hereof, the Surviving Corporation shall not be obligated under this Section 5.06 to pay the fees and expenses of more than one legal counsel (selected by the plurality of the Indemnitees) for all Indemnitees in any jurisdiction with respect to any single Action (unless an Indemnitee reasonably concludes, based upon an opinion of counsel approved by Parent or the Surviving Corporation, which approval shall not be unreasonably withheld, delayed or conditioned, that such Indemnitee may have separate defenses or counterclaims to assert with respect to any issue which may not be consistent with defenses or counterclaims of one more other Indemnitees in such Action) and (3) the Surviving Corporation shall have no obligation hereunder to any Indemnitee unless the Surviving Corporation receives an undertaking by or on behalf of such Indemnitee to repay such legal or other expenses if it is ultimately determined under applicable Law that such Indemnitee is not entitled to be indemnified, and (ii) assume (in the case of the Surviving Corporation, in the Merger without any further action) all obligations of the Company and such Subsidiaries to the Indemnitees in respect of indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in the Company Charter Documents and the organizational documents of such Subsidiaries as in effect on the date of this Agreement (and that have been made available to Parent) or in any agreement in existence as of the date of this Agreement providing for indemnification or advancement of expenses between the Company or any of its Subsidiaries and any Indemnitee.
(b) Without limiting the foregoing, from and after the Effective Time, to the fullest extent permissible by applicable Law, Parent shall cause the certificate of incorporation and bylaws of the Surviving Corporation, and the Surviving Corporation shall cause the organizational documents of its Subsidiaries, to contain provisions no less favorable to the Indemnitees with respect to limitation of liabilities, indemnification and exculpation, in each case, of members, managers, directors and officers than are set forth as of the date of this Agreement in the Company Charter Documents and the organizational documents of such Subsidiaries as in effect on the date of this Agreement (and that have been made available to Parent), which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of any of the Indemnitees. In addition, from and after the Effective Time, Parent shall cause the Surviving Corporation to, without requiring a preliminary determination of entitlement to indemnification, advance any expenses (including fees and expenses of legal counsel) of any Indemnitee under this Section 5.06 (including in connection with enforcing the indemnity and other obligations referred to in this Section 5.06) as incurred to the fullest extent permitted under applicable Law.
(c) None of Parent, the Surviving Corporation or any of its Subsidiaries shall settle, compromise or consent to the entry of any judgment in any threatened or actual litigation, claim or proceeding relating to any acts or omissions covered under this Section 5.06 (each, a “Claim”) for which indemnification could be sought by an Indemnitee hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnitee from all liability arising out of such Claim or such Indemnitee otherwise consents in writing to such settlement, compromise or consent. From and after the Effective Time, each of Parent, the Surviving Corporation, its Subsidiaries and the Indemnitees shall reasonably cooperate in the defense of any Claim and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith; provided, however, that neither Parent nor the Surviving Corporation or any of their its Subsidiaries shall be required to provide such access or information if Parent or the Surviving Corporation, as applicable, reasonably determines that doing so would risk the loss of or waive the protection of any attorney-client privilege of the Surviving Corporation or its Affiliates or violate any obligation of confidentiality owing to a third party by the Surviving Corporation or its Affiliates (provided that in each such case, to the extent reasonably practicable and permitted by Law, Parent or the Surviving Corporation shall inform the Indemnitees as to the general nature of the access or information being restricted as a result thereof and use commercially reasonable efforts to provide such access or information in a manner that does not result in any of the outcomes described in the foregoing proviso).
(d) The Company shall purchase and bind a six-year prepaid “tail policy” on terms and conditions reasonably acceptable to Parent and providing at least substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries with respect to matters existing or occurring prior to the Effective Time, covering without limitation the Transactions (the “D&O Tail Policy”), or, if substantially equivalent insurance coverage is unavailable, the best available coverage. The D&O Tail Policy shall provide by its terms that it will survive the Merger for not less than six years covering acts or omissions occurring at or prior to the Effective Time with respect to those individuals who are currently (and any additional individuals who prior to the Effective Time become) covered by the Company’s directors’ and officers’ liability insurance policies in effect as of the date hereof. The Surviving Corporation shall use reasonable best efforts to cause the D&O Tail Policy to be maintained in full force and effect, for its full term, and to perform all of its obligations thereunder and, if such policy is terminated or canceled nevertheless, obtain (subject to the limitations set forth in the next sentence) an alternative D&O Tail Policy on substantially similar terms as set forth in this Section 5.06(d). In no event shall the Company or the Surviving Corporation be required to pay aggregate premiums for the D&O Tail Policy for its entire period in excess of 300% of the current annual premiums paid by the Company for such insurance (the “Maximum Amount”) (it being understood and agreed that in the event the aggregate premiums necessary to procure such D&O Tail Policy exceeds the Maximum Amount, the Company shall remain obligated to provide, and the Surviving Corporation shall be obligated to obtain, as much comparable insurance as possible for aggregate premiums equal to the Maximum Amount).
(e) The provisions of this Section 5.06 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under the Company Charter Documents, under the organizational documents of such Subsidiaries as in effect on the date of this Agreement or by contract or otherwise. From and after the Effective Time, the obligations of Parent and the Surviving Corporation under this Section 5.06 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 5.06 applies unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 5.06 applies and each Indemnitee’s heirs and representatives shall be third-party beneficiaries of this Section 5.06).
(f) In the event that (i) Parent, the Surviving Corporation or any of their respective successors or assigns (A) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (B) transfers or conveys all or substantially all of its properties and assets to any Person, or (ii) Parent or any of its successors or assigns dissolves the Surviving Corporation, then, in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations thereof set forth in this Section 5.06.
(g) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 5.06 is not prior to or in substitution for any such claims under such policies.
(h) Parent’s and the Surviving Corporation’s obligations under this Section 5.06 shall continue in full force and effect from the Effective Time until the date that is six years after the Effective Time; provided, however, that if any Claim (whether arising before, at or after the Effective Time) is brought against an Indemnitee on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.06 shall continue in effect until the full and final resolution of such Claim.
SECTION 5.07. Employee Matters. (a) From the Effective Time until December 31, 2024, Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to, provide, to each Person who is an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time and who remains so employed immediately following the Effective Time (the “Continuing Employees”), (i) with a base salary or wage rate, as applicable, and a target annual cash bonus opportunity that are no less favorable, in the aggregate, than that in effect immediately prior to the Effective Time, and (ii) employee benefit plans and arrangements (excluding equity or equity based, long-term incentive, retention, change in control, one-time or other special incentive, defined benefit pension, post-employment or retiree health and welfare and nonqualified deferred compensation benefits (collectively, “Excluded Benefits”)) to each Continuing Employee that are substantially comparable in the aggregate to those provided to such Continuing Employee immediately prior to the Effective Time.
(b) With respect to all applicable employee benefit plans of Parent, the Surviving Corporation and their respective Subsidiaries in which Continuing Employees are eligible to participate from and after the Effective Time, including any “employee benefit plan” (as defined in Section 3(3) of ERISA) (including any vacation, paid time-off and severance plans), but excluding those providing Excluded Benefits, for purposes of determining eligibility to participate, level of benefits, vesting and benefit accruals, each Continuing Employee’s service with the Company or any of its Subsidiaries (as well as service with any predecessor employer of the Company or any such Subsidiary, to the extent service with the predecessor employer was recognized by the Company or such Subsidiary for the same purpose) shall be treated as service with Parent, the Surviving Corporation or any of their respective Subsidiaries; provided, however, that such service need only be recognized to the same extent and for the same purpose as was credited to such Continuing Employee immediately prior to the Effective Time under the corresponding Company Plan and need not be recognized to the extent that such recognition would result in any duplication of benefits or compensation for the same period of service.
(c) Without limiting the generality of Section 5.07(a), Parent shall, or shall cause the Surviving Corporation and its applicable Subsidiaries to, use commercially reasonable efforts to, waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any group health benefit plan maintained by Parent, the Surviving Corporation or any of their respective Subsidiaries in which Continuing Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Company Plan immediately prior to the Effective Time. Parent shall, or shall cause the Surviving Corporation or its applicable Subsidiaries to, use commercially reasonable efforts to recognize the dollar amount of all co-payments, deductibles and similar eligible expenses incurred by and credited to each Continuing Employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s corresponding deductible and co-payment limitations under the relevant welfare benefit plans in which they will be eligible to participate for the remainder of such year after the Effective Time.
(d) For each Continuing Employee who is eligible to receive an annual bonus for the year in which the Closing Date occurs, Parent shall, or shall cause the Surviving Corporation or its applicable Subsidiaries to, (i) continue to operate the Company’s annual bonus plan for the performance period that includes the Closing Date, through the end of such performance period, (ii) determine the annual bonus amount to be paid thereunder, if any, based on actual level of achievement of the applicable performance criteria for such performance period (the “Earned Bonus”), and (iii) pay such Continuing Employee his or her Earned Bonus, if any, in accordance with the terms and conditions of such annual bonus plan (including with respect to all service requirements and forfeiture provisions).
(e) The provisions of this Section 5.07 are solely for the benefit of the parties to this Agreement, and no provision of this Section 5.07 is intended to, or shall constitute the establishment or adoption of, or an amendment to, any employee benefit plan for purposes of ERISA or otherwise and, except as otherwise explicitly provided for in this Agreement, no current or former employee or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement or have the right to enforce the provisions hereof or have the right to continued employment.
SECTION 5.08. Notification of Certain Matters; Stockholder Litigation. Prior to the Effective Time, Parent shall give prompt written notice to the Company, and the Company shall give prompt written notice to Parent, of (a) to the extent permitted under applicable Law, any notice or other written communication received by such party from any Governmental Authority in connection with this Agreement or the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent or would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement and (b) any Actions commenced or, to such party’s Knowledge, threatened against such party which relates to this Agreement or the Transactions. The Company shall give Parent prompt written notice of, and the opportunity to participate in the defense and settlement of, any stockholder litigation against the Company or the Company’s directors relating to this Agreement or the Transactions, and shall keep Parent reasonably informed with respect to the status thereof. The Company shall not settle any stockholder litigation against the Company or the Company’s directors relating to this Agreement or the Transactions without Parent’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned).
SECTION 5.09. Merger Sub Expenditures and Distributions. From the date of this Agreement until the Effective Time, (a) except in satisfaction of obligations or liabilities existing as of the date hereof and incurred in connection with or incidental to its formation, Merger Sub shall not expend funds other than in connection with the Transactions and the payment of related expenses and (b) Merger Sub shall not declare, set aside, make or pay any dividend or other distribution with respect to any of its capital stock.
SECTION 5.10. Parent Vote. (a) Parent shall vote or cause to be voted any shares of Company Common Stock beneficially owned by it or any of its Affiliates or with respect to which it or any of its Affiliates has the power (by agreement, proxy or otherwise) to cause to be voted, in favor of the approval of this Agreement at any meeting of stockholders of the Company at which this Agreement shall be submitted for approval and at all adjournments or postponements thereof.
(b) Immediately following the execution and delivery of this Agreement, Parent, in its capacity as the sole stockholder of Merger Sub, will execute and deliver the Merger Sub Stockholder Approval to the Company.
SECTION 5.11. Other Investors. Except as would not reasonably be expected to have a Parent Material Adverse Effect, prior to the Effective Time, without the prior written consent of the Company, Parent shall not permit or agree to permit any Person to obtain any equity interests (or rights to obtain any equity interests) in Parent, Merger Sub or any Person of which Merger Sub is a direct Subsidiary.
SECTION 5.12. Stock Exchange De-listing. The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, use reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable, including under applicable Law and the rules and policies of NASDAQ, to cause the shares of Company Common Stock to be de-listed from NASDAQ and de-registered under the Exchange Act as soon as reasonably practicable following the Effective Time, and, prior to the Effective Time, the Company will reasonably cooperate with Parent with respect thereto.
SECTION 5.13. Preparation of the Proxy Statement; Stockholders’ Meeting. (a) As promptly as reasonably practicable after the execution of this Agreement (and in any event no later than fifty-five calendar days after the date hereof) and subject to applicable Law, the Company shall prepare the Proxy Statement in preliminary form and after consultation with, and good faith consideration of any comments made by, Parent, file it with the SEC. Subject to Section 5.02, the Board of Directors of the Company shall make the Company Board Recommendation to the stockholders of the Company and shall include such recommendation in the Proxy Statement. Parent shall provide to the Company all information concerning Parent, Merger Sub and their respective Affiliates as may be reasonably requested by the Company and customary in connection with the Proxy Statement and shall otherwise reasonably assist and cooperate with the Company in the preparation of the Proxy Statement and the resolution of any comments thereto received from the SEC. The Company shall cause the Proxy Statement, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Company Stockholders’ Meeting, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and to comply as to form in all material respects with the Exchange Act and any applicable requirements under applicable Law, except that no representation, warranty, covenant or agreement is made by the Company with respect to (i) statements made or incorporated therein relating to Parent or its Affiliates, including Merger Sub, or based on information supplied by or on behalf of Parent, Merger Sub or any Representatives thereof for inclusion or incorporation by reference in the Proxy Statement or (ii) any financial projections or forward-looking statements. Each of the Company, Parent and Merger Sub shall correct any information provided by it for use in the Proxy Statement as promptly as reasonably practicable if and to the extent such information contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company shall notify Parent in writing promptly upon the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement and shall supply Parent with copies of all written correspondence between the Company or any of its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement (including all comments from the SEC with respect thereto). The Company shall use reasonable best efforts to respond as promptly as reasonably practicable to any comments received from the SEC concerning the Proxy Statement and to resolve such comments with the SEC, and shall use reasonable best efforts to (A) cause the definitive Proxy Statement to be filed with the SEC and disseminated to its stockholders as promptly as reasonably practicable after the earlier of (i) the resolution of any such comments, (ii) receiving notification that the SEC is not reviewing the preliminary Proxy Statement or (iii) the first Business Day that is at least 10 days after the filing of the preliminary Proxy Statement if the SEC has not informed the Company that it intends to review the Proxy Statement, and (B) conduct a “broker search” in accordance with Rule 14a-13 of the Exchange Act and establish a record date for the Company Stockholders’ Meeting. Prior to the filing of the Proxy Statement (or any amendment or supplement thereto) or any dissemination thereof to the stockholders of the Company, or responding to any comments from the SEC with respect thereto, the Company shall provide Parent with a reasonable opportunity to review and to propose comments on such document or response, which the Company shall consider in good faith.
(b) Notwithstanding any Adverse Recommendation Change but subject to Section 5.13(a) and applicable Law and to the extent not prohibited by any Judgment, the Company shall take all necessary actions in accordance with applicable Law, the Company Charter Documents and the rules of NASDAQ to duly call, give notice of, convene and hold a meeting of its stockholders (including any adjournment, recess or postponement thereof, the “Company Stockholders’ Meeting”) for the purpose of obtaining the Company Stockholder Approval, as soon as reasonably practicable after the SEC confirms that it has no further comments on the Proxy Statement. Subject to Section 5.02, the Company shall use reasonable best efforts to obtain the Company Stockholder Approval. The Company shall keep Parent reasonably informed with respect to proxy solicitation results as reasonably requested by Parent. Unless this Agreement is terminated in accordance with its terms, the Company shall not submit to the vote of the stockholders of the Company any Takeover Proposal. Notwithstanding anything to the contrary contained in this Agreement, the Company may, after consultation with Parent, but in its sole discretion, adjourn, recess or postpone the Company Stockholders’ Meeting (i) to allow reasonable additional time for the filing or mailing of any supplement or amendment to the Proxy Statement that the Company has determined is reasonably likely to be required under applicable Law and for such supplement or amendment to be disseminated and reviewed by the stockholders of the Company in advance of the Company Stockholders’ Meeting, (ii) to the extent required by a court of competent jurisdiction in connection with any proceedings in connection with this Agreement or the Transactions, (iii) if as of the time for which the Company Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders’ Meeting or (iv) to solicit additional proxies for the purpose of obtaining the Company Stockholder Approval; provided that, in the case of clauses (i), (iii) or (iv), without the written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned), in no event shall the Company Stockholders’ Meeting (as so postponed or adjourned) be held on a date (A) that is more than 30 days after the date for which the Company Stockholders’ Meeting was originally scheduled or (B) that is less than five Business Days before the Outside Date. In no event will the record date of the Company Stockholders’ Meeting be changed without Parent’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned), unless required by applicable Law.
(c) If at any time prior to the Company Stockholders’ Meeting any information, event or circumstance relating to the Company, Parent, Merger Sub or any of their respective Subsidiaries, or their respective officers and directors, is discovered by the Company, Parent or Merger Sub which, pursuant to the Exchange Act, should be set forth in an amendment or a supplement to the Proxy Statement, so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party discovering such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information, event or circumstance shall be jointly prepared and promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company. All documents that the Company is responsible for filing with the SEC in connection with the Merger will comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder.
(d) Nothing in this Section 5.13 shall be deemed to prevent the Company or the Board of Directors of the Company or any duly authorized committee thereof from taking any action they are permitted or required to take under applicable Law, subject to Section 5.02.
SECTION 5.14. Financing. (a) Prior to the Closing Date, the Company shall use reasonable best efforts to provide, and to cause its Subsidiaries and their respective Representatives to provide, to Parent and Merger Sub, in each case at Parent’s sole expense, all cooperation reasonably requested by Parent as is customary or reasonably necessary in connection with the consummation of the Debt Financing, including using reasonable best efforts to:
(i) furnish to Parent and the Debt Financing Sources as promptly as reasonably practicable any historical financial information and such other pertinent and customary information regarding the Company and its Subsidiaries as may be reasonably requested by Parent to the extent that such information is reasonably available to the Company and its Subsidiaries and Representatives;
(ii) reasonably cooperate with the due diligence of any Debt Financing Source to the extent customary or reasonably required in connection with the Debt Financing;
(iii) assist in preparation for and participate in marketing efforts for the Debt Financing (including a reasonable and limited number of meetings and calls (that are requested in advance with or by the parties acting as lead arrangers or agents for, and prospective lenders and purchasers of, the Debt Financing), presentations, roadshows, due diligence sessions (including accounting due diligence sessions), drafting sessions and sessions with rating agencies, in each case, upon reasonable advance written notice from, and as reasonably requested by, Parent and at reasonable times and locations (which may be virtual) to be mutually agreed), and assist Parent in obtaining ratings in connection with the Debt Financing;
(iv) assist Parent, Merger Sub and the Debt Financing Sources with the preparation of (A) materials for rating agency presentations and (B) bank information memoranda, lender presentations, investor presentations, offering documents, prospectuses, rating agency presentations and similar documents reasonably required for use in connection with the Debt Financing, including reviewing and commenting on Parent’s draft of a business description to be included in marketing materials or offering documents;
(v) request its independent auditors to (A) provide, consistent with customary practice, (x) reasonable assistance to Parent, including in connection with Parent’s preparation of pro forma financial statements and information, and (y) customary auditors consents (including consents of accountants for use of their reports in any material relating to the Debt Financing) and customary comfort letters (including “negative assurance” comfort and change period comfort, in each case consistent with their customary practice) with respect to financial information relating to the Company and its Subsidiaries as reasonably requested by Parent, and (B) attend accounting due diligence sessions and drafting sessions;
(vi) provide reasonable and customary cooperation with Parent’s preparation of definitive financing agreements, guarantees, pledges and security documents, supplemental indentures and other customary agreements and certificates, including schedules, annexes and exhibits thereto, and, if the applicable officer, director, manager or equivalent of the Company will continue in such position following the Closing or otherwise be appointed to such position at Closing, execute and deliver such agreements and certificates on the Closing Date, including customary certificates of the chief financial officer (or other executive officer) of the Company with respect to solvency matters substantially in the form set forth as an exhibit to the Debt Commitment Letter, and reasonably facilitate the pledging of collateral and the granting of security interests in the assets of the Company and its Subsidiaries in connection with the Debt Financing (including the delivery of all stock certificates and related powers or other possessory collateral intended to constitute collateral) (it being understood that such documents will not take effect prior to the Effective Time);
(vii) provide customary authorization letters to the Debt Financing Sources authorizing the distribution of information to prospective lenders or investors, subject to customary confidentiality provisions, and containing a customary representation to the Debt Financing Sources as contemplated by the Debt Commitment Letter, including that the public side versions of such documents do not include material non-public information about the Company or its Subsidiaries or their securities and as to the accuracy of the information contained in the disclosure and marketing materials related to the Debt Financing; and
(viii) provide Parent and Debt Financing Sources at least four Business Days prior to the Closing with all documentation and other information about the Company and its Subsidiaries as is reasonably requested by Parent or the Debt Financing Sources in connection with the Debt Financing to the extent required under applicable “know your customer” and anti-money laundering rules and regulations including the USA PATRIOT Act and a beneficial ownership certificate for any entity that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation (31 C.F.R. § 1010.230), in each case to the extent requested in writing at least nine days in advance of the Closing.
(b) The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing; provided that such logos are used solely in a manner that is not intended to, nor reasonably likely to, harm or disparage the Company or the Company’s Subsidiaries and such use is subject to the Company’s reasonable review in advance thereof.
(c) Notwithstanding anything to the contrary contained herein, nothing in Section 5.14(a) shall require any such cooperation or assistance to the extent that it would require the Company or any of its Subsidiaries to:
(i) pledge any assets as collateral prior to the Effective Time;
(ii) agree to pay any fee, bear any cost or expense, incur any other liability or give any indemnities to any third party or otherwise commit to take any similar action in connection with the Debt Financing prior to the Closing;
(iii) take any actions to the extent such actions would, in the Company’s reasonable judgment, (A) unreasonably interfere with the ongoing business or operations of the Company or any of its Subsidiaries, (B) subject any director, manager, officer or employee of the Company or any of its Affiliates to any actual or potential personal liability, (C) conflict with, or result in any violation or breach of, or default (with or without notice, or lapse of time or both) under, the organizational documents of the Company or any of its Subsidiaries, any applicable Law or Judgment or any Contract to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound, (D) require any such entity to change any fiscal period or (E) cause (x) any closing condition set forth in Article VI of this Agreement to fail to be satisfied or (y) any other breach of this Agreement;
(iv) waive or amend any terms of this Agreement;
(v) commit to take any action under any certificate, document or instrument or enter into any definitive agreement (in each case, other than the authorization letters referenced Section 5.14(a) above), in each case, that is not contingent upon the Closing;
(vi) provide access to or disclose information that the Company reasonably determines would risk the loss of or waive any attorney-client privilege of, or conflict with any confidentiality requirements applicable to, the Company or its Affiliates;
(vii) cause any director, manager or equivalent, or any officer or employee of the Company or any of its Subsidiaries to pass resolutions to approve the Debt Financing or authorize the creation of any agreements, documents or actions in connection therewith (other than the execution and delivery of the authorization letters referenced Section 5.14(a) above), or to execute or deliver any certificate in connection with the Debt Financing (other than any director, manager or equivalent, or officer or employee of the Company or any of its Subsidiaries who will continue in such a position following the Closing and the passing of such resolutions), in each case, that are not contingent on the Closing or would be effective prior to the Closing;
(viii) deliver any legal opinion or negative assurance letter; or
(ix) provide or prepare (A) pro forma financial statements, pro forma adjustments (including regarding the Debt Financing, any synergies or cost savings), projections or an as-adjusted capitalization table, (B) any description of all or any component of the Debt Financing, including any such description to be included in liquidity and capital resources disclosure or any “description of notes”, (C) risk factors relating to all or any component of the Debt Financing, (D) “segment reporting”, subsidiary financial statements or any information of the type required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X or (E) any information required by Regulation S-K Item 402 or by Items 10 through 14 of Form 10-K or any other information customarily excluded from an offering memorandum for private placements of non-convertible high-yield bonds pursuant to Rule 144A.
(d) Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries and their respective Representatives in connection with any cooperation requested by Parent pursuant to Section 5.14(a), promptly after receipt of a written request therefor from the Company after termination of this Agreement pursuant to Section 7.01; provided that such reimbursement obligation shall not extend to, and the Company shall be solely responsible for, (x) costs and expenses incurred in connection with the preparation of any financial statements or data that would be prepared by the Company in the ordinary course of business, (y) costs and expenses incurred prior to the date hereof and (z) costs and expenses that would have been incurred by the Company in connection with the Transactions notwithstanding the requirements of this Section 5.14, including, for the avoidance of doubt, costs and expenses incurred in connection with obtaining financial statement audits. Parent shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Financing, the performance of their respective obligations under Section 5.14(a) and any information used in connection therewith, except to the extent such liabilities arise from (x) a material breach of this Agreement by the Company, (y) the gross negligence, fraud, bad faith or willful misconduct of the Company, any of its Subsidiaries or any of its or their respective Representatives or (z) any material misrepresentation in any financial statements or information provided by the Company, any of its Subsidiaries or any of its or their respective Representatives specifically for use in the arrangement of the Financing.
(e) Subject to Section 8.08, Parent acknowledges and agrees that the obligations of Parent to consummate the Transactions contemplated by this Agreement are not in any way contingent upon or otherwise subject to Parent’s consummation of any financing arrangement, Parent or any of its Affiliates obtaining any financing (including the Financing or any Alternative Financing) or the availability, grant, provision or extension of any financing to Parent or any of its Affiliates (including the Financing or any Alternative Financing).
(f) Each of Parent and Merger Sub shall use, and shall cause its Affiliates to use, reasonable best efforts to obtain and consummate the Financing, including using reasonable best efforts to: (i) until the funding of the applicable Financing, maintain in effect the Commitment Letters; (ii) negotiate and enter into definitive agreements with respect to the Debt Financing on the terms and subject only to the conditions set forth in the Debt Commitment Letter and the Fee Letters or on other terms and subject to other conditions acceptable to Parent (provided that such other terms and conditions would not reasonably be expected to (A) reduce the amount of the Debt Financing below the amount required to satisfy the Financing Uses (after taking into consideration the amount of the Equity Financing (including all increases thereto) and available cash of the Company and its Subsidiaries), (B) impose any new condition precedent to the initial funding of the Debt Financing or otherwise expand any existing conditions precedent to the initial funding of the Debt Financing set forth in the Debt Commitment Letter in a manner that would reasonably be expected to materially delay or prevent or make less likely to occur the funding of the Debt Financing on the Closing Date or (C) materially adversely impact the ability of Parent, Merger Sub or the Company, as applicable, to enforce its rights against the Debt Financing Sources pursuant to the Debt Commitment Letter); (iii) satisfy on a timely basis all conditions precedent to the initial funding of the Debt Financing set forth in the Debt Commitment Letter to be satisfied by, and within the control of, Parent or Merger Sub; (iv) consummate the Debt Financing at or prior to the Closing Date, including by instructing the Debt Financing Sources to provide the Debt Financing following satisfaction of the conditions precedent to the initial funding thereof; and (v) comply in all material respects with its obligations that are within its control under the Commitment Letters and the definitive agreements relating to the Financing. Parent and Merger Sub shall not, without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), agree to or permit any termination of or amendment or modification to be made to, or grant any waiver of any provision under, the Debt Commitment Letter if such termination, amendment, modification or waiver would (A) reduce the amount of the Debt Financing below the amount required to satisfy the Financing Uses (after taking into consideration the amount of the Equity Financing (including all increases thereto) and available cash of the Company and its Subsidiaries), (B) impose any new condition precedent to the initial funding of the Debt Financing or otherwise expand any existing conditions precedent to the initial funding of the Debt Financing set forth in the Debt Commitment Letter in a manner that would reasonably be expected to materially delay or prevent or make less likely to occur the funding of the Debt Financing on the Closing Date or (C) materially adversely impact the ability of Parent, Merger Sub or the Company, as applicable, to enforce its rights against the Debt Financing Sources pursuant to the Debt Commitment Letter.
(g) At the written request of the Company from time to time, Parent shall promptly inform the Company in reasonable detail of the status of its efforts to arrange the Debt Financing. Parent shall give the Company prompt notice of (i) any material breach, default, termination or repudiation by any party to the Debt Commitment Letter of which Parent or Merger Sub becomes aware; (ii) the receipt by Parent or Merger Sub of any written notice or other written communication from any Debt Financing Source with respect to any (A) actual, potential or threatened material breach, default, termination or repudiation by any party to the Debt Commitment Letter or (B) material dispute or disagreement between or among Parent or Merger Sub, on the one hand, and the Debt Financing Sources, on the other hand, with respect to the obligation of the Debt Financing Sources to fund the Debt Financing or the amount of the Debt Financing to be funded at Closing (but excluding, for the avoidance of doubt, any ordinary course negotiations with respect to the terms of the Debt Financing); and (iii) the occurrence of an event or development that would or would reasonably be expected to adversely impact the ability of Parent or Merger Sub to obtain the Debt Financing in the amount required to satisfy the Financing Uses (after taking into consideration the amount of the Equity Financing (including all increases thereto) and available cash of the Company and its Subsidiaries). As soon as reasonably practicable, Parent and Merger Sub shall provide any information reasonably requested by the Company relating to any circumstance referred to in the immediately preceding sentence; provided that in no event shall Parent be under any obligation to disclose any information that Parent reasonably determines would risk the loss of or waive any attorney-client privilege. If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated by the Debt Commitment Letter, each of Parent and Merger Sub shall use reasonable best efforts to arrange and obtain in replacement thereof, and negotiate and enter into definitive agreements with respect to, alternative financing from alternative sources (such financing, the “Alternative Financing”) (i) in an amount sufficient to satisfy the Financing Uses (after taking into consideration the portion of the Debt Financing that is and remains available and the amount of the Equity Financing (including all increases thereto) and available cash of the Company and its Subsidiaries), and (ii) with terms not materially less favorable, and on conditions not less favorable, to Parent and Merger Sub (or their respective Affiliates) than the terms and conditions set forth in the Debt Commitment Letter or other terms and conditions acceptable to Parent (provided that such other terms and conditions would not reasonably be expected to impose any conditions precedent to the initial funding of the Debt Financing that would reasonably be expected to materially delay or prevent or make less likely to occur the funding of the Debt Financing on the Closing Date), as promptly as reasonably practicable following the occurrence of such event; provided, that reasonable best efforts shall not require Parent to agree to economic terms, including in respect of fees and interest rates, that are less favorable to Parent and Merger Sub (or their respective Affiliates) than the economic terms of the Debt Financing as set forth in the Debt Commitment Letter and the Fee Letters, in each case, as in effect on the date hereof; provided, further, that the failure to obtain alternative financing shall not relieve Parent or Merger Sub of any obligation hereunder. Parent shall deliver to the Company true, complete and correct copies of all Contracts or other arrangements related to any Alternative Financing entered into by Parent or any of its Affiliates (in the case of fee letters, subject to redaction of fee amounts and other commercially sensitive terms). For purposes of this Agreement, references to (x) the “Financing” and “Debt Financing” shall include any such Alternative Financing and (y) the “Debt Commitment Letter” and “Commitment Letters” shall include such documents with respect to any such Alternative Financing.
SECTION 5.15. Indenture; Convertible Notes Hedge Options and Warrants. (a) Prior to the Effective Time, the Company shall timely provide or cause to be provided, in accordance with the provisions of the 2026 Convertible Notes Indenture, to the trustee under the 2026 Convertible Notes Indenture any supplemental indentures, notices, announcements, certificates or legal opinions required by the 2026 Convertible Notes Indenture to be provided in connection with the Merger Transactions prior to the Effective Time. Parent and its counsel shall be given a reasonable opportunity to review and comment on any such notice, announcement, certificate or legal opinion, in each case, before such document is provided to such trustee, and the Company shall not send any such supplemental indenture, notice, announcement, certificate or legal opinion without first obtaining the prior written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned). Following the date hereof, the Company shall not enter into any binding agreements in respect of the 2026 Convertible Notes without the prior written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned).
(b) Prior to the Effective Time, the Company will use reasonable best efforts to cooperate with and assist Parent with terminating the Convertible Notes Hedge Options and the Convertible Notes Warrants at or as promptly as practicable following the Effective Time. Prior to the Effective Time, the Company will, and will cause its Representatives to, cooperate with and assist Parent in connection with any discussions, negotiations or agreements with the counterparties to the Convertible Notes Hedge Options and the Convertible Notes Warrants with respect to any determination, adjustment, cancellation, termination, exercise, settlement or computation in connection with the Convertible Notes Hedge Options or the Convertible Notes Warrants, including with respect to any cash amounts or shares of Company Common Stock that may be receivable, issuable, deliverable or payable by the Company pursuant to the Convertible Notes Hedge Options or the Convertible Notes Warrants; provided that the Company shall not be required to enter into any agreements unless such agreements are conditioned upon the occurrence of the Effective Time. If requested by Parent, the Company shall engage a hedging advisor in connection with the actions set forth in the immediately preceding sentence; provided that such hedging advisor shall be reasonably acceptable to the Company; provided, further, that all fees and costs of any such hedging advisor that are not contingent upon the occurrence of the Closing or are payable prior to the Closing, shall be at Parent’s sole cost and expense. The Company shall not enter into any binding agreements in respect of the Convertible Notes Hedge Options or the Convertible Notes Warrants without the prior written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned).
SECTION 5.16. Section 16 Matters. Prior to the Effective Time, the Company will be permitted to take all actions reasonably necessary or advisable to cause the dispositions of equity securities of the Company (including any derivative securities) pursuant to the Merger and the other Transactions contemplated by this Agreement by each individual who is an officer or director of the Company subject to Section 16 of the Exchange Act to be exempt pursuant to Rule 16b-3 promulgated under the Exchange Act.
SECTION 5.17. Company 401(k) Plan. At the written request of Parent provided no later than five Business Days prior to the Closing Date, the Company shall, at least one Business Day prior to the Closing Date, adopt written resolutions (or take other necessary and appropriate action) to terminate each Company Plan that is intended to be qualified under Section 401(a) of the Code (the “Company 401(k) Plan”) and to fully vest all participants under the Company 401(k) Plan, such termination and vesting to be effective no later than the Business Day preceding the Closing Date; provided, however, that such Company 401(k) Plan termination may be made contingent upon the Closing. The Company shall provide Parent with an advance copy of such proposed resolutions (and any related documents) and a reasonable opportunity to comment thereon prior to adoption or execution (and shall consider any such comments from Parent in good faith).

ARTICLE VI

Conditions to the Merger
SECTION 6.01. Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or written waiver, if permissible under applicable Law) at or prior to the Closing of the following conditions:
(a) No Restraints. No Judgment enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority of competent jurisdiction or any applicable Law (collectively, “Restraints”) in the U.S. shall be in effect enjoining, restraining or otherwise making illegal, preventing or prohibiting the consummation of the Merger;
(b) HSR; Required Regulatory Approvals. (i) The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act as well as any timing agreement entered into with the relevant Governmental Authority in accordance with Section 5.03(d) shall have expired or been terminated; and (ii) the consents, approvals or other clearances set forth in Section 6.01(b) of the Company Disclosure Letter shall have been obtained; and
(c) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.
SECTION 6.02. Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction (or written waiver by Parent, if permissible under applicable Law) on or prior to the Closing of the following conditions:
(a) Representations and Warranties. The representations and warranties of the Company (i) set forth in Section 3.06(b) (No Material Adverse Effect) shall be true and correct in all respects as of the date of this Agreement and as of the Closing with the same effect as though made as of the Closing, (ii) set forth in Section 3.02(a), (b), and (d)(vi) (Capitalization), Section 3.19 (No Shareholder Rights Agreement; Anti-Takeover Provisions) and Section 3.21 (Brokers and Advisors) shall be true and correct in all respects, except for any de minimis inaccuracies, as of the date of this Agreement and as of the Closing with the same effect as though made as of the Closing (except to the extent expressly made as of an earlier date, in which case as of such earlier date), and (iii) set forth in this Agreement, other than those Sections specifically identified in clause (i) or clause (ii) of this paragraph, shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing with the same effect as though made as of the Closing (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except, in the case of this clause (iii), where the failure to be true and correct does not have and would not, individually or in the aggregate, have a Material Adverse Effect;
(b) Compliance with Covenants. The Company shall have complied with or performed, in all material respects, the obligations required to be complied with or performed by it and its Subsidiaries at or prior to the Effective Time under this Agreement;
(c) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect; and
(d) Officer’s Certificate. The Company shall have delivered to Parent a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Sections 6.02(a), 6.02(b) and 6.02(c) have been satisfied.
SECTION 6.03. Conditions to the Obligations of the Company. The obligations of the Company to effect the Merger shall be subject to the satisfaction (or written waiver by the Company, if permissible under applicable Law) at or prior to the Closing of the following conditions:
(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Parent Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing with the same effect as though made as of the Closing (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect;
(b) Compliance with Covenants. Parent and Merger Sub shall have complied with or performed in all material respects their obligations required to be complied with or performed by them at or prior to the Effective Time under this Agreement; and
(c) Officer’s Certificate. Parent shall have delivered to the Company a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Sections 6.03(a) and 6.03(b) have been satisfied.
ARTICLE VII

Termination
SECTION 7.01. Termination. This Agreement may be terminated, and the Transactions abandoned, at any time prior to the Effective Time (except as otherwise expressly noted), whether before or after receipt of the Company Stockholder Approval:
(a) by the mutual written consent of the Company and Parent;
(b) by either of the Company or Parent:
(i) if the Effective Time shall not have occurred on or prior to February 5, 2024 (the “Outside Date”); provided that the right to terminate this Agreement under this Section 7.01(b)(i) shall (x) not be available to any party if the breach by such party of its representations and warranties set forth in this Agreement or the failure of such party to perform any of its obligations under this Agreement has been the principal cause of the failure of the Effective Time to occur on or before such date (it being understood that Parent and Merger Sub shall be deemed a single party for purposes of the foregoing proviso) and (y) be subject to the proviso set forth in Section 7.01(d)(iii);
(ii) if any Restraint in the U.S. having the effect set forth in Section 6.01(a) (Legal Restraints) shall be in effect and shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 7.01(b)(ii) shall have performed in all material respects its obligations under this Agreement to prevent the entry of and to remove such Restraint in accordance with its obligations under this Agreement; or
(iii) if the Company Stockholders’ Meeting (including any adjournments or postponements thereof) shall have concluded and the Company Stockholder Approval shall not have been obtained;
(c) by Parent:
(i) if the Company shall have breached any of its representations or warranties or failed to perform or comply with any of its covenants or agreements set forth in this Agreement, which breach or failure to perform or comply (A) would give rise to the failure of a condition set forth in Section 6.02(a) (Company Representations) or Section 6.02(b) (Company Compliance with Covenants) and (B) is incapable of being cured or, if capable of being cured by the Outside Date, has not been cured by the earlier of (x) the Outside Date and (y) the date that is 45 calendar days following receipt by the Company of written notice from Parent identifying such breach or failure to perform or comply and stating Parent’s intention to terminate this Agreement pursuant to this Section 7.01(c)(i); provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.01(c)(i) if Parent or Merger Sub is then in breach of any of its representations, warranties, covenants or agreements hereunder and such breach would give rise to the failure of any condition set forth in Section 6.01 or Section 6.02; or
(ii) if the Board of Directors of the Company or any duly authorized committee thereof shall have made an Adverse Recommendation Change; provided, however, that Parent’s right to terminate this Agreement pursuant to this Section 7.01(c)(ii) will expire at 5:00 p.m., New York City time, on the fifth Business Day following the date on which such right to terminate first arose.

(d) by the Company:
(i) if either of Parent or Merger Sub shall have breached any of its representations or warranties or failed to perform or comply with any of its covenants or agreements set forth in this Agreement, which breach or failure to perform or comply (A) (x) would give rise to a Parent Material Adverse Effect or (y) would give rise to the failure of a condition set forth in Section 6.03(a) (Parent Representations) or Section 6.03(b) (Parent Compliance with Covenants) and (B) is incapable of being cured or, if capable of being cured by the Outside Date, has not been cured by the earlier of (x) the Outside Date and (y) the date that is 45 calendar days following receipt by Parent of written notice from the Company identifying such breach or failure to perform or comply and stating the Company’s intention to terminate this Agreement pursuant to this Section 7.01(d)(i); provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.01(d)(i) if the Company is then in breach of any of its representations, warranties, covenants or agreements hereunder and such breach would give rise to the failure of any condition set forth in Section 6.01 or Section 6.03; provided, further, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.01(d)(i) if the Company is in material breach of Section 5.02;
(ii) prior to receipt of the Company Stockholder Approval, if (A) the Company has received a Superior Proposal, (B) the Board of Directors of the Company has authorized the Company to enter into a definitive agreement to consummate a Superior Proposal (after complying with the procedures set forth in Section 5.02(e)), in order to accept a Superior Proposal and enter into a Company Acquisition Agreement substantially concurrently with such termination in accordance with Section 5.02(e)(II) (Takeover Proposals not solicited in violation of the non-solicitation provisions); provided that prior to or concurrently with (and as a condition to) such termination the Company pays or causes to be paid the applicable Company Termination Fee to the extent due and payable under Section 7.03(a) and in the manner provided for in this Agreement; or
(iii) if (A) all of the conditions set forth in Section 6.01 (Mutual Closing Conditions) and Section 6.02 (Conditions of Parent and Merger Sub to Closing) have been satisfied or waived in writing (to the extent such waiver is permitted by applicable Law) (other than those conditions that by their nature are to be satisfied at the Closing so long as such conditions would be satisfied if the Closing Date were the date the notice in clause (B) of this Section 7.01(d)(iii) is received by Parent), (B) the Company has irrevocably confirmed in writing to Parent that (1) all conditions set forth in Section 6.03 (Conditions of the Company to Closing) have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing so long as such conditions would be satisfied if the Closing Date were the date the notice in clause (B) of this Section 7.01(d)(iii) is received by Parent) or that, to the extent permitted by Law, it is willing to irrevocably waive any unsatisfied conditions in Section 6.03, (2) the Merger is required to be consummated pursuant to Section 1.02, and (3) the Company is ready, willing and able to consummate the Merger on the date such notice is delivered and through the end of the next succeeding three Business Days, and (C) the Merger shall not have been consummated within three Business Days after the later of (1) delivery of such notice referred to in clause (B) to Parent and (2) the date the Merger was required to be consummated pursuant to Section 1.02; provided that, notwithstanding anything in Section 7.01(b)(i) (Termination at Outside Date) to the contrary, no party shall be permitted to terminate this Agreement pursuant to Section 7.01(b)(i) during such three Business Day period following the notice referred to in clause (C) above.
SECTION 7.02. Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.01, written notice thereof shall be given to the other party or parties hereto, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than Section 5.05 (Access to Information; Confidentiality), Section 5.14(d) (Certain Financing expense reimbursement and indemnification), this Section 7.02, Section 7.03 (Termination Fees) and Article VIII (Miscellaneous Provisions), all of which shall survive termination of this Agreement and continue in full force and effect in accordance with their respective terms), and there shall be no liability on the part of Parent, Merger Sub, the Company or their respective directors, officers and Affiliates, except, subject to Section 7.03(d) (including the limitations on liability set forth therein), no such termination shall relieve the Company from liability for damages resulting from a knowing and intentional breach of this Agreement or from Fraud. Notwithstanding anything in this Agreement to the contrary (including, for clarity, anything set forth in this Section 7.02), from and after any termination of this Agreement, in no event or circumstance shall Parent, Merger Sub or any Parent Related Party have any monetary liability or obligation under this Agreement other than the obligation of Parent to pay the Parent Termination Fee, if and when due under Section 7.03(b), and the Company Related Parties hereby irrevocably waive and relinquish any other right to seek or recover any other monetary damages from Parent or any Parent Related Party.
SECTION 7.03. Termination Fee. (a) In the event that:
(i) this Agreement is terminated by the Company or Parent pursuant to Section 7.01(b)(i) (termination after the Outside Date), Section 7.01(b)(iii) (failure to receive the Company Stockholder Approval) or Section 7.01(c)(i) (breach of Company Representations or Covenants); provided that (A) at the time of termination (x) the Company shall not have been entitled to terminate this Agreement pursuant to Section 7.01(d)(iii) (termination due to financing failures) and (y) neither Parent nor Merger Sub is then in breach of its representations, warranties, covenants or agreements under this Agreement that would give rise to the failure of any condition set forth in Section 6.01 or Section 6.02 and none of Parent, Merger Sub or any Guarantor is then in material breach of its representations, warranties, covenants or agreements under any Commitment Letter or the Guarantee, (B) a bona fide Takeover Proposal shall have been (1) received by the Company or (2) publicly made, proposed or communicated by a third party after the date of this Agreement and, in the event of a termination pursuant to Section 7.01(b)(iii), not publicly withdrawn at least three Business Days prior to the Company Stockholders’ Meeting and (C) within 12 months of the date this Agreement is terminated, the Company (1) enters into a definitive agreement with respect to a Takeover Proposal and such Takeover Proposal is subsequently consummated (regardless of whether such consummation occurs within the 12-month period) or (2) consummates a Takeover Proposal; provided, that, for purposes of clauses (B) and (C) of this Section 7.03(a)(i), the references to “20%” in the definition of Takeover Proposal shall be deemed to be references to “50%”; or
(ii) this Agreement is terminated (A) by Parent pursuant to Section 7.01(c)(ii) (Adverse Recommendation Change) or (B) by the Company pursuant to Section 7.01(d)(ii) (entry into a Company Acquisition Agreement);
then, in any such event under clause (i) or (ii) of this Section 7.03(a), the Company shall pay or cause to be paid the applicable Company Termination Fee to Parent (or its designee listed on Section 7.03 of the Company Disclosure Letter) by wire transfer of same-day funds to an account designated by Parent in writing (x) in the case of Section 7.03(a)(ii)(A), within two Business Days after such termination, (y) in the case of Section 7.03(a)(ii)(B), simultaneously with such termination or (z) in the case of Section 7.03(a)(i), within two Business Days after the consummation of the Takeover Proposal referred to therein; it being understood that in no event shall the Company be required to pay or cause to be paid the applicable Company Termination Fee on more than one occasion.
As used herein, “Company Termination Fee” shall mean a cash amount equal to $10,570,000, except that “Company Termination Fee” shall mean a cash amount equal to $5,285,000 in the event that this Agreement is terminated by the Company pursuant to Section 7.01(d)(ii) (entry into a Company Acquisition Agreement) in connection with entering into a Company Acquisition Agreement with:
(A) any Person at any time prior to the expiration of the Go-Shop Period; or
(B) any Excluded Party, following the expiration of the Go-Shop Period but prior to the termination of the Go-Shop Extension.
For the avoidance of doubt, any determination as to whether any Person or group is an Excluded Party for the purposes of clause (1) above will be made at the time of submission of the applicable Takeover Proposal (or any amendment or modification to a predecessor Takeover Proposal) and for the purposes of clause (2) will be made at the time of termination of this Agreement and entry into the applicable Company Acquisition Agreement.
(b) In the event that (i) the Company terminates this Agreement pursuant to Sections 7.01(d)(i) (breach of Parent Representations or Covenants) or 7.01(d)(iii) (termination due to financing failures), or (ii) Parent shall terminate this Agreement pursuant to Section 7.01(b)(i) (termination on or after the Outside Date) and at such time the Company could have terminated this Agreement pursuant to either Sections 7.01(d)(i) or Section 7.01(d)(iii), then Parent shall pay or cause to be paid to the Company a termination fee of $21,140,000 in cash (the “Parent Termination Fee”) within three Business Days of such termination by wire transfer of same-day funds to an account designated in writing by the Company, it being understood that in no event shall Parent be required to pay or cause to be paid the Parent Termination Fee on more than one occasion.

(c) Each of the parties hereto acknowledges that the agreements contained in this Section 7.03 are an integral part of the Transactions, and that without these agreements, the other parties hereto would not enter into this Agreement. Accordingly, if the Company or Parent, as the case may be, fails to timely pay or cause to be paid any amount due pursuant to this Section 7.03, and, in order to obtain the payment, Parent or the Company, as the case may be, commences an Action which results in a final and non-appealable judgment against the other party, with respect to Parent or Merger Sub, or parties, with respect to the Company, for the payment set forth in this Section 7.03, such paying party shall pay or cause to be paid to the other party or parties, as applicable, its or their reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such Action, together with interest on such amount at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.
(d) Subject in all respects to Section 7.02, the Company’s injunction, specific performance and equitable relief rights and related rights set forth in Section 8.08 and the reimbursement and indemnification obligations of Parent under Section 5.14(d) and Section 7.03(c), in the event this Agreement is terminated pursuant to this Article VII, payment of the Parent Termination Fee (which, for the avoidance of doubt, shall be payable to the Company solely in the circumstances described in Section 7.03(b)), shall be the sole and exclusive remedy (whether at Law or in equity, whether in contract or in tort or otherwise) of the Company and its Subsidiaries against Parent, Merger Sub or any of their respective former, current or future general or limited partners, stockholders, financing sources, managers, members, directors, officers or Affiliates (including the Guarantors, collectively, the “Parent Related Parties”) for any and all losses, damages, costs and expenses suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise relating to or arising out of this Agreement or the Transactions, and upon payment of such amount, none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions. Notwithstanding anything in this Agreement to the contrary, the Parent Termination Fee shall be the maximum aggregate liability of Parent, Merger Sub and the Parent Related Parties in the event that Parent or Merger Sub fails to consummate the Transactions or otherwise fails to comply with or breaches any covenant or other obligation or representation and warranty in this Agreement, and the Company on behalf of itself and the Company Related Parties hereby irrevocably waives and relinquishes any right to seek or recover, any monetary damages in excess of such amount. Subject in all respects to Parent’s injunction, specific performance and equitable relief rights and related rights set forth in Section 8.08 and the reimbursement obligations of the Company under Section 7.03(c), in the event the applicable Company Termination Fee is paid to Parent in circumstances for which such fee is payable pursuant to Section 7.03(a), payment of the applicable Company Termination Fee shall be the sole and exclusive remedy (whether at Law or in equity, whether in contract or in tort of otherwise) of the Parent Related Parties against the Company and its Subsidiaries and any of their respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates (collectively, “Company Related Parties”) for any loss suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions (other than claims for Fraud). While each of the Company and Parent may pursue both a grant of specific performance in accordance with, but subject to the limitations of, Section 8.08 or other equitable relief that results in a Closing and payment of the Parent Termination Fee or the applicable Company Termination Fee, as applicable, under Section 7.03, under no circumstances shall the Company or Parent be permitted or entitled to receive both a grant of specific performance that results in a Closing and any money damages, including all or any portion of the Parent Termination Fee or the applicable Company Termination Fee, as applicable.
(e) In connection with any loss suffered by any Parent Related Party as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise, other than in the circumstances in which Parent is entitled to receive the applicable Company Termination Fee in accordance with Section 7.03(a) (in which case Section 7.03(d) shall apply), Parent agrees, on behalf of itself and the Parent Related Parties, that, except in the case of Fraud, the maximum aggregate monetary liability of the Company and the Company Related Parties, if any, shall be limited to the amount of the applicable Company Termination Fee, and in no event shall Parent or any Parent Related Party seek or be entitled to recover from the Company or any Company Related Parties, and Parent on behalf of itself and the Parent Related Parties hereby irrevocably waives and relinquishes any right to seek or recover, any monetary damages in excess of such amount.

ARTICLE VIII

Miscellaneous
SECTION 8.01. No Survival of Representations and Warranties. None of the representations or warranties in this Agreement or in any document or instrument delivered pursuant to or in connection with this Agreement shall survive from and after the Effective Time. This Section 8.01 shall not limit any covenant or agreement contained in this Agreement or in any document or instrument delivered pursuant to or in connection with this Agreement that by its terms applies in whole or in part after the Effective Time.
SECTION 8.02. Amendment or Supplement. Subject to compliance with applicable Law, at any time prior to the Effective Time, this Agreement may be amended, modified or supplemented in any and all respects only by written agreement of the parties hereto; provided, however, that following receipt of the Company Stockholder Approval, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the stockholders of the Company without such approval; provided, further, that any modification or amendment of this proviso of Section 8.02, the second proviso in Section 8.04, clause (v) of Section 8.06, Section 8.07(c) (solely to the extent that it relates to the Debt Financing Sources Related Parties), Section 8.07(d) (solely to the extent that it relates to the Debt Financing Sources Related Parties), Section 8.09 (solely to the extent that it relates to the Debt Financing Sources Related Parties), Section 8.16 or the definitions of Debt Commitment Letter, Debt Financing, Debt Financing Sources or Debt Financing Sources Related Parties that is adverse in any material respect to the interests of the Debt Financing Sources Related Parties, will not be effective against the Debt Financing Sources Related Parties without the prior written consent of the Debt Financing Sources party to the Debt Commitment Letter that have consent rights over amendments to this Agreement pursuant to the Debt Commitment Letter.
SECTION 8.03. Extension of Time, Waiver, etc. At any time prior to the Effective Time, Parent and the Company may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, (b) extend the time for the performance of any of the obligations or acts of the other party or (c) waive compliance by the other party with any of the agreements contained herein applicable to such party or, except as otherwise provided herein, waive any of such party’s conditions (it being understood that Parent and Merger Sub shall be deemed a single party for purposes of the foregoing clauses (a) through (c)); provided, however, that, following receipt of the Company Stockholder Approval, there shall be no waiver or extension of this Agreement that would require further approval of the stockholders of the Company without such approval having first been obtained. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.
SECTION 8.04. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties hereto without the prior written consent of the other parties hereto; provided, that Parent or Merger Sub may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of its Affiliates at any time (except any such assignment which would, or would reasonably be expected to, have a Parent Material Adverse Effect); provided, further, that Parent or Merger Sub will have the right to transfer, pledge or assign this Agreement as security for any financing, including, without limitation, the Debt Financing (as defined herein). No assignment by any party shall relieve such party of any of its obligations hereunder. Subject to the immediately preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 8.04 shall be null and void.
SECTION 8.05. Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile, electronic signature, PDF or electronic mail), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.
SECTION 8.06. Entire Agreement; No Third-Party Beneficiaries. This Agreement, including the Company Disclosure Letter and the Exhibits attached hereto, together with the Commitment Letters, Confidentiality Agreement, the Support Agreement and the Guarantee, constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties and their Affiliates, or any of them, with respect to the subject matter hereof and thereof. This Agreement is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies hereunder, except for: (i) if the Effective Time occurs, the right of the stockholders of the Company to receive the Merger Consideration as provided in Section 2.01; (ii) if the Effective Time occurs, the right of the holders of Equity-Based Awards and participants in the Company ESPP to receive such amounts to the extent provided for in Article II; (iii) if the Effective Time occurs, the rights of the Indemnitees (and each Indemnitee’s heirs and representatives) set forth in Section 5.06 of this Agreement; (iv) the rights of the Parent Related Parties and the Company Related Parties set forth in Section 7.03(d) and the Company Related Parties set forth in Section 7.03(e), which are intended for the benefit of, and shall be enforceable by, the Persons referred to in clauses (i) through (iv) above, and (v) each Debt Financing Sources Related Party shall be a third-party beneficiary of the second proviso in Section 8.02, the second proviso in Section 8.04, this clause (v) of Section 8.06, Section 8.07(c) (solely to the extent that it relates to the Debt Financing Sources Related Parties), Section 8.07(d) (solely to the extent that it relates to the Debt Financing Sources Related Parties), Section 8.09 (solely to the extent that it relates to the Debt Financing Sources Related Parties) and Section 8.16 (solely to the extent that it relates to the Debt Financing Sources Related Parties).
SECTION 8.07. Governing Law; Jurisdiction. (a) This Agreement and all disputes, controversies or other Actions arising out of or relating to this Agreement or the Transactions, including matters of validity, construction, effect, performance and remedies, shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State, regardless of the laws that might otherwise govern under any applicable conflict of Laws principles.
(b) All Actions arising out of or relating to this Agreement or the Transactions shall be heard and determined in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over any Action, any state or federal court within the State of Delaware). The parties hereto hereby irrevocably (i) submit to the exclusive jurisdiction and venue of such courts in any such Action, (ii) waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Action, (iii) agree to not attempt to deny or defeat such jurisdiction by motion or otherwise request for leave from any such court and (iv) agree to not bring any Action arising out of or relating to this Agreement or the Transactions in any court other than the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over any Action, any state or federal court within the State of Delaware), except for Actions brought to enforce the judgment of any such court. The consents to jurisdiction and venue set forth in this Section 8.07(b) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. Each party hereto agrees that service of process upon such party in any Action arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 8.10 of this Agreement. The parties hereto agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.
(c) Notwithstanding anything to the contrary in this Agreement, each party to this Agreement acknowledges and irrevocably agrees (i) that any legal action, whether at law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Sources Related Party arising out of or relating to this Agreement or the Debt Commitment Letter or the performance thereunder shall be subject to the exclusive jurisdiction of the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof), (ii) that, except to the extent relating to the interpretation of any provisions in this Agreement (other than those applicable to the Debt Financing Sources) or the Equity Commitment Letter, any legal action, whether at law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Sources Related Party shall be governed by, and construed in accordance with, the Laws of the State of New York, (iii) not to bring or permit any of their Affiliates to bring any such legal action in any other court and (iv) that the provisions of this Section 8.07(c) shall apply to any such legal action.
(d) Notwithstanding anything in this Agreement to the contrary, each party hereby irrevocably and unconditionally agrees that it will not bring or support any litigation against any Debt Financing Sources Related Party in any way relating to this Agreement or any of the Transactions, including any dispute arising out of or relating in any way to the Debt Financing or the performance thereof, in any forum other than a court of competent jurisdiction sitting in the Borough of Manhattan of the City of New York, whether a state or federal court, that the provisions of Section 8.09 relating to the waiver of jury trial shall apply to such action, suit or proceeding and that, except to the extent relating to the interpretation of any provisions in this Agreement or the Equity Commitment Letter, any such action, suit or proceeding shall be governed by and construed in accordance with the Laws of the State of New York.
SECTION 8.08. Specific Enforcement. The parties hereto agree that irreparable damage for which monetary relief (including any fees payable pursuant to Section 7.03), even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties hereto fail to take any action required of them hereunder to consummate this Agreement and the Transactions, subject to the terms and conditions of this Agreement. Subject to the express terms of this Agreement, the parties acknowledge and agree that (a) the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 8.07(b) without posting of bond or other security, this being in addition to any other remedy to which they are entitled under this Agreement, (b) the provisions set forth in Section 7.03 shall not be construed to diminish or otherwise impair in any respect any party’s right to specific enforcement and (c) the right of specific enforcement is an integral part of the Transactions and without that right neither the Company nor Parent would have entered into this Agreement. Notwithstanding the foregoing, it is explicitly agreed that the right of the Company to seek an injunction, specific performance or other equitable remedies in connection with enforcing Parent’s obligation to cause the Equity Financing to be funded to fund the Merger Consideration and Parent’s and Merger Sub’s obligations to effect the Closing (but not the right of the Company to seek such injunctions, specific performance or other equitable remedies for any other reason) shall be available only if (i) all of the conditions set forth in Sections 6.01 and 6.02 were satisfied or waived in writing (to the extent such waiver is permitted by applicable Law) (other than those conditions that by their nature are to be satisfied at the Closing, each of which are, at the time the written notice referred to in clause (iii) below is delivered by the Company, capable of being satisfied if the Closing Date were the date of such written notice and subject to the actual satisfaction of such conditions at Closing) at the time when Closing would have been required to occur pursuant to Section 1.02, (ii) the Debt Financing has been funded in accordance with the terms thereof or will be funded in accordance with the terms thereof at the Closing if the Equity Financing is funded at the Closing, (iii) the Company has irrevocably confirmed in a written notice delivered to Parent that (A) all of the conditions set forth in Sections 6.01 and 6.02 were satisfied or waived in writing (to the extent such waiver is permitted by applicable Law) (other than those conditions that by their nature are to be satisfied at the Closing, each of which are, at the time such written notice is delivered by the Company, capable of being satisfied if the Closing Date were the date of such written notice and subject to the actual satisfaction of such conditions at Closing) and (B) if specific performance is granted and the Equity Financing and Debt Financing are funded in accordance with the Commitment Letters, then the Company stands ready, willing and able to then consummate the Transactions on such date and through the end of the date such specific performance is granted (and the Company is actually so ready, willing and able during such period), and (iv) Parent and Merger Sub have failed to consummate the Closing prior to the third Business Day following the delivery of such confirmation specified in clause (iii) above (it being understood that the conditions to the obligations of Parent and Merger Sub to consummate the transactions contemplated hereby set forth in Section 6.01 and Section 6.02 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the actual satisfaction of such conditions at the Closing) shall remain satisfied at the close of business on such third Business Day). The parties hereto agree not to assert that a remedy of specific enforcement is unenforceable, invalid or contrary to Law for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.08 shall not be required to provide any bond or other security in connection with any such order or injunction.
SECTION 8.09. WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS

DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING THE DEBT COMMITMENT LETTER OR THE DEBT FINANCING. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8.09.
SECTION 8.10. Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, emailed (solely if (a) such notice specifically states that it is being delivered pursuant to this Section 8.10 and (b) either (i) a duplicate copy of such email notice is promptly given by one of the other methods described in this Section 8.10 or (ii) the receiving party delivers a written confirmation of receipt for such notice either by email (to the extent no “bounce back” or similar message indicating non-delivery is received with respect thereto and excluding “out of office” replies) or any other method described in this Section 8.10) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:
If to Parent or Merger Sub, to it at:

Locke Buyer, LLC
c/o CPRx Holdings, LLC
50 Kennedy Plaza, 12th Floor
Providence, RI 02903
Attention:	Christopher Corey; Joe Anderson
Email:	ccorey@nautic.com; janderson@nautic.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
200 Clarendon Street
Boston, MA 02116
Attention:	Michael J. Sartor, P.C.; Armand A. Della Monica, P.C.
Email:	michael.sartor@kirkland.com; armand.dellamonica@kirkland.com

and

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention:	David B. Feirstein, P.C.; Patrick Salvo
Email:	david.feirstein@kirkland.com; patrick.salvo@kirkland.com

If to the Company, to it at:

Tabula Rasa HealthCare, Inc.
228 Strawbridge Drive, Suite 100
Moorestown, NJ 08057
Attention:	Brian W. Adams; Richard W. Rew
Email:	badams@trhc.com; rrew@trhc.com

with copies (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
Attention:	Robert I. Townsend III, Esq.
Andrew C. Elken, Esq.
Email:	rtownsend@cravath.com
aelken@cravath.com

or such other address or email address as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.
SECTION 8.11. Severability. If any term, condition or other provision of this Agreement is finally determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect; provided, that the parties intend that the remedies and limitations thereon contained in Section 7.02, Section 7.03 and Section 8.08 be construed as an integral provision of this Agreement and that such remedies and limitations shall not be severable in any manner that increases any party’s liability or obligations hereunder or under the Financing. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law.
SECTION 8.12. Definitions. (a) As used in this Agreement, the following terms have the meanings ascribed thereto below:
“2026 Convertible Notes” means the Company’s 1.75% Convertible Senior Subordinated Notes due 2026, issued under the 2026 Convertible Notes Indenture.
“2026 Convertible Notes Indenture” means that certain Indenture, dated as of February 12, 2019, between the Company and U.S. Bank National Association, as trustee, as amended or supplemented to the date of this Agreement.
“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. Notwithstanding anything to the contrary in this Agreement, with respect to Parent and Merger Sub, except as otherwise noted herein, the term “Affiliate” shall not include, and no provisions of this Agreement shall be applicable to, any other direct or indirect portfolio companies of investment funds or entities advised or managed by Nautic Partners, LLC.
“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977 (as amended) and any other anti-bribery or anti-corruption Law of any jurisdiction applicable to the Company or its Subsidiaries.
“Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, all applicable foreign antitrust Laws and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
“Business Day” means a day except a Saturday, a Sunday or other day on which the SEC or the banking institutions in the City of New York, New York are authorized or required by Law or executive order to be closed.
“Code” means the Internal Revenue Code of 1986, as amended.
“Collective Bargaining Agreement” means any collective bargaining agreement or other Contract with a labor union, works council, labor organization or other employee representative body.
“Commitment Letters” means the Equity Commitment Letter and the Debt Commitment Letter.
“Commonly Controlled Entity” means any Person or entity that, together with the Company or any of its Subsidiaries, is or would at any relevant time be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.
“Company Charter Documents” means the Company’s certificate of incorporation and bylaws, each as amended and/or restated, as the case may be, and as in effect on the date hereof.
“Company IT Assets” means the IT Assets owned by the Company or any of its Subsidiaries and used in the operation of the businesses of the Company or any of its Subsidiaries.

“Company Lease” means any lease, sublease, sub-sublease, license or other agreement (written or verbal) (including any amendments, extensions, renewals, guaranties or other agreements related thereto) pursuant to which the Company or any of its Subsidiaries leases, subleases, licenses, uses or occupies any Leased Real Property.
“Company Plan” means each plan, Contract, program, policy, agreement or other arrangement, including those covering current or former directors, employees or individual consultants of the Company or any of its Subsidiaries, that is (i) an employee welfare plan within the meaning of Section 3(1) of ERISA (whether or not subject to ERISA), (ii) an employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not subject to ERISA), other than any plan which is a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), (iii) a stock option, stock purchase or other equity or equity-based agreement, program or plan, (iv) an individual employment, consulting, change-in-control, severance, retention or other similar agreement or (v) a bonus, incentive, deferred compensation, profit-sharing, retirement, post-retirement, health, welfare, paid time off, vacation, severance or termination pay, or any other compensation, benefit or fringe benefit plan, Contract, program, policy, agreement or other arrangement, in each case, that is sponsored, maintained or contributed to by the Company or any of its Subsidiaries or which the Company or any of its Subsidiaries is obligated to sponsor, maintain or contribute to, or under or with respect to which the Company or any of its Subsidiaries has any current or contingent liability or obligation, other than any plan, program, policy, agreement or arrangement mandated by applicable Law or that is sponsored and administered by a Governmental Authority.
“Contract” means any loan or credit agreement, indenture, debenture, note, bond, mortgage, deed of trust, lease, sublease, license, contract or other legally binding agreement (whether written or oral).
“Convertible Notes Hedge Options” means the call options entered into in connection with the 2026 Convertible Notes evidenced by (a) the call option confirmation, dated February 7, 2019, between the Company and Bank of America, N.A., (b) the call option confirmation, dated February 8, 2019, between the Company and Bank of America, N.A., (c) the call option confirmation, dated February 7, 2019, between the Company and Citibank, N.A. and (d) the call option confirmation, dated February 8, 2019, between the Company and Citibank N.A.
“Convertible Notes Warrants” means the warrants issued in connection with the 2026 Convertible Notes evidenced by (a) the warrant confirmation, dated February 7, 2019, between the Company and Bank of America, N.A., (b) the warrant confirmation, dated February 8, 2019, between the Company and Bank of America, N.A., (c) the warrant confirmation, dated February 7, 2019, between the Company and Citibank, N.A. and (d) the warrant confirmation, dated February 8, 2019, between the Company and Citibank, N.A.
“Copyright” is defined in the definition of Intellectual Property.
“COVID-19” means the COVID-19 pandemic, including any evolutions, mutations or variants of SARS-CoV-2 or the COVID-19 disease, any “second” or “subsequent” waves and any further epidemics, pandemics or disease outbreaks arising therefrom.
“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, social distancing, shut down, closure, sequestration, safety or similar Law, directive or guidelines promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the Coronavirus Aid, Relief and Economic Security Act, as may be amended, and the Families First Coronavirus Response Act, as may be amended.
“Debt Commitment Letter” shall mean the executed commitment letter, dated the date hereof, from the Debt Financing Sources party thereto, including all exhibits, schedules and annexes thereto, pursuant to which the Debt Financing Sources party thereto have committed, subject to the terms and conditions set forth therein, to provide the aggregate amounts set forth therein for the purposes described therein (the “Debt Financing”).
“Debt Financing” is defined in the definition of Debt Commitment Letter.
“Debt Financing Sources” shall mean the Persons that have committed to provide or arrange any debt financing contemplated by, or have otherwise entered into agreements in connection with, the Debt Commitment Letter or alternative debt financings in connection with the Transactions, and any joinder agreements, engagement letters, fee credit letters, note purchase agreements, indentures or credit agreements entered into pursuant thereto or relating thereto.

“Debt Financing Sources Related Party” means the Debt Financing Sources together with their respective Affiliates, and the respective directors, officers, employees, partners, members, managers, agents, advisors, controlling persons, and the other representatives, successors and assigns of each of the foregoing.
“Domain Name” is defined in the definition of Intellectual Property.
“Encumbrance” means any pledge, lien, charge, mortgage, deed of trust, security interest, lease, license, condition, covenant, restriction, hypothecation, option to purchase or lease or otherwise acquire any interest, right of first refusal or offer, conditional sale or other title retention agreement, adverse claim of ownership or use, easement, encroachment, right-of-way or other title defect, third-party right or encumbrance of any kind or nature.
“Equity Commitment Letter” shall mean the executed equity commitment letter, dated as of the date hereof, from the Equity Commitment Parties, including all annexes, exhibits, schedules and other attachments thereto, pursuant to which the Equity Commitment Parties have, subject to the terms and conditions set forth therein, committed to provide equity financing to Parent in an amount set forth therein (the “Equity Financing”).
“Equity Financing” is defined in the definition of Equity Commitment Letter.
“Equity Plans” means the Company 2016 Omnibus Incentive Compensation Plan and the Company Amended and Restated 2014 Equity Compensation Plan, each as may be amended from time to time.
“Equity-Based Awards” means, collectively, Company RSUs (including Director RSUs), Company PSUs, Company Stock Options and awards of Restricted Shares.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Excluded Party” means any Person, group of Persons or group that includes any Person (so long as such Person, together with all other members of such group, if any, who were members of such group or another group that included such Person immediately prior to the No-Shop Period Start Date, represent at least 50% of the equity financing of such group at all times following the No Shop Period Start Date and prior to the termination of this Agreement) from whom the Company or any of its Representatives has received, after the execution of this Agreement and prior to the expiration of the Go-Shop Period (for the avoidance of doubt, not including during any Go-Shop Extension), a Takeover Proposal that the Board of Directors of the Company or any committee thereof determines, in good faith and after consultation with its financial advisor and outside legal counsel, constitutes or would reasonably be expected to lead to a Superior Proposal; provided, however, that any Person shall immediately and irrevocably cease to be an Excluded Party if, at any time after the No-Shop Period Start Date, the Takeover Proposal submitted by such Person is withdrawn or terminated or the Board of Directors of the Company (or any committee thereof) determines that such Takeover Proposal no longer is, or no longer would reasonably be expected to lead to, a Superior Proposal. A Person or group shall cease to be an Excluded Party when the condition set forth in the parenthetical in the immediately preceding sentence is no longer satisfied with respect to such Person or group.
“Financing” means the Debt Financing and the Equity Financing.
“Fraud” means Delaware common law fraud of any Person in connection with the representations and warranties set forth in Article III and Article IV or the certificates delivered pursuant to Section 6.02(d) or Section 6.03(c), as applicable.
“GAAP” means generally accepted accounting principles in the U.S., consistently applied.
“Governmental Authority” means any government, court, regulatory or administrative agency, commission or authority or other legislative, regulatory, taxing, executive or judicial governmental entity (in each case including any self-regulatory organization) or arbitral body (public or private), whether federal, state or local, domestic, foreign or multinational.
“Healthcare Laws” means all Laws pertaining to the regulation of healthcare, entities that provide items or services directly or indirectly to, for, or on behalf of healthcare providers and suppliers or the payment or reimbursement for items or services rendered, provided, dispensed or furnished by healthcare providers or suppliers, including: (a) the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b), the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), the Exclusions Law (42 U.S.C. § 1320a-7), the Physician Self-Referral Law, commonly known as the “Stark Law” (42 U.S.C. §§ 1395nn and 1396b), the civil False Claims Act (31 U.S.C. § 3729 et seq.), the Federal Criminal False Claims Act (18 U.S.C. §§ 287 and 1001), the Federal Program Fraud Civil Remedies Act (31 U.S.C. §§ 3801 et seq.), the False Statements Relating to Health Care Matters Law (18 U.S.C. § 1035), the Health Care Fraud

Law (18 U.S.C. § 1347) and any regulations promulgated pursuant to such statutes, (b) Medicare (Title XVIII of the Social Security Act) and the regulations promulgated thereunder, (c) Medicaid (Title XIX of the Social Security Act) and the regulations promulgated thereunder, (d) TRICARE (10 U.S.C. § 1071 et seq.) and the regulations promulgated thereunder, (e) HIPAA and state health privacy, medical records, and medical information Laws, (f) the Patient Protection and Affordable Care Act (Pub. L. 111-148), as amended by the Health Care Education and Reconciliation Act (Pub. L. 111-152), and the regulations promulgated thereunder, (g) quality and safety Laws relating to the regulation, storage, provision or administration of, or payment for, healthcare items or services, including prescription products and controlled substances, (h) licensure Laws relating to the regulation, provision or administration of, or payment for, healthcare items or services and licensure Laws relating to the distribution, dispensing and possession of drugs and other healthcare products, including, without limitation the Federal Food, Drug and Cosmetic Act and the Federal Controlled Substances Act (21 U.S.C. §801 et seq.), the implementing regulations of each codified at Title 21, Code of Federal Regulations, and any analogous applicable state or local Laws, (i) any Laws and regulations of a Third-Party Payor Program, (j) federal, state, and local Laws and regulations relating to the practice of pharmacy, medication therapy management programs and services, including comprehensive medication reviews, targeted medication reviews, and communications with patients and beneficiaries, including communications regarding medications and refills, (k) all applicable Laws relating to the coding or, provision of, or billing or payment for, healthcare items or services or relating to healthcare information, (l) all applicable state and local Laws regulating fee splitting, licensing, reimbursement, kickbacks, timely repayment of overpayments, referrals, patient charges, recordkeeping, claim processing and medical record documentation requirements, (m) any analogous Laws imposed by any state or local jurisdiction, including any similar state or local fraud and abuse Laws governing the offer, payment, solicitation or receipt of any remuneration in exchange for a referral, furnishing, arranging for the furnishing, lease, purchase, order, or recommendation of any healthcare product or service and (n) each of clauses (a) through (m) as may be amended from time to time.
“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 (Pub. L. No. 104-191), as amended by the Health Information Technology for Economic and Clinical Health (HITECH) Act, together with all implementing regulations thereof, as amended.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Intellectual Property” means intellectual property rights, in each case in any jurisdiction throughout the world, including the following: (a) any patent or patent application, together with, all extensions, adjustments, renewals, divisionals, continuations, continuations-in-part, reissues and re-examinations thereof (collectively, “Patents”); (b) any trademark, service mark, trade dress, logo or other indicia of origin, together with the goodwill associated with any of the foregoing, and any application, registration or renewal thereof (collectively, “Trademarks”); (c) works of authorship whether or not copyrightable and copyrights (including rights in Software and databases) whether or not registered or sought to be registered (collectively, “Copyrights”); (d) any internet domain name and registrations thereof (“Domain Name”); (e) any trade secret, confidential know-how or other confidential and proprietary information (collectively, “Trade Secrets”); (f) social media accounts, identifiers, and designations; and (g) any and all registrations and applications for registration relating to any of the foregoing.
“Intervening Event” means any event, development, change, effect or occurrence with respect to the Company and its Subsidiaries, taken as a whole, that, irrespective of when such event, development, change, effect or occurrence occurred, was not known or reasonably foreseeable by the Board of Directors of the Company (or if known, the consequences of which were not known or reasonably foreseeable (with respect to magnitude or material consequences) to the Board of Directors of the Company as of the date of this Agreement) as of or prior to the date of this Agreement, which event, development, change, effect or occurrence becomes known to the Board of Directors of the Company prior to the Company Stockholders’ Meeting; provided that, for the avoidance of doubt, the fact in and of itself that the Company meets or exceeds projections, forecasts or estimates for any period, or any changes in and of themselves in the price of the Company Common Stock or the trading volume thereof after the date of this Agreement, shall not be taken into account in determining the existence of an Intervening Event (provided, however, that such fact shall not prevent the underlying causes thereof or contributors thereto from being taken into account in determining the existence of an Intervening Event).
“IRS” means the Internal Revenue Service.

“IT Assets” means computer and other information technology systems, including hardware, Software, computer systems, databases and documentation, reference and resource materials relating thereto.
“Knowledge” means (i) with respect to the Company, the actual knowledge after reasonable inquiry of the individuals listed on Section 8.12 of the Company Disclosure Letter and (ii) with respect to Parent or Merger Sub, the actual knowledge after reasonable inquiry of any of the officers or directors of Parent or Merger Sub.
“Leased Real Property” means any real property that is leased, subleased, sub-subleased or licensed by the Company or any of its Subsidiaries from any third party (in each case whether as tenant, sublandlord, subtenant or by other occupancy arrangement).
“Material Adverse Effect” means any effect, change, fact, circumstance, development, event or occurrence that, individually or in the aggregate (a) would, or would reasonably be expected to, prevent or materially delay, interfere with, hinder or impair the consummation by the Company of the Merger Transactions in accordance with the terms hereof or (b) has had, or would be reasonably expected to have, a material adverse effect on the business, assets, results of operations or financial condition of the Company and its Subsidiaries taken as a whole; provided, however, that, in the case of clause (b) only, none of the following, and no effect, change, fact, circumstance, development, event or occurrence arising out of, or resulting from, the following, shall constitute or be taken into account in determining whether a Material Adverse Effect has occurred, is continuing or would reasonably be expected to occur: any effect, change, fact, circumstance, development, event or occurrence (A) generally affecting the industry in which the Company and its Subsidiaries operate or the economy, credit, financial or capital markets, in the U.S. or elsewhere in the world, including changes in interest or exchange rates, monetary policy or inflation, or (B) to the extent arising out of, resulting from or attributable to (1) changes in Law or in GAAP, or any changes in the interpretation or enforcement of any of the foregoing, in each case, after the date of this Agreement, or any changes in general legal, regulatory, political or social conditions after the date of this Agreement, (2) the negotiation, execution, announcement or performance of this Agreement or the consummation of the Transactions (other than for purposes of any representation or warranty contained in Sections 3.03(d) and 3.04 or the condition to closing in Section 6.02(a) as it relates to any such representation or warranty), including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or regulators, or any litigation arising from allegations of breach of fiduciary duty or violation of Law relating to this Agreement or the Merger Transactions, (3) acts of war (whether or not declared), military activity, sabotage, civil disobedience or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), military activity, sabotage, civil disobedience or terrorism, (4) earthquakes, fires, floods, hurricanes, tornados or other natural disasters, weather-related events, casualty events or other force majeure events, (5)(x) any action taken by the Company or its Subsidiaries that is required by this Agreement, (y) any action taken (or omitted to be taken) with Parent’s written consent or at Parent’s written request or (z) the failure to take any action by the Company or its Subsidiaries if that action is prohibited by this Agreement (provided that clause (z) shall not apply to any action omitted to be taken pursuant to Section 5.01 unless the Company has requested to take an action that is prohibited by Section 5.01 and Parent has unreasonably withheld, delayed or conditioned its written consent to such action), (6) any change or prospective change in the Company’s credit ratings, (7) any decline in the market price, or change in trading volume, of the shares of the Company, (8) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position (it being understood that the exceptions in clauses (6), (7) and (8) shall not prevent or otherwise affect a determination that the underlying cause of any such change, decline or failure referred to therein (if not otherwise falling within any of the exceptions provided by clause (A) and clauses (B)(1) through (8)) is a Material Adverse Effect) or (9) any epidemic, pandemic or disease outbreak (including COVID-19) or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations thereof following the date of this Agreement; provided further, however, that any effect, change, fact, circumstance, development, event or occurrence referred to in clause (A) or clauses (B)(1), (3), (4) or (9) may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect to the extent such effect, change, fact, circumstance, development, event or occurrence has a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industry in which the Company and its Subsidiaries operate (in which case only the incremental disproportionate impact or impacts may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect).
“Merger Transactions” means, collectively, the transactions contemplated by this Agreement, including the Merger, but excluding, in any event, the Financing.

“Open Source Software” means any computer Software program whose source code is published and made available under a license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation).
“Owned Company Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.
“Parent Material Adverse Effect” means any effect, change, fact, circumstance, development, event or occurrence that, individually or in the aggregate, would, or would reasonably be expected to, prevent or materially delay, interfere with, hinder or impair the consummation by Parent or Merger Sub of any of the Transactions in accordance with the terms hereof.
“Patent” is defined in the definition of Intellectual Property.
“Permitted Encumbrances” means (i) easements, rights-of-way, encroachments, restrictions, conditions and other similar non-monetary Encumbrances of record affecting title to such real property which, individually or in the aggregate, do not and would not reasonably be expected to materially impair the use, utility or value of the applicable real property or otherwise materially impair the present or reasonably contemplated business operations at such location, (ii) zoning, entitlement, building and other land use regulations regulating the use or occupancy of such real property or activities conducted thereon imposed by Governmental Authorities having jurisdiction over such real property which are not violated by the current use or occupancy of such real property or the operation of the business thereon, (iii) statutory Encumbrances for Taxes not yet due and payable or the amount or validity of which are being contested in good faith and by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (iv) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar Encumbrances granted or which arise in the ordinary course of business for amounts which are not yet due and payable, (v) Encumbrances arising under or with respect to any original purchase price conditional sales contract entered into in the ordinary course of business and not in violation of this Agreement, (vi) pledges or deposits under workmen’s compensation Laws, unemployment insurance Laws or similar legislation or deposits to secure public or statutory obligations of such entity or to secure surety or appeal bonds to which such entity is a party, or deposits as security for contested Taxes, in each case incurred or made in the ordinary course of business, (vii) non-exclusive licenses granted to customers in the ordinary course of business, (viii) Encumbrances discharged at or prior to the Effective Time and (ix) such other Encumbrances that do not materially detract from the value of or materially impair the existing use of the asset or property affected by such Encumbrance or imperfection.
“Person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or any other entity, including a Governmental Authority.
“Personal Information” means (i) all information or data that identifies or could reasonably identify, directly or indirectly, a particular natural individual, or (ii) “personally identifiable information”, “personal information”, “individually identifiable health information”, “personal data” or similar terms as defined under applicable Privacy Laws.
“Registered Company Intellectual Property” means all Patent registrations and applications therefor, Trademark registrations and applications therefor, Copyright registrations and applications therefor and Domain Name registrations included in the Owned Company Intellectual Property.
“Representatives” means, with respect to any Person, its officers, directors, employees, consultants, agents, financial advisors, investment bankers, attorneys, accountants, other advisors, Affiliates and other representatives.
“Software” means all (i) computer programs, including all software implementations of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, and (ii) developer documentation relating to any of the foregoing.
“Subsidiary”, when used with respect to any Person, means (i) any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person or (ii) of which such Person or one of its Subsidiaries is a general partner or managing member.

“Tax Returns” mean any reports, returns, information returns, filings, claims for refund or other information filed or required to be filed with a Governmental Authority in connection with Taxes, including any schedules or attachments thereto, and any amendments to any of the foregoing.
“Taxes” means all United States federal, state, local, and non-United States taxes, imposts, levies, withholdings or other like assessments or charges, in each case in the nature of a tax (including taxes based upon or measured by gross receipts, income, profits, sales, use or occupation and value added, ad valorem, transfer, franchise, withholding, payroll, employment, excise and property taxes) imposed by a Governmental Authority, together with all interest, penalties and additions imposed with respect to such amounts.
“Third-Party Payor Programs” means all third-party payor programs, including Medicare, Medicaid, TRICARE and any other federal, state or local health care programs, as well as managed care plans, private, non-governmental insurance, workers compensation programs, and administered self-funded employer or union plans.
“Trade Secret” is defined in the definition of Intellectual Property.
“Trademark” is defined in the definition of Intellectual Property.
“Transactions” means, collectively, the transactions contemplated by this Agreement, including the Merger and the Financing.
The following terms are defined on the page of this Agreement set forth after such term below:
Terms Not Defined in this Section 8.12	Section
Acceptable Confidentiality Agreement	5.02(g)
Action	3.07
Adverse Recommendation Change	5.02(e)
Agreement	Preamble
Alternative Financing	5.14(g)
Announcement	5.04
Appraisal Shares	2.08(a)
Balance Sheet Date	3.05(c)
Bankruptcy and Equity Exception	3.03(a)
Book-Entry Share	2.01(c)
Capitalization Date	3.02(a)
Certificate of Merger	1.03
Claim	5.06(c)
Closing	1.02
Closing Date	1.02
Commitment Letters	8.12(a)
Company	Preamble
Company 401(k) Plan	5.17
Company Acquisition Agreement	5.02(e)
Company Board Recommendation	Recitals
Company Common Stock	Recitals
Company Disclosure Letter	Article III
Company ESPP	2.05
Company Preferred Stock	3.02(a)
Company PSU	2.03(c)
Company Related Parties	7.03(c)
Company Rights	3.02(a)
Company RSU	2.03(c)
Company SEC Documents	3.05(a)
Company Securities	3.02(b)
Company Stock Option	2.03(c)
Company Stock Option Consideration	2.03(c)

Terms Not Defined in this Section 8.12	Section
Company Stockholder Approval	3.03(c)
Company Stockholders’ Meeting	5.13(b)
Company Termination Fee	7.03(a)
Confidentiality Agreement	5.05
Continuing Employees	5.07(a)
D&O Tail Policy	5.06(d)
Data Security Requirements	3.14(a)
DGCL	Recitals
Director RSU	2.03(b)
Director RSU Consideration	2.03(b)
DOJ	5.03(e)
DTC	2.02(b)(i)
Earned Bonus	5.07(d)
Effective Time	1.03
Environmental Laws	3.12
Equity Commitment Party	Recitals
Equity Commitment Parties	Recitals
Exchange Act	3.04
Exchange Fund	2.02(a)
Fee Letters	4.05(b)
Filed SEC Documents	Article III
Financing Uses	4.05(f)
FTC	5.03(e)
Goldman Sachs	3.20
Guarantee	4.06
Guarantor	Recitals
Guarantors	Recitals
Indebtedness	5.01(b)(v)
Indemnitee	5.06(a)
Indemnitees	5.06(a)
IP Contracts	3.13(c)
Judgment	3.07
Laws	3.08(a)
Malicious Code	3.14(c)
Material Contract	3.16(a)
Maximum Amount	5.06(d)
Merger	Recitals
Merger Consideration	2.01(c)
Merger Sub	Preamble
Merger Sub Stockholder Approval	Recitals
NASDAQ	3.04
No-Shop Period Start Date	5.02(b)
Outside Date	7.01(b)(i)
Parent	Preamble
Parent Related Parties	7.03(d)
Parent Termination Fee	7.03(b)
Paying Agent	2.02(a)
Permits	3.08(b)
Privacy Laws	3.14(a)
Proxy Statement	3.04

Terms Not Defined in this Section 8.12	Section
Restraints	6.01(a)
Restricted Share	2.03(e)
SEC	3.04
Secretary of State of Delaware	1.03
Securities Act	3.02(c)
Series A Preferred Stock	3.02(a)
Share Certificate	2.01(c)
Shareholder Rights Agreement	3.02(a)
Solvent	4.07
Superior Proposal	5.02(i)
Support Agreement	Recitals
Surviving Corporation	1.01
Takeover Law	3.19(b)
Takeover Proposal	5.02(h)
Top Customers	3.16(a)(xiv)
Top Vendors	3.16(a)(xiv)
Vested Company PSU	2.03(c)
Vested Company PSU Consideration	2.03(c)
Vested Company RSU	2.03(b)
Vested Company RSU Consideration	2.03(b)
WARN Act	3.11(d)
SECTION 8.13. Fees and Expenses. Whether or not the Transactions are consummated, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring or required to incur such fees or expenses, except as otherwise expressly set forth in this Agreement.
SECTION 8.14. Performance Guaranty. Parent hereby guarantees the due, prompt and faithful performance and discharge by, and compliance with, all of the obligations, covenants, terms, conditions and undertakings of Merger Sub under this Agreement in accordance with the terms hereof, including any such obligations, covenants, terms, conditions and undertakings that are required to be performed, discharged or complied with following the Effective Time by the Surviving Corporation. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.
SECTION 8.15. Interpretation. (a) When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” when used in this Agreement shall refer to the date of this Agreement. The terms “or”, “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “made available to Parent” and words of similar import refer to documents (x) posted to the “Locke” electronic datasite hosted by Datasite on behalf of the Company at least one Business Day prior to the execution of this Agreement or (y) included in the Filed SEC Documents. The words “ordinary course of business” (or phrases of similar import), when used in this Agreement, shall be deemed to include actions taken or omitted to be taken by the Company or a Subsidiary of the Company in the ordinary course of such Person’s business consistent with past practice (including, for the avoidance of doubt, with respect to quantity and frequency). All accounting terms used and not defined herein shall have the respective meanings given to them under GAAP. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any statute defined or referred to herein or in any agreement or instrument that is referred to herein means such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References herein to any statute includes all rules and regulations promulgated thereunder. Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful money of the U.S. References to a Person are also to its permitted assigns and successors.
(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.
SECTION 8.16. Non-Recourse; Release. Notwithstanding anything to the contrary contained herein, each Company Related Party and Parent Related Party (other than Parent, Merger Sub and their respective Affiliates in respect of rights, claims, or causes pursuant to the Debt Commitment Letter) waives any rights or claims against any Debt Financing Source in its capacity as a Debt Financing Source in connection with this Agreement, the Debt Commitment Letter and the Debt Financing or any of the transactions contemplated hereby or thereby, agrees not to commence any Action against any Debt Financing Source in its capacity as the same in connection with this Agreement, the Debt Commitment Letter or the Debt Financing or any of the transactions contemplated hereby or thereby, and agrees to cause any such Action asserted against a Debt Financing Source to the extent asserted by the Company Related Parties against a Debt Financing Source acting in its capacity as the same in connection with this Agreement, the Debt Commitment Letter or the Debt Financing or any of the transactions contemplated hereby or thereby to be dismissed or otherwise terminated. In furtherance and not in limitation of the foregoing waiver, it is acknowledged and agreed that no Debt Financing Source shall have liability for any claims or damages to any Company Related Party or Parent Related Party (other than the Parent, Merger Sub and their respective Affiliates in respect of any rights, claims or causes pursuant to the Debt Commitment Letter) in its capacity as a Debt Financing Source in connection with this Agreement, the Debt Commitment Letter or the Debt Financing or the transactions contemplated hereby or thereby, whether at law, in equity, in contract, in tort or otherwise, in each case, whether arising, in whole or in part, out of comparative, contributory or sole negligence by any Debt Financing Source or otherwise.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.
LOCKE BUYER, LLC,

by	/s/ Christopher F. Corey
Name: Christopher F. Corey
Title: Vice President and Secretary
LOCKE MERGER SUB, INC.,

by	/s/ Christopher F. Corey
Name: Christopher F. Corey
Title: Vice President and Secretary
TABULA RASA HEALTHCARE, INC.

by	/s/ Brian W. Adams
Name: Brian W. Adams
Title: President and Chief Executive Officer
[Signature Page to Agreement and Plan of Merger]

EXHIBIT A
SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
TABULA RASA HEALTHCARE, INC.
Tabula Rasa HealthCare, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that:
ONE: The original name of the Corporation is Tabula Rasa Healthcare, Inc. and the date of filing the original Certificate of Incorporation of this company with the Secretary of State of the State of Delaware was May 21, 2014 (the “Original Certificate”), which Original Certificate was amended on December 31, 2014 by the filing of a Certificate of Amendment with the Secretary of State of the State of Delaware, further amended on September 16, 2016 by the filing of a Second Certificate of Amendment with the Secretary of State of the State of Delaware and amended and restated on October 4, 2016 by the filing of an Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (as so amended and restated, the “Certificate of Incorporation”).
TWO: The Certificate of Incorporation is hereby amended and restated to read as follows:
* * *
ARTICLE ONE
The name of the corporation is Tabula Rasa HealthCare, Inc. (hereinafter called the “Corporation”).
ARTICLE TWO
The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.
ARTICLE THREE
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware (the “DGCL”).
ARTICLE FOUR
The total number of shares which the Corporation shall have the authority to issue is one hundred (100) shares, all of which shall be shares of Common Stock, with a par value of $0.01 per share.
ARTICLE FIVE
The directors shall have the power to adopt, amend or repeal Bylaws, except as may be otherwise be provided in the Bylaws.
ARTICLE SIX
The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.
ARTICLE SEVEN
The liability of the directors for monetary damages shall be eliminated to the fullest extent under applicable law. To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which applicable law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law. If applicable law is amended after approval by the stockholders of this Article Seven to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the Corporation shall be eliminated or limited to the fullest extent permitted by applicable law as so amended. Any repeal or modification of this Article Seven shall only be prospective and shall not affect the rights or protections or increase the liability of any director under this Article Seven in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.
ARTICLE EIGHT
The Corporation reserves the right to amend or repeal any provisions contained in this Certificate of Incorporation from time to time and at any time in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred upon stockholders and directors are granted subject to such reservation.
* * *
THREE: This Second Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors of the Corporation.
FOUR: This Second Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the DGCL. This Second Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL by the stockholders of the Corporation.

IN WITNESS WHEREOF, Tabula Rasa HealthCare, Inc. has caused this Second Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer this  day of        .
TABULA RASA HEALTHCARE, INC.

By:
Brian W. Adams
Chief Executive Officer

Annex B
VOTING AND SUPPORT AGREEMENT
This Voting and Support Agreement (this “Agreement”) is made and entered into as of August 5, 2023 (the “Agreement Date”), by and among Tabula Rasa HealthCare, Inc., a Delaware corporation (“Company”), Locke Buyer, LLC, a Delaware limited liability company (“Parent”), and the Persons listed on Schedule A and the signature pages hereto (each, a “Stockholder” and, collectively, the “Stockholders”). Each of Parent, the Company and the Stockholders are sometimes referred to as a “Party” and collective as the “Parties”.
RECITALS
A. Concurrently with the execution and delivery of this Agreement, Parent, Locke Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”) that, among other things and subject to the terms and conditions set forth therein, provides for the merger of Merger Sub with and into the Company, with the Company being the surviving entity in such merger (the “Merger”).
B. As of the Agreement Date, certain Stockholders are the record and/or “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of the number of shares of common stock, $0.0001 par value per share, of the Company (the “Company Common Stock” and together with all other Equity Securities of the Company, the “Company Securities”), such shares of Company Common Stock being all of the Company Securities owned of record or beneficially by such Stockholder as of the Agreement Date (with respect to such Stockholder, the “Owned Shares”, and the Owned Shares together with any additional shares of Company Common Stock or other Company Securities that such Stockholder may acquire record and/or beneficial ownership of after the Agreement Date (including, for the avoidance of doubt, as a result of the settlement or exercise of any 2026 Convertible Notes), such Stockholder’s “Covered Shares”) set forth next to such Stockholder’s name on Schedule A hereto.
C. Concurrently with the execution of the Merger Agreement, and as a condition and inducement to Parent and Merger Sub’s willingness to enter into the Merger Agreement, each Stockholder has agreed to enter into this Agreement with respect to such Stockholder’s Covered Shares.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:
1. Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.
1.1. “Equity Securities” means any common or preferred stock, membership interest, capital stock, other equity interest, other ownership interest or voting interest or any securities or other interests convertible into or exchangeable or exercisable for capital stock, other equity interests, or other ownership interests, or any other rights, warrants or options to acquire any of the foregoing securities or interests of or in any Person.
1.2. “Expiration Time” shall mean the earliest to occur of (a) such date and time as the Merger Agreement shall be terminated pursuant to Article VII thereof, (b) any amendment of any term or provision of the Merger Agreement after the Agreement Date that (I) reduces the Merger Consideration, (II) modifies the form of consideration payable to the Stockholders, (III) imposes any additional material restrictions on or additional conditions on the payment of the Merger Consideration to the Stockholders, (IV) imposes any additional material restrictions or obligations on the Stockholders or (V) could materially delay the consummation of the Merger, in each case, without such Stockholder’s prior written consent, (c) the Effective Time, (d) an Adverse Recommendation Change, and (e) the termination of this Agreement by the mutual written consent of Parent, the Company and the Stockholders.
1.3. “Transfer” shall mean (a) any direct or indirect offer, sale, assignment, encumbrance, pledge, hypothecation, disposition, or other transfer (by operation of law or otherwise), either voluntary or involuntary, or entry into any option or other Contract, arrangement or understanding with respect to any offer, sale, assignment, encumbrance, short-sale, hedging transaction, pledge, hypothecation, disposition or other transfer (by operation of law or otherwise, including by way of any derivative transaction), of any Covered Shares or any voting power of or any interest (including economic interest) in any Covered Shares (in each case other than this Agreement) or any part thereof, (b) the deposit of such Covered Shares into a voting trust, the entry into a voting agreement or arrangement (other than this Agreement) with respect to such Covered Shares or the grant of any proxy or power of attorney (other than this Agreement) with respect to such Covered Shares, or (c) any Contract or commitment (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a) or (b); provided, that notwithstanding anything set forth herein to the contrary, the fact that any Covered Shares are held in a margin account or pledged pursuant to the terms thereof shall not be deemed a breach or violation of any representation, warranty or covenant contained herein.
2. Agreement to Not Transfer the Covered Shares.
2.1. No Transfer of Covered Shares. Until the Expiration Time, each Stockholder agrees not to Transfer, or cause or permit the Transfer, of any of such Stockholder’s Covered Shares, other than with the prior written consent of Parent or in accordance with, and subject to, Section 2.2. Any Transfer or attempted Transfer of any Covered Shares in violation of this Section 2.1 shall be null and void and of no effect whatsoever. Notwithstanding anything set forth herein to the contrary, the Parties agree that the restrictions on Transfer as set forth herein shall not apply to the 2026 Convertible Notes.
2.2. Permitted Transfers. Notwithstanding anything herein to the contrary, any Stockholder may Transfer any such Covered Shares to (a) any Affiliate of such Stockholder or (b) to any family member (including a trust for such family member’s benefit) of such Stockholder, in each case, if and so long as, prior to and as a condition to effectuating any such Transfer, the assignee or transferee agrees to be bound by the terms of this Agreement and executes and delivers to the Parties a written consent and joinder memorializing such agreement in form and substance reasonably satisfactory to Parent. During the term of this Agreement, prior to the Expiration Time, the Company will not register or otherwise recognize the transfer (book-entry or otherwise) of any Covered Shares or any certificate or uncertificated interest representing any of such Stockholder’s Covered Shares, except as permitted by, and in accordance with, this Section 2.2.
3. Agreement to Vote the Covered Shares.
3.1. Voting Agreement. Until the Expiration Time, at every meeting of the Company’s stockholders at which any of the following matters are to be voted on (including any adjournment or postponement thereof) (including the Company Stockholders’ Meeting), and on any action or approval of the Company’s stockholders by written consent with respect to any of the following matters, each Stockholder shall, prior to any such meeting vote (including via proxy) all of such Stockholder’s Covered Shares (or cause the holder of record on any applicable record date to vote (including via proxy) all of such Stockholder’s Covered Shares) (a) in favor of approval of the Merger Agreement and the transactions contemplated by the Merger Agreement (including the Merger); and (b) against (i) any action, proposal, transaction or agreement that is intended to or would reasonably be expected to result in (1) any breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or (2) any of the conditions set forth in Section 6.01 or Section 6.02 of the Merger Agreement not being satisfied and (ii) any Takeover Proposal, or any agreement, transaction or other matter that is intended to, or would reasonably be expected to prevent, impede, interfere with, delay, or otherwise adversely affect the consummation of the Merger and the other transactions contemplated by the Merger Agreement (clauses (a) and (b), the “Covered Proposals”). Nothing contained in this Agreement shall require any Stockholder (or shall entitle any proxy of any Stockholder) to convert, exercise or exchange any option, warrants or convertible securities in order to obtain any underlying shares of Company Common Stock. For the avoidance of doubt, the Stockholder shall retain at all times the right to vote the Stockholder’s Covered Shares in the Stockholder’s sole discretion, and without any other limitation, on any matters other than those expressly set forth in this Section 3.1 that are at any time or from time to time presented for consideration to the stockholders of the Company generally.
3.2. Quorum. Until the Expiration Time, at every meeting of the Company’s stockholders (including any adjournment or postponement thereof), each Stockholder shall be represented in person or by proxy at such meeting (or cause the holders of record on any applicable record date to be represented in person or by proxy at such meeting) in order for the Covered Shares to be counted as present for purposes of establishing a quorum.
3.3. Return of Proxy or Written Consent. Each Stockholder shall execute and deliver (or cause the holders of record to execute and deliver), within ten Business Days of receipt, any proxy card, written consent or voting instructions it receives that is sent to stockholders of the Company soliciting proxies or written consents with respect to any matter described in Section 3.1, which shall be voted in the manner described in Section 3.1. At Parent’s reasonable request, each Stockholder shall provide reasonable evidence of such execution and delivery of such proxy card, written consent or voting instructions.
4. Waiver of Appraisal Rights. Each Stockholder hereby irrevocably waives any and all dissenter’s and appraisal rights under the applicable provisions of Section 262 of the DGCL or otherwise with respect to all of such Stockholder’s Covered Shares owned (beneficially or of record) by such Stockholder with respect to the Merger and the other transactions contemplated by the Merger Agreement. Each Stockholder agrees, and agrees to cause its Affiliates, not to commence or participate in any class action or other Action with respect to, any claim, whether derivative or otherwise, against Parent, Merger Sub, the Company, any of their respective Affiliates and each of their respective directors, officers, employees, partners, members, managers, agents, advisors, controlling persons, representatives, successors and assigns (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement or the consummation of the transactions contemplated hereby or thereby or (b) alleging a breach of any fiduciary duty of, or other claim against, the Company or the Board of Directors of the Company (or any committee thereof) in connection with the evaluation, negotiation or entry into this Agreement or the Merger Agreement or the transactions contemplated hereby or thereby (it being understood and agreed that nothing in this Section 4 shall restrict or prohibit such Stockholder from participating as a defendant or asserting counterclaims (other than claims prohibited by this Agreement) or defenses, in any Action brought or claims asserted against it or any of its Affiliates relating to this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby, or from enforcing its rights under this Agreement).
5. [Intentionally Deleted].
6. No-Solicitation; Announcements; Proxy Statement. From the date hereof until the Expiration Time, each Stockholder shall not, and shall cause each of its Affiliates and each of its respective Representatives not to, take any action that such Stockholder would be prohibited from taking pursuant to Section 5.02, Section 5.04 or Section 5.13 of the Merger Agreement if such Stockholder were the Company, except to the extent expressly permitted under Section 8 of this Agreement or otherwise required by applicable Law. Notwithstanding anything to the contrary herein, this Agreement shall not restrict the ability of such Stockholder, solely to the extent the Company’s Board of Directors has made the determinations set forth in Section 5.02 of the Merger Agreement, to discuss and confirm to the Company the willingness of such Stockholder to support and sign a voting and support agreement in the event of any termination of the Merger Agreement pursuant to its terms or any Adverse Recommendation Change.
7. New Shares. From the date hereof until the Expiration Time, each Stockholder agrees that any shares of Company Common Stock that such Stockholder purchases or with respect to which such Stockholder otherwise acquires record or beneficial ownership (including (a) any shares of Company Common Stock that such Stockholder acquires pursuant to the exercise or settlement of any 2026 Convertible Notes or (b) pursuant to a stock split, reverse stock split, stock dividend or distribution or any change in Company Common Stock by reason of any recapitalization, reorganization, combination, reclassification, exchange of shares or similar transaction) after the Agreement Date and prior to the Expiration Time, shall automatically become, and shall be deemed to be, Covered Shares and will thereafter be subject to the terms and conditions of this Agreement to the same extent as if they comprised Covered Shares on the date hereof.
8. Fiduciary Duties; Legal Obligations. Each Stockholder is entering into this Agreement solely in its capacity as the record holder or beneficial owner of such Stockholder’s Covered Shares. Subject to compliance with the terms of the Merger Agreement, nothing in this Agreement shall in any way prevent, limit or affect any actions taken by any such Stockholder or its representatives in their capacity as a director or officer of the Company or any of its Affiliates from complying with his or her fiduciary duties or other legal obligations under Law while acting in such capacity as a director or officer of the Company or any of its Affiliates.
9. [Intentionally Deleted].
10. Representations and Warranties of the Stockholder. Each Stockholder hereby represents and warrants to Parent that:
10.1. Due Authority. The Stockholder has the full power, authority and capacity to make, enter into and carry out the terms of this Agreement. The Stockholder is duly organized, validly existing and in good standing in accordance with the Law of its jurisdiction of formation, as applicable, and the execution and delivery of this Agreement, the performance of the Stockholder’s obligations hereunder, and the consummation of the transactions contemplated hereby have been validly authorized, and no other consents or authorizations are required to give effect to this Agreement or the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder enforceable against such Stockholder in accordance with its terms, (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors’ rights generally and general principles of equity).
10.2. Ownership of the Covered Shares. (a) The Stockholder is, as of the Agreement Date and, with respect to any Covered Shares acquired after the Agreement Date, will be as of the date of such acquisition, the beneficial or record owner of such Stockholder’s Owned Shares, free and clear of any and all Liens, other than those (i) created or permitted by this Agreement, (ii) arising under applicable securities laws or (iii) as disclosed on Schedule A hereto, and (b) the Stockholder has sole voting power over all of such Owned Shares and Covered Shares, respectively, beneficially owned by the Stockholder. The Stockholder has not entered into any agreement to Transfer any Covered Shares. As of the Agreement Date, the Stockholder does not own, beneficially or of record, any shares of Company Common Stock or other Equity Securities of the Company (or any securities convertible, exercisable or exchangeable for, or rights to purchase or acquire, any shares of Company Common Stock (including pursuant to any 2026 Convertible Notes) or other Equity Securities of the Company) other than the Owned Shares held by such Stockholder. Neither the Stockholder or any of its Affiliates has entered into (i) any voting agreement, voting trust or other similar agreement with respect to such Stockholder’s Covered Shares, (ii) a proxy or power of attorney with respect to such Stockholder’s Covered Shares which is inconsistent with the obligations of such Stockholder pursuant to this Agreement or (iii) any Contract or agreement that would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.
10.3. No Conflict; Consents.
a. The execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of its obligations under this Agreement and the compliance by the Stockholder with any provisions hereof does not and will not: (i) conflict with or violate any Law, or (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Covered Shares beneficially owned by the Stockholder pursuant to any Contract or obligation to which the Stockholder is a party or by which the Stockholder is subject.
b. No consent, approval, order or authorization of, or registration, declaration or, except as required by the rules and regulations promulgated under the Exchange Act, filing with, any Governmental Authority or any other Person, is required by or with respect to the Stockholder in connection with the execution and delivery of this Agreement or the consummation by them of the transactions contemplated hereby.
10.4. Absence of Litigation. As of the Agreement Date, there is no Action pending against, or, to the knowledge of the Stockholder, threatened against or affecting the Stockholder that would reasonably be expected to prevent, delay or materially impair the ability of the Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.
11. Representations and Warranties of Parent. Parent hereby represents and warrants to each Stockholder and the Company that:
11.1. Due Authority. Parent has the full power, authority and capacity to make, enter into and carry out the terms of this Agreement. Parent is duly organized, validly existing and in good standing in accordance with the Law of its jurisdiction of formation. The execution and delivery of this Agreement, the performance of Parent’s obligations hereunder, and the consummation of the transactions contemplated hereby have been validly authorized, and no other consents or authorizations are required to give effect to this Agreement or the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Parent and constitutes a valid and binding obligation of Parent enforceable against it in accordance with its terms, (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors’ rights generally and general principles of equity).
11.2. No Conflict; Consents.
a. The execution and delivery of this Agreement by Parent does not, and the performance by Parent of its obligations under this Agreement and the compliance by Parent with the provisions hereof do not and will not: (i) conflict with or violate any Law, or (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, pursuant to any Contract or obligation to which Parent is a party or by which Parent is subject.
b. No consent, approval, order or authorization of, or registration, declaration or, except as required by the rules and regulations promulgated under the Exchange Act, filing with, any Governmental Authority or any other Person, is required by or with respect to Parent in connection with the execution and delivery of this Agreement or the consummation by Parent of the transactions contemplated hereby.
11.3. Absence of Litigation. As of the Agreement Date, there is no Action pending against, or, to the knowledge of Parent, threatened against or affecting Parent that would reasonably be expected to prevent, delay or materially impair the ability of Parent to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.
11.4. No Other Representations. Parent acknowledges and agrees that other than the representations expressly set forth in this Agreement, no Stockholder has made, or is making, any representations or warranties to Parent with respect to the Company, such Stockholder’s ownership of Company Common Stock, the Merger Agreement or any other matter. Parent hereby specifically disclaims reliance upon any other representations or warranties of such Stockholder (other than the representations expressly set forth in this Agreement).
12. Representations and Warranties of the Company. The Company hereby represents and warrants to Parent and each Stockholder that:
12.1. Due Authority. The Company has the full power, authority and capacity to make, enter into and carry out the terms of this Agreement. The Company is duly organized, validly existing and in good standing in accordance with the Law of its jurisdiction of formation. The execution and delivery of this Agreement, the performance of the Company’s obligations hereunder, and the consummation of the transactions contemplated hereby have been validly authorized, and no other consents or authorizations are required to give effect to this Agreement or the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable against it in accordance with its terms, (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors’ rights generally and general principles of equity).
12.2. No Conflict; Consents.
a. The execution and delivery of this Agreement by the Company does not, and the performance by the Company of its obligations under this Agreement and the compliance by the Company with the provisions hereof do not and will not: (i) conflict with or violate any Law, or (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, pursuant to any Contract or obligation to which the Company is a party or by which the Company is subject. The Company has taken all necessary action to render the provisions of Section 203 of the DGCL inapplicable to this Agreement and the transactions contemplated hereby.
b. No consent, approval, order or authorization of, or registration, declaration or, except as required by the rules and regulations promulgated under the Exchange Act, filing with, any Governmental Authority or any other Person, is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby.
12.3. Absence of Litigation. As of the Agreement Date, there is no Action pending against, or, to the knowledge of the Company, threatened against or affecting the Company that would reasonably be expected to prevent, delay or materially impair the ability of the Company to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.
13. Miscellaneous.
13.1. Other Agreements. Each Stockholder further agrees that, from and after the date hereof until the Expiration Time, such Stockholder shall not, and shall cause each of its Affiliates and each of its respective Representatives not to, (a) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in Rule 14A under the Exchange Act) in opposition to any Covered Proposal, (b) initiate a stockholders’ vote with respect to a Takeover Proposal, (c) become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of the Company with respect to a Takeover Proposal, (d) tender any Covered Shares into any tender or exchange offer or commence a tender or exchange offer for the Covered Shares, or (e) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any material assets of the Company or any of its Subsidiaries.
13.2. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to the Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Stockholder and Parent shall have no authority to direct such Stockholder in the voting or disposition of any of the Covered Company Shares, except as otherwise provided herein.
13.3. Certain Adjustments. In the event of any change in the Company Common Stock by reason of any stock split, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Company Common Stock” and “Covered Shares” shall be deemed to refer to and include such shares as well as any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.
13.4. Amendments and Modifications. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by all of the Parties.
13.5. Expenses. All costs and expenses incurred by any Party in connection with this Agreement shall be paid by the Party incurring or required to incur such cost or expense.
13.6. Notices. All notices, requests and other communications to any Party hereunder shall be in writing and shall be deemed given if delivered personally, emailed (solely if (a) such notice specifically states that it is being delivered pursuant to this Section 13.6 and (b) either (i) a duplicate copy of such email notice is promptly given by one of the other methods described in this Section 13.6 or (ii) the receiving party delivers a written confirmation of receipt for such notice either by email (to the extent no “bounce back” or similar message indicating non-delivery is received with respect thereto and excluding “out of office” replies) or any other method described in this Section 13.6) or sent by overnight courier (providing proof of delivery) to the Parties at the following addresses:
If to Parent or Merger Sub, to it at:

Locke Buyer, LLC
c/o CPRx Holdings, LLC
50 Kennedy Plaza, 12th Floor
Providence, RI 02903
Attention:	Christopher Corey; Joe Anderson
Email:	ccorey@nautic.com; janderson@nautic.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
200 Clarendon Street
Boston, MA 02116
Attention:	Michael J. Sartor, P.C.; Armand A. Della Monica, P.C.
Email:	michael.sartor@kirkland.com; armand.dellamonica@kirkland.com

and

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention:	David B. Feirstein, P.C.; Patrick Salvo
Email:	david.feirstein@kirkland.com; patrick.salvo@kirkland.com

If to the Company, to it at:

Tabula Rasa HealthCare, Inc.
228 Strawbridge Drive, Suite 100
Moorestown, NJ 08057
Attention:	Brian W. Adams; Richard W. Rew
Email:	badams@trhc.com; rrew@trhc.com

with copies (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
Attention:	Robert I. Townsend III, Esq.; Andrew C. Elken, Esq.
Email:	rtownsend@cravath.com; aelken@cravath.com

If to the Stockholders, to it at:

Indaba Capital Management, L.P.
One Letterman Drive
Building D, Suite DM 700
San Francisco, CA 94129
Attention:	Derek Schrier
Email:	derek@indabacapital.com

with copies (which shall not constitute notice) to:

Olshan Frome Wolosky LLP
1325 6th Avenue
New York, NY 10019
Attention:	Elizabeth Gonzalez-Sussman
Email:	egonzalez@olshanlaw.com
13.7. Governing Law; Jurisdiction.
a. This Agreement and all disputes, controversies or other Actions arising out of or relating to this Agreement or the transactions contemplated hereby including matters of validity, construction, effect, performance and remedies, shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State, regardless of the laws that might otherwise govern under any applicable conflict of Laws principles.
b. All Actions arising out of or relating to this Agreement or the transactions contemplated hereby shall be heard and determined in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over any Action, any state or federal court within the State of Delaware). The parties hereto hereby irrevocably (i) submit to the exclusive jurisdiction and venue of such courts in any such Action, (ii) waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Action, (iii) agree to not attempt to deny or defeat such jurisdiction by motion or otherwise request for leave from any such court and (iv) agree to not bring any Action arising out of or relating to this Agreement or the Transactions in any court other than the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over any Action, any state or federal court within the State of Delaware), except for Actions brought to enforce the judgment of any such court. The consents to jurisdiction and venue set forth in this Section 13.7(b) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. Each party hereto agrees that service of process upon such party in any Action arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 13.6 of this Agreement. The parties hereto agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.
13.8. Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 13.8.
13.9. Documentation and Information. Each Stockholder consents to and authorizes the publication and disclosure by Parent and the Company of such Stockholder’s identity and holding of the Covered Shares, and the terms of this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement), in any press release, the Proxy Statement and any other disclosure document required in connection with the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. Parent and the Company hereby consents to the publication and disclosure by each Stockholder of the terms of this Agreement as required by applicable Law.
13.10. Further Assurances. Each Stockholder agrees, from time to time, at the reasonable request of Parent and without further consideration, to execute and deliver such additional documents and take all such further action as may be reasonably required to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.
13.11. Stop Transfer Instructions. At all times commencing with the execution and delivery of this Agreement and continuing until the Expiration Time, in furtherance of this Agreement, the Stockholder hereby authorizes the Company or its counsel to notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Covered Shares (and that this Agreement places limits on the voting and transfer of the Covered Shares), subject to the provisions hereof and provided that any such stop transfer order and notice will immediately be withdrawn and terminated by the Company following the Expiration Time.
13.12. Specific Enforcement. The Parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, including if the Parties hereto fail to take any action required of them hereunder. irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and accordingly (i) the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific performance of the terms hereof this being in addition to any other remedy to which they are entitled at law or in equity, (ii) the Parties hereby irrevocably waive any requirement for the securing or posting of any bond or other security in connection with the obtaining of any specific performance or injunctive relief, (iii) the Parties will waive, in any Action for specific performance pursuant to this Section 13.12, the defense of adequacy of a remedy at law and (v) the right of specific enforcement pursuant to this Section 13.12 is an integral part of the transactions contemplated by this Agreement and without such rights the Parties would not have entered into this Agreement.
13.13. Entire Agreement. This Agreement, including the schedules and exhibits hereto, constitutes the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof, and this Agreement is not intended to grant standing to any Person other than the Parties hereto. For the avoidance of doubt, nothing in this Agreement shall be deemed to amend, alter or modify, in any respect, any of the provisions of the Merger Agreement.

13.14. Interpretation. When a reference is made in this Agreement to Sections and Schedules, such reference shall be to Sections and Schedules of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires. The word “or”, “any” and “either” shall not be deemed to be exclusive. The word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other thing extends, and such word or phrase shall not mean simply “if.” The word “will” shall be construed to have the same meaning and effect as the word “shall”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder, in each case as amended, modified or supplemented, including by succession of comparable successor statutes and also include, unless the context otherwise requires, all applicable guidelines, bulletins or policies made in connection therewith. Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful money of the United States. References to a Person are also to its permitted assigns and successors. Each of the Parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any of the provisions of this Agreement.
13.15. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the other Parties; provided, that Parent or Merger Sub may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of its Affiliates at any time. Any purported assignment without such consent shall be null and void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.
13.16. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated by this Agreement and the Merger Agreement is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement and the Merger Agreement be consummated as originally contemplated to the fullest extent possible.
13.17. Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy, electronic delivery or otherwise) to the other Parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.
13.18. Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time. This Section 13.18 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the Effective Time.
13.19. Termination. This Agreement shall automatically terminate without further action by any of the Parties and shall have no further force or effect as of the Expiration Time; provided that the provisions of this Section 13 shall survive any such termination. Notwithstanding the foregoing, termination of this Agreement shall not prevent any Party from seeking any remedies (at law or in equity) against any other Party for that Party’s breach of any of the terms of this Agreement prior to any such termination in accordance with Section 13.12.
[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered on the date and year first above written.
TABULA RASA HEALTHCARE, INC.

By:	/s/ Brian W. Adams
Name: Brian W. Adams
Title: President and Chief Executive Officer

LOCKE BUYER, LLC

By:	/s/ Joseph Anderson
Name: Joseph Anderson
Title: Vice President and Treasurer
[Signature Page to Voting and Support Agreement]

INDABA CAPITAL MANAGEMENT, L.P.

By:	IC GP, LLC, its general partner

By:	/s/ Derek C. Schrier
Name: Derek C. Schrier
Title: Managing Member

IC GP, LLC

By:	/s/ Derek C. Schrier
Name: Derek C. Schrier
Title: Managing Member

/s/ Derek C. Schrier
DEREK C. SCHRIER
[Signature Page to Voting and Support Agreement]

Schedule A
Name	Address	Owned Shares*
INDABA CAPITAL FUND, L.P.	MAPLES CORPORATE SERVICES 121 SOUTH CHURCH STREET GRAND CAYMAN, E9 KY1-1104
Indaba Capital Fund, L.P. directly holds 6,521,578 shares of common stock and 78,388 shares of restricted common stock.

Indaba Capital Fund, L.P. directly holds $89,728,000 principal amount of the Issuer's 1.75% Convertible Senior Subordinated Notes due February 15, 2026.

INDABA CAPITAL MANAGEMENT, L.P.	ONE LETTERMAN DRIVE BUILDING D, SUITE DM700 SAN FRANCISCO, CALIFORNIA 94129
Indaba Capital Management, L.P., as the investment manager of Indaba Capital Fund, L.P., beneficially owns 6,521,578 shares of common stock and 78,388 shares of restricted common stock held by Indaba Capital Fund, L.P. and $89,728,000 principal amount of the Issuer's 1.75% Convertible Senior Subordinated Notes due February 15, 2026 held by Indaba Capital Fund, L.P.

IC GP, LLC	ONE LETTERMAN DRIVE BUILDING D, SUITE DM700 SAN FRANCISCO, CALIFORNIA 94129
IC GP, LLC, as the general partner of Indaba Capital Management, L.P., beneficially owns 6,521,578 shares of common stock and 78,388 shares of restricted common stock held by Indaba Capital Fund, L.P. and $89,728,000 principal amount of the Issuer's 1.75% Convertible Senior Subordinated Notes due February 15, 2026 held by Indaba Capital Fund, L.P.

DEREK SCHRIER	C/O INDABA CAPITAL MANAGEMENT, L.P. ONE LETTERMAN DRIVE BUILDING D, SUITE DM700 SAN FRANCISCO, CALIFORNIA 94129
Mr. Schrier, as the Managing Member of IC GP, LLC, beneficially owns 6,521,578 shares of common stock and 78,388 shares of restricted common stock held by Indaba Capital Fund, L.P. and $89,728,000 principal amount of the Issuer's 1.75% Convertible Senior Subordinated Notes due February 15, 2026 held by Indaba Capital Fund, L.P.

*
If any additional Company Securities are owned by any of the Stockholders as of the Agreement Date, such shares shall be automatically deemed to be “Covered Shares” notwithstanding the contents of this Schedule A.

Annex C
200 West Street | New York, NY 10282-2198
Tel: 212-902-1000 | Fax: 212-902-3000

PERSONAL AND CONFIDENTIAL
August 5, 2023

Board of Directors
Tabula Rasa HealthCare, Inc.
228 Strawbridge Drive
Moorestown, NJ 08057

Ladies and Gentlemen:
You have requested our opinion as to the fairness from a financial point of view to the holders (other than Locke Buyer, LLC (“Locke”) and its affiliates) of the outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of Tabula Rasa HealthCare, Inc. (the “Company”) of the $10.50 in cash per Share to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of August 5, 2023 (the “Agreement”), by and among Locke, Locke Merger Sub, Inc., a wholly owned subsidiary of Locke (“Acquisition Sub”), and the Company.
Goldman Sachs & Co. LLC and its affiliates are engaged in advisory, underwriting, lending, and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs & Co. LLC and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Locke, any of their respective affiliates and third parties, including Nautic Partners, LLC, an affiliate of Locke (“Nautic”), CPRx Holding Company, LLC, a portfolio company of Nautic (“CarepathRx”) and Indaba Capital Management, L.P., a significant shareholder of the Company (“Indaba”), and any of their respective affiliates and, as applicable, portfolio companies or any currency or commodity that may be involved in the transactions contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, all of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We may also in the future provide financial advisory and/or underwriting services to the Company, Locke, Nautic, CarepathRx, Indaba and their respective affiliates and, as applicable, portfolio companies, for which Goldman Sachs Investment Banking may receive compensation. Affiliates of Goldman Sachs & Co. LLC also may have co-invested with Nautic, Indaba and their respective affiliates from time to time and may have invested in limited partnership units of affiliates of Nautic and Indaba from time to time and may do so in the future.
In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended December 31, 2022; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; certain publicly available research analyst reports for the Company; certain internal financial analyses and forecasts for the Company prepared by its management as approved for our use by the Company (the “Forecasts”); and certain estimates of the amount of net operating loss carryforwards of the Company, as prepared by the management of the Company and approved for our use by the Company (the “NOL Forecasts”). We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares; compared certain financial and stock market information for the Company with similar information
C-1

Board of Directors
Tabula Rasa HealthCare, Inc.
August 5, 2023

for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the healthcare services industry and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.
For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts and the NOL Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.
Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the holders (other than Locke and its affiliates) of Shares, as of the date hereof, of the $10.50 in cash per Share to be paid to such holders pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the $10.50 in cash per Share to be paid to the holders (other than Locke and its affiliates) of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which the Shares will trade at any time or, as to the potential effects of volatility in the credit, financial and stock markets on the Company, Locke or the Transaction, or as to the impact of the Transaction on the solvency or viability of the Company or Locke or the ability of the Company or Locke to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs & Co. LLC.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $10.50 in cash per Share to be paid to the holders (other than Locke and its affiliates) of Shares pursuant to the Agreement is fair from a financial point of view to such holders of Shares.
Very truly yours,

(GOLDMAN SACHS & CO. LLC)
Securities and Investment Services Provided by Goldman Sachs & Co. LLC
C-2

**SCAN TO**
**VIEW MATERIALS & VOTE**

**VOTE BY INTERNET**
*Before The Meeting* - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m., Eastern Time, on [TBD], 2023. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

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You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

**VOTE BY PHONE - 1-800-690-6903**
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m., Eastern Time on [TBD], 2023. Have your proxy card in hand when you call and then follow the instructions.

**VOTE BY MAIL**
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V23535-S74281 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.**

**TABULA RASA HEALTHCARE, INC.**

| THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING PROPOSALS. | For | Against | Abstain |
|---|---|---|---|
| 1. To adopt the Agreement and Plan of Merger, dated as of August 5, 2023, by and among the Tabula Rasa HealthCare, Inc., Locke Buyer, LLC, an affiliate of Nautic Partners, LLC, and Locke Merger Sub, Inc. | ☐ | ☐ | ☐ |
| 2. To approve by advisory (non-binding vote), the compensation that may be paid or become payable to our named executive officers in connection with the consummation of the merger. | ☐ | ☐ | ☐ |
| 3. To approve any adjournment of the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the special meeting to approve Proposal 1. | ☐ | ☐ | ☐ |

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

**Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:**
The Proxy Statement is available at www.proxyvote.com

V23536-S74281

**TABULA RASA HEALTHCARE, INC.**
**Proxy for the Special Meeting of Stockholders on [TBD], 2023**
**at [TBD] [A.M./P.M.], Eastern Time**
**Solicited by the Board of Directors**

The undersigned stockholder of Tabula Rasa HealthCare, Inc. (the "Company") hereby appoints Brian Adams as proxy, with full power of substitution and revocation, to represent the undersigned at the special meeting of stockholders of the Company (the "Special Meeting") to be held virtually at www.virtualshareholdermeeting.com/TRHC2023SM on [TBD], 2023 at [TBD] [a.m./p.m.], Eastern Time, and at any adjournment or postponement thereof, with authority to vote all shares held or owned by the undersigned as of the record date of [TBD], 2023 in accordance with the directions indicated herein and in their discretion on such other matters as may properly come before the meeting.

Receipt of the Notice of Special Meeting and Proxy Statement is hereby acknowledged. The undersigned hereby revokes all prior proxies granted by the undersigned.

**Please date, sign and return this proxy promptly. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED Stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR the adoption of the Merger Agreement as set forth in Proposal 1, FOR the advisory vote on the compensation that may be paid or become payable to the Company's named executive officers in connection with the merger as set forth in Proposal 2, and FOR any adjournment of the Special Meeting for the purpose of soliciting additional proxies as set forth in Proposal 3.**

**Continued and to be signed on the reverse side**